                                                                   EXHIBIT 10.35


                      EQUITY RESIDENTIAL PROPERTIES TRUST

                                      AND

                     WELLSFORD RESIDENTIAL PROPERTY TRUST

                             JOINT PROXY STATEMENT

                                ---------------

                      EQUITY RESIDENTIAL PROPERTIES TRUST

                                  PROSPECTUS

                                ---------------

                        WELLSFORD REAL PROPERTIES, INC.

                             INFORMATION STATEMENT

  This Joint Proxy Statement/Prospectus/Information Statement is being furnished to the shareholders of Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), in connection with the solicitation of proxies on behalf of the Board of Trustees of EQR ("EQR Board of Trustees") for use at a special meeting of the holders of common shares of beneficial interest, $.01 par value per share, of EQR ("EQR Common") to be held on May 28, 1997 and at any adjournment or postponement thereof ("EQR Special Meeting"). At the EQR Special Meeting, holders of EQR Common ("EQR Common Shareholders") will be asked to approve the acquisition of the multifamily property business of Wellsford Residential Property Trust, a Maryland real estate investment trust ("Wellsford"), by approving the merger of EQR and Wellsford (the "Merger") pursuant to an Agreement and Plan of Merger dated as of January 16, 1997 by and between EQR and Wellsford (the "Merger Agreement"). A copy of the Merger Agreement is attached hereto as Appendix A. The surviving trust in the Merger ("Surviving Trust") will be one of the largest publicly traded real estate investment trusts ("REIT") (based on the aggregate market value of its outstanding equity capitalization), and will be a self-administered and self-managed equity REIT. The Surviving Trust intends to continue the multifamily property business objectives and acquisition strategies of EQR. The name of the Surviving Trust will be Equity Residential Properties Trust.

  This Joint Proxy Statement/Prospectus/Information Statement also is being furnished to the shareholders of Wellsford in connection with the solicitation of proxies on behalf of the Board of Trustees of Wellsford ("Wellsford Board of Trustees") for use at a special meeting ("Wellsford Special Meeting" and, together with the EQR Special Meeting, the "Meetings of Shareholders") of the holders of common shares of beneficial interest, $.01 par value per share, of Wellsford ("Wellsford Common") to be held on May 28, 1997 and at any adjournment or postponement thereof. At the Wellsford Special Meeting, holders of Wellsford Common ("Wellsford Common Shareholders") will be asked to approve
(i) the Merger, including the adoption of an amended and restated declaration of trust for the Surviving Trust (excluding the Additional Provisions, as defined below), (ii) modifications to certain sections, including Sections 2.3, 6.6, 9.1, 9.2 and 9.3 of, and the addition of a new Article VII to, the amended and restated declaration of trust of the Surviving Trust (the "Additional Provisions") as described more fully in "Proposal Regarding Additional Declaration of Trust Provisions" below, (iii) the issuance by Wellsford Real Properties, Inc. ("WRP Newco"), a subsidiary of Wellsford, shares of which are to be distributed to the Wellsford Common Shareholders, pro rata, immediately prior to the Merger, of up to 12,000,000 additional shares of common stock, $.01 par value per share, of WRP Newco ("WRP Newco Common"), to satisfy the requirements of the American Stock Exchange ("ASE") (the "Additional Share Offering"), and (iv) the adoption of WRP Newco's 1997 Management Incentive Plan.

  This Joint Proxy Statement/Prospectus/Information Statement also is being furnished to the shareholders of Wellsford to provide them with information regarding WRP Newco. Immediately prior to the Merger, Wellsford will contribute certain of its assets to WRP Newco, WRP Newco will assume certain liabilities of Wellsford, and Wellsford will distribute to the Wellsford Common Shareholders, pro rata, all of the outstanding shares of WRP Newco Common owned by Wellsford (the "Distribution"). In addition, an affiliate of EQR will enter into certain financial and business arrangements with WRP Newco, as described herein.

  In considering whether to approve the Merger, the shareholders of EQR and Wellsford voting on the Merger should consider, in addition to the other information in this Joint Proxy Statement/Prospectus/Information Statement, the matters discussed under "Risk Factors." Such matters include:

  . The surviving trust is subject to the risks normally associated with debt or preferred equity financings, including the risk that the surviving trust's cash flow will be insufficient to meet required payments of principal, interest and distributions.

  . A substantial portion of the surviving trust's debt was issued pursuant to indentures which restrict the amount of indebtedness (including acquisition financing) that the surviving trust may incur.

  . Immediately following consummation of the Merger, the surviving trust will own properties and bonds collateralized by properties that are subject to restrictive covenants or deed restrictions.

  . Risks associated with (a) a potential change in the relative stock prices of EQR Common and Wellsford Common prior to the effective time of the Merger, and (b) a possible reduction in the market price of Survivor Common following the Merger.

  . EQR and Wellsford are large enterprises with operations in a number of different states. There can be no assurance that costs or other factors associated with the integration of the two companies would not adversely affect future combined results of operations or the benefits of expected cost savings.

  . Shareholders of EQR and Wellsford do not have appraisal rights in connection with the Merger under Maryland law.

  Shareholders of Wellsford should also consider the matters discussed under "Risk Factors" and "WRP Newco Risk Factors" in addition to the matters discussed above. Such matters include:

  . Conflicts of interest due to the fact that certain members of the Board of Trustees and management of Wellsford have certain interests that arise in connection with the Merger and the Contribution and Distribution that are in addition to the interests of shareholders of Wellsford generally.

  . The obligation to pay a substantial break-up fee and/or break-up expenses under certain circumstances may adversely affect the ability of Wellsford to engage in another transaction in the event the Merger is not consummated.

  . Upon consummation of the Merger, holders of shares of Wellsford Common will own approximately 17% of the Survivor Common and will not have separate approval rights with respect to any actions or decisions of the surviving trust.

  . After the Merger, the distributions payable with respect to Survivor Common are expected to be less than the distributions payable with respect to Wellsford Common.

  .  Ownership of interests in WRP Newco may also involve significant risks.

  This Joint Proxy Statement/Prospectus/Information Statement also relates to the common shares of beneficial interest, $.01 par value per share, of the Surviving Trust issuable upon consummation of the Merger. On April 18, 1997, the last reported sales price of a share of EQR Common, on the NYSE was $43.125. On April 18, 1997, the last reported sales price of a share of Wellsford Common on the NYSE was $28.875.

  This Joint Proxy Statement/Prospectus/Information Statement and the forms of proxy are first being mailed to all of EQR Common Shareholders and Wellsford Common Shareholders on or about April 25, 1997.

  SEE "RISK FACTORS" BEGINNING ON PAGE 24 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY SHAREHOLDERS OF EQR AND WELLSFORD.

                                ---------------

 THE SECURITIES  TO WHICH  THIS JOINT  PROXY STATEMENT/PROSPECTUS/INFORMATION
  STATEMENT RELATE HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION  OR BY  ANY STATE SECURITIES  COMMISSION NOR HAS
    THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
     COMMISSION PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS JOINT PROXY
      STATEMENT/PROSPECTUS/INFORMATION STATEMENT.  ANY REPRESENTATION TO
       THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Joint Proxy Statement/Prospectus/Information Statement is
                                April 25, 1997.

                             AVAILABLE INFORMATION

  EQR has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the common shares of beneficial interest and preferred shares of beneficial interest of the Surviving Trust to be issued in connection with the Merger. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus/Information Statement omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

  EQR and Wellsford are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. WRP Newco has filed a registration statement on Form 10 and, as of the date of the Distribution, WRP Newco will also be subject to the informational requirements of the Exchange Act. Reports, proxy statements and other information filed by EQR, Wellsford and WRP Newco can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The EQR Common and preferred shares of beneficial interest of EQR ("EQR Preferred" and, collectively, "EQR Shares") and the Wellsford Common and preferred shares of beneficial interest of Wellsford ("Wellsford Preferred" and, collectively, "Wellsford Shares") are currently listed on the NYSE and such reports, proxy statements and other information concerning EQR and Wellsford can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. WRP Newco has applied for listing of the WRP Newco Common on the ASE.

  All information contained in this Joint Proxy
Statement/Prospectus/Information Statement with respect to Wellsford and WRP Newco has been supplied by Wellsford, and all information with respect to EQR and ERP Operating Limited Partnership, an Illinois limited partnership ("ERP Operating Partnership"), has been supplied by EQR.

  No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus/ Information Statement, or incorporated in it by reference, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus/Information Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus/Information Statement, or the solicitation of a proxy, in any jurisdiction where or from any person to whom it is unlawful to make such offer, or solicitation of an offer, or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus/Information Statement nor any distribution of the securities offered pursuant to this Joint Proxy Statement/Prospectus/Information Statement shall, under any circumstances, create an implication that there has been no change in the affairs of EQR, Wellsford or WRP Newco since the date of this Joint Proxy Statement/Prospectus/ Information Statement.

  All documents that are incorporated by reference in this Joint Proxy Statement/Prospectus/Information Statement but which are not delivered herewith are available without charge (other than exhibits to such documents which are not specifically incorporated by reference therein) upon request from, in the case of documents relating to EQR, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Cynthia McHugh, telephone (312) 474-1300, and, in the case of documents relating to Wellsford, 610 Fifth Avenue, New York, New York 10020, Attention: Kim Ezzy, telephone (212) 333-2300. In order to insure timely delivery of the documents, any request should be made by May 16, 1997.

                     INFORMATION INCORPORATED BY REFERENCE
        IN THIS JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

  The following documents filed with the Commission by EQR or by Wellsford pursuant to the Exchange Act are hereby incorporated in this Joint Proxy Statement/Prospectus/Information Statement by reference:

   1. EQR's current report on Form 8-K dated May 23, 1996, as amended.

   2. EQR's current report on Form 8-K dated November 15, 1996, as amended.

   3. EQR's annual report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A filed on April 3, 1997.

   4. EQR's current report on Form 8-K dated January 16, 1997.

   5. EQR's current report on Form 8-K dated March 12, 1997.

   6. EQR's current report on Form 8-K dated March 17, 1997.

   7. EQR's current report on Form 8-K dated March 19, 1997.

   8. EQR's current report on Form 8-K dated March 20, 1997.

   9. EQR's current report on Form 8-K dated March 24, 1997.

  10. The information prescribed by Items 12, 13, 14, 15 and 16 of Form S-11 contained in EQR's Registration Statement on Form S-11 (No. 33-80420) dated July 20, 1994, as amended.

  11. The description of EQR Common contained in EQR's Registration Statement on Form 8-A, as amended, dated August 10, 1993.

  12. The description of EQR's 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, contained in EQR's Registration Statement on Form 8-A, as amended, dated May 17, 1995.

  13. The description of Depositary Shares each representing a 1/10 fractional interest in EQR's 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, contained in EQR's Registration Statement on Form 8-A dated October 23, 1995.

  14. The description of Depositary Shares each representing a 1/10 fractional interest in EQR's 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, contained in EQR's Registration Statement on Form 8-A dated September 10, 1996.

  15. Wellsford's annual report on Form 10-K for the year ended December 31, 1996.

  16. Wellsford's current report on Form 8-K, dated January 16, 1997.

  17.  Wellsford's current report on Form 8-K, dated February 3, 1997.

  18. The description of Wellsford Common contained in Wellsford's Registration Statement on Form 8-A dated November 10, 1992 and the information thereby incorporated by reference contained in Wellsford's Registration Statement on Form S-11 (No. 33-52406), as amended by Amendment No. 1 thereto dated November 3, 1992, under the heading "Description of Shares of Beneficial Interest."

  19. The description of Wellsford's Series A Convertible Preferred Shares of Beneficial Interest, par value $.01 per share, contained in Wellsford's Registration Statement on Form S-11 (No. 33-69868) dated October 1, 1993 and in Amendments Nos. 1 and 2 thereto dated October 22, 1993 and November 4, 1993, respectively, under the heading "Description of Series A Cumulative Convertible Preferred Shares."

  20. The description of Wellsford's Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, contained in Wellsford's Registration Statement on Form 8-A dated September 5, 1995, under the heading "Description of Registrant's Securities to be Registered."

  21. All documents subsequently filed by EQR or Wellsford pursuant to
      Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the meetings of shareholders.

  Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus/ Information Statement to the extent that a statement contained in this Joint Proxy Statement/Prospectus/Information Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus/Information Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus/Information Statement.

             JOINT PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
RISK FACTORS..............................................................  24
  Conflicts of Interest...................................................  24
  Adverse Consequences of Debt Financing..................................  24
  Restrictions on Indebtedness of the Surviving Trust.....................  25
  Other Restrictive Covenants.............................................  25
  Potential Change in Relative Stock Prices...............................  25
  Risks to Wellsford Common Shareholders..................................  25
  No Appraisal Rights under Maryland Law..................................  25
  Potential Adverse Effects of Combining the Companies....................  26
  General Real Estate Investment Considerations; Changes in Laws..........  26
  Potential Environmental Liability Affecting the Surviving Trust.........  26
  Consequences of Failure to Qualify as a REIT............................  27
  Dependence on Key Personnel.............................................  27
  Distribution Requirements Potentially Increasing Indebtedness of the
   Surviving Trust........................................................  27
  9.8% Ownership Limit....................................................  28
  Limits on Changes in Control............................................  28
  Control and Influence by Significant Shareholders of EQR................  29
  Exemptions for Mr. Zell and Others from Maryland Business Combination
   Law which Tend to Inhibit Takeovers....................................  29
  Tax Termination of ERP Operating Partnership............................  29
WRP NEWCO RISK FACTORS....................................................  30
  General Risks...........................................................  30
  Nature of Investments Made by WRP Newco May Involve High Risk;
   Illiquidity of Real Estate Investments.................................  30
  Difficulty of Locating Suitable Investments; Competition................  30
  Risks of Acquisition, Development, Construction and Renovation
   Activities.............................................................  30
  Vacancies at Existing Properties; Dependence on Rental Income from Real
   Property...............................................................  31
  Operating Risks.........................................................  31
  Adverse Consequences of Debt Financing..................................  32
  Lack of Control and Other Risks of Equity Investments in and with Third
   Parties................................................................  32
  Risks of Investments in Debt Instruments................................  33
  Risks of Investments in Mortgage Loans..................................  33
  Risk of Loss on Investments in Commercial Mortgage-Backed Securities....  33
  Limitations on Remedies.................................................  34
  Third-Party Bankruptcy Risks............................................  34
  No Prior Operating History..............................................  34
  Risks of Uninsured Loss.................................................  34
  Potential Environmental Liability Related to the Properties.............  34
  Dependence on Key Personnel.............................................  35
  Tax Consequences of the Distribution....................................  35
  Changes in Policies Without Stockholder Approval........................  35
  Absence of Public Market; Risk of Changes in Share Price................  35
  Costs of Compliance with the Americans with Disabilities Act and Similar
   Laws...................................................................  36
  Noncompliance with Other Laws...........................................  36
  Effect on Common Stock Price of Shares Available for Future Sale........  36
  Hedging Policies/Risks..................................................  36
  Anti-Takeover Effect Resulting From a Staggered Board/Ability of Newco
   to Issue Preferred Shares/and Certain Provisions of Maryland Law.......  36
THE MEETINGS OF SHAREHOLDERS..............................................  38
  EQR.....................................................................  38
  Wellsford...............................................................  38
THE MERGER................................................................  39
  Terms of the Merger.....................................................  39
  Background of the Merger................................................  40

  Reasons for the Merger; Recommendation of the EQR Board of Trustees......  43
  Reasons for the Merger; Recommendation of the Wellsford Board of
   Trustees................................................................  44
  Opinion of Financial Advisor--EQR........................................  46
  Opinion of Financial Advisor--Wellsford..................................  49
  Effective Time of the Merger.............................................  54
  Representations and Warranties; Conditions to the Merger.................  54
  Appraisal Rights.........................................................  55
  Regulatory Matters.......................................................  55
  Termination Provisions...................................................  55
  Termination Fee and Expenses.............................................  56
  No Solicitation of Other Transactions....................................  56
  Conversion of Shares.....................................................  57
  Appointment of Exchange Agent............................................  57
  Exchange of Certificates.................................................  58
  Conduct of Business Pending the Merger...................................  58
  Waiver and Amendment.....................................................  60
  Stock Exchange Listing...................................................  60
  Anticipated Accounting Treatment.........................................  60
  Shares Available for Resale..............................................  60
  Contribution of Assets of Wellsford to ERP Operating Partnership.........  60
  Federal Income Tax Consequences..........................................  61
INTERESTS OF CERTAIN PERSONS IN THE MERGER AND DISTRIBUTION................  69
  Benefits of Key Executives...............................................  69
  Agreements with the Surviving Trust and ERP Operating Partnership........  71
  Agreements with WRP Newco................................................  71
SURVIVING TRUST SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......  72
EQUITY RESIDENTIAL PROPERTIES TRUST SELECTED HISTORICAL AND COMBINED
 FINANCIAL DATA............................................................  74
WELLSFORD RESIDENTIAL PROPERTY TRUST SELECTED HISTORICAL FINANCIAL DATA....  76
UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF THE SURVIVING TRUST............  78
POLICIES OF THE SURVIVING TRUST WITH RESPECT TO CERTAIN ACTIVITIES.........  85
  Business Objectives and Operating Strategies.............................  85
  Acquisition Strategies...................................................  85
  Disposition Strategies...................................................  85
  Investment Policies......................................................  86
  Financing Policies.......................................................  86
  Lending Policies.........................................................  87
  Policies with Respect to Other Activities................................  87
MANAGEMENT AND OPERATION OF THE SURVIVING TRUST AFTER THE MERGER...........  88
  Trustees and Executive Officers..........................................  88
  Committees of the Board of Trustees......................................  90
  Compensation of Trustees.................................................  90
  Consulting Agreements....................................................  90
COMPARISON OF RIGHTS OF SHAREHOLDERS.......................................  91
  Authorized and Issued Shares.............................................  91
  Amendment to Declaration and Bylaws......................................  91
  Special Meetings.........................................................  92
  Boards of Trustees.......................................................  92
  Mergers, Consolidations, and Sale of Substantially all Assets............  92
  Restrictions on the Ownership, Transfer or Issuance of Shares............  93
PROPOSAL REGARDING ADDITIONAL DECLARATION OF TRUST PROVISIONS..............  95
THE CONTRIBUTION AND DISTRIBUTION..........................................  97
  Background of and Reasons for the Distribution...........................  97
  Manner of Effecting the Contribution and Distribution....................  97
  Listing and Trading of WRP Newco Common..................................  97
  Conditions; Termination..................................................  98
  Contribution and Distribution Agreement..................................  98
  Tax Consequences of the Distribution.....................................  99

WELLSFORD REAL PROPERTIES, INC............................................. 101
  General.................................................................. 101
  Business Strategy........................................................ 101
  Initial Capital and Financing............................................ 102
  WRP Newco Line of Credit................................................. 103
  Management............................................................... 103
WRP NEWCO PRO FORMA CAPITALIZATION......................................... 105
WRP NEWCO DIVIDEND POLICY.................................................. 105
WRP NEWCO'S BUSINESS AND PROPERTIES........................................ 105
  Wellsford Commercial Properties.......................................... 105
  Wellsford High Yield Investment Portfolio................................ 107
  Wellsford Property Development........................................... 108
  Cash..................................................................... 110
  Legal Proceedings........................................................ 110
CERTAIN AGREEMENTS BETWEEN WRP NEWCO AND ERP OPERATING PARTNERSHIP......... 110
  Common Stock and Preferred Stock Purchase Agreement...................... 110
  Registration Rights Agreement............................................ 111
  Agreement Regarding Palomino Park........................................ 112
  Credit Enhancement Agreement............................................. 113
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES OF WRP NEWCO................... 113
  Investment Policies...................................................... 113
  Financing Policies....................................................... 115
  Policies with Respect to Other Activities................................ 115
MANAGEMENT OF WRP NEWCO.................................................... 116
  Directors and Executive Officers......................................... 116
  Key Employee............................................................. 116
  Compensation of Directors................................................ 116
  Board Committees......................................................... 116
  Executive Compensation................................................... 118
  Employment Agreements.................................................... 118
  Compensation Committee Interlocks and Insider Participation.............. 119
PRINCIPAL STOCKHOLDERS OF WRP NEWCO........................................ 120
WRP NEWCO'S CERTAIN TRANSACTIONS........................................... 121
MANAGEMENT'S DISCUSSION AND ANALYSIS OF WELLSFORD REAL PROPERTIES, INC.
 (PREDECESSOR)............................................................. 121
REPORT OF INDEPENDENT AUDITORS............................................. 122
WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR) COMBINED BALANCE SHEETS...... 123
WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR) COMBINED INCOME STATEMENT.... 124
WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR) COMBINED STATEMENTS OF CASH
 FLOW...................................................................... 125
WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR) PRO FORMA COMBINED INCOME
 STATEMENT................................................................. 129
WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR) PRO FORMA COMBINED BALANCE
 SHEET..................................................................... 132
DESCRIPTION OF CAPITAL STOCK OF WRP NEWCO.................................. 135
  General.................................................................. 135
  Common Stock............................................................. 135
  Preferred Stock.......................................................... 136
  Classification or Reclassification of Common Stock or Preferred Stock.... 136
  Power to Issue Additional Shares of Common Stock and Preferred Stock..... 136
  Class A Common Stock..................................................... 136
  Series A 8% Convertible Redeemable Preferred Stock....................... 137
CERTAIN PROVISIONS OF MARYLAND LAW AND OF WRP NEWCO'S CHARTER AND BYLAWS... 140
  Classification of the Board of Directors................................. 140
  Removal of Directors..................................................... 141
  Business Combinations.................................................... 141
  Amendment to the Charter and Bylaws...................................... 141
  Merger, Consolidation, Sale of Assets.................................... 141
  Dissolution of WRP Newco................................................. 141
  Advance Notice of Director Nominations and New Business.................. 141

  Meetings of Stockholders.................................................. 142
  Limitation of Liability and Indemnification............................... 142
PROPOSAL TO APPROVE WRP NEWCO ADDITIONAL SHARE OFFERING..................... 143
PROPOSAL TO APPROVE WRP NEWCO'S 1997 MANAGEMENT INCENTIVE PLAN.............. 144
LEGAL MATTERS............................................................... 147
EXPERTS..................................................................... 147
SHAREHOLDER PROPOSALS....................................................... 148
APPENDIX A AGREEMENT AND PLAN OF MERGER..................................... A-1
APPENDIX B ARTICLES OF MERGER............................................... B-1
APPENDIX C OPINION OF J.P. MORGAN SECURITIES INC............................ C-1
APPENDIX D OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED.... D-1

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements in the Summary and under captions "Risk Factors," "WRP Newco Risk Factors," "The Merger--Reasons for the Merger; Recommendation of the EQR Board of Trustees" "--Reasons for the Merger; Recommendation of the Wellsford Board of Trustees," "--Opinion of Financial Advisor--EQR" and "-- Opinion of Financial Advisor--Wellsford" and elsewhere in this Joint Proxy Statement/Prospectus/Information Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of EQR, Wellsford or WRP Newco or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, affect demand for multifamily properties, availability and credit worthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate development and acquisition; governmental actions and initiatives; environmental/safety requirements; ability to achieve anticipated cost savings and operating efficiencies from the Merger; and other changes and factors referenced in this Joint Proxy Statement/Prospectus/Information Statement and the documents incorporated herein by reference. With respect to WRP Newco, such factors may also include: difficulty of locating suitable investments; illiquidity of real estate investments; risks regarding the Palomino Park development; limited control of entities in which investments are made; risks of investments in debt instruments, including reduction in the value of collateral and the inability to enforce remedies; risks of highly leveraged transactions; dependence on key personnel; and lack of prior operating history. See "Risk Factors" and "WRP Newco Risk Factors."

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus/ Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements contained in this Joint Proxy Statement/Prospectus/Information Statement, the Appendices hereto and the documents incorporated by reference herein.

  Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus/ Information Statement. As used in this Joint Proxy Statement/Prospectus/Information Statement, except where the context requires otherwise, "EQR" means Equity Residential Properties Trust, a Maryland real estate investment trust and its subsidiaries; "ERP Operating Partnership" means ERP Operating Limited Partnership, an Illinois limited partnership of which EQR is the general partner, and its subsidiaries; "Wellsford" means Wellsford Residential Property Trust, a Maryland real estate investment trust, and its subsidiaries; and "WRP Newco" means Wellsford Real Properties, Inc., a Maryland corporation, and its subsidiaries.

  As used in this Joint Proxy Statement/Prospectus/Information Statement, "Surviving Trust" means the surviving Maryland real estate investment trust in the Merger. The name of the Surviving Trust will be Equity Residential Properties Trust.

PARTIES TO THE MERGER

  EQR. EQR, one of the largest publicly traded REITs (based on the aggregate market value of its outstanding equity capitalization), is a self-administered and self-managed equity REIT. EQR was organized in March 1993 and commenced operations as a publicly traded company on August 18, 1993 upon the completion of its initial public offering (the "IPO"). EQR was formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of the Board of Trustees of EQR. These entities had been engaged in the acquisition, ownership and operation of multifamily properties since 1969. EQR's senior executives average over 23 years of experience in the multifamily property business.

  EQR is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units owned and total revenues earned). As of March 31, 1997, EQR owned or had interests in a portfolio of 250 multifamily properties containing 75,100 apartment units and managed 12,804 additional units owned by affiliated entities. As of March 31, 1997, the 250 properties EQR owned or had interests in had an average occupancy rate of approximately 94%. These properties are located in the following 31 states: Arizona, Arkansas, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Michigan, Minnesota, Missouri, New Hampshire, New Jersey, New Mexico, Nevada, North Carolina, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia and Washington.

  All of EQR's interests in its properties are held directly or indirectly by, and substantially all of its operations relating to the properties are conducted through, ERP Operating Partnership. EQR controls ERP Operating Partnership as the sole general partner and, as of March 31, 1997, owned approximately 88% of ERP Operating Partnership's outstanding partnership interests (excluding preference units) ("OP Units"), which may be exchanged by the holders thereof for either shares of EQR Common, on a one-for-one basis or, at EQR's option, the cash equivalent thereof.

  EQR's corporate headquarters and executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and its telephone number is (312) 474-1300. In addition, EQR has regional operations centers in Chicago, Illinois; Dallas, Texas; Denver, Colorado; Seattle, Washington; Tampa, Florida and Bethesda, Maryland, and area offices in Atlanta, Georgia; Las Vegas, Nevada; Phoenix, Arizona; Portland, Oregon; San Antonio and Houston, Texas; Irvine, California; Ypsilanti, Michigan; Raleigh, North Carolina; and Ft. Lauderdale, Florida.

  Wellsford. Wellsford is a publicly traded, self-administered and self-managed equity REIT, formed in 1992, which owns and operates multifamily properties located in the Western, Southwestern and Pacific regions of the United States. As of December 31, 1996, Wellsford owned 72 properties containing 19,004 apartment units. Wellsford's average occupancy rate on March 24, 1997 was approximately 95.3%. Wellsford's properties are located in the following states: Arizona, Colorado, New Mexico, Nevada, Oklahoma, Texas, Utah and Washington.

  Wellsford's corporate headquarters and executive offices are located at 610 Fifth Avenue, New York, New York 10020, and its telephone number is (212) 333-2300. In addition, Wellsford has operating headquarters in Denver, Colorado and area offices in Dallas, Texas; San Antonio, Texas; Tulsa, Oklahoma; Oklahoma City, Oklahoma; Phoenix, Arizona; and Tacoma, Washington.

TERMS OF THE MERGER

  The Merger Agreement provides that, upon satisfaction or waiver of the conditions set forth therein, EQR will be merged into Wellsford. The name of the Surviving Trust will be Equity Residential Properties Trust. The EQR Board of Trustees and Wellsford Board of Trustees have each approved the Merger as set forth in the Merger Agreement. Upon consummation of the Merger (the "Effective Time"), each outstanding share of Wellsford Common will be converted into .625 (the "Exchange Ratio") of a common share of beneficial interest, $.01 par value per share, of the Surviving Trust ("Survivor Common"). At the Effective Time, each outstanding share of EQR Common will be converted into one share of Survivor Common. At the Effective Time, each outstanding share of Wellsford Preferred and EQR Preferred will be converted into one preferred share of the Surviving Trust ("Survivor Preferred") having the same preferences and other terms as the preferred shares previously outstanding of the same series; provided, however, the conversion ratio for Wellsford's Series A Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share ("Wellsford Series A") will be adjusted in accordance with its terms. See "The Merger--Terms of the Merger." At the Effective Time, approximately 3.2% of Survivor Common will be owned by affiliates of the Surviving Trust (assuming that no outstanding options are exercised and no OP Units are exchanged for shares of EQR Common).

THE DISTRIBUTION OF WRP NEWCO COMMON

  Immediately prior to the Merger, Wellsford will contribute certain of its assets, including an 80% interest in phases I and II of, and in options to acquire and develop phases III, IV and V of, a 182-acre five-phase development project located in Denver, Colorado ("Palomino Park"), a $17.8 million mortgage receivable (the "Sonterra Loan"), on a 344-unit multifamily property located in Tucson, Arizona ("Sonterra"), an option to purchase Sonterra and approximately $18 million of cash to WRP Newco and WRP Newco will assume certain obligations of Wellsford (the "Contribution"). Immediately after the Contribution and immediately prior to the Merger, Wellsford will distribute to the holders of Wellsford Common all the outstanding shares of WRP Newco Common owned by Wellsford as a distribution subject to income tax under Section 301 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Distribution, the holders of Wellsford Common will receive one share of WRP Newco Common for each four shares of Wellsford Common owned by such holder. Cash will be paid in lieu of fractional shares. The Contribution and the Distribution are not subject to approval by the shareholders of Wellsford.

  No shares of WRP Newco Common will be distributed to EQR Common Shareholders. EQR Common Shareholders will participate indirectly in WRP Newco through the interests of ERP Operating Partnership in WRP Newco as described under "Certain Agreements between WRP Newco and ERP Operating Partnership."

                                  Pre Merger
                                     Chart

                                  Post Merger
                                     Chart

                                      Map

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF TRUSTEES

  The EQR Board of Trustees believes that the Merger, including the consideration to be paid by EQR, is fair and in the best interests of EQR and its shareholders. The EQR Trustees who voted on the Merger unanimously approved the Merger and unanimously recommend that the EQR Common Shareholders vote FOR the Merger. The EQR Board of Trustees considered certain potentially negative factors which could arise from the Merger. These included (i) the significant costs involved in connection with consummating the Merger, (ii) the substantial management time and effort required to effectuate the Merger and integrate the businesses of EQR and Wellsford, (iii) the increase in the total debt of the Surviving Trust from the total debt of EQR, (iv) the possible adverse effects upon the market for shares of EQR Common and upon EQR's ability to raise capital and issue equity in both the public and private markets which might result if the Merger were not consummated, and (v) the risk that the anticipated benefits of the Merger might not be fully realized. The favorable factors the EQR Board of Trustees considered in reaching the foregoing conclusions were the beliefs that (i) the Merger would solidify EQR's leadership position in the multifamily property industry and the Surviving Trust will be one of the largest publicly traded REITs (based on the aggregate market value of its outstanding equity capitalization), (ii) the Merger would increase operating efficiencies through economies of scale, (iii) the Merger would provide greater access to the public equity and debt markets, (iv) the Surviving Trust would be a larger and financially stronger company, which would make it easier to combine with other entities, (v) the combination of the Wellsford properties with those of EQR would expand the geographic focus of EQR's operations in the Southwest, Western and Pacific regions of the United States, and (vi) the Merger could be effectuated through the issuance of shares of equity to shareholders in the Merger rather than through the use of cash or a separate public offering of equity or debt securities. The EQR Board of Trustees also received the written opinion, dated January 16, 1997, of J.P. Morgan Securities Inc. ("J.P. Morgan") to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by EQR in connection with the Merger was fair, from a financial point of view, to EQR. See "The Merger--Reasons for the Merger; Recommendation of the EQR Board of Trustees" and "Opinion of Financial Advisors--EQR."

  The Wellsford Board of Trustees believes that the Merger and Distribution are fair to, and in the best interests of, Wellsford and its shareholders. By unanimous vote, the Wellsford Board of Trustees approved the Merger, the Distribution and the transactions contemplated thereby, and unanimously recommend that the Wellsford Common Shareholders vote FOR the Merger. Although Wellsford Common Shareholders are not being asked to approve the Distribution, approval of the Merger will, in effect, constitute approval of the Distribution. The Board of Trustees reached its decision after careful consideration of a wide variety of factors, including certain potentially negative factors. These negative factors consisted of the following: (i) the risk that the anticipated benefits of the Merger might not be fully realized;
(ii) the significant costs aggregating approximately $23.6 million involved in connection with consummating the Merger; (iii) the substantial management time and effort required to effectuate the Merger; (iv) the possibility that Wellsford may be required, if the Merger Agreement is terminated under certain circumstances, to pay EQR a Break-Up Fee (as defined herein) of $14.0 million and to reimburse EQR Break-Up Expenses (as defined herein) of up to $2.5 million; and (v) after the Merger, the distributions payable with respect to the Survivor Common is expected to be approximately 19.5% less than the distributions payable with respect to the Wellsford Common based upon the current annualized distributions per share of EQR Common and Wellsford Common.

  In making its determination with respect to the Merger and the Distribution, the Wellsford Board of Trustees also considered, among other things, the following advantages: (i) the Merger would afford shareholders a significant participation in a much larger and more geographically diversified REIT with greater potential for long-term appreciation and improved access to capital markets, (ii) the Merger was the best alternative reasonably available to Wellsford Common Shareholders, providing the greatest feasibility and potential to maximize shareholder value, (iii) the Merger offered anticipated cost savings and operating efficiencies to the Surviving Trust, including the anticipated reduction of overhead expenses by approximately $4.1 million per year, (iv) the market capitalization of the Surviving Trust is expected to be approximately $4 billion greater than the then-current market capitalization of Wellsford, (v) the Exchange Ratio fairly reflected the relative contributions of both companies to the combined entity, and (vi) the Merger would be tax-free. The Wellsford Board of Trustees received further confirmation of its decision in the form of the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated January 16, 1997, to the effect that, as of such date and based upon certain assumptions and considerations, the consideration to be received by Wellsford Common Shareholders pursuant to the Merger and the Distribution was fair to such shareholders from a financial point of view. See "The Merger--Reasons for the Merger" and "Opinion of Financial Advisor--Wellsford."

OPINIONS OF FINANCIAL ADVISORS

  EQR. At the meeting of the Board of Trustees of EQR on January 15, 1997, J.P. Morgan rendered its oral opinion to the Board of Trustees of EQR that, as of such date, the consideration to be paid by EQR in connection with the proposed

Merger was fair from a financial point of view to EQR. J.P. Morgan has confirmed its January 15, 1997 oral opinion by delivering its written opinion to the Board of Trustees of EQR, dated January 16, 1997, that as of such date, the consideration to be paid by EQR in connection with the proposed Merger was fair from a financial point of view to EQR. No limitations were imposed by EQR's Board of Trustees upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions. See "The Merger-- Opinion of Financial Advisor--EQR."

  Wellsford. At the meeting of the Board of Trustees of Wellsford on January 16, 1997, Merrill Lynch rendered its oral opinion to the Board of Trustees of Wellsford, and subsequently on such date Merrill Lynch delivered its written opinion, that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in such opinion, the proposed consideration to be received by the holders of Wellsford Common pursuant to the Merger and the Distribution was fair to such shareholders from a financial point of view. No limitations were imposed by Wellsford's Board of Trustees upon Merrill Lynch with respect to the investigations made or procedures followed by it in rendering its opinions. See "The Merger--Opinion of Financial Advisor--Wellsford."

RISK FACTORS

  In considering whether to approve the Merger, the shareholders of EQR and Wellsford voting on the Merger should consider, in addition to the other information in this Joint Proxy Statement/Prospectus/Information Statement, the matters discussed under "Risk Factors." Such matters include:

  . Adverse consequences normally associated with debt or preferred equity financing, including the risk that the Surviving Trust's cash flow will be insufficient to meet required payments of principal and interest.

  . Risks associated with the potential change in the relative share prices of EQR Common and Wellsford Common prior to the time the Merger becomes effective.

  . Possible payment of liquidated damages and expenses: the Merger Agreement provides for a "Break-Up Fee" of $14 million (the "Break-Up Fee") plus "Break-Up Expenses" of up to $2.5 million (the "Break-Up Expenses") payable by Wellsford to EQR if the Merger Agreement is terminated by either EQR or Wellsford under certain circumstances and, within one year thereafter, Wellsford enters into an agreement regarding an "Acquisition Proposal," as defined herein, which is consummated. If the Merger Agreement is terminated by either EQR or Wellsford under certain other circumstances, either EQR or Wellsford will be required to pay the other party's Break-Up Expenses of up to $2.5 million. See "The Merger-- Termination Provisions."

  . Possible conflicts of interest due to the fact that certain members of management of Wellsford, pursuant to existing agreements, have certain interests that arise in connection with the Merger and the Distribution that are in addition to the interests of shareholders of Wellsford generally.

  . Shareholders of EQR and Wellsford do not have appraisal rights in connection with the Merger under Maryland law.

INTERESTS OF CERTAIN PERSONS

  In considering whether to approve the Merger, shareholders should be aware that certain members of the management of Wellsford and the Wellsford Board of Trustees have certain interests that arise in connection with the Merger and the Distribution that are in addition to the interests of shareholders of Wellsford generally. The Board of Trustees considered these interests and deliberated upon any resulting conflicts of interest unanimously concluding that the advantages of the Merger and Distribution and the benefits thereof to the shareholders outweighed any conflicts of interest. These additional interests arise under existing agreements with, and annual compensation awards from, Wellsford, which were approved by Wellsford's independent trustees in prior years, and proposed agreements with WRP Newco and the Surviving Trust relating to, among other things, severance payments to be made to certain executive officers (but not Jeffrey H. Lynford, Chairman of the Board, and Edward Lowenthal, President and Chief Executive Officer), the forgiveness of loans made to certain executive officers incurred to acquire shares of Wellsford Common, the issuance of additional shares of Wellsford Common to certain executive officers, the acceleration of vesting of restricted share grants issued to certain executive officers (but not Messrs. Lynford and Lowenthal), payments to be made to certain executive officers to satisfy income and excise tax obligations resulting from certain monies and other benefits to be paid to them in connection with the Merger and the issuance of WRP Newco stock options to certain executive officers and trustees of Wellsford in replacement of certain existing Wellsford share options and reload options granted in connection with the exercise of vested Wellsford options. In addition, upon completion of the Merger, WRP Newco will enter into employment agreements with Messrs. Lynford and Lowenthal for approximately five and one-half years and employment agreements with Gregory F. Hughes, Chief Financial Officer of Wellsford, and David M. Strong, a Vice President of Wellsford, for two years. WRP Newco will also assume the existing split dollar life insurance arrangements between Wellsford and Messrs. Lynford and Lowenthal. See "Interests of Certain Persons in the Merger and Distribution."

  Further, upon completion of the Merger, Messrs. Lynford and Lowenthal will each enter into a five-year consulting agreement with ERP Operating Partnership and will be appointed to the Board of Trustees of the Surviving Trust for a three-year term. In addition, Donald D. MacKenzie, Executive Vice President-- Director of Operations of Wellsford, will be a Senior Vice President of the Surviving Trust upon completion of the Merger. The Surviving Trust will indemnify each trustee and officer of Wellsford for all actions on or prior to the Effective Time to the same extent such individuals were indemnified by Wellsford prior to the Effective Time.

EFFECTIVE TIME OF THE CONTRIBUTION AND THE DISTRIBUTION

  As stated in "The Contribution and Distribution," the Contribution and the Distribution will take place immediately prior to the Merger.

EFFECTIVE TIME OF THE MERGER AND CLOSING DATE

  The closing ("Closing") of the Merger will take place at 10:00 a.m. on the date to be specified by EQR and Wellsford, which will be no later than the third business day after satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Closing Date"), at the offices of Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties. The Merger will become effective at the time the State Department of Assessments and Taxation of Maryland (the "Department") accepts for record the Articles of Merger (the "Articles"), or at such time as EQR and Wellsford will agree should be specified in the Articles (not to exceed 30 days after the Articles are accepted for record by the Department). It is currently anticipated that the Merger will be effective on or about May 30, 1997.

CONDITIONS TO THE MERGER

  The obligations of EQR and Wellsford to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others, (i) obtaining the requisite approval of the shareholders of EQR and shareholders of Wellsford, (ii) the absence of any material adverse change in the financial condition, business or operations of Wellsford or EQR, (iii) the receipt of certain legal opinions, including opinions with respect to the tax consequences of the Merger, (iv) the receipt of all material consents, authorizations, orders and approvals of governmental agencies and third parties, (v) the consummation of certain transactions by and between EQR, ERP Operating Partnership and WRP Newco, (vi) the execution of certain agreements between each of Wellsford and EQR and their respective affiliates, and (vii) the consummation of the Contribution and the Distribution. EQR and Wellsford each have the right to waive any conditions to their respective obligations to consummate the Merger. See "The Merger--Conditions of the Merger."

APPRAISAL RIGHTS

  Shareholders of Wellsford and shareholders of EQR are not entitled to dissenting shareholders' appraisal rights under Maryland law. Maryland law does not provide appraisal rights to shareholders of a REIT in connection with a merger if their shares are listed on a national securities exchange, such as the NYSE, on the record date for determining shareholders entitled to vote on such merger. All of the shares of EQR and Wellsford outstanding on the record date for determining the shareholders entitled to vote on the Merger were listed on the NYSE.

FEDERAL INCOME TAX CONSEQUENCES

  Tax Consequences of Merger. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a more detailed discussion of certain U.S. Federal income tax consequences of the Merger and certain other matters related thereto, see "The Merger--Federal Income Tax Consequences."

  Tax Consequences of Distribution. To the extent the fair market value of the shares of WRP Newco Common distributed in the Distribution to Wellsford Common Shareholders exceeds Wellsford's tax basis in such shares, gain will be recognized by Wellsford. Assuming Wellsford qualifies as a REIT and has a dividends paid deduction for distributions to its shareholders at least equal to its REIT taxable income (as computed before taking into account the dividends paid deduction), no REIT level tax will be incurred on account of the Distribution.

  The distribution of shares of WRP Newco Common will, however, be taxable to Wellsford Common Shareholders to the same extent as any other distribution made by Wellsford to the Wellsford Common Shareholders. Thus, so long as Wellsford qualifies for taxation as a REIT, distributions with respect to its shares, including the Distribution, made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by the Wellsford Common Shareholders as ordinary income for Federal income tax purposes. For a more detailed discussion, see "Tax Consequences of the Distribution."

TERMINATION

  The Merger Agreement provides that it may be terminated in a number of circumstances at any time prior to the Effective Time, whether before or after the approval of the Merger by the shareholders of EQR and shareholders of Wellsford. See "The Merger--Termination Provisions."

TERMINATION FEES

  Depending on the reason for the Merger Agreement's termination, Wellsford may be required to pay EQR either the Break-Up Fee and Break-Up Expenses or Break-Up Expenses, or EQR may be required to pay Wellsford the Break-Up Expenses. See "The Merger--Termination Fees and Expenses."

ANTICIPATED ACCOUNTING TREATMENT

  The Merger will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16.

NO SOLICITATION OF OTHER TRANSACTIONS

  Wellsford has agreed that it (and its subsidiaries) will not, and will use its best efforts to not permit its officers, trustees, employees, agents or financial advisors to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transactions involving all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. The Merger Agreement does not, however, prohibit Wellsford from entering into discussions with respect to an unsolicited proposal if the Board of Trustees of Wellsford determines that such action is required by its duties to its shareholders imposed by law.

  EQR has agreed that if it enters into negotiations with another entity having a class of equity securities registered under the Exchange Act regarding the acquisition of such entity (whether effected through a merger, consolidation, share exchange, tender offer or other form), then at least three business days prior to executing any definitive agreement with such entity with respect to such acquisition or making a tender offer for the shares or other ownership interests of such entity, EQR will notify Wellsford of such transaction and consult with Wellsford with respect thereto, it being understood, however, that Wellsford will have no approval rights with respect thereto.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

  Each share of Wellsford Common outstanding immediately prior to the Effective Time will be converted into .625 share of validly issued, fully paid and nonassessable Survivor Common. Each share of EQR Common outstanding immediately prior to the Effective Time will be converted into one share of validly issued, fully paid and nonassessable Survivor Common. Each share of EQR Preferred and Wellsford Preferred outstanding immediately prior to the Effective Time will continue as one validly issued, fully paid and nonassessable share of Survivor Preferred, with all the preferences, rights and powers that each share previously had as shares issued by EQR or Wellsford, as the case may be, and will rank pari passu with each other outstanding Survivor Preferred; provided, however, that the conversion ratio relating to the Wellsford Series A will be adjusted in accordance with its terms.

  All shares of Wellsford Common, when converted pursuant to the Merger, will no longer be outstanding and will automatically be canceled and retired and each holder of a certificate representing Wellsford Common will cease to have any rights with respect thereto, except the right to receive shares of Survivor Common, and cash in lieu of any fractional shares of Survivor Common, as well as any distributions declared with respect thereto with a record date after the Effective Time. At the Effective Time, each certificate representing outstanding shares of Wellsford Preferred will cease to have any rights with respect to such shares, except the right to receive a certificate of the Surviving Trust representing an equal number of Survivor Preferred. Wellsford Common Shareholders should not tender their certificates for Wellsford Common with their proxy. As promptly as practicable after the Effective Time, Boston EquiServe LLP, an affiliate of First National Bank of Boston, as the exchange agent ("Exchange Agent"), will mail to the shareholders of Wellsford transmittal materials for use in exchanging certificates evidencing Wellsford Shares for certificates evidencing shares of the Survivor Common or Survivor Preferred ("Survivor Shares"). See "The Merger--Exchange of Certificates."

  At the Effective Time, each certificate evidencing outstanding shares of EQR Common and EQR Preferred will, without any action by the holders thereof, thereafter evidence the same number of shares of Survivor Common and Survivor Preferred, as the case may be.

MANAGEMENT OF THE SURVIVING TRUST

  The Surviving Trust will initially have twelve trustees. The Board of Trustees of the Surviving Trust will be made up of the current trustees of EQR, Jeffrey H. Lynford, the Chairman of the Wellsford Board of Trustees, and Edward Lowenthal, a Trustee and the President of Wellsford. The Board of Trustees of the Surviving Trust will be divided into three equally numbered classes serving staggered three-year terms. One class will serve as trustees until the 1997 annual meeting of shareholders, one class will serve as trustees until the 1998 annual meeting of shareholders, and one class will serve as trustees until the 1999 annual meeting of shareholders.

  Senior management of the Surviving Trust will be drawn from the present management of EQR. As a condition to the consummation of the Merger, Jeffrey H. Lynford and Edward Lowenthal will enter into consulting agreements with ERP Operating Partnership. In addition, Donald MacKenzie, Executive Vice President--Director of Operations of Wellsford, will be a Senior Vice President of the Surviving Trust upon completion of the Merger. See "The Merger-- Interests of Certain Persons in the Merger and Distribution."

  After the Merger, management and control of ERP Operating Partnership will be vested in the Surviving Trust, which will serve as its sole general partner.

  The Merger Agreement also contains provisions relating to, among other things, employee benefits and indemnification and liability coverage of former trustees and officers of Wellsford after the Merger. See "The Merger--Interests of Certain Persons in the Merger and Distribution."

THE MEETINGS OF SHAREHOLDERS

 EQR

  The EQR Special Meeting has been called to consider and vote on the approval of the Merger. The EQR Special Meeting will be held on May 28, 1997 at 10:00 a.m., local time, at One North Franklin, Chicago, Illinois. Only holders of record of EQR Common at the close of business on April 14, 1997 will be entitled to vote at the EQR Special Meeting. Each holder of EQR Common is entitled to one vote per share on the Merger as proposed in the notice of the EQR Special Meeting. EQR had outstanding 53,713,158 shares of EQR Common as of the close of business on April 1, 1997, of which 1,022,666 shares (or approximately 1.9% of the outstanding shares of EQR Common) (excluding 681,534 shares where beneficial ownership is disclaimed) were owned beneficially by the officers and trustees of EQR, and such persons have indicated their intention to vote such shares in favor of each of the proposals. Approval of the Merger requires the affirmative vote of two-thirds of the holders of the outstanding shares of EQR Common.

 Wellsford

  The Wellsford Special Meeting has been called to consider and vote on the approval of the Merger, including the adoption of an amended and restated declaration of trust of the Surviving Trust, the approval of the Additional Provisions, the approval of the Additional Share Offering and the adoption of WRP Newco's 1997 Management Incentive Plan. See
"--Proposal Regarding Additional Declaration of Trust Provisions," "--Proposals Regarding WRP Newco," "Proposal Regarding Additional Declaration of Trust Provisions," "Proposal to Approve WRP Newco Additional Share Offering" and "Proposal to Approve WRP Newco's 1997 Management Incentive Plan." The Wellsford Special Meeting will be held on May 28, 1997, at 10:00 a.m., local time, at The Princeton Club, 15 West 43rd Street, New York, New York. Only holders of record of Wellsford Common at the close of business on April 14, 1997 will be entitled to notice of and to vote at the Wellsford Special Meeting. Each holder of Wellsford Common is entitled to one vote per share as proposed in the notice of the Wellsford Special Meeting. Wellsford had outstanding 17,261,897 shares of Wellsford Common as of the close of business on April 18, 1997, of which 599,828 shares (or approximately 3.5% of the outstanding shares of Wellsford Common) (excludes 29,727 shares where beneficial ownership is disclaimed) were owned beneficially by the officers and trustees of Wellsford, and such persons have indicated their intention to vote such shares in favor of the proposals. Approval of the Merger requires the affirmative vote of the Wellsford Common Shareholders holding a majority of the Wellsford Common Shares. Approval of the Additional Provisions requires the affirmative vote of the holders of two-thirds of the outstanding shares of Wellsford Common. Approval of the Additional Share Offering and adoption of WRP Newco's 1997 Management Incentive Plan require the affirmative vote of the holders of a majority of the outstanding shares of Wellsford Common voting. Wellsford Common Shareholders may revoke their proxies at any time prior to the voting thereof by giving written notice of such revocation to Wellsford, by executing and delivering a proxy bearing a later date, or by attending the Wellsford Special Meeting and voting in person.

SURVIVING TRUST SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth the summary unaudited pro forma combined financial data for the Surviving Trust as a combined entity, giving effect to the Merger as if it had occurred on the dates indicated herein, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma financial statements included elsewhere in the Joint Proxy Statement/Prospectus/Information Statement.

  The summary unaudited pro forma combined operating data are presented as if the Merger had been consummated at the beginning of the period presented.

  The summary unaudited pro forma combined balance sheet data is presented as if the Merger had occurred on December 31, 1996. The Merger has been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Merger have been made.

  The summary pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the respective historical audited financial statements and notes thereto of EQR and Wellsford incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement and the unaudited pro forma financial statements and notes thereto included elsewhere in the Joint Proxy Statement/Prospectus/Information Statement.

  The summary unaudited pro forma operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of EQR and Wellsford would have been for the period and dates presented. Nor does such data purport to represent the results of future periods.

                                SURVIVING TRUST

OPERATING DATA:

                                                          PRO FORMA YEAR ENDED
                                                           DECEMBER 31, 1996
                                                         ----------------------
                                                          (AMOUNT IN THOUSANDS
                                                         EXCEPT PER SHARE DATA)
REVENUES:
Rental income...........................................        $578,820
Fee and asset management................................           6,749
Interest income-investment in mortgage notes............          12,819
Interest and other income...............................          11,061
                                                                --------
    Total revenues......................................         609,449
                                                                --------
EXPENSES:
Property and maintenance................................         167,526
Real estate taxes and insurance.........................          54,010
Property management.....................................          21,506
Fee and asset management................................           3,837
Depreciation............................................         124,211
Interest:
  Expense incurred......................................         103,538
  Amortization of deferred financing costs..............           4,242
  General and administrative............................          10,353
                                                                --------
    Total Expenses......................................         489,223
                                                                --------
Income before gain on disposition of properties and
 (loss) on joint venture communities....................         120,226
Gain on disposition of properties.......................          22,336
(Loss) on joint venture communities.....................             (58)
                                                                --------
Income before extraordinary item and allocation to
 Minority Interests.....................................         142,504
Extraordinary Item:
Write-off of unamortized cost on refinanced debt........          (3,512)
                                                                --------
Income before allocation to Minority Interests..........         138,992
Income allocated to Minority Interests..................         (15,706)
                                                                --------
Net income..............................................         123,286
Preferred distributions.................................          41,563
                                                                --------
Net income available for Common Shares..................        $ 81,723
                                                                ========
Net income per weighted average Common Share
 outstanding............................................        $   1.53
                                                                ========
Weighted average Common Shares outstanding..............          53,317
                                                                ========

                                                                   PRO FORMA
                                                               DECEMBER 31, 1996
                                                               -----------------
BALANCE SHEET DATA:
(at end of period)
Real estate, after accumulated depreciation...................    $3,708,310
                                                                  ==========
Total assets..................................................    $3,968,482
                                                                  ==========
Total debt....................................................    $1,576,869
                                                                  ==========
Minority Interests............................................    $  190,793
                                                                  ==========
Shareholders' Equity..........................................    $2,048,133
                                                                  ==========

EQUITY RESIDENTIAL PROPERTIES TRUST SUMMARY HISTORICAL AND COMBINED FINANCIAL
DATA

  The following tables set forth summary historical and combined financial data for EQR. The summary historical combined financial data for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited financial statements of EQR as reported in its Annual Reports on Form 10-K. The summary historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical and combined financial statements and notes thereto of EQR incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement.

                      EQUITY RESIDENTIAL PROPERTIES TRUST

           CONSOLIDATED AND COMBINED HISTORICAL FINANCIAL INFORMATION

                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                        YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------
                             1996        1995        1994       1993      1992
                          ----------  ----------  ----------  --------  ---------
OPERATING DATA:
Revenues
  Rental income.........  $  454,412  $  373,919  $  220,727  $104,388  $  86,597
  Fee and asset
   management...........       6,749       7,030       4,739     4,651      4,215
  Interest income-
   investment in
   mortgage notes.......      12,819       4,862         --        --         --
  Interest and other
   income...............       4,405       4,573       5,568     3,031      2,161
                          ----------  ----------  ----------  --------  ---------
      Total revenues....     478,385     390,384     231,034   112,070     92,973
                          ----------  ----------  ----------  --------  ---------
Expenses
  Property and
   maintenance..........     127,172     112,186      66,534    35,324     30,680
  Real estate taxes and
   insurance............      44,128      37,002      23,028    11,403     10,274
  Property management...      17,512      15,213      10,249     4,938      2,912
  Property management-
   non-recurring........         --          --          879       --         --
  Fee and asset
   management...........       3,837       3,837       2,056     2,242      2,403
  Depreciation..........      93,253      72,410      37,273    15,384     13,442
  Interest:
    Expense incurred....      81,351      78,375      37,044    26,042     31,926
    Amortization of
     deferred financing
     costs..............       4,242       3,444       1,930     3,322      2,702
  Refinancing costs.....         --          --          --      3,284        --
  General and
   administrative.......       9,857       8,129       6,053     1,994      1,915
                          ----------  ----------  ----------  --------  ---------
      Total expenses....     381,352     330,646     185,046   103,933     96,254
                          ----------  ----------  ----------  --------  ---------
Income (loss) before
 gain on disposition of
 properties,
 extraordinary items and
 allocation to Minority
 Interests..............      97,033      59,738      45,988     8,137     (3,281)
Gain on disposition of
 properties.............      22,402      21,617         --        --         --
                          ----------  ----------  ----------  --------  ---------
Income (loss) before
 extraordinary items and
 allocation to Minority
 Interests..............     119,435      81,355      45,988     8,137     (3,281)
Extraordinary Items:
Write-off of unamortized
 costs on refinanced
 debt...................      (3,512)        --          --        --         --
Gain on early
 extinguishment of debt.         --        2,000         --        --         --
Gain on discharge of
 indebtedness...........         --          --          --      1,792     18,203
                          ----------  ----------  ----------  --------  ---------
Income before allocation
 to Minority Interests..     115,923      83,355      45,988     9,929     14,922
Income allocated to
 Minority Interests.....     (14,299)    (15,636)    (11,570)   (3,834)       --
                          ----------  ----------  ----------  --------  ---------
Net income..............     101,624      67,719      34,418     6,095     14,922
Preferred distributions.     (29,015)    (10,109)        --        --         --
                          ----------  ----------  ----------  --------  ---------
Net income available for
 Common Shares..........  $   72,609  $   57,610  $   34,418  $  6,095  $  14,922
                          ==========  ==========  ==========  ========  =========
Net income per weighted
 average Common Share
 outstanding............  $     1.70  $     1.68  $     1.34  $    .42        --
Weighted average Common
 Shares outstanding.....      42,586      34,358      25,621    14,601        --
BALANCE SHEET DATA (at
 end of period):
  Real estate, before
   accumulated
   depreciation.........  $2,983,510  $2,186,636  $1,963,476  $634,577  $ 358,212
  Real estate, after
   accumulated
   depreciation.........  $2,681,998  $1,969,453  $1,770,735  $478,210  $ 218,825
  Total assets..........  $2,986,127  $2,141,260  $1,847,685  $535,914  $ 238,878
  Total debt............  $1,254,274  $1,002,219  $  994,746  $278,642  $ 343,282
  Minority Interests....  $  150,637  $  168,963  $  177,438  $ 83,159  $     --
  Shareholders' Equity
   (Net Deficit)........  $1,458,830  $  884,517  $  609,936  $146,485  $(122,094)

WELLSFORD RESIDENTIAL PROPERTY TRUST SUMMARY HISTORICAL FINANCIAL DATA

  The following tables set forth summary historical financial data for Wellsford. The summary historical financial data for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited financial statements of Wellsford as reported in its Annual Reports on Form 10-
K. The summary historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Wellsford incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement. Certain reclassifications have been made to Wellsford's historical financial data to conform to EQR's presentation.

                      WELLSFORD RESIDENTIAL PROPERTY TRUST

                       SUMMARY HISTORICAL FINANCIAL DATA

                                        YEAR ENDED DECEMBER 31,
                             --------------------------------------------------
                                HISTORICAL (000S EXCEPT PER SHARE DATA)
                             --------------------------------------------------
                               1996       1995       1994      1993      1992
                             ---------  ---------  --------  --------  --------
Revenues...................  $ 131,821  $ 131,232  $ 82,794  $ 42,007  $ 26,229
Expenses...................   (109,035)  (113,712)  (73,299)  (34,816)  (26,991)
Gain (loss) on sale of
 investment communities....        (66)      (819)      --        882       --
Loss on joint venture
 communities...............        (58)      (279)      --        --        --
                             ---------  ---------  --------  --------  --------
Income (loss) before
 extraordinary item........  $  22,662  $  16,422  $  9,495  $  8,073    $ (762)
                             =========  =========  ========  ========  ========
Net income (loss)..........  $  22,662  $  10,869  $  9,495  $  8,073    $ (762)
Preferred dividends........    (12,548)    (8,973)   (7,000)     (972)      --
                             ---------  ---------  --------  --------  --------
Net income (loss) available
 for common shareholders...  $  10,114  $   1,896  $  2,495  $  7,101    $ (762)
                             =========  =========  ========  ========  ========
Net income (loss) per
 common share..............  $    0.59  $    0.11  $   0.25  $   0.91   $ (0.34)
                             =========  =========  ========  ========  ========
Weighted average number of
 common shares outstanding.     17,057     16,938    10,070     7,813     2,273
                             =========  =========  ========  ========  ========
Real Estate assets before
 accumulated depreciation..  $ 795,580  $ 736,399  $747,519  $301,389  $156,568
Real estate assets after
 accumulated depreciation..    711,614    677,908   712,742   282,224   143,787
Total Assets...............    756,289    729,638   745,754   322,400   165,963
Mortgages Payable..........     82,731     77,137   208,858    24,203    17,155
Convertible note payable...        --         --        --     46,070    55,358
Unsecured credit facility..     18,075        --    140,000       --        --
Senior unsecured notes.....    248,496    223,307       --        --        --
Shareholders' equity.......    376,686    398,359   371,655   239,775    89,986
Cash dividends declared per
 Series A preferred share..  $    1.75  $    1.75  $   1.75  $   0.24  $    --
                             =========  =========  ========  ========  ========
Cash dividends declared per
 Series B preferred share..  $    2.41  $    0.86  $    --   $    --   $    --
                             =========  =========  ========  ========  ========
Cash dividends declared per
 common share..............  $    1.94  $    1.92  $   1.80  $   1.68  $   0.16
                             =========  =========  ========  ========  ========

COMPARATIVE PER SHARE DATA

  The following summary presents selected comparative unaudited per share information for EQR and Wellsford on an historical basis and EQR and Wellsford on a pro forma combined basis assuming the combination had been effective throughout the periods presented. Wellsford pro forma equivalent per share amounts are presented with respect to pro forma information. Such per share amounts allow comparison of historical information with respect to the value of one share of Wellsford Common to the corresponding information with respect to the projected value of one share of Survivor Common as a result of the Merger by multiplying the pro forma amounts by the Exchange Ratio of .625 to 1.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
        Net Income Per Common Share
          EQR......................................................    $ 1.70
          Wellsford................................................       .59
          Surviving Trust pro forma combined (A)...................      1.53
          Wellsford pro forma equivalent (B).......................       .96
        Cash Distributions Declared Per Common Share
          EQR......................................................    $ 2.40
          Wellsford................................................      1.94
          Surviving Trust pro forma combined (A)...................      2.40
          Wellsford pro forma equivalent (B).......................      1.50
        Shareholders' Equity Per Common Share
          EQR......................................................    $28.52
          Wellsford................................................     22.03
          Surviving Trust pro forma combined (A)...................     33.10
          Wellsford pro forma equivalent (B).......................     20.69

-------
(A) The pro forma combined Net Income Per Common Share and Cash Distributions Declared Per Common Share data for the Surviving Trust has been prepared assuming that in the Merger each share of Wellsford Common is converted into .625 of a share of Survivor Common resulting in total weighted average outstanding shares of Survivor Common of 53,317,000 for the year ended December 31, 1996. For the Shareholder's Equity Per Common Share data, total outstanding shares of Survivor Common was 61,886,000 for the year ended December 31, 1996.
(B) The Wellsford pro forma equivalent is determined by multiplying the Exchange Ratio (.625) by the Surviving Trust pro forma combined per share amounts so that the per share amounts are equated to the comparative values for each share of Wellsford Common.

COMPARATIVE SHARE PRICES

 EQR

  The EQR Common has been traded on the NYSE under the symbol "EQR" since August 11, 1993. The following table sets forth the quarterly high and low sales prices per share of EQR Common reported on the NYSE, as well as the quarterly distributions declared per share of EQR Common, from January 1, 1995 through April 18, 1997.

                                                      HIGH   LOW   DISTRIBUTIONS
                                                     ------ ------ -------------
        1995
        First Quarter............................... 29 1/8 25 5/8      .53
        Second Quarter.............................. 29 3/4 24 7/8      .53
        Third Quarter............................... 31 3/4 27 3/4      .53
        Fourth Quarter.............................. 31 7/8 28          .59
        1996
        First Quarter............................... 33 3/4 28 1/4      .59
        Second Quarter.............................. 33 1/2 30 7/8      .59
        Third Quarter............................... 36 1/8 32 7/8      .59
        Fourth Quarter.............................. 43 3/8 35 5/8     .625
        1997
        First Quarter............................... 46     39 3/4     .625(1)
        Second Quarter (through April 18, 1997)..... 45     42 3/4      N/A

-------
(1) The first quarter distribution was paid on April 11, 1997 to shareholders of record as of March 28, 1997 and represents an annual distribution rate of $2.50 per share.

  On April 18, 1997, the last reported sale price of a share of EQR Common on the NYSE was 43 1/8 per share. On January 16, 1997, the last full trading day prior to the pubic announcement of the Merger, the last reported sale price of a share of EQR Common on the NYSE was 43 3/8. As of April 18, 1997, EQR's transfer agent reported 544 record holders of EQR Common and, as of April 1997, The Depository Trust Company held EQR Common on behalf of approximately 19,500 beneficial owners.

 Wellsford

  The Wellsford Common has been traded on the NYSE under the symbol "WRP" since November 20, 1992. The following table sets forth the quarterly high and low sales prices per share of Wellsford Common reported on the NYSE, as well as the quarterly distributions declared per share of Wellsford Common from January 1, 1995 through April 18, 1997.

                                                      HIGH   LOW   DISTRIBUTIONS
                                                     ------ ------ -------------
        1995
        First Quarter............................... 21 3/4 19 1/4     $ .48
        Second Quarter.............................. 22 3/4 20           .48
        Third Quarter............................... 22 3/4 21 1/8       .48
        Fourth Quarter.............................. 23 1/8 19 5/8       .48
        1996
        First Quarter............................... 24 1/4 21 3/8      .485
        Second Quarter.............................. 22 7/8 20 1/2      .485
        Third Quarter............................... 23 1/8 20 3/4      .485
        Fourth Quarter.............................. 25     21 1/2      .485
        1997
        First Quarter............................... 31 3/4 24 1/8      .485
        Second Quarter (through April 18, 1997)..... 30 1/2 28 1/2       N/A

  On April 18, 1997, the last reported sale price of a share of Wellsford Common on the NYSE was 28 7/8 per share. On January 16, 1997, the last full trading day prior to the pubic announcement of the Merger, the last reported sale price of a share of Wellsford Common on the NYSE was 25 3/4. As of April 18, 1997, Wellsford's transfer agent reported 629 record holders of Wellsford Common and, as of April 18, 1997, The Depository Trust Company held Wellsford Common on behalf of approximately 13,500 beneficial owners.

  BECAUSE THE EXCHANGE RATIO IS FIXED AND THE MARKET PRICE OF EQR COMMON IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SURVIVOR COMMON THAT HOLDERS OF WELLSFORD COMMON WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR EQR COMMON AND WELLSFORD COMMON.

PROPOSAL REGARDING ADDITIONAL DECLARATION OF TRUST PROVISIONS

  The Wellsford Common Shareholders are being asked to separately approve the Additional Provisions to the Surviving Trust Declaration (defined herein) to further conform the Surviving Trust Declaration to the terms of the EQR Declaration (defined herein) and to update the Surviving Trust Declaration to reflect the current approaches in the REIT industry regarding share ownership restrictions necessary to maintain REIT status.

  Removal of Trustees. Section 2.3 of the Wellsford Declaration currently provides for the removal of Trustees, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the Wellsford Shares then outstanding and entitled to vote on the election of trustees. The Additional Provisions will provide for the removal of Trustees only with cause.

  Restrictions on Transfer and Ownership of Shares. In order to maintain its status as a REIT under the Code and Title 8, Section 6.6 of the Wellsford Declaration currently imposes a number of restrictions on the transfer and ownership of Wellsford Shares. See "Comparison of Rights of Shareholders-- Restrictions on the Ownership, Transfer or Issuance of Shares." Since the adoption of the Wellsford Declaration in 1992, the comparable section of the declarations of other REITs has evolved into more detailed provisions relating to the applicable ownership limits and compliance with the Code. The Additional Provisions will modify the restrictions on transfer to reflect the effects of the Merger and the Surviving Trust's relationship with ERP Operating Partnership.

  Amendment to Declaration. Section 9.1 of the Wellsford Declaration currently provides for its amendment by the affirmative vote of the holders of not less than a majority of the Wellsford Shares outstanding and entitled to vote thereon, except that amendments related to the removal of trustees, the restrictions on the ownership of Wellsford Shares, the reorganization of Wellsford and the merger, consolidation or sale of all or substantially of Wellsford's property must be approved by the affirmative vote of the holders of two-thirds of the Wellsford's Shares then outstanding and entitled to vote on the matter. The Additional Provisions will require the foregoing to be approved by a two-thirds vote of the Survivor Shares then outstanding and entitled to vote thereon.

  Mergers, Consolidation, or Sale of Trust Property. Section 9.2 of the Wellsford Declaration currently states that, upon the affirmative vote of the holders of not less than two-thirds of the Wellsford Shares then outstanding and entitled to vote thereon, the trustees of Wellsford may reorganize Wellsford by creating a separate entity into which Wellsford will merge or sell its assets. In addition, Section 9.3 of the Wellsford Declaration currently provides that if Wellsford is not the surviving entity in a merger or consolidation, or in the event of a sale of all or substantially all of Wellsford's property, that transaction must be approved by two-thirds of the Wellsford Shares then outstanding and entitled to vote thereon. In all other cases, such a merger or consolidation need only be approved by a majority of the Wellsford Shares then outstanding and entitled to vote thereon. The Additional Provisions provide that any merger, consolidation, or sale of all or substantially all of the Surviving Trust's property will be required to be approved by the holders of a majority of the Survivor Shares then outstanding and entitled to vote thereon. For a more detailed description of the Additional Provisions, see "Proposal Regarding Additional Declaration of Trust Provisions."

WELLSFORD REAL PROPERTIES, INC.

  WRP Newco was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt or equity securities of entities engaged in such real estate businesses. Management will concentrate its efforts on defining and building focused operating businesses with recurring sources of income. WRP Newco intends to maximize shareholder value over time through growth in cash flow and net asset value per share.

  WRP Newco believes that while liquidity has returned to many real estate markets and that the supply and demand of many real estate asset classes are in relative equilibrium, there are specific opportunities which are expected to continue to exist because of market inefficiencies and impediments to investment, such as transactional complexity, time-consuming regulatory approvals, the prospect of no or limited immediate cash flow and a lack of available property information and market information analysis. In this regard, WRP Newco will initially focus its investments on three distinct aspects of the real estate business which management believes currently offer such opportunities. They are (i) acquiring underperforming office and other commercial properties below replacement cost, renovating and/or repositioning them, and owning, operating and/or reselling such properties, (ii) investing in real estate-related debt instruments with the potential for high-yields or returns more characteristic of equity ownership and (iii) engaging in selective property development when justified by expected returns. As opportunities emerge, WRP Newco may in the future expand its real estate-related businesses and activities.

  WRP Newco currently does not intend to qualify as a REIT under the Code. Consequently, WRP Newco will have the flexibility to respond quickly to opportunities without the structural limitations inherent in REITs and to operate, when deemed advantageous by management, on a more highly leveraged basis than most REITs. By not qualifying as a REIT under the Code (which would require WRP Newco to distribute each year at least 95% of its net taxable income, excluding capital gains), WRP Newco will have the ability and currently intends to retain for reinvestment its cash flow generated from operations and to sell properties without the substantial income tax penalties which may be imposed on REITs in such transactions. In addition, WRP Newco will differ from opportunity funds that are typically structured as private partnerships. In that regard, the business of WRP Newco will be conducted without the payment of acquisition, disposition or advisory fees to general partners which should result in additional cash flow being available for reinvestment as well as mitigate the potential for conflicts of interest. In addition, unlike investors in opportunity funds, WRP Newco's shareholders are expected to have enhanced liquidity through their ability to sell or margin their stock. WRP Newco also hopes to attract a broader range of investors because there will be no stipulated investment minimum. However, unlike REITs and opportunity funds, WRP Newco will be subject to corporate level taxation.

  WRP Newco's management will include Jeffrey H. Lynford, Chairman, and Edward Lowenthal, President and Chief Executive Officer, who were co-founders of, and served in the same capacities at, Wellsford, supported by a management team with experience in real estate acquisitions, development, asset management and financing. WRP Newco believes that the over 50 years of combined experience of management in real estate, capital markets and public company operations, their knowledge, credibility, and business relationships, and their demonstrated track record of recognizing and profiting from emerging real estate trends should help WRP Newco accomplish its business objectives. Since the completion by Wellsford f the initial public offering of its common shares of beneficial interest in November 1992 (the "Wellsford IPO"), Messrs. Lynford and Lowenthal, through Wellsford Residential, acquired 69 multifamily properties containing 16,332 units. From calendar year 1992 through calendar year 1996, Wellsford's revenues increased from $26.5 million to $131.8 million, representing a compounded annual growth rate of approximately 49%, and Wellsford's earnings before interest, depreciation and amortization ("Wellsford EBITDA") increased from $13.8 million to $72.8 million, representing a compounded annual growth rate of approximately 52%. In analyzing potential investments and market trends and inefficiencies, management has reviewed, and will continue to review, current economic and market information.

  To date, WRP Newco has implemented its business strategy by identifying, negotiating and, except in one instance, consummating the following initial investments: (i) six office buildings located in Northern New Jersey containing an aggregate of approximately 940,400 gross square feet, five of which are vacant, acquired below replacement cost for an aggregate of $47.6 million, or $50 per gross square foot of building area, with respect to which WRP Newco currently expects to spend an aggregate of approximately $13.7 million in renovation and repositioning costs; (ii) a $20 million subordinated secured mezzanine loan with respect to a class A office building located at 277 Park Avenue, New York City, expected to close in April 1997, (iii) a $17.8 million mortgage on, and option to purchase, a 344-unit class A residential apartment complex in Tucson, Arizona and (iv) an approximate 80% interest in Phases I and II of, and in options to acquire (at fixed prices) and develop Phases III, IV and V of, a 1,880-unit class A multifamily development in a suburb of Denver, Colorado. See "WRP Newco's Business and Properties".

  Upon completion of the Distribution and consummation of the Merger, WRP Newco expects to have available various sources of capital, financing and credit support, including (i) the proceeds of $3.5 million from the acquisition by ERP Operating Partnership of WRP Newco's Class A common stock, par value $.01 per share ("WRP Newco Class A Common") at a price equal to the per share sales price to any institutional purchaser of WRP Newco Common Stock on or prior to the Effective Time or, if there is no such purchaser, at a price equal to the book value (the "WRP Newco Book Value") per share of WRP Newco Common Stock (which is currently estimated to be $10.43 per share) at the time of the Merger (the "Issuance Price"), (ii) the commitment of ERP Operating Partnership to acquire at WRP Newco's option up to $25 million of WRP Newco's Series A 8% Convertible Redeemable Preferred Stock ("WRP Newco Series A Preferred"), each share of WRP Newco Series A Preferred being convertible into shares of WRP Newco Common Stock at a premium equal to 8% of the Issuance Price ("ERP Preferred Commitment") and (iii) a $50 million two-year line of credit (extendible for one year) from The First National Bank of Boston ("Bank of Boston") and Morgan Guaranty Trust Company of New York ("Morgan Guaranty") ("WRP Newco Line of Credit") which will initially bear interest at an annual rate equal to LIBOR plus 175 basis points. The ERP Preferred Commitment will be pledged as security for the WRP Newco Line of Credit. See "Wellsford Real Properties, Inc.--Initial Capital and Financing" and "Description of Capital Stock of WRP Newco--Series A 8% Convertible Redeemable Preferred Stock".

WRP NEWCO RISK FACTORS

  In addition to general investment and real estate risks and those factors set forth elsewhere in this Joint Proxy Statement/Prospectus/Information Statement under "WRP Newco Risk Factors," in connection with WRP Newco's future business activities, Wellsford Common Shareholders should be aware of, among other things, the following factors:

  . Nature of investments may involve high risk.

  . Illiquidity of WRP Newco's real estate investments.

  . Competition in identifying and making investments and attracting tenants.

  . Risks of excessive costs and delays associated with the acquisition, development, construction and renovation of properties.

  . Risks of vacancies at existing properties.

  . Lack of control and risks associated with equity investments in and with third parties.

  . Lack of limitation on the amount of debt that may be incurred and risks of highly leveraged investments.

  . Risks associated with debt instruments held by WRP Newco, including the possibility that borrowers may not be able to make payments when due, that the value of collateral may be less than amounts owed and that interest rates charged may be less than WRP Newco's cost of funds.

  . Risks associated with investments in mortgage loans and junior mortgages, including lack of control over the collateral and any foreclosure procedures.

  . Risks associated with investments in commercial mortgage-backed securities, resulting, in part, from the fact that the process of rating and servicing such securities is difficult and existing credit support is inadequate.

  . WRP Newco is a newly-formed entity without any prior operating history.

  . Risks of uninsured loss at WRP Newco's properties.

  . Potential liability for unknown or future environmental liabilities.

  . WRP Newco is dependent primarily upon the efforts of its Chairman of the Board and President and Chief Executive Officer.

  . Tax consequences of the Distribution.

  . The ability of WRP Newco's Board of Directors to amend or revise WRP
    Newco's investment and other policies without a vote of stockholders.

  . The lack of a prior market for shares of WRP Newco Common.

  . The potential antitakeover effect of certain provisions of WRP Newco's
    Articles of Amendment and Restatement (the "Newco Charter") and Maryland law.

MANAGEMENT

  The management of WRP Newco will be led by substantially all of the current senior management of Wellsford, including, as noted above, Messrs. Lynford and Lowenthal. During the last 11 years Messrs. Lynford and Lowenthal, together with other members of their team, succeeded in accomplishing the following:

  . Researched and identified multifamily properties in the Southwestern
    United States as an opportunity for above-market returns with modest risk.

  . Identified, evaluated and negotiated the acquisition of over 21,000 high-quality multifamily units in eight states. Wellsford currently owns 72 multifamily properties containing 19,004 units. From calendar year 1992 through calendar year 1996, Wellsford's revenues increased from $26.5 million to $131.8 million, representing a compounded annual growth rate of approximately 49%, and Wellsford EBITDA increased from $13.8 million to $72.8 million, representing a compounded annual growth rate of approximately 52%.

  . Completed a $100 million initial public offering of Wellsford, which was the first publicly-traded REIT dedicated exclusively to the ownership of multifamily properties.

  . Raised approximately $585 million in eight subsequent offerings of Wellsford's common shares, convertible preferred shares, perpetual preferred shares and senior unsecured debt.

  . Obtained an investment grade rating for Wellsford's senior unsecured debt and subsequently obtained a rating increase to BBB by Standard & Poor's Rating Services, Inc. ("S&P") and Duff & Phelps, Inc. ("Duff & Phelps").

  . Obtained a $150 million unsecured line of credit for Wellsford from a consortium of domestic and foreign banks.

  . Consummated one of the first public REIT mergers when Wellsford
    Residential acquired Holly Residential Properties, Inc.

  . Created an internal property management operation for Wellsford which directly managed 84% of its properties.

  . Structured the Merger with EQR in a transaction that valued Wellsford at approximately $1 billion.

  Further, assuming consummation of the Merger, investors who bought their shares of Wellsford Common at the initial public offering in November, 1992, would have received an average annual return of approximately 22.8% on their investment, based upon the April 1, 1997 closing market price of a share of EQR Common on the NYSE and assuming (i) all distributions received on such shares of Wellsford Common were immediately reinvested in Wellsford Common and (ii) a value for each share of WRP Newco Common distributed in the Distribution equal to their book value (which is currently estimated to be $10.43 per share).

BUSINESS STRATEGY

  In furtherance of its business strategy, WRP Newco will initially focus its investments on three distinct aspects of the real estate business. As opportunities emerge, WRP Newco may in the future expand or modify its real estate-related businesses and activities.

  Commercial Properties. WRP Newco will seek to acquire office and other commercial properties below replacement cost and operate and/or resell the properties after renovation, redevelopment and/or repositioning. WRP Newco believes that appropriate well-located commercial properties which are currently underperforming can be acquired on advantageous terms and repositioned with the expectation of achieving enhanced returns which are greater than returns which could be achieved by acquiring a stabilized property. WRP Newco also believes that there are opportunities available to acquire properties that are not attractive to REITs and institutional investors because the properties have no or limited cash flow as a result of required rehabilitation and their not being substantially leased.

  High Yield Debt Investments. WRP Newco will make loans that constitute, or will invest in real estate-related senior, junior or otherwise subordinated debt instruments, which may be unsecured or secured by liens on real estate, interests therein or the economic benefits thereof, and which have the potential for high yields or returns more characteristic of equity ownership. These investments may include debt that is acquired at a discount, mezzanine financing, commercial mortgage-backed securities ("CMBS"), secured and unsecured lines of credit, distressed loans, and loans previously made by foreign and other financial institutions. WRP Newco believes that there are opportunities to acquire real estate debt securitized by the use of CMBS, especially in the low or below investment grade tranches, at significant returns as a result of inefficiencies in pricing.

  Property Development. WRP Newco will engage in selective development activities as opportunities arise and when justified by expected returns. Initially, WRP Newco will continue the development of Palomino Park, its five-phase residential community begun by Wellsford, taking advantage of the fixed-price land purchase options obtained by Wellsford two years ago. This development may be retained for investment and operated by WRP Newco, sold, or converted to condominium ownership. See "WRP Newco's Business and Properties - Wellsford Property Development--Palomino Park". Certain development activities may be conducted in joint ventures with local developers who may bear the substantial portion of the economic risks associated with the construction, development and initial rent-up of properties. As part of its strategy, WRP Newco may seek to obtain bond financing from local governmental authorities which generally bear interest at rates substantially below rates with respect to conventional financing.

  WRP Newco may in the future make equity investments in entities owned and/or operated by unaffiliated parties and which engage in real estate-related businesses and activities or businesses that service the real estate business. Some of the entities in which WRP Newco may invest may be start-up companies or companies in need of additional capital. WRP Newco may also manage and lease properties owned by it or in which it has an equity or debt investment.

INITIAL CAPITAL AND FINANCING

  Initially, WRP Newco expects to have available the following sources of capital, financing and credit support:

  . $3.5 million of proceeds from the sale to ERP Operating Partnership of shares of WRP Newco's Class A Common at a price equal to the Issuance Price.

  . $25 million pursuant to the ERP Preferred Commitment to acquire up to 1,000,000 shares of WRP Newco Series A Preferred at the request of WRP Newco and subject to certain limited conditions. Each share of WRP Newco Series A Preferred is convertible into shares of WRP Newco Common at a premium equal to 8% of the Issuance Price. The ERP Preferred Commitment will be pledged as security for the WRP Newco Line of Credit.

  . $50 million under a two-year line of credit as to which Bank of Boston and Morgan Guaranty have issued a commitment. The WRP Newco Line of Credit will initially bear interest at an annual rate equal to LIBOR plus 175 basis points and will be extendible for an additional one-year period.

  . Approximately $81.6 million in construction financing and credit enhancement with respect to Palomino Park.

  See "Wellsford Real Properties, Inc.--Initial Capital and Financing," "Description of Capital Stock of WRP Newco" and "Certain Agreements Between WRP Newco and ERP Operating Partnership".

INITIAL INVESTMENTS

  In furtherance of its business strategy, WRP Newco has identified, negotiated and, except in one instance, consummated the acquisition of the following investments:

  . Five properties consisting of six office buildings located in Northern
    New Jersey, all of which are vacant except for Greenbrook Corporate Center, which was approximately 85.7% occupied at April 1, 1997. WRP Newco currently intends to invest an aggregate of approximately $13.7 million to renovate and reposition such properties. At the time of its acquisition of these properties, WRP Newco obtained the right to develop for no additional consideration an additional 1.1 million square feet of commercial space at these properties.

  The buildings are described as follows:

                                                                                    PURCHASE PRICE
                         LOCATION                                                     & PLANNED
                          IN NEW   GROSS AREA PURCHASE PRICE/PURCHASE    PLANNED    IMPR. PER SQ.
PROPERTY NAME             JERSEY   (SQ. FT.)   PRICE PER SQ. FT.(1)   IMPROVEMENTS      FT.(1)
-------------            --------- ---------- ----------------------- ------------- --------------
Point View.............. Wayne      560,000     $  15.8 million/$28    $9.1 million     $44.4
Main Campus
(two buildings)
Greenbrook Corp. Ctr.... Fairfield  190,000        23.7 million/125     0.5 million     127.4
1700 Valley Road........ Wayne       70,600          1.0 million/14     0.2 million        17
Chatham Building(2)..... Chatham     65,000          5.1 million/78     3.1 million     126.2
1800 Valley Road........ Wayne       54,800          2.0 million/36     0.8 million      51.1
                                    -------     -------------------   -------------
  Total/Weighted
   average..............            940,400     $47.6 million/$50.1   $13.7 million     $65.2
                                    =======     ===================   =============

-------
(1) Assumes no allocation of purchase price for undeveloped land.
(2) WRP Newco has entered into a ten-year lease for approximately 22,000 square feet in the Chatham Building at an initial gross rent of $26.00 per square foot and rising to approximately $28.00 per square foot in the sixth year.

  . $20 million of an $80 million subordinated secured mezzanine loan to the owner of the approximately 1.74 million square foot, 52-story class A office building located in mid-town Manhattan at 277 Park Avenue, New York City (the "277 Park Loan"), expected to close in April 1997. The 277 Park Loan will be payable in full in May, 2007 and will bear interest payable monthly at the rate of approximately 12% per annum.

  . A $17.8 million mortgage loan on, and option (the "Sonterra Option") to purchase for approximately $20.5 million through December, 1997 and for $21 million during 1998, a 344-unit, newly constructed class A residential apartment project located in Tucson, Arizona known as "Sonterra at Williams Centre". The Sonterra Loan was originated in July 1996, and is payable in full on July 1, 1999 and bears interest payable monthly at the rate of 9% percent per annum.

  . An approximate 80% interest in Phases I and II of, and in options to acquire and develop Phases III, IV and V of, a 1,880-unit class A multifamily development known as "Palomino Park," located on 182 acres, of which 65 acres have been developed, in a suburb of Denver, Colorado. Palomino Park is being constructed around a centrally located 24-acre park and has a 29,000-square-foot recreation center. Phase I, which is to consist of 456 units, is approximately 65% completed and is expected to be completed in late 1997. Construction on Phase II which is to consist of 304 units is expected to be completed in late 1998. An aggregate of approximately $21.3 million has been invested in Palomino Park, exclusive of amounts advanced under the existing construction loan for Phase I. ERP Operating Partnership will have an approximate 20% interest in Palomino Park.

CERTAIN AGREEMENTS BETWEEN WRP NEWCO AND ERP OPERATING PARTNERSHIP

  . Common Stock and Preferred Stock Purchase Agreement--Provides for the purchase by ERP Operating Partnership of (i) $3.5 million of WRP Newco Class A Common and (ii) $25 million of WRP Newco Series A Preferred as requested by WRP Newco over a 3-year period. ERP Operating Partnership is entitled to elect a nominee to the WRP Newco Board of Directors for a minimum of two years. For ten years after the Effective Time, WRP Newco has the right to direct the voting of all shares of WRP Newco Series A Preferred, WRP Newco Class A Common and WRP Newco Common owned by ERP Operating Partnership or any of its affiliates on most matters. See "Certain Agreements Between WRP Newco and ERP Operating Partnership-- Common Stock and Preferred Stock Purchase Agreement."

  . Registration Rights Agreement--Provides for registration rights at WRP
    Newco's expense with respect to shares of WRP Newco Class A Common, WRP Newco Series A Preferred and WRP Newco Common held by ERP Operating Partnership. See "Certain Agreements Between WRP Newco and ERP Operating Partnership--Registration Rights Agreement."

  . Sonterra Option Agreement--Provides ERP Operating Partnership with a right of first offer to acquire the Sonterra Option and a right to acquire the Sonterra Option if WRP Newco does not exercise it. If WRP Newco acquires Sonterra, ERP Operating Partnership will have a "Right of First/Last Offer" for the property.

  . Agreement Regarding Palomino Park--Governs the relationship between WRP
    Newco and ERP Operating Partnership as 80% and 20% shareholders, respectively, of the entity controlling Palomino Park, including certain rights of first offer and put/call rights with respect to each other's shares. ERP Operating Partnership has also agreed to be a stand-by purchaser of Phase I if the construction loan thereon is not paid, and to be similarly obligated with respect to Phase II. See "Certain Agreements Between WRP Newco and ERP Operating Partnership--Agreement Regarding Palomino Park."

  . Credit Enhancement Agreement--Provides for ERP Operating Partnership to make its own credit available for a period of eight years in the form of a guaranty of WRP Newco's obligations to repay the bonds issued to finance the park and certain infrastructure within Palomino Park. See "Certain Agreements Between WRP Newco and ERP Operating Partnership-- Credit Enhancement Agreement."

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR) SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth the summary unaudited pro forma combined financial data for Wellsford Real Properties, Inc. (Predecessor) as a combined entity, giving effect to the Merger, Contribution and Distribution as if they had occurred on the dates indicated herein, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements included elsewhere in this Joint Proxy Statement/Prospectus/Information Statement.

  The summary unaudited pro forma combined operating data are presented as if the Merger, Contribution and Distribution had been consummated on January 1, 1996. In addition to the Merger, Contribution and Distribution, the pro forma combined operating data gives effect to certain material events which occurred between January 1, 1996 and March 31, 1997 as if they had occurred on January 1, 1996. See the notes to the unaudited Pro Forma Combined Income Statement for the year ended December 31, 1996 included elsewhere in this Joint Proxy Statement/Prospectus/Information Statement.

  The summary unaudited pro forma combined balance sheet data are presented as if the Merger, Contribution and Distribution had occurred on December 31, 1996. In addition to the Merger, Contribution and Distribution, the pro forma combined balance sheet data gives effect to certain material events which occurred between October 1, 1996 and March 31, 1997 as if they had occurred on December 31, 1996. See the notes to the unaudited Pro Forma Combined Balance Sheet at December 31, 1996 included elsewhere in this Joint Proxy Statement/Prospectus/Information Statement. In the opinion of management, all necessary adjustments necessary to reflect the effects of the Merger, Contribution and Distribution have been made.

  The summary unaudited pro forma financial data should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Wellsford and Wellsford Real Properties, Inc. (Predecessor) incorporated by reference into, and included in, this Joint Proxy Statement/Prospectus/Information Statement, respectively.

  The summary unaudited pro forma operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of Wellsford Real Properties, Inc. (Predecessor) would have been for the period and as of the date presented; nor does such data purport to represent the results of future periods.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                   SUMMARY UNAUDITED COMBINED FINANCIAL DATA

                                  PRO FORMA YEAR        HISTORICAL YEAR
                                ENDED DECEMBER 31,     ENDED DECEMBER 31,
                                       1996                   1996
                                -------------------    ------------------
                                   (UNAUDITED)
                                (IN THOUSANDS EXCEPT PER SHARE DATA)
                                -----------------------------------------
OPERATING DATA:
Revenues:
  Rental income...............     $             3,632
  Other income................                     250
  Interest income.............                   3,952     $             757
                                   -------------------     -----------------
                                                 7,834                   757
                                   -------------------     -----------------
Expenses:
  Property operating and
   maintenance................                     852
  Real estate taxes...........                     428
  Interest....................                   1,550
  General and administrative..                   1,750
  Depreciation................                     510
  Property management.........                     181
                                   -------------------     -----------------
                                                 5,271                     0
                                   -------------------     -----------------
Income before income taxes....                   2,563                   757
Provision for income taxes....                   1,047
Net income....................     $             1,516     $             757
                                   ===================     =================
Net income per common share...     $              0.31
Weighted average common shares
 outstanding..................                   4,900

                                           PRO FORMA    HISTORICAL   HISTORICAL
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1996         1996         1995
                                          ------------ ------------ ------------
                                          (UNAUDITED)
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Real estate..............................   $ 68,906     $21,306      $ 7,955
Mortgage notes and interest receivable...   $ 37,934     $17,934      $     0
Total assets.............................   $113,192     $44,760      $18,369
Total debt...............................   $ 59,755     $14,755      $14,755
Total equity.............................   $ 51,109     $30,005      $ 3,614

PROPOSALS REGARDING WRP NEWCO

  In order to satisfy the requirements of the ASE, Wellsford Common Shareholders will also be asked to approve the Additional Share Offering. Wellsford Common Shareholders will also be asked to approve the adoption of WRP Newco's 1997 Management Incentive Plan.

  The Additional Share Offering would dilute the equity of existing stockholders if the purchase price for the Additional Shares is less than the book value of WRP Newco Common on the date of the Distribution. On the other hand, the Board of Trustees of Wellsford and the Board of Directors of WRP Newco believe that the Additional Share Offering will provide more capital available for investment, enhance WRP Newco's capital structure and increase the liquidity of WRP Newco Common. See "Proposal to Approve WRP Newco Additional Share Offering."

  The issuance of shares of WRP Newco Common pursuant to WRP Newco's 1997 Management Incentive Plan could be dilutive to existing stockholders or could adversely affect prevailing market prices. On the other hand, the Board of Trustees of Wellsford and the Board of Directors of WRP Newco believe that WRP Newco's 1997 Management Incentive Plan will enable WRP Newco to attract and retain personnel and will align the interests of management with those of WRP Newco's stockholders. See "Proposal to Approve WRP Newco's 1997 Management Incentive Plan."

                                 RISK FACTORS

  In considering whether to approve the Merger, the shareholders of EQR and Wellsford should consider, in addition to the other information in this Proxy Statement/Prospectus/Information Statement, the matters described in this section.

CONFLICTS OF INTEREST

  In considering whether to approve the Merger, shareholders should be aware that certain members of the management of Wellsford and the Wellsford Board of Trustees have certain interests that arise in connection with the Merger and the Contribution and Distribution that are in addition to the interests of shareholders of Wellsford generally. These interests arise under existing agreements with, and annual compensation awards from, Wellsford, which were approved by Wellsford's independent trustees in previous years, and proposed agreements with WRP Newco and the Surviving Trust relating to, among other things, (i) severance payments to be made to Messrs. Kelley, MacKenzie, Hughes and Strong, executive officers of Wellsford, in the amounts of $1,149,563, $764,070, $692,440 and $585,000, respectively, approximately $240,051,
$391,062, $347,583 and $260,250 of which (assuming receipt of an annual bonus each year equal to the average annual bonus received for the prior three fiscal years, which bonuses are not guaranteed), respectively, will be received under existing employment agreements if the Merger does not take place, (ii) the forgiveness of approximately $1.5 million, $1.5 million, $281,000, $1.1 million, $1.1 million and $369,000 of loans made to Messrs. Lynford, Lowenthal , Kelley, MacKenzie, Hughes and Strong to acquire shares of Wellsford Common, approximately $659,000, $659,000, $125,000, $503,000,
$503,000 and $181,000 of which, respectively, will be forgiven over the remaining terms of the loans if the Merger does not take place, (iii) the issuance of 22,346 shares of Wellsford Common to each of Messrs. Lynford, Lowenthal and Kelley, which will not be issued if the Merger is not approved,
(iv) the acceleration of vesting of 2,843 restricted shares issued to each of Messrs. MacKenzie and Hughes, which will not be accelerated if the Merger is not consummated, but would vest in subsequent years if Wellsford satisfied certain performance criteria, (v) payments of $2.6 million, $2.4 million, $420,000, $1.0 million, $1.1 million and $500,000 to be made on behalf of Messrs. Lynford, Lowenthal, Kelley, MacKenzie, Hughes and Strong, respectively, to satisfy income and excise tax obligations resulting from certain monies and other benefits to be paid to them in connection with the Merger, subject to adjustment to the extent the actual value of Wellsford Common at the Effective Time is greater or less than $27.50, which amounts will not be paid if the Merger is not consummated and (vi) the issuance of WRP Newco stock options to certain executive officers and trustees of Wellsford in replacement of certain existing Wellsford share options and reload options granted in connection with the exercise of vested Wellsford share options, which replacement options will not be issued if the Merger is not consummated. See "Interests of Certain Persons in the Merger and Distribution--Benefits of Key Executives." In addition, upon completion of the Merger, WRP Newco will enter into employment agreements with Messrs. Lynford and Lowenthal for approximately five and one-half years at annual base salaries of $275,000 and employment agreements with Messrs. Hughes and Strong for two years at annual base salaries of $175,000 and $125,000, respectively. WRP Newco will also assume the existing split dollar life insurance arrangements between Wellsford and Messrs. Lynford and Lowenthal.

  Further, upon completion of the Merger, Messrs. Lynford and Lowenthal will each enter into a five-year consulting agreement with ERP Operating Partnership for annual compensation of $200,000. Subsequent to the Merger, Messrs. Lynford and Lowenthal will also be appointed to the Board of Trustees of the Surviving Trust for a three year term. In addition, Mr. MacKenzie, Executive Vice President-Director of Operations of Wellsford, will be a Senior Vice President of the Surviving Trust upon completion of the Merger at an initial salary of $175,000 per annum. The Surviving Trust will indemnify each trustee and officer of Wellsford for all actions on or prior to the Effective Time to the same extent such individuals were indemnified by Wellsford prior to the Effective Time. See "Interests of Certain Persons in the Merger and Distribution."

ADVERSE CONSEQUENCES OF DEBT FINANCING AND PREFERRED SHARES

  The Surviving Trust is subject to the risks normally associated with debt or preferred equity financing, including the risk that the Surviving Trust's cash flow will be insufficient to meet required payments of principal, interest and distributions, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. If the Surviving Trust were unable to refinance its indebtedness on acceptable terms, or at all, the Surviving Trust might be forced to dispose of one or more of the properties on disadvantageous terms, which might result in losses to the Surviving Trust and might adversely affect the cash available for distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Surviving Trust's interest expense would increase, which would affect the Surviving Trust's ability to make distributions to its shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Surviving Trust is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Surviving Trust. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Surviving Trust's ability to meet the REIT distribution requirements of the Code.

RESTRICTIONS ON INDEBTEDNESS OF THE SURVIVING TRUST

  A substantial portion of the Surviving Trust's debt was issued pursuant to five different indentures which restrict the amount of indebtedness (including acquisition financing) the Surviving Trust may incur. Accordingly, in the event that the Surviving Trust is unable to raise additional equity or borrow money because of the debt restrictions in the indentures, the Surviving Trust's ability to acquire additional properties may be limited. If the Surviving Trust is unable to acquire additional properties, its ability to increase the distributions with respect to Surviving Common will be limited to management's ability to increase funds from operations, and thereby cash available for distributions, from the existing properties in the Surviving Trust's portfolio at such time.

OTHER RESTRICTIVE COVENANTS

  Immediately following consummation of the Merger, the Surviving Trust will own properties that are subject to restrictive covenants or deed restrictions relating to current or previous tax-exempt bond financing and owns the bonds collateralized by additional properties. The Surviving Trust will retain an independent outside consultant to monitor compliance with the restrictive covenants and deed restrictions that affect these properties. The bond compliance requirements may have the effect of limiting the Surviving Trust's income from certain of these properties in the event the Surviving Trust is required to lower its rental rates to attract low or moderate income tenants, or eligible/qualified tenants.

POTENTIAL CHANGE IN RELATIVE STOCK PRICES

  In considering whether to approve the Merger, shareholders of Wellsford and EQR should consider the risks associated with (a) a potential change in the relative stock prices of EQR Common and Wellsford Common prior to the Effective Time, and (b) a possible reduction in the market price of Survivor Common following the Merger, due to future sales of shares of Survivor Common or the availability of such shares for future sales, government regulatory action, tax laws, interest rates and market conditions in general.

  Sales of a substantial number of shares of Survivor Common or the perception that such sales could occur, could adversely affect prevailing market prices for shares of Survivor Common.

RISKS TO WELLSFORD COMMON SHAREHOLDERS

  Termination Payments if Merger Fails to Occur. The Merger Agreement provides for a Break-Up Fee payable by Wellsford of $14 million plus Break-Up Expenses of up to $2.5 million if the Merger Agreement is terminated by either EQR or Wellsford under certain circumstances and, within one year after such termination, Wellsford enters into an agreement regarding an "Acquisition Proposal" (as hereinafter defined), which is consummated. In addition, if the Merger Agreement is terminated for certain reasons, EQR or Wellsford will be required to pay the other party's Break-Up Expenses of up to $2.5 million. See "The Merger--Termination Fee and Expenses."

  The obligation to pay the Break-Up Fee and/or Break-Up Expenses may adversely affect the ability of Wellsford to engage in another transaction in the event the Merger is not consummated.

  Reduction in Ownership and Voting. Upon consummation of the Merger, Wellsford Common Shareholders will own approximately 17% of the Survivor Common and will not have separate approval rights with respect to any actions or decisions of the Surviving Trust.

  Reduction in Distributions. After the Merger, the distributions payable with respect to Survivor Common are expected to be less than the distributions payable with respect to Wellsford Common. Based upon the current annualized distributions per share of EQR Common and Wellsford Common, the distributions payable with respect to the Survivor Common would be approximately 19.5% less than the distributions payable with respect to Wellsford Common.

NO APPRAISAL RIGHTS UNDER MARYLAND LAW

  Shareholders of Wellsford and shareholders of EQR are not entitled to dissenting shareholders' appraisal rights under Maryland law. Maryland law does not provide appraisal rights to shareholders of a REIT in connection with a merger if their shares are listed on a national securities exchange, such as the NYSE, on the record date for determining shareholders entitled to vote on such merger. All of the shares of EQR and Wellsford outstanding on the record date for determining the shareholders entitled to vote on the Merger were listed on the NYSE.

POTENTIAL ADVERSE EFFECTS OF COMBINING THE COMPANIES

  EQR and Wellsford are large enterprises with operations in a number of different states. There can be no assurance that costs or other factors associated with the integration of the two companies would not adversely affect future combined results of operations or the benefits of expected costs savings.

GENERAL REAL ESTATE INVESTMENT CONSIDERATIONS; CHANGES IN LAWS

  General. Real property investments are subject to varying degrees of risk and are relatively illiquid. Income from real property investments and the Surviving Trust's resulting ability to make expected distributions to shareholders may be adversely affected by the general economic climate, local conditions such as oversupply of apartment units or a reduction in demand for apartment units in the area, the attractiveness of the properties owned by the Surviving Trust to tenants, zoning or other regulatory restrictions, the ability of the Surviving Trust to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Surviving Trust's income would also be adversely affected if tenants were unable to pay rent or the Surviving Trust were unable to rent apartment units on favorable terms. If the Surviving Trust were unable to promptly relet units or renew the leases for a significant number of apartment units, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Surviving Trust's funds from operations and ability to make expected distributions to shareholders may be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Surviving Trust to vary its portfolio promptly in response to changes in economic or other conditions.

  Changes in Laws. Increases in real estate taxes, income taxes and service or other taxes generally are not passed through to tenants under existing leases and may adversely affect the Surviving Trust's funds from operations and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Surviving Trust's funds from operations and its ability to make distributions to shareholders.

POTENTIAL ENVIRONMENTAL LIABILITY AFFECTING THE SURVIVING TRUST

  Under various Federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Surviving Trust may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as for certain other related costs, including governmental fines and injuries to persons and property.

  All of EQR's properties have been the subject of a Phase I and, in certain cases, a supplemental environmental assessment completed by qualified independent environmental consultant companies. All of the environmental assessments were conducted within the last five years and were obtained prior to the acquisition by EQR of each of the properties. These environmental assessments have not revealed, nor is EQR aware of, any environmental liability that EQR's management believes would have a material adverse effect on the Surviving Trust's business, results of operations, financial condition or liquidity.

  All of Wellsford's properties have been the subject of a Phase I or similar environmental assessment completed by qualified independent environmental consultant companies. Of these environmental assessments, 16 were conducted during the period from 1989 through 1991 and 63 were conducted during the period from 1992 through the present. These environmental assessments have not revealed, nor is Wellsford aware of, any environmental liability that Wellsford's management believes would have a material adverse effect on the Surviving Trust's business, results of operations, financial condition or liquidity.

  No assurance can be given that existing environmental assessments with respect to any EQR or Wellsford properties reveal all environmental liabilities, that any prior owner of a property did not create any material environmental condition not known to EQR or Wellsford, or that a material environmental condition does not otherwise exist as to any one or more properties of EQR or Wellsford.

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

  Taxation as a Corporation. The Surviving Trust intends to operate in a manner so as to qualify as a REIT under the Code. However, no assurance can be given that the Surviving Trust was organized and will be able to operate in a manner so as to qualify or remain so qualified. Qualifications as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Surviving Trust's control.

  If the Surviving Trust were to fail to qualify as a REIT in any taxable year, the Surviving Trust would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Surviving Trust also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Surviving Trust available for investment or distribution to shareholders because of the additional tax liability to the Surviving Trust for the years involved. In addition, distributions to shareholders would no longer be required to be made. See "Federal Income Tax Considerations."

  Other Tax Liabilities. Even if the Surviving Trust qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. See "The Merger--Federal Income Tax Consequences--Other Tax Considerations--State and Local Taxes." In addition, the Surviving Trust's management operations, which will be conducted through Equity Residential Properties Management Limited Partnership, Equity Residential Properties Management Limited Partnership II and Equity Residential Properties Management Limited Partnership III (collectively, the "Management Partnerships") generally will be subject to Federal income tax at regular corporate rates. See "The Merger--Federal Income Tax Consequences--Qualification of Surviving Trust as a REIT."

  Consequences of Failure to Qualify as Partnerships. The Surviving Trust intends that ERP Operating Partnership, the Management Partnerships and each of the other partnership and limited liability company subsidiaries will be organized as partnerships and will qualify for treatment as such under the Code. If any of such subsidiaries fails to qualify for such treatment under the Code, the Surviving Trust would cease to qualify as a REIT, and such subsidiary would be subject to Federal income tax (including any alternative minimum tax) on its income at corporate rates. See "The Merger--Federal Income Tax Consequences--Qualification of Surviving Trust as a REIT."

  Each of EQR and Wellsford believes it has operated in a manner so as to qualify as a REIT under the Code for all taxable years ending on or before December 31, 1996 and for the period beginning January 1, 1997 and ending on the date hereof.

DEPENDENCE ON KEY PERSONNEL

  The Surviving Trust will be dependent on the efforts of its executive officers. While the Surviving Trust believes that it could find replacements for these key personnel, the loss of their services may have a temporary adverse effect on the operations of the Surviving Trust. None of these officers has entered or will enter into employment agreements with the Surviving Trust.

DISTRIBUTION REQUIREMENTS POTENTIALLY INCREASING INDEBTEDNESS OF THE SURVIVING TRUST

  The Surviving Trust may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, or upon the repayment by the Surviving Trust of principal on debt, the Surviving Trust could have taxable income without sufficient cash to enable the Surviving Trust to meet the distribution requirements of a REIT. Accordingly, the Surviving Trust could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements. See "Federal Income Tax Considerations."

9.8% OWNERSHIP LIMIT; INAPPLICABILITY TO MR. ZELL AND OTHERS

  In order to maintain its qualification as a REIT under the Code, not more than 50% of the value of the outstanding shares of beneficial interest of the Surviving Trust may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Certain beneficial owners (the "Zell Holders") affiliated with Mr. Zell and Equity Properties Management Corp. ("EPMC") (i.e., beneficiaries of trusts established for the benefit of Mr. Zell and his family and trusts established for the benefit of the family of Mr. Robert Lurie, a deceased partner of Mr. Zell (the "Lurie Family Trusts")) and certain entities controlled by Starwood Capital Partners L.P. and its affiliates which contributed 23 of the properties to EQR at the time of EQR's initial public offering (the "IPO") (the "Starwood Original Owners") (through their potential ownership rights of EQR Common) together constitute four individuals for purposes of this test and, under the Code, will be deemed to own approximately 10% of the value of the outstanding shares of beneficial interest of the Surviving Trust. Due to such concentration of ownership of the Surviving Trust, ownership of more than 9.8% of the lesser of the number or value of the outstanding shares of beneficial interest of the Surviving Trust by any single shareholder has been restricted, with certain exceptions, for the purpose of maintaining the Surviving Trust's qualification as a REIT under the Code. The Surviving Trust's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from this restriction. See "Comparison of Right of Shareholders--Restrictions on Ownership, Transfer and Issuance of Shares." Additionally, the Surviving Trust's Declaration of Trust will allow certain transfers of such Survivor Common without the transferees being subject to the 9.8% ownership limit, provided such transfers do not result in an increased concentration in the ownership of the Surviving Trust. Finally, if the Additional Provisions are approved by the Wellsford Common Shareholders, such restrictions in the Surviving Trust's Declaration of Trust will be reduced to 5%. See "Proposal Regarding Additional Declaration of Trust Provisions."

LIMITS ON CHANGES IN CONTROL

  Ownership Limit. The 9.8% ownership limit, as well as the ability of the Surviving Trust to issue additional Survivor Common or other shares of beneficial interest (which may have rights and preferences senior to the Survivor Common), may discourage a change of control of the Surviving Trust and may also (i) deter tender offers for the Survivor Common, which offers may be advantageous to shareholders, and (ii) limit the opportunity for shareholders to receive a premium for their Survivor Common that might otherwise exist if an investor were attempting to assemble a block of Survivor Common in excess of 9.8% of the outstanding shares of beneficial interest of the Surviving Trust or otherwise effect a change of control of the Surviving Trust. If the Additional Provisions are approved by the Wellsford Common Shareholders, such restrictions in the Surviving Trust's Declaration of Trust will be reduced to 5%. See "Proposal Regarding Additional Declaration of Trust Provisions."

  Staggered Board. The Board of Trustees of the Surviving Trust will be divided into three classes of trustees. The terms of the classes will expire in 1997, 1998 and 1999, respectively. As the term of each class expires, trustees for that class will be elected for a three-year term and the trustees in the other two classes will continue in office. The staggered terms for trustees may impede the shareholders' ability to change control of the Surviving Trust even if a change in control were in the shareholders' interest.

  Preferred Shares. The Surviving Trust's Declaration will authorize the Board of Trustees to issue up to 100,000,000 shares of Survivor Preferred and to establish the preferences and rights (including the right to vote and the right to convert into Survivor Common) of any Survivor Preferred issued. The power to issue Survivor Preferred could have the effect of delaying or preventing a change in control of the Surviving Trust even if a change in control were in the shareholders' interest. There are additional limitations on ownership regarding each outstanding series of EQR Preferred and Wellsford Preferred.

  Maryland Business Combination Law. Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares of beneficial interest or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust's shares of beneficial interest (an "Interested Shareholder"), or an affiliate of such Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected (unless, among other conditions, the holders of the common shares of the trust receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares). Such provisions could have the effect of inhibiting a change in control even if a change in control were in the shareholders' interest.

CONTROL AND INFLUENCE BY SIGNIFICANT SHAREHOLDERS OF EQR

  As of December 31, 1996, the Zell Holders held certain OP Units issued at the time of the IPO ("Original OP Units") to certain affiliates of Mr. Zell which contributed 33 of the properties to EQR at the time of the IPO (the "Zell Original Owners"), EPMC and other affiliates of Mr. Zell owned in the aggregate approximately 7.92% of the shares of EQR Common (assuming that all of the partnership interests in ERP Operating Partnership are exchanged for EQR Common), and the Starwood Original Owners owned in the aggregate approximately 3.47% of the shares of EQR Common (assuming that all of the partnership interests in ERP Operating Partnership are exchanged for EQR Common). The Starwood Original Owners, together with the Zell Original Owners, will be referred to as the "Original Owners." As of December 31, 1996, EQR had options outstanding to purchase approximately 2.33 million shares of EQR Common which it has granted to certain officers, employees and trustees of EQR and consultants to EQR, some of whom are affiliated with Mr. Zell, representing in the aggregate approximately 3.80% of the EQR Common (assuming that all such options are exercised for EQR Common and all of the outstanding partnership interests in ERP Operating Partnership are exchanged for EQR Common). Further, the consent of affiliates of Mr. Zell who are Zell Holders and of the Starwood Original Owners is required for certain amendments to ERP Operating Partnership's partnership agreement. Accordingly, Mr. Zell and the Starwood Original Owners may continue to have substantial influence over the Surviving Trust, which influence might not be consistent with the interests of other shareholders, and on the outcome of any matters submitted to the Surviving Trust's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for these shareholders to act together on any matter, these shareholders would be in a position to exercise significant influence over the affairs of the Surviving Trust if they were to act together in the future.

EXEMPTIONS FOR MR. ZELL AND OTHERS FROM MARYLAND BUSINESS COMBINATION LAW WHICH TEND TO INHIBIT TAKEOVERS

  As permitted by the MGCL, the Surviving Trust will exempt any business combination involving Mr. Zell, the Zell Holders, EPMC and their respective affiliates and associates, present or future, or any other person acting in concert or as a group with any of the foregoing persons and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to a business combination between any of them and the Surviving Trust. As a result, Mr. Zell, the Zell Holders, EPMC, any present or future affiliate or associate of theirs or any other person acting in concert or as a group with any of the foregoing persons may be able to enter into business combinations with the Surviving Trust, which may not be in the best interest of the shareholders, without compliance by the Surviving Trust with the super-majority vote requirements and other provisions of the MGCL.

TAX TERMINATION OF ERP OPERATING PARTNERSHIP

  In connection with the Merger, more than 50% of the total interest in ERP Operating Partnership's capital and profits will be exchanged. Therefore, the Merger will result in the termination of ERP Operating Partnership for federal income tax purposes. Under existing Treasury Regulations under the Code, this partnership termination will cause a deemed distribution of all of the assets of ERP Operating Partnership to the partners of ERP Operating Partnership (including the Surviving Trust) followed by a deemed re-contribution of such assets by such partners to a newly formed partnership. See "The Merger-- Federal Income Tax Consequences--Tax Termination of ERP Operating Partnership." Such deemed distribution and re-contribution is not expected to cause gain recognition to the Surviving Trust because the amount of cash deemed distributed to the Surviving Trust as a result of the deemed liquidation (including any deemed distribution occurring under Code Section 752 as a result of a shifting of liabilities among the partners of the ERP Operating Partnership) is not expected to exceed the Surviving Trusts's adjusted basis in the ERP Operating Partnership. Moreover, because the taxable years of both the ERP Operating Partnership and the Surviving Trust end on the same date, the closing of the ERP Operating Partnership's taxable year as a result of the termination should have no adverse tax consequences to the Surviving Trust. However, the termination of the ERP Operating Partnership will cause the assets of the ERP Operating Partnership to be depreciated as if they were newly acquired by the ERP Operating Partnership, possibly resulting in lower annual depreciation deductions to the Surviving Trust for federal income tax purposes. This reduction in depreciation deductions could cause a greater proportion of the distribution to holders of Survivor Common and Survivor Preferred to be taxable as dividends at ordinary income rates. See "Federal Income Tax Consequences--Taxation of Taxable Domestic Shareholders." In addition the deemed re-contribution of the assets to the ERP Operating Partnership could result in a reallocation of the built-in gain attributable to the properties owned by the ERP Operating Partnership. See "Federal Income Tax Consequences--Tax Aspects of Surviving Trust's Investment in Partnerships--Tax Allocations With Respect to the Properties."

                            WRP NEWCO RISK FACTORS

  Ownership of WRP Newco Common involves the following material risks:

GENERAL RISKS

  If the properties of WRP Newco, of those entities in which it invests or of those entities to which it will lend (collectively, the "WRP Newco Properties") do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the financial condition and results of operations of WRP Newco may be adversely affected. WRP Newco's financial condition and results of operations may be adversely affected by a number of factors, including international and domestic general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of WRP Newco Properties; the ability of the owner to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. If a WRP Newco Property is mortgaged to secure the payment of indebtedness and if WRP Newco or the entity in which WRP Newco invests or to which it lends is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

NATURE OF INVESTMENTS MADE BY WRP NEWCO MAY INVOLVE HIGH RISK; ILLIQUIDITY OF REAL ESTATE INVESTMENTS

  WRP Newco may make investments in real estate-related assets and businesses which have experienced severe financial difficulties, which difficulties may never be overcome. Since WRP Newco may only make a limited number of investments and since many of the investments may involve a high degree of risk, poor performance by one of the investments could severely affect the financial condition and results of operations of WRP Newco.

  Equity and debt investments in real estate may be relatively illiquid. Such illiquidity limits the ability of WRP Newco to modify its portfolio in response to changes in economic or other conditions. Illiquidity may result from the absence of an established market for the investments as well as legal or contractual restrictions on their resale by WRP Newco.

DIFFICULTY OF LOCATING SUITABLE INVESTMENTS; COMPETITION

  Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. WRP Newco will be competing for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and real estate investment trusts) and other institutional investors, as well as individuals. There can be no assurance that WRP Newco will be able to locate and complete investments which satisfy WRP Newco's rate of return objective or realize upon their value or that it will be able to fully invest its available capital.

  Many of those with whom WRP Newco will compete for investments and its services are far larger than WRP Newco, may have greater financial resources than WRP Newco and may have management personnel with more experience than the officers of WRP Newco.

RISKS OF ACQUISITION, DEVELOPMENT, CONSTRUCTION AND RENOVATION ACTIVITIES

  Acquisition. WRP Newco intends to acquire existing properties to the extent that they can be acquired on advantageous terms and meet WRP Newco's investment criteria. Acquisitions of properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.

  Development, Construction and Renovation. WRP Newco also intends to pursue the selective development, construction and renovation of commercial and residential properties for its own account or the account of entities in which it owns an equity interest as opportunities arise. Risks associated with WRP Newco's development, construction and renovation activities include the risks that: WRP Newco may abandon development opportunities after expending resources to determine feasibility; construction and renovation costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; and development, construction, renovation and lease-up may not be completed on schedule (including risks beyond the control of WRP Newco, such as weather or labor conditions or material shortages) resulting in increased debt service expense and construction costs. Development, construction and renovation activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development, construction and renovation activities once undertaken, any of which could adversely affect the financial condition and results of operations of WRP Newco. Properties under development or acquired for development may generate little or no cash flow from the date of acquisition through the date of completion of development and may experience operating deficits after the date of completion. In addition, new development and renovation activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

  WRP Newco may elect not to exercise its option to purchase the land underlying Phases III, IV and/or V of Palomino Park, in some cases after having expended money and time to determine the feasibility of developing such Phase. In addition, WRP Newco may elect, after having acquired the land underlying one or more of the Phases and paid the purchase price therefor, not to commence construction, or to delay construction, because of local occupancy rates or rents, excessive construction or renovation costs, lack of satisfactory financing or for any other reason.

  Any properties developed or renovated by WRP Newco will be subject to the risks associated with the ownership and operation of real estate described elsewhere in this section entitled "WRP Newco Risk Factors."

VACANCIES AT EXISTING PROPERTIES; DEPENDENCE ON RENTAL INCOME FROM REAL
PROPERTY

  WRP Newco currently owns five office properties consisting of six buildings, five of which buildings are vacant. The sixth office building is currently approximately 85.7% leased. WRP Newco expects to incur significant costs, including those relating to leasing commissions and tenant improvements, in connection with the leasing of these properties and may be required to offer tenant concessions, including free rental periods. The failure of WRP Newco to lease these properties in a timely manner and on economically favorable terms may have a material adverse effect on WRP Newco.

  WRP Newco's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of the WRP Newco Properties failed to meet their lease obligations or if WRP Newco or the owner of a WRP Newco Property were unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, the owner may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. If a tenant rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the WRP Newco Properties will not experience significant tenant defaults in the future.

OPERATING RISKS

  The WRP Newco Properties are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of WRP Newco and its financial condition may be adversely affected.

ADVERSE CONSEQUENCES OF DEBT FINANCING

  Leverage. Some of the WRP Newco real estate equity investments may utilize a leveraged capital structure, in which case a third party lender would be entitled to cash flow generated by such investments prior to WRP Newco receiving a return. As a result of such leverage, WRP Newco would be subject to the risks normally associated with debt financing, including the risk that cash flow from operations and investments will be insufficient to meet required payments of principal and interest, the risk that existing debt (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to WRP Newco and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by WRP Newco, it also will increase the risk of loss on a leveraged investment. If WRP Newco defaults on secured indebtedness, the lender may foreclose and WRP Newco could lose its entire investment in the security for such loan. Because WRP Newco may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, WRP Newco could lose its interests in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments. In addition, recourse debt, which WRP Newco reserves the right to obtain, may subject other assets of WRP Newco to risk of loss.

  Existing Debt Maturities; Foreclosures. WRP Newco anticipates that only a portion of the principal of WRP Newco's indebtedness outstanding from time to time will be repaid prior to maturity. However, WRP Newco may not have sufficient funds to repay such indebtedness at maturity; it may therefore be necessary for WRP Newco to refinance debt through additional debt financing or equity offerings. If WRP Newco is unable to refinance this indebtedness on acceptable terms, WRP Newco may be forced to dispose of properties upon disadvantageous terms, which could result in losses to WRP Newco and adversely affect the amount of cash available for further investment.

  Risk of Rising Interest Rates. WRP Newco may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Outstanding advances under the WRP Newco Line of Credit will bear interest at a variable rate. Accordingly, increases in interest rates could increase WRP Newco's interest expense and adversely effect the financial condition and results of operations of WRP Newco.

  Covenants. Various credit facilities or other debt obligations may require WRP Newco to comply with a number of customary financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit WRP Newco's ability to borrow funds or may cause a default under its then-existing indebtedness.

  No Limitation on Debt. The organizational documents of WRP Newco do not contain any limitation on the amount of indebtedness WRP Newco may incur. WRP Newco also has the ability to use a more highly leveraged business strategy than typically used by REITs. Accordingly, WRP Newco could become highly leveraged, resulting in an increase in debt service that could increase the risk of default on WRP Newco's indebtedness.

LACK OF CONTROL AND OTHER RISKS OF EQUITY INVESTMENTS IN AND WITH THIRD
PARTIES

  WRP Newco may invest in shares of "REITs" or other equity interests of "REITs" or other entities that invest in real estate assets. In such cases, WRP Newco will be relying on the assets, investments and management of the REIT or other entity in which it is investing. Such entities and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth in this section entitled "WRP Newco Risk Factors."

  WRP Newco may also co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity.

  Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that WRP Newco's partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of WRP Newco, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of WRP Newco and contrary to WRP Newco's policies or objectives. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither WRP Newco nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, WRP Newco may in certain circumstances be liable for the actions of its third-party partners or co-venturers.

RISKS OF INVESTMENTS IN DEBT INSTRUMENTS

  WRP Newco intends to originate debt investments and may acquire performing or nonperforming debt investments. In general, debt instruments carry the risk that borrowers may not be able to make debt service payments or to pay principal when due, the risk that the value of any collateral may be less than the amounts owed, the risk that interest rates payable on the debt instruments may be lower than WRP Newco's cost of funds, and the risk that the collateral may be mismanaged or otherwise decline in value during periods in which WRP Newco is seeking to obtain control of the underlying real estate. WRP Newco is also dependent on the ability of the borrowers to operate successfully their properties. Such borrowers and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth in this section entitled "WRP Newco Risk Factors". Some of the loans may be structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time.

  It is anticipated that a substantial portion of the debt in which WRP Newco invests will not be rated by any nationally-recognized rating agency. Generally, the value of unrated classes is more subject to fluctuation due to economic conditions than rated classes. WRP Newco's acquisition of credit supported classes of securitizations (which generally are expected to be first loss classes) which are unrated at the time of acquisition and which have lower ratings may increase the risk of nonpayment or of a significant delay in payments on these classes. Should rated assets be downgraded, it may adversely affect their value and may adversely affect the financial condition and results of operations of WRP Newco.

RISKS OF INVESTMENTS IN MORTGAGE LOANS

  To the extent WRP Newco invests in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, WRP Newco may have to foreclose its mortgage or protect its investment by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high "loan-to-value" ratios and declines in the value of the property may prevent WRP Newco from realizing an amount equal to its mortgage loan upon foreclosure.

  WRP Newco may participate in loans originated by other financing institutions. As a participant, WRP Newco may not have the sole authority to declare a default under the mortgage or to control the property or any foreclosure.

  Any investments in junior mortgage loans which are subordinate to liens of senior mortgages would involve additional risks, including the lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior mortgage, WRP Newco may make payments to prevent foreclosure on the senior mortgage without necessarily improving WRP Newco's position with respect to the subject real property. In such event, WRP Newco would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior mortgage.

RISK OF LOSS ON INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES

  As noted above, WRP Newco may seek to invest in real estate-related debt instruments, which may include CMBS. Many of the risks of investing in CMBS reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of commercial mortgage securities secured by, or evidencing an interest in, a single commercial mortgage loan or a relatively small or less diverse pool of commercial mortgage loans. See "--Risks of Investments in Mortgage Loans".

  The risks of investing in commercial mortgage securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such provider. Delays or difficulties encountered in servicing commercial mortgage securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

  WRP Newco may acquire subordinated tranches of CMBS issuances. In general, subordinated tranches of CMBS are entitled to receive repayment of principal only after all principal payments have been made on more senior tranches and also have subordinated rights as to receipt of interest distributions. In addition, an active secondary market for such subordinated securities is not as well developed as the market for certain other mortgage-backed securities. Accordingly, such subordinated CMBS may have limited marketability and there can be no assurance that a more efficient secondary market will develop.

LIMITATIONS ON REMEDIES

  Although WRP Newco will have certain contractual remedies upon the default by borrowers under certain debt instruments, such as foreclosing on the underlying real estate or collecting rents generated therefrom, certain legal requirements (including the risks of lender liability) may limit the ability of WRP Newco to effectively exercise such remedies.

  The right of a mortgage lender to convert its loan position into an equity interest may be limited or prevented by certain common law or statutory prohibitions.

THIRD-PARTY BANKRUPTCY RISKS

  Investments made in assets operating in workout modes or under Chapter 11 of the Bankruptcy Code could be subordinated or disallowed, and WRP Newco could be liable to third parties in such circumstances. Furthermore, distributions made to WRP Newco in respect of such investments could be recovered if any such distribution is found to be a fraudulent conveyance or preferential payment. Bankruptcy laws, including the automatic stay imposed upon the filing of a bankruptcy petition, may delay the ability of WRP Newco to realize on collateral for loan positions held by it or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.

NO PRIOR OPERATING HISTORY

  It should be noted that WRP Newco is a newly formed entity with no prior operating history and that its properties and assets have only been recently acquired.

RISKS OF UNINSURED LOSS

  WRP Newco will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the properties that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, WRP Newco could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the financial condition and results of operations of WRP Newco.

  With respect to those properties in which WRP Newco holds an interest through a mortgage, as well as those properties owned by entities to whom WRP Newco makes unsecured loans, the borrowers will most likely be obligated to maintain insurance on such properties and to arrange for WRP Newco to be covered as a named insured on such policies. The face amount and scope of such insurance coverage may be less comprehensive than WRP Newco would carry if it held the fee interest in such property. Accordingly in such circumstances, or in the event that the borrowers fail to maintain required coverage, uninsured or underinsured losses may occur, which could have an adverse impact on WRP Newco's cash flow or financial condition.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES

  Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owners's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws govern the removal, encapsulation or disturbance of ACMs when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In this regard, it should be noted that the main headquarters building at the Point View office complex contains ACM's. Upon acquisition of the property, WRP Newco intends to proceed with the removal of ACM's in such building. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership (direct or indirect), operation, management and development of real properties, WRP Newco may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances, and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

  The properties described in this Joint Proxy
Statement/Prospectus/Information Statement that are owned or to be acquired by WRP Newco have had recent Phase I or similar environmental audits (which involved general inspections without soil sampling, ground water analysis or radon testing, and for the Properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs were conducted) completed by independent environmental consultant companies. These environmental audits have not revealed any environmental liability that would have a material adverse effect on WRP Newco's business.

DEPENDENCE ON KEY PERSONNEL

  WRP Newco is dependent primarily on the efforts of Jeffrey H. Lynford, Chairman of the Board, and Edward Lowenthal, President, and the loss of either of their services could have an adverse effect on the operations of WRP Newco. Mr. Lynford and Mr. Lowenthal will each enter into employment agreements with WRP Newco having a term of approximately five years. WRP Newco intends to retain the services of individuals with expertise and experience in certain activities to be conducted by WRP Newco, and the loss of the services of any of these individuals could also have an adverse effect on the operations of WRP Newco.

TAX CONSEQUENCES OF THE DISTRIBUTION

  To the extent the fair market value of the shares of WRP Newco Common distributed in the Distribution to Wellsford Common Shareholders exceeds Wellsford's tax basis in such shares, gain will be recognized by Wellsford. Assuming Wellsford qualifies as a REIT and has a dividends paid deduction for distributions to its shareholders at least equal to its REIT taxable income (as computed before taking into account the dividends paid deduction), no REIT level tax will be incurred on account of the Distribution.

  The distribution of WRP Newco Common will, however, be taxable to Wellsford Common Shareholders to the same extent as any other distribution made by Wellsford to its shareholders. Management of Wellsford estimates that approximately 50% of the value of the shares of WRP Newco Common received in the Distribution will be taxable as ordinary income. Because this estimate is based, in part, on future events, there can be no assurance as to the portion of the value of the Distribution that will be taxable as ordinary income. The remainder of the value of the shares of WRP Newco Common received in the Distribution will either constitute a return of capital (reducing basis in the shares of Wellsford Common that converted in the Merger into Survivor Common) or capital gain. For a more detailed explanation, see "The Contribution and Distribution--Tax Consequences of the Distribution."

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

  The investment, financing, borrowing and distribution policies of WRP Newco and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by the WRP Newco Board of Directors. Although it has no present intention to do so, the Board of Directors may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of WRP Newco. A change in these policies could adversely affect WRP Newco's financial condition, results of operations and the market price of WRP Newco Common. See "Policies with Respect to Certain Activities of WRP Newco."

ABSENCE OF PUBLIC MARKET; RISK OF CHANGES IN STOCK PRICE

  Prior to the Distribution, there will be no public market for WRP Newco Common, and there can be no assurance that an active trading market for WRP Newco Common will develop following the Distribution or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate his investment in WRP Newco. The initial valuation of the WRP Newco Common may not be indicative of the market price of the WRP Newco Common after the Distribution. The prices at which WRP Newco Common trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for WRP Newco Common, investor perception of WRP Newco and its businesses, WRP Newco's dividend policy, interest rates and general economic and market conditions. Prices at which WRP Newco Common may trade after the Distribution cannot be predicted.

COSTS OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

  Under the Americans with Disabilities Act of 1980 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the properties in which WRP Newco invests and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Although management of WRP Newco believes that its properties are substantially in compliance with present requirements of the ADA, WRP Newco may incur additional costs of compliance in the future. A number of additional Federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to properties in which WRP Newco invests, or restrict certain further renovations thereof, with respect to access by disabled persons. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on WRP Newco, they could be substantial. If required changes involve greater expense than WRP Newco currently anticipates, WRP Newco's financial condition and results of operations could be adversely affected.

NONCOMPLIANCE WITH OTHER LAWS

  Real estate properties are also subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. WRP Newco believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by WRP Newco and could have an adverse effect on WRP Newco's results of operations.

EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE

  Sales of a substantial number of shares of WRP Newco Common, or the perception that such sales could occur, could adversely affect prevailing market prices of the WRP Newco Common. Up to 12,000,000 shares of WRP Newco Common may be issued pursuant to the Additional Share Offering and purchasers of the Additional Shares may be able to sell such shares in the public market immediately after purchase. In addition, 1,750,000 shares of WRP Newco Common have been reserved for issuance pursuant to WRP Newco's 1997 Management Incentive Plan, and, when issued, these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. No prediction can be made about the effect that future sales of WRP Newco Common will have on the market prices of WRP Newco Common.

HEDGING POLICIES/RISKS

  In connection with the financing of certain real estate investments, WRP Newco may employ hedging techniques designed to protect WRP Newco against adverse movements in currency and/or interest rates. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, while WRP Newco may benefit from the use of these hedging mechanisms, unanticipated changes in interest rates, securities prices, or currency exchange rates may result in a poorer overall performance for WRP Newco than if it had not entered into such hedging transactions.

ANTI-TAKEOVER EFFECT RESULTING FROM A STAGGERED BOARD, ABILITY OF WRP NEWCO TO ISSUE PREFERRED STOCK AND CERTAIN PROVISIONS OF MARYLAND LAW

  WRP Newco's Board of Directors is divided into three classes. The initial terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors for each class will be chosen for a three-year term upon the expiration of their then current term, and each year one class of directors will be elected by the stockholders. The staggered terms for directors may limit the stockholders' ability to change control of WRP Newco even if a change of control were in the interests of stockholders.

  The Newco Charter authorizes the Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the preferences and other terms of such series. Although the Board of Directors has no intention at the present time, it could issue a series of preferred shares that could, depending on the terms of such series, impede or prevent a merger, tender offer or other transaction that some, or a majority, of WRP Newco's shareholders might believe to be in their best interest or in which shareholders might receive a premium for their shares over the then current market price of such shares.

  Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, unless exempted, any such business combination must be approved by two supermajority stockholder votes. The directors of WRP Newco have exempted from the Maryland statute any business combinations with Jeffrey H. Lynford or Edward Lowenthal or any of their affiliates or any other person acting in concert or as a group with any of such persons and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between such persons and WRP Newco. See "Certain Provisions of Maryland Law and of WRP Newco's Charter and Bylaws".

  The provisions of the MGCL described above and the exemptions granted may discourage a third party from making an acquisition proposal for WRP Newco and may inhibit a change in control under circumstances that could otherwise give the holders of WRP Newco Common the opportunity to realize a premium over then-prevailing market prices.

  It should also be noted that for ten years after the Closing Date, WRP Newco has the right to direct the voting of all shares of WRP Newco Series A Preferred, WRP Newco Class A Common and WRP Newco Common owned by ERP Operating Partnership or any of its affiliates, except as to the election of the director to be designated by ERP Operating Partnership or any matter relating to the rights, preferences and privileges of WRP Newco Series A Preferred or WRP Newco Class A Common. Such voting right may hinder a change in control.

                         THE MEETINGS OF SHAREHOLDERS

EQR

  The EQR Special Meeting has been called by the EQR Board of Trustees for the purpose of approving the Merger. The EQR Special Meeting will be held on May 28, 1997, at 10:00 a.m., local time, at One North Franklin, Chicago, Illinois. Only shareholders of record of EQR Common at the close of business on April 14, 1997 will be entitled to vote at the EQR Special Meeting. EQR had outstanding 53,713,158 shares of EQR Common as of the close of business on April 1, 1997, of which 1,022,666 shares (or approximately 1.9% of the outstanding) shares of EQR Common (excludes 681,534 shares where beneficial ownership is disclaimed) were owned beneficially by the officers and trustees of EQR, and such persons have indicated their intention to vote such shares in favor of the Merger. No EQR Shares other than EQR Common are entitled to vote on the Merger. Each holder of EQR Common is entitled to one vote per share on the Merger. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted in accordance with any direction on the proxy form, or in the absence of a direction, they will be voted FOR the Merger. The shareholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to EQR, by executing and delivering a proxy bearing a later date, or by attending the EQR Special Meeting and voting in person.

  The expenses of the solicitation of EQR Common Shareholders will be paid by EQR. In addition to the use of the mail, proxies may be solicited by trustees, officers, or regular employees of EQR in person, by telecopy or by telephone. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares of EQR Common held of record by such persons, and EQR will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. EQR has retained MacKenzie Partners to assist in the solicitation of proxies. The fee of such firm is estimated to be $6000, plus reimbursement for out-of-pocket costs and expenses.

  The presence at the EQR Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of EQR Common is necessary to constitute a quorum under the Amended and Restated Bylaws of EQR (the "EQR Bylaws"). Votes cast by proxy or in person at the meeting will be tabulated by election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" (i.e., proxies of brokers who have limited authority to vote on specified proposals) as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. Under Maryland law and EQR's Amended and Restated Declaration of Trust (the "EQR Declaration"), the affirmative vote of the holders of two-thirds of the outstanding shares of EQR Common is required to approve the Merger.

  EQR Common Shareholders may mark the accompanying EQR proxy to vote their shares FOR or AGAINST, or to ABSTAIN with respect to, the Merger. Abstentions and broker non-votes will have the effect of a vote against approval of the Merger.

  The EQR Trustees who voted on the Merger unanimously recommend that EQR Common Shareholders vote FOR the Merger.

  Pursuant to the EQR Bylaws, no business may be transacted at the EQR Special Meeting except that referred to in the accompanying notice of the EQR Special Meeting.

WELLSFORD

  The Wellsford Special Meeting has been called by the Wellsford Board of Trustees for the purpose of approving the Merger, including the adoption of an amended and restated declaration of trust of the Surviving Trust, the Additional Provisions, the Additional Share Offering by WRP Newco and the adoption of WRP Newco's 1997 Management Incentive Plan. The Wellsford Special Meeting will be held on May 28, 1997, at 10:00 a.m., local time, at The Princeton Club, 15 West 43rd Street, New York, New York. Only shareholders of record of Wellsford Common at the close of business on April 14, 1997 will be entitled to vote at the Wellsford Special Meeting. Wellsford had outstanding 17,261,897 shares of Wellsford Common as of the close of business on April 18, 1997, of which 599,828 shares (or approximately 3.5% of the outstanding shares of Wellsford Common (excludes 29,727 shares where beneficial ownership is disclaimed)) were owned beneficially by the officers and trustees of Wellsford, and such persons have indicated their intention to vote such shares in favor of the Merger, including the adoption of an amended and restated declaration of trust of the Surviving Trust, the Additional Provisions, the Additional Share Offering and the adoption of WRP Newco's 1997 Management Incentive Plan. No Wellsford Shares other than Wellsford Common are entitled to vote on the matters set forth in the notice of the Wellsford Special Meeting. Each holder of Wellsford Common is entitled to one vote per share on the matters set forth in the notice of the Wellsford Special Meeting. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted in accordance with any direction on the proxy form, or in the absence of a direction, they will be voted FOR the Merger, including adoption of the amended and restated declaration of trust of the Surviving Trust, the Additional Provisions, the Additional Share Offering by WRP Newco and the adoption of WRP Newco's 1997 Management Incentive Plan. The shareholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to Wellsford, by executing and delivering a proxy bearing a later date, or by attending the Wellsford Special Meeting and voting in person.

  The expenses of the solicitation of Wellsford Common Shareholders will be paid by Wellsford. In addition to the use of the mail, proxies may be solicited by trustees, officers, or regular employees of Wellsford in person, by telecopy or by telephone. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares of Wellsford Common held of record by such persons, and Wellsford will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Wellsford has retained MacKenzie Partners to assist in the solicitation of proxies. The fee of such firm is estimated to be $7,500, plus reimbursement for out-of-pocket costs and expenses.

  The presence at the Wellsford Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Wellsford Common is necessary to constitute a quorum under Wellsford's Bylaws (the "Wellsford Bylaws"). Votes cast by proxy or in person at the Wellsford Special Meeting will be tabulated by election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" (i.e., proxies of brokers who have limited authority to vote on specified proposals) as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. Under Maryland law and Wellsford's Amended and Restated Declaration of Trust (the "Wellsford Declaration"), the affirmative vote of the holders of a majority of the outstanding shares of Wellsford Common is required to approve the Merger. The affirmative vote of the holders of two-thirds of the outstanding shares of Wellsford Common is required to approve the Additional Provisions. The affirmative vote of the holders of a majority of shares of Wellsford Common voting thereon is required to approve the Additional Share Offering and the adoption of WRP Newco's 1997 Management Incentive Plan.

  Wellsford Common Shareholders may mark the accompanying Wellsford proxy to vote their shares FOR or AGAINST, or to ABSTAIN from voting with respect, to the Merger, the Additional Provisions, the Additional Share Offering and WRP Newco's 1997 Management Incentive Plan. Abstentions and broker non-votes will be counted in determining the presence of a quorum and will have the effect of a vote against approval of the Merger and the Additional Provisions. An abstention and a broker non-vote will have no effect on the proposal to approve the Additional Share Offering and adoption of WRP Newco's 1997 Management Incentive Plan.

  The Wellsford Board of Trustees unanimously recommends that Wellsford Common Shareholders vote FOR the Merger, the Additional Provisions, the Additional Share Offering and WRP Newco's 1997 Management Incentive Plan. The WRP Newco Board of Directors unanimously recommends that Wellsford Common Shareholders vote FOR the Additional Share Offering and WRP Newco's 1997 Management Incentive Plan.

  The Wellsford Bylaws provide that no business will be transacted at the Wellsford Special Meeting except that referred to in the accompanying notice of the Wellsford Special Meeting.

                                  THE MERGER

  The description of the Merger contained in this Joint Proxy
Statement/Prospectus/Information Statement is qualified in its entirety by reference to the Merger Agreement, the full text of which is attached as Appendix A, and is incorporated herein by reference.

TERMS OF THE MERGER

  The Merger Agreement provides that, upon satisfaction or waiver of the conditions set forth therein, EQR will be merged into Wellsford. The name of the Surviving Trust will be Equity Residential Properties Trust. At the Effective Time, each outstanding share of Wellsford Common will be converted into .625 of a share of Survivor Common. At the Effective Time, each outstanding share of EQR Common will be converted into one share of Survivor Common. At the Effective Time, each share of Wellsford Preferred and EQR Preferred will be converted into one share of Survivor Preferred, having the same preferences and other terms as the Wellsford Preferred or EQR Preferred previously outstanding of the same series; provided, however, that the conversion ratio for the Wellsford Series A will be adjusted in accordance with its terms. No fractional shares of Survivor Common will be issued in connection with the Merger. In lieu thereof, holders of Wellsford

Common will receive a cash payment equal to the average closing price of EQR Common on the NYSE for the five trading days immediately preceding the Effective Time, multiplied by the fraction of the shares of Survivor Common to which the holder would be entitled under the Merger Agreement.

BACKGROUND OF THE MERGER

  Since 1993, Douglas Crocker, the President and Chief Executive Officer of EQR and Jeffrey H. Lynford, the Chairman of the Board of Wellsford and Edward Lowenthal, President and Chief Executive Officer of Wellsford, have had a personal relationship arising out of their participation in the multifamily property business. At various times during 1994 and 1995 Mr. Crocker, Mr. Lynford and Mr. Lowenthal have discussed the general status of the multifamily property industry. Messrs. Crocker, Lynford and Lowenthal presumed that the multifamily property industry would be the subject of combinations of existing companies in the future, and separately considered whether their respective companies should explore a combination with other companies.

  On September 16, 1996, a regular quarterly Wellsford board meeting was held at which Messrs. Lynford and Lowenthal reported on their discussions with investment banking firms and other publicly traded REITs regarding possible strategic combinations. They indicated that these discussions related primarily to possible transactions in which Wellsford would acquire another entity or be the survivor in a merger. The Board of Trustees of Wellsford authorized management to engage in discussions regarding possible strategic business combinations.

  On September 24, 1996, Messrs. Crocker, Lynford and Lowenthal met to discuss the multifamily property industry and real estate market in general and whether combining the property portfolios of EQR and Wellsford made sense for both companies and their shareholders. The parties expressed a general interest in exploring the possibility of a combination of the companies.

  On October 19, 1996, Messrs. Crocker and Lynford had a meeting at which they specifically discussed each company's interest in pursuing merger discussions. During such meeting, Mr. Crocker and Mr. Lynford considered whether a merger would be in the best interests of both companies and their shareholders. Among the issues considered were whether a merger would combine the talents of their respective companies, reduce corporate overhead by eliminating redundancies and create a larger company which might be attractive to institutional investors and increase access to public equity and debt markets. Mr. Crocker and Mr. Lynford discussed various exchange ratios for Wellsford Common as well as possible funds from operations and adjusted funds from operations ratios. Concluding that a merger might be in the best interests of both companies and their shareholders, Mr. Crocker and Mr. Lynford decided to pursue merger discussions.

  On October 24, 1996, Mr. Crocker and Mr. Lowenthal met at the National Association of Real Estate Investment Trusts ("NAREIT") Convention in Dallas, Texas. Mr. Crocker and Mr. Lowenthal discussed revised numbers with respect to funds from operations and adjusted funds from operations in connection with possible exchange ratios. Mr. Crocker discussed the fact that he would like to reach agreement on these numbers in order to further pursue a merger transaction. Mr. Crocker and Mr. Lowenthal agreed to have each company's internal accountants discuss exchange ratios and evaluations.

  On November 13, 1996, Mr. Crocker, Mr. Lowenthal, Gregory F. Hughes, Chief Financial Officer of Wellsford, David H. Lee, Senior Vice President--Capital Markets of EQR, Gerald A. Spector, Executive Vice President of EQR, and David
J. Neithercut, Chief Financial Officer of EQR, met. Mr. Lowenthal presented the exchange ratio as a topic for discussion. The parties exchanged views on relative assets and exchange values, but disagreements remained regarding the method of valuation, the exchange ratio and other material issues.

  On November 27, 1996, Mr. Crocker met with Messrs. Lynford, Lowenthal and Hughes at Wellsford's corporate offices. The parties again discussed valuation and determined that EQR was not willing to value the development assets of Wellsford on a going concern basis in the same manner as the other Wellsford assets. The parties alternatively discussed the formation of a new Wellsford subsidiary to be spun off to the common shareholders of Wellsford funded primarily with the Wellsford development assets. The parties agreed that Mr. Crocker would serve as a director on the proposed subsidiary's board of directors and Messrs. Lowenthal and Lynford would serve as trustees on the EQR Board of Trustees. The parties also discussed estimated financial results of EQR for year-end 1997 and various employment issues, such as possible retention of as many Wellsford employees as possible to meet EQR's staffing needs.

  On December 9, 1996, a regular quarterly Wellsford board meeting was held at which members of management of Wellsford and its legal counsel were present. At such meeting, Messrs. Lynford and Lowenthal reported on the discussions they had with other publicly traded REITs regarding possible business combination transactions. They indicated that the only ongoing discussions at such time were with EQR, and they reported the status and substance of these discussions, including those relating to a possible spin-off of certain of Wellsford's assets, and the nature and results of management's initial due diligence review of the business and financial condition of EQR.

  On December 12, 1996, Mr. Crocker, Mr. Lowenthal, Mr. Lynford, Mr. Hughes and attorneys from EQR's legal staff, as well as representatives of Rudnick & Wolfe, special counsel for EQR, and Robinson Silverman Pearce Aronsohn & Berman LLP, special counsel for Wellsford, met to discuss the structure of a possible merger transaction, the formation of the proposed subsidiary and the specific assets to be transferred to the proposed subsidiary, and the possible pricing matrix for the Wellsford Common. General terms were discussed. The tentative Exchange Ratio was determined by establishing relative values for the EQR Common and Wellsford Common. The value for EQR Common was based on its then market value of $42.875 per share. No one specific valuation method was utilized in connection with the determination of the value of the Wellsford Common. The value for Wellsford Common was negotiated based upon, among other things, its then market price of $25.00 per share and each party's evaluation of the value of Wellsford's assets to be acquired in the Merger, which were estimated at approximately $1,032.2 million, the budgeted net operating income, earnings before interest, taxes, depreciation and amortization and funds from operations for 1997 estimated to be generated from the assets to be acquired by EQR in the merger which were approximately $79.4 million, $76.7 million and $37.4 million, respectively, the cost savings anticipated from the Merger, which were estimated at $4.1 million per year and the costs associated with the Merger, including employee severance and retention costs, which were estimated at $23.6 million. With respect to the Wellsford Preferred, it was determined to value such shares based upon their liquidation value because the distribution rates on Wellsford Preferred were established as a percentage of their respective liquidation values. It was tentatively agreed, subject to satisfactory resolution of other material issues and completion of due diligence, that the exchange ratio would be determined based upon a value of $27.50 per share for the Wellsford Common and $40.00 per share for the EQR Common, subject to adjustment in the event of a decline in the market price of EQR Common. In addition, it was tentatively agreed, subject to the additional study of the relevant assets and completion of due diligence, that the assets to be contributed to the new subsidiary would have an initial book value of at least $2.50 per share. Although discussions were still ongoing, EQR and Wellsford requested their legal counsel to prepare a draft of a merger agreement and other related documents so that management of the companies could focus on the issues that required resolution.

  On December 20, 1996, Mr. Crocker and Mr. Lowenthal had a telephone call to discuss certain open issues regarding the possible merger transaction. The costs in connection with the possible merger transaction were discussed in detail.

  On December 26, 1996, Messrs. Crocker, Lowenthal and Hughes discussed by telephone concerns regarding the capitalization of the proposed subsidiary upon consummation of the possible merger. Mr. Crocker suggested that EQR purchase $3.5 million in shares of common stock of the proposed subsidiary plus an additional 10% interest in Palomino Park.

  From December 26, 1996 through January 9, 1997, the management of EQR and Wellsford had a number of discussions regarding various business issues.

  On January 9, 1997, a special EQR board meeting was held at which members of management, representatives of EQR's financial and legal advisors were present in person or by conference telephone call. At such meeting, the trustees were informed of the status of discussions with Wellsford's management and the reasons that a combination with Wellsford would be beneficial. In addition, the trustees discussed with management and EQR's legal advisors, the current operations of EQR and Wellsford, the form of consideration payable in the proposed transaction, the valuation methodologies to be utilized by J.P. Morgan for purposes of its opinion (see "The Merger--Opinion of EQR Financial Advisor"), potential synergies expected by management to result from the proposed transaction, certain governance, tax and due diligence matters and the time table for completion of the transaction. The EQR Board of Trustees also reviewed the tentative terms of the proposed merger between EQR and Wellsford.

  Mr. Crocker provided the EQR Board of Trustees with a discussion of the background and events leading up to the meeting with respect to the proposed merger with Wellsford. Mr. Crocker then set forth the reasons he believed a possible business combination with Wellsford would be appropriate for EQR. The reasons discussed were (i) the combined entity would be the second largest publicly-traded REIT in the United States and the largest REIT focusing primarily on multifamily properties, with 317 properties, consisting of 90,873 apartment units; (ii) the combined market capitalization, would be approximately $5 billion and would not significantly alter EQR's existing Debt to Total Market Capitalization Ratio; and (iii) the merger would improve access to the public debt and equity markets to support EQR's continued growth. Mr. Crocker also noted that Mr. Lowenthal and Mr. Lynford would be added to the EQR Board of Trustees, assuming approval of the Merger by the shareholders of each company.

  EQR's legal counsel presented and explained the terms of the Merger Agreement to the EQR Board of Trustees including closing conditions, termination rights and liquidated damages and expense reimbursement provisions, and advised the EQR Board of Trustees of their fiduciary obligations. A discussion followed concerning the proposed merger.

  The EQR Board of Trustees discussed the advantages and disadvantages to EQR of the Merger, including the factors raised by Mr. Crocker. The principle negative factor that the EQR Board of Trustees considered was the significant costs involved in connection with consummating the Merger and the substantial management time and effort required to effectuate the Merger and integrate the businesses of EQR and Wellsford. The EQR Board of Trustees did not believe that this factor was sufficient to outweigh the advantages of the Merger, particularly in light of the lower payout ratio of the Surviving Trust based upon funds from operations, and the similar Debt to Total Market Capitalization Ratio of the Surviving Trust, as compared with the current ratio for EQR.

  From January 12, 1997 through January 16, 1997, representatives of management of EQR and Wellsford and their respective counsel met in Chicago to discuss and resolve the remaining open business and legal issues.

  On January 15, 1997, a special meeting of the EQR Board of Trustees was held. Representatives of J.P. Morgan made a detailed presentation regarding the proposed merger with Wellsford. J.P. Morgan's presentation included a discussion of (i) the fairness from a financial point of view to EQR of the consideration to be paid by EQR in the proposed merger; (ii) a summary of the financial terms of the proposed merger; (iii) a valuation analysis; and (iv) a discussion of the impact of the proposed merger on EQR. Also included in J.P. Morgan's oral presentation of its fairness opinion were (i) an outline of J.P. Morgan's fairness opinion process; (ii) a pro forma merger analysis; (iii) a fully loaded share price analysis; (iv) a public trading multiples analysis;
(v) a selected transactions analysis; (vi) a share trading history analysis;
(vii) an historical exchange ratio analysis; (viii) a net asset value analysis; and (ix) a WRP Newco analysis. See "--Opinion of Financial Advisor-- EQR."

  Following such presentations, and after extensive discussion, the Board of Trustees of EQR concluded that the advantages of the Merger outweighed the potential risks and the EQR Trustees who voted on the Merger unanimously approved the Merger Agreement and the related agreements contemplated thereby, and authorized EQR management to enter into such agreements. J.P. Morgan rendered its oral opinion to the effect that, as of that date and subject to the assumptions made, procedures followed, matters considered and limits of its review, the consideration to be paid by EQR in connection with the Merger was fair, from a financial point of view, to EQR. J.P. Morgan's written opinion confirming its oral opinion was delivered on January 16, 1997.

  On January 16, 1997, a special meeting of the Board of Trustees of Wellsford was held at which members of management, representatives of Merrill Lynch and legal counsel were present. At such meeting, the Wellsford Board of Trustees was updated on the status of discussions with EQR regarding the potential merger transaction between Wellsford and EQR. Mr. Lynford reviewed with the Board of Trustees (i) the background of the proposed merger and spin-off transaction, (ii) the current status of Wellsford's financial and business plans without the proposed merger, including the feasibility of improving the profitability of Wellsford's existing property portfolio and raising additional capital and acquiring new properties, (iii) pertinent due diligence findings with respect to EQR, with particular emphasis on the current operations and properties of EQR and (iv) the potential benefits as well as the risks of the proposed merger transaction as described below under "-- Reasons for the Merger; Recommendation of the Wellsford Board of Trustees."

  Wellsford's legal counsel made a presentation to the Wellsford Board of Trustees in which it explained the material terms of the proposed merger and spin-off transaction and agreements related thereto, briefed the Board of Trustees on certain legal issues raised by the proposed merger transaction and advised the Board of Trustees of its fiduciary duties in connection with such transaction.

  Merrill Lynch presented its financial analysis of the merger transaction, which included: (i) an overview of the proposed transaction setting forth, among other things, a summary of the key transaction terms and a description of the Distribution, (ii) an analysis of the stock trading history of each of Wellsford Common and EQR Common, (iii) valuation analyses of Wellsford, EQR and WRP Newco, (iv) a comparison of each of Wellsford and EQR with selected publicly traded companies, (v) a comparison of the proposed financial terms of the Merger with the financial terms of other relevant mergers and acquisitions and (vi) a pro forma merger analysis. Merrill Lynch concluded its presentation by orally advising the Wellsford Board of Trustees that as of that date, based upon the facts and circumstances as they existed at that time, and subject to certain assumptions, factors and limitations, the proposed consideration to be received by the holders of Wellsford Common, pursuant to the Merger and Distribution, was fair to such shareholders from a financial point of view.

  Following such presentations, and after extensive discussion of the advantages and disadvantages of the proposed merger transaction as described under "--Reasons for the Merger; Recommendations of the Wellsford Board of Trustees," the Board of Trustees of Wellsford concluded that the advantages of the Merger and Distribution outweighed the potential risks, and unanimously approved the merger transaction, the spin-off, the Merger Agreement and all transactions contemplated thereby.

  EQR and Wellsford did not believe that the Merger or the Contribution and Distribution would have a material adverse effect on the results of operations, liquidity or capital resources of the Surviving Trust and believed that the advantages of such transactions outweighed the disadvantages.

  The Merger Agreement was executed on January 16, 1997.

REASONS FOR THE MERGER; RECOMMENDATION OF THE EQR BOARD OF TRUSTEES

  The EQR Board of Trustees believes that the Merger, including the consideration, is fair and in the best interests of EQR and its shareholders. Accordingly, the EQR Trustees who voted on the Merger unanimously approved the Merger and unanimously recommend approval of the Merger by the shareholders of EQR. In reaching this determination, the EQR Board of Trustees consulted with EQR management, as well as its financial advisors, J.P. Morgan, legal counsel and accountants, and considered a number of factors. The material factors that the EQR Board of Trustees considered in approving the Merger and unanimously recommending approval of the Merger are that:

    (i) The EQR Board of Trustees believes that the Merger would solidify EQR's leadership position in the multifamily property industry. The EQR Board of Trustees viewed this as favorable because the combined entity would own and operate 317 multifamily properties consisting of 90,873 apartment units; would have funds from operations on a pro forma basis for the nine months ended September 30, 1996 of approximately $155.4 million and would have a combined market capitalization, as of September 30, 1996, of approximately $5.0 billion with an initial Debt to Total Market Capitalization Ratio of approximately 31%.

    (ii) The EQR Board of Trustees believes that the Merger would increase operating efficiency through economies of scales, which the EQR Board of Trustees viewed as favorable as the combined entity would realize significant savings in overhead and expenses (such savings are estimated to be approximately $3.7 million per annum).

    (iii) The EQR Board of Trustees believes that the Merger would provide greater access to the public equity and debt markets. The Debt to Total Market Capitalization Ratio for EQR as of September 30, 1996 was approximately 31.5%, while the ratio on a pro forma basis of the Surviving Trust as of the same date would be approximately 31%. The EQR Board of Trustees viewed this favorably because of management's belief, based in part on discussions with advisors, investment banking firms and lenders, that it would provide EQR Common Shareholders with enhanced liquidity and make the Survivor Common a more attractive investment for institutional investors.

    (iv) The EQR Board of Trustees believes that the Surviving Trust would be a larger and financially stronger company, which would make it easier to combine with other public or private entities. The EQR Board of Trustees viewed this as favorable because it would provide another efficient and attractive means of growth.

    (v) The EQR Board of Trustees believes that the combination of the Wellsford properties (approximately 19,000 units) with those of EQR will expand the geographic focus of EQR's ownership and operation of properties and enhance EQR's operations in the Southwest, Western and Pacific Northwest regions of the United States. The EQR Board of Trustees viewed this as favorable because it would limit the impact that adverse economic or real estate conditions in a particular region may have on EQR as a whole and provide EQR the opportunity for additional expansion in these regions.

    (vi) The Unaudited Pro Forma Combined Financial Statements for the nine months ended September 30, 1996 on a pro forma basis illustrated the effects of the Merger. On a pro forma basis funds from operations for the Surviving Trust are $155.4 million for the nine months ended September 30, 1996 instead of $113.3 million for EQR on a historical basis. The EQR Board of Trustees viewed this as favorable because it would most likely increase the Surviving Trust's funds from operations available for distribution to shareholders and holders of OP Units. Funds from operations available for distribution is not the same as cash available for distribution as it does not reflect cash required for capital expenditures and principal repayments on debt.

    (vii) The Merger could be effectuated through the issuance of new equity valued at $464 million (based upon a market price of $43.375 per share of EQR Common on January 16, 1997), rather than through the use of cash or a public offering of equity or debt securities, which the EQR Board of Trustees viewed as favorable.

    (viii) J.P. Morgan delivered an oral opinion on January 15, 1997 to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by EQR in connection with the Merger was fair, from a financial point of view, to EQR. The EQR Board of Trustees viewed such opinion as favorable not only because of the conclusion reached by J.P. Morgan, but also because such conclusion was consistent with the opinion of EQR's management.

    (ix) The EQR Board of Trustees believes the terms of the Merger Agreement to be fair to EQR.

    (x) Under generally accepted accounting principles, the Merger will be accounted for as a purchase, and for federal income tax purposes the Merger will be a tax-free transaction, which the EQR Board of Trustees viewed as favorable because, with certain possible exceptions, no gain or loss will be recognized by EQR, Wellsford or a shareholder of Wellsford who receives shares of Survivor Common for shares of Wellsford Common exchanged therefor (except with respect to any cash received in lieu of a fractional interest in a share of EQR Common).

  The EQR Board of Trustees also considered certain potentially negative factors which could arise from the Merger. These included, among others, the significant costs involved in connection with consummating the Merger and the substantial management time and effort required to effectuate the Merger and integrate the businesses of EQR and Wellsford. The EQR Board of Trustees considered that the Merger would increase the debt of the Surviving Trust. The Surviving Trust will assume all of Wellsford's outstanding debt of approximately $330 million. The EQR Board of Trustees recognized this increase could adversely affect the ability of the Surviving Trust to obtain debt financing for additional growth and would subject EQR to the risks of higher leverage. Overall, however, the EQR Board of Trustees concluded that the increase in debt would be within EQR's policies with respect to the incurrence of debt. In addition, the EQR Board of Trustees considered the possible adverse effects upon the market for EQR Common Shares and upon EQR's ability to raise capital and issue equity in both the public and private markets which might result if the Merger were not consummated. Finally, the EQR Board of Trustees considered the risk that the anticipated benefits of the Merger might not be fully realized. The EQR Board of Trustees did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

  The EQR Board of Trustees viewed as adequate the conditions to the closing in the Merger Agreement, including the condition that no change in the financial condition, business or operations of Wellsford will have occurred that would have a material adverse effect, other than a change which affects EQR and Wellsford in a substantially similar manner.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the EQR Board of Trustees did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

  The EQR Board of Trustees view the indemnification provisions relating to Wellsford trustees and officers as a continuing responsibility and approved of the continuation of the indemnification of the Wellsford trustees and officers as part of the negotiated transaction.

  The EQR Board of Trustees believes that the proposed transaction is fair to and in the best interests of EQR and its shareholders. The EQR Trustees who voted on the Merger unanimously approved the Merger, and unanimously recommend that the shareholders of EQR vote FOR the Merger.

  In the event the Merger is not consummated for any reason, EQR will continue to pursue its business objectives.

REASONS FOR THE MERGER; RECOMMENDATION OF THE WELLSFORD BOARD OF TRUSTEES

  At a special meeting of the Wellsford Board of Trustees held on January 16, 1997, members of Wellsford management, representatives of Merrill Lynch and legal counsel made presentations concerning the business and prospects of Wellsford and EQR. As part of its deliberations, the Wellsford Board of Trustees considered, among other factors, the age, condition and geographic diversification of EQR's assets, the depth and experience of its management and its credit rating and analyzed its capital structure, funds from operations and Debt to Total Market Capitalization Ratio, as well as its future prospects and opportunities for growth as a combined company with Wellsford. The Wellsford Board of Trustees also reviewed the terms of the Merger Agreement and the Contribution and Distribution Agreement with Wellsford's management and Wellsford's financial and legal advisors. By unanimous vote, the Wellsford Board of Trustees determined that the Merger and the Distribution were fair to, and in the best interests of, Wellsford and its shareholders, approved and adopted the Merger Agreement, the Contribution and Distribution Agreement and the transactions contemplated thereby, and resolved to recommend that Wellsford's shareholders approve the Merger. Although Wellsford Common Shareholders are not being asked to approve the Distribution, approval of the Merger will, in effect, constitute approval of the Distribution.

  The Wellsford Board of Trustees believes that the Merger offers Wellsford's shareholders an opportunity to take advantage of the general trend in the real estate industry towards consolidation, by affording shareholders a significant participation in a much larger and more geographically diversified REIT with greater potential for long-term appreciation and improved access to capital markets.

  In making its determination with respect to the Merger and the Distribution, the Wellsford Board of Trustees also considered, among other things, that:

    (i) the Merger represents the alternative which has the greatest feasibility and offers the greatest potential to maximize shareholder value. In this regard, the Board considered the discussions management conducted with investment banking firms and other publicly traded REITs regarding possible strategic combinations, as well as EQR's size, financial resources, geographic diversification and credit rating and the expertise and experience of EQR's management;

    (ii) after management's discussions with other parties regarding possible strategic business combinations, the Merger was the best alternative reasonably available to Wellsford's shareholders. The Board believed that after management's discussions with investment banking firms and other publicly traded REITs, there were no other prospective purchasers that had both the financial ability to complete the transaction and would be willing to pay an aggregate consideration greater than that to be paid by EQR in the Merger. Other possible strategic business combinations, including potential acquisitions of other companies, were rejected for many reasons, including the lack of management depth and experience, age and condition of the applicable assets, lack of geographic diversification, insufficient credit rating, insufficient cost savings and size of the other company;

    (iii) the anticipated cost savings and operating efficiencies available to the Surviving Trust from the Merger, particularly from a reduction of general and administrative overhead expenses, the costs of capital, bulk purchasing, advertising and property management;

    (iv) the terms of the Merger Agreement, which the Wellsford Board of Trustees viewed as favorable because it believed them to be fair to Wellsford and its shareholders and because the terms were reached through extensive arms-length negotiations. In this regard, the Wellsford Board of Trustees noted that the Exchange Ratio fairly reflected the relative contributions of both companies to the combined entity and represented an attractive opportunity for shareholders to continue their investment and maintain their receipt of quarterly dividends, but with significantly expanded geographic diversification;

    (v) the Surviving Trust will have significantly greater market capitalization which could increase the liquidity of Survivor Common after the Merger. In this regard, the Board noted that the market capitalization of the Surviving Trust is expected to be approximately $4 billion greater than the then current market capitalization of Wellsford and the Surviving Trust would have approximately 60,000,000 shares of Survivor Common outstanding after the Merger;

    (vi) the Distribution will enable shareholders to participate in an opportunity to maximize the value of the Contributed Assets (as defined herein) because EQR did not wish to acquire the Contributed Assets for a price that Wellsford considered to be adequate value for such assets;

    (vii) the structure of the Merger, particularly the fact that the Merger, as a "stock-for-stock" transaction, rather than a "cash-for-stock" transaction, will provide an opportunity for Wellsford's shareholders to participate in any future appreciation of the Surviving Trust;

    (viii) the tax-free nature of the Merger; and

    (ix) the opinion, analyses and presentations of Merrill Lynch, including the opinion that the proposed consideration to be received by Wellsford Common Shareholders pursuant to the Merger and the Distribution was fair to such shareholders from a financial point of view, which supported the conclusions reached by the Board after its own deliberations and analyses.

  The Wellsford Board of Trustees also considered certain potentially negative factors in its deliberations concerning the Merger, including, among others:

    (i) the risk that the anticipated benefits of the Merger might not be fully realized;

    (ii) the significant costs involved in connection with consummating the Merger;

    (iii) the substantial management time and effort required to effectuate the Merger;

    (iv) the possibility that Wellsford may be required, if the Merger Agreement is terminated under certain circumstances, to pay EQR a Break-Up Fee of $14.0 million and to reimburse EQR Break-Up Expenses of up to $2.5 million; and

    (v) that the dividend rate payable with respect to the EQR Common is less than the dividend rate payable with respect to the Wellsford Common.

  In addition to the above factors, the Board of Trustees was mindful of and evaluated the actual and potential conflicts of interest. In view of the wide variety of factors considered by the Wellsford Board of Trustees, the Board of Trustees did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, after due consideration of their fiduciary obligations, in the unanimous view of the Wellsford Board of Trustees, the potential conflicts of interest and potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations relating to the Merger.

OPINION OF FINANCIAL ADVISOR--EQR

  At the meeting of the Board of Trustees of EQR on January 15, 1997, J.P. Morgan rendered its oral opinion to the Board of Trustees of EQR that, as of such date, the consideration to be paid by EQR in connection with the proposed Merger was fair from a financial point of view to EQR. J.P. Morgan has confirmed its January 15, 1997 oral opinion by delivering its written opinion to the Board of Trustees of EQR, dated January 16, 1997, that, as of such date, the consideration to be paid by EQR in connection with the proposed Merger was fair from a financial point of view to EQR. J.P. Morgan has not been requested to, and will not, update its opinion prior to the Closing. No limitations were imposed by EQR's Board of Trustees upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

  The full text of the written opinion of J.P. Morgan dated January 16, 1997, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus/ Information Statement and is incorporated herein by reference. EQR Common Shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Board of Trustees of EQR, is directed only to the consideration to be paid in connection with the Merger and does not constitute a recommendation to any shareholder of EQR as to how such shareholder should vote at the EQR Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement/Prospectus/ Information Statement is qualified in its entirety by reference to the full text of such opinion. In the opinion of EQR, no events or significant changes in information have occurred that would alter the opinion of J.P. Morgan. However, if such an event or change does occur, including, without limitation, an amendment to the Merger Agreement or Contribution and Distribution Agreement which materially affects the financial terms of either of such agreements, a revised fairness opinion will be requested.

  In arriving at its opinion, J.P. Morgan reviewed, among other things, the Merger Agreement; the audited financial statements of EQR and Wellsford for the fiscal year ended December 31, 1995, and the unaudited financial statements of EQR and Wellsford for the nine months ended September 30, 1996; current and historical market prices of the EQR Common and Wellsford Common; certain publicly available information concerning the business of Wellsford and of certain other companies engaged in businesses comparable to those of Wellsford, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to Wellsford and the consideration received for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; certain internal financial analyses and estimates of budgeted 1997 funds from operations and net operating income prepared by EQR and Wellsford and their respective managements; and certain agreements with respect to outstanding indebtedness or obligations of EQR and Wellsford. J.P. Morgan also held discussions with certain members of the management of EQR and Wellsford with respect to certain aspects of the Merger, and the past and current business operations of EQR and Wellsford, the financial condition and future prospects and operations of EQR and Wellsford, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

  J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by EQR and Wellsford or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of EQR and Wellsford to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of EQR, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement.

  The projections utilized by J.P. Morgan in connection with its opinion were derived by calculating the average of the 1997 projections for both EQR and Wellsford, as projected by the REIT equity analyst community, of (i) total rental revenues, (ii) net operating income, (iii) earnings before interest, taxes, depreciation and amortization ("EBITDA"), (iv) FFO and (v) FFO per share (as provided by First Call, an online data service available to subscribers which compiles earnings estimates by research analysts). This resulted in projected 1997 total rental revenues, net operating income, EBITDA, FFO and FFO per share of approximately $554.1 million, $337.8 million, $340.4 million, $202.5 million and $3.43 per share, respectively, for EQR, and approximately $138.0 million, $78.8 million, $77.7 million, $38.5 million and $2.25 per share, respectively, for Wellsford.

  No representation or warranty was made by any party with respect to these projections. Financial projections are subject to contingencies beyond management's control and realization of the projections depends on numerous factors, including among other things, the cost of integrating the companies, the completion of pending developments, the actual cost in relation to such projects and decisions by management to modify business plans to address changing needs and a changing operating environment. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations of the respective companies, and such differences could be material. In the event that the financial projections prove to be materially different, the conclusions reached in the opinion of J.P. Morgan could be materially affected.

  J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated January 16, 1997, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which the EQR Common or Wellsford Common will trade at any future time.

  In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

  Pro Forma Merger Analysis. J.P. Morgan analyzed the effect of the Merger on, among other things, the estimated First Call funds from operations ("FFO") per share of EQR Common for the year ended December 31, 1997. In doing so, J.P. Morgan combined the average of various equity analyst estimated 1997 operating results for Wellsford and EQR and assumed certain savings in accounting and general and administrative expenses per estimates provided by the management of EQR. J.P. Morgan observed a total projected post-Merger incremental accretion of 4.4% to EQR's First Call 1997 FFO estimate of $3.43 per share. The analysis assumed the January 8, 1997 closing price of $42.50 per share for EQR Common in calculating the purchase price for Wellsford Common.

  J.P. Morgan also analyzed the effect of the Merger on EQR's 1997 pro forma equity market capitalization, total market capitalization, leverage ratios and dividend payout ratio. In this regard, J.P. Morgan noted that the pro forma equity market capitalization for EQR would be approximately $2.96 billion, assuming a share price of $42.50 (EQR's closing share price on January 8, 1997) and 69,702,788 shares of EQR Common outstanding after completion of the Merger, and a total post-Merger pro forma market capitalization of approximately $5.27 billion. J.P. Morgan further noted that (i) EQR's Debt to Total Market Capitalization Ratio would increase slightly, upon completion of the Merger, from 32.2% prior to the Merger to 33.3% after the assumption of Wellsford's outstanding debt plus the incremental debt incurred from the payment of certain transaction costs, and (ii) the ratio of debt plus perpetual preferred stock to total market capitalization also increases slightly from 41.3% to 41.9% after accounting for the assumption and re-issuance of Wellsford Preferred by EQR.

  J.P. Morgan also noted that EQR's management intends to retain its current dividend of $2.50 per common share for the combined company.

  Fully-Loaded Share Price. J.P. Morgan calculated the fully-loaded share price being paid by EQR for Wellsford Common. The fully-loaded share price adjusts the implied share price of $26.56 (calculated as the January 8, 1997 closing price of $42.50 per share for EQR Common multiplied by the .625 exchange ratio) for certain additional amounts being paid by EQR, including payments to key executives of Wellsford in compensation, benefits, payments, accelerations, share options and share appreciation rights. These additional payments are more particularly described in the Merger Agreement. J.P. Morgan calculated that these additional amounts create a fully-loaded price of up to $28.05 per share of Wellsford Common. Based on the fully-loaded share price, J.P. Morgan calculated a range of FFO multiples from a high of 13.0x (excluding synergies and accounting) to a low of 9.6x (including synergies and accounting).

  Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial and stock market data of Wellsford with similar data for selected publicly traded companies (each, a "Comparable Company" and, collectively, the "Comparable Companies") engaged in businesses which J.P. Morgan judged to be analogous to that of Wellsford's. The companies selected by J.P. Morgan were Security Capital Pacific Trust, United Dominion Realty Trust, Post Properties, Inc., Avalon Properties, Inc., Merry Land & Investment Company, Inc., Security Capital Atlantic, Inc., Gables Residential Trust, Camden Property Trust, Irvine Apartment Communities, Evans Withycombe Residential, Inc., Oasis Residential, Inc. and Smith Residential Realty. These companies were selected, among other reasons, because of their specialization in the multifamily REIT sector.

  For each Comparable Company, publicly available financial performance data through the twelve months ended September 30, 1996 was measured. J.P. Morgan calculated the multiples of current stock price, as of January 8, 1997, to analysts estimates for 1997 First Call FFO for each of the Comparable Companies to determine the 1997 FFO trading multiples. J.P. Morgan's calculations resulted in a range of 1997 FFO multiples from 10.1x to 13.9x (excluding the highest and lowest). These multiples were then applied to Wellsford's First Call 1997 FFO per share estimate (less $0.09 per share associated with the Sonterra Loan contributed to WRP Newco), yielding a range of implied trading values for Wellsford's common stock of approximately $21.88 to $29.98 per share. J.P. Morgan also observed that the Comparable Companies had a range of debt to total market capitalization of 27.7% to 44.5%.

  Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to purchase price per share to calculate FFO transaction multiples. Specifically, J.P. Morgan reviewed the following six transactions (collectively, the "Transaction Comparables") that it deemed relevant: Camden Property Trust/Paragon Group (pending): (J.P. Morgan's estimate of the transaction multiple was based upon the announced exchange ratio multiplied by the January 8, 1997 closing price for Camden's common stock, divided by the 1997 First Call estimate of FFO for Paragon), United Dominion Realty Trust/South West Property Trust, Inc., BRE Properties/California REIT, Mid-America Apartment Communities/America First REIT, Inc., and Wellsford Residential Property Trust/Holly Residential Properties, Inc. J.P. Morgan observed a range of transaction multiples from 8.3x to 11.2x First Call FFO of the acquired companies. This range was then applied to Wellsford's First Call 1997 FFO per share, as adjusted for the Sonterra Loan, resulting in a range of equity values for Wellsford's common stock of between $17.91 and $24.17 per share. J.P. Morgan noted that this range was below both the implied and fully-loaded prices for Wellsford Common.

  J.P. Morgan concluded that the multifamily REIT Transaction Comparables were imperfect comparisons to the Merger and therefore did not provide a fully meaningful test of the exchange ratio or the purchase price per share for Wellsford Common. In arriving at this conclusion J.P. Morgan reviewed the FFO multiples for the Transaction Comparables universe and compared them to both the average First Call FFO trading multiple for the acquired multifamily REITs and to the average trading FFO multiple for the Comparable Companies, corresponding to the period from July 8, 1994 to January 8, 1997 during which the transactions took place. J.P. Morgan observed that the average FFO trading multiple for the acquired multifamily REITs was significantly below that of the Comparable Companies and that the four most comparable of the acquired multifamily REITs were purchased at a discount to the average FFO trading multiple for the Comparable Companies for the corresponding time period. Based on this analysis, J.P. Morgan discounted the relevance of the multifamily REIT Transaction Comparables as a measure of the multiple for Wellsford's purchase price.

  J.P. Morgan also noted that when certain other transactions from other REIT sectors were included in the transaction analysis, the range of FFO multiples became 8.2x to 13.4x, resulting in a range of $17.80 to $28.88 per share for Wellsford's common stock. These additional transactions were Highwoods Properties Inc./Crocker Realty, Simon Property Group, Inc./DeBartolo Realty Corporation, Horizon Outlet Centers, Inc./McArthur/Glen Realty Corporation, and Omega Healthcare Investors/Health Equity Properties, Inc.

  Share Trading History Analysis. Based on publicly available information, J.P. Morgan reviewed the history of trading prices for Wellsford Common and EQR Common for the 52-week period ending January 8, 1997 and compared the 52-week high/low range of $25.00 to $20.75 per share for Wellsford Common to both the implied purchase price per share of $26.56 (calculated as the product of the January 8, 1997 closing price for EQR Common times the exchange ratio of
 .625) and the fully-loaded price per share of $28.05. J.P. Morgan noted that the implied price for Wellsford Common was at a premium to the 52-week high.

  Historical Exchange Ratio Analysis. J.P. Morgan reviewed the historical exchange ratio of the daily closing price per share of Wellsford Common to the daily closing price per share of EQR Common for the period from January 9, 1996 to January 8, 1997. To compensate in the value of Wellsford's share price for the loss of income resulting from the contribution of the Sonterra Loan to WRP Newco, J.P. Morgan calculated the First Call 1996 FFO multiple for each of Wellsford's daily closing prices beginning August 1, 1996 (the commencement date of the mortgage loan). Adjusting Wellsford's First Call 1996 FFO downwards by $0.09, J.P. Morgan multiplied the above FFO multiple times the adjusted First Call 1996 FFO to arrive at an adjusted Wellsford share price for each closing price from August 1, 1996 to January 8, 1997. This adjusted share price was then used in the calculation of the historical exchange ratios. The exchange ratios of the daily closing prices of one share of Wellsford Common, as adjusted for the Sonterra Loan, to one share of EQR Common on January 9, 1996 and on January 8, 1997, were 0.777 and 0.575, respectively. J.P. Morgan noted a one-year low to high range (adjusted for the Sonterra mortgage) of between 0.569 and 0.780; an average one-year unadjusted exchange ratio of 0.662 versus an adjusted ratio of 0.658; an average six-month unadjusted exchange ratio of 0.626 versus an adjusted ratio of 0.623; and an average one-month unadjusted exchange ratio of 0.583 versus an adjusted ratio of 0.579. In addition, such analysis implied a one-year historical share price range for Wellsford of $24.18 to $33.15, as calculated by multiplying EQR Common's January 8, 1997 closing price of $42.50 by the 52-week low and high values for the exchange ratios, respectively.

  Net Asset Value Analysis. Using the publicly available unaudited results for each company for the period ending September 30, 1996, J.P. Morgan calculated the Net Asset Value ("NAV") per share for both Wellsford Common and EQR

Common. In so doing, J.P. Morgan applied a range of capitalization rates from 8.5% to 9.5% to projections by Wellsford and EQR for the stabilized 1997 net operating income ("NOI") of the properties, calculated as the average of the estimated 1997 NOI for each company as projected by the REIT analyst community, including projected acquisitions related NOI, in order to calculate a gross real estate value, to which was added the gross value of other assets, excluding the Wellsford assets to be contributed to WRP Newco, less each company's respective outstanding debt and liabilities, to arrive at an equity NAV. The equity NAV per share was then calculated by dividing the equity NAV by the number of common shares outstanding for each company. This analysis indicated an NAV exchange ratio range for the two companies of between 0.470 to 0.742, and an implied range for the price of Wellsford Common of $19.96 to $31.54 per share, assuming a January 8, 1997 closing price of $42.50 per share for EQR Common.

  WRP Newco Analysis. As a part of its opinion, J.P. Morgan reviewed the terms of EQR's investments in and commitments to WRP Newco. These include the following items: an agreement by EQR to invest $3.5 million in WRP Newco Common at the time of the Merger in return for receiving an approximately 7.5% interest in WRP Newco; a commitment to purchase up to $25 million of preferred stock with an 8.0% dividend and 8.0% conversion premium; a 20.0% interest in the Palomino Park development (10.0% received through the purchase of Wellsford, and an additional 10.0% purchased for $1.5 million in cash); credit enhancement for $14.8 million in bonds outstanding on Palomino Park; and a two-part standby purchase obligation for Palomino Park Phases I and II. J.P. Morgan noted that EQR is to be compensated at competitive market based rates for its investments in WRP Newco.

  The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

  As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with Mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to EQR's Board of Trustees with respect to the Merger on the basis of such experience and its familiarity with EQR.

  For the delivery of its opinion, J.P. Morgan received a fee of $600,000 from EQR. In addition, EQR reimbursed J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and agreed to indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

  J.P. Morgan and its affiliates (including Morgan Guaranty Trust Company of New York) maintain banking and other business relationships with EQR and its affiliates pursuant to which J.P. Morgan has received an aggregate of approximately $490,000 in fees over the past two years, and with Wellsford and its affiliates pursuant to which J.P. Morgan has received an aggregate of approximately $638,000 in fees over the past two years. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of EQR or Wellsford for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

OPINION OF FINANCIAL ADVISOR--WELLSFORD

  Wellsford. At the meeting of the Board of Trustees of Wellsford on January 16, 1997, Merrill Lynch rendered its oral opinion to the Wellsford Board of Trustees, and subsequently on such date Merrill Lynch delivered its written opinion (the "Merrill Lynch Opinion"), to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review, the proposed consideration to be received by Wellsford Common Shareholders pursuant to the Merger and the Distribution was fair to such shareholders from a financial point of view. Merrill Lynch has not been requested to, and will not, update its opinion prior to Closing. No limitations were imposed by Wellsford's Board of Trustees upon Merrill Lynch with respect to the investigations made or procedures followed by it in rendering its opinion.

  A copy of the Merrill Lynch Opinion which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch, is attached hereto as Appendix D and is incorporated by reference herein. The description of the written opinion set forth herein is qualified in its entirety by reference to the full text of the written opinion. Shareholders of Wellsford are urged to read such opinion in its entirety. In the opinion of Wellsford, no events or significant changes in information have occurred that would alter the opinion of Merrill Lynch. However, if such an event or change does occur, including, without limitation, an amendment to the Merger Agreement or Contribution and Distribution Agreement which materially affects the financial terms of either of such agreements, a revised fairness opinion will be requested.

  THE MERRILL LYNCH OPINION IS ADDRESSED TO THE WELLSFORD BOARD OF TRUSTEES AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE PROPOSED CONSIDERATION TO BE RECEIVED BY WELLSFORD COMMON SHAREHOLDERS PURSUANT TO THE MERGER AND THE DISTRIBUTION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY WELLSFORD COMMON SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE WELLSFORD SPECIAL MEETING. THE PROPOSED CONSIDERATION TO BE RECEIVED BY WELLSFORD COMMON SHAREHOLDERS PURSUANT TO THE MERGER AND THE DISTRIBUTION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN WELLSFORD AND EQR AND WAS APPROVED BY THE WELLSFORD BOARD OF TRUSTEES.

  In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed Wellsford's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1995 and Wellsford's Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (ii) reviewed EQR's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1995 and EQR's Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;
(iii) reviewed certain information, including certain financial forecasts and assumptions, relating to the business, earnings, cash flow, assets and prospects of (A) Wellsford and WRP Newco and (B) EQR, furnished to it by Wellsford and EQR, respectively; (iv) reviewed estimates of prospective synergies resulting from the Merger prepared by the managements of Wellsford and EQR and discussed such estimates with the managements of both companies;
(v) conducted discussions with members of senior management of Wellsford and EQR concerning the respective businesses and prospects of (A) Wellsford and WRP Newco and (B) EQR; (vi) reviewed the historical market prices and trading activity for Wellsford Common and EQR Common and compared them with that of certain companies which Merrill Lynch deemed to be reasonably similar to Wellsford and EQR, respectively; (vii) compared the results of operations of Wellsford and EQR with that of certain companies which Merrill Lynch deemed to be reasonably similar to Wellsford and EQR, respectively; (viii) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (ix) considered the pro forma effect of the Merger on the combined entity's capitalization ratios and earnings, cash flow and book value per share; (x) reviewed the Merger Agreement; (xi) reviewed the financial terms of the Contribution and Distribution as set forth in the Merger Agreement and the forms of Contribution and Distribution Agreement and Stock Purchase Agreement attached as exhibits thereto; and (xii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Wellsford and EQR, and did not independently verify such information or undertake an independent appraisal or evaluation of the assets or liabilities of Wellsford or EQR. With respect to the financial forecasts, assumptions and estimates of prospective synergies resulting from the Merger furnished by Wellsford and the financial forecasts, assumptions and estimates of prospective synergies resulting from the Merger furnished by EQR, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of Wellsford's or EQR's management as to the expected future financial performance of Wellsford, WRP Newco or EQR, as the case may be. Merrill Lynch further assumed that the Merger will qualify as a tax-free reorganization to the holders of Wellsford Common (except to the extent, if any, of cash received in lieu of fractional shares). In addition, Merrill Lynch further assumed that the Distribution will be consummated without any material modification to the terms set forth in the forms of Contribution and Distribution Agreement and Stock Purchase Agreement reviewed by it. As a matter of policy, Wellsford does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Merrill Lynch in connection with its analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management of Wellsford, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

  In connection with rendering its opinion, Merrill Lynch was not authorized to, and did not, solicit indications of interest from third parties to purchase the outstanding Wellsford Common or otherwise enter into a business combination with

Wellsford. Merrill Lynch's opinion as to the fairness from a financial point of view of the proposed consideration to be received by holders of Wellsford Common addresses the ownership position in the combined entity to be received by the holders of Wellsford Common pursuant to the Merger on the terms set forth in the Merger Agreement based upon the relative contributions of Wellsford and EQR to the combined entity and after giving effect to the Contribution and Distribution. Merrill Lynch expressed no opinion as to prices at which the Survivor Common or the WRP Newco Common will trade following the consummation of the Contribution and Distribution and the Merger or prices which could be obtained for the Survivor Common in a sale of the combined entity following the consummation of the Merger. Merrill Lynch did not consider, and its opinion does not address, the tax consequences of the Distribution to the holders of Wellsford Common. The Merrill Lynch Opinion does not address the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to Wellsford, including alternative business combinations with third parties, or the effect of any other arrangement in which Wellsford might engage.

  At the meeting of the Wellsford Board of Trustees held on January 16, 1997, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion.

  Historical Trading Performance and Current Capitalization. Merrill Lynch reviewed certain trading information for each of Wellsford and EQR and, on the basis thereof, calculated their respective market values, market capitalizations and trading multiples based on stock prices as of January 14, 1997 of $24.63 for Wellsford and $42.88 for EQR. For this purpose, Merrill Lynch defined "total market capitalization" as market value of the relevant company's common equity (including operating partnership units), plus preferred stock at liquidation value plus total debt less cash. Merrill Lynch then calculated the market value of each of Wellsford and EQR as a multiple of projected FFO (based on mean First Call estimates) and Adjusted Funds From Operations ("AFFO") (based on estimates from Merrill Lynch Research). For Wellsford, the FFO multiples for 1996 and 1997 were 11.7x and 11.0x, respectively, and the AFFO multiples for 1996 and 1997 were 12.6x and 11.8x, respectively. For EQR, the FFO multiples for 1996 and 1997 were 13.8x and 12.5x, respectively, and the AFFO multiples for 1996 and 1997 were 16.0x and 14.4x, respectively.

  Merrill Lynch also reviewed the share price history for Wellsford for the period January 7, 1996 through January 10, 1997, and for EQR for the period January 7, 1996 through January 9, 1997 and noted certain events and public announcements made by the respective companies during such periods.

  Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Research, Merrill Lynch compared certain financial and operating information and ratios for both Wellsford and EQR with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of multifamily properties which Merrill Lynch deemed to be reasonably comparable to Wellsford and EQR. For the purpose of its analyses, the following companies were used as comparable companies to
Wellsford: Evans Withycombe Residential, Inc., Amli Residential Properties Trust, Camden Property Trust, Oasis Residential, Inc. and Apartment Investment & Management Co. (collectively, the "Wellsford Comparable Companies"); and the following companies were used as comparable companies to EQR: Security Capital Pacific Trust, United Dominion Realty Trust, Inc., Wellsford, Merry Land & Investment Co., Inc., Security Capital Atlantic, Inc. and Apartment Investment & Management Co. (collectively, the "EQR Comparable Companies").

  Merrill Lynch's calculations resulted in the following relevant ranges for the Wellsford Comparable Companies and for Wellsford as of January 14, 1997: a range of debt to total market capitalization of 32.3% to 43.1%, with a mean of 40.8% (with Wellsford at 37.2%); a range of dividend yields of 6.4% to 7.5%, with a mean of 7.1% (with Wellsford at 7.9%); a range of 1996 AFFO payout ratios of 87.6% to 102.6%, with a mean of 95.4% calculated on the basis of projected results for 1996 (with Wellsford at 99.0%); a range of market value as a multiple of projected 1996 FFO of 11.1x to 11.9x, with a mean of 11.5x (with Wellsford at 11.7x); a range of market value as a multiple of projected 1997 FFO of 10.1x to 11.3x, with a mean of 10.7x (with Wellsford at 11.0x); a range of market value as a multiple of projected 1996 AFFO of 12.6x to 13.9x, with a mean of 13.2x (with Wellsford at 12.6x); and a range of market value as a multiple of projected 1997 AFFO of 11.5x to 13.1x, with a mean of 12.2x (with Wellsford at 11.8x).

  Merrill Lynch's calculations resulted in the following relevant ranges for the EQR Comparable Companies and for EQR as of January 14, 1997: a range of dividend yields of 5.8% to 7.9%, with a mean of 6.5% (with EQR at 5.8%); a range of debt to total market capitalization of 11.5% to 42.9%, with a mean of 31.7% (with EQR at 27.9%); a range of 1996 AFFO payout ratios of 82.2% to 99.0%, with a mean of 90.2% calculated on the basis of projected results for 1996 (with EQR at 93.3%); a range of market value as a multiple of projected 1996 FFO of 10.9x to 15.5x, with a mean of 12.6x (with EQR at 13.8x); a range of market value as a multiple of projected 1997 FFO of 10.1x to 14.6x, with a mean of 11.8x (with EQR at

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

12.5x); a range of market value as a multiple of projected 1996 AFFO of 12.2x to 15.5x, with a mean of 13.7x (with EQR at 16.0x); and a range of market value as a multiple of projected 1997 AFFO of 11.8x to 14.0x, with a mean of 13.0x (with EQR at 14.4x).

  None of the companies utilized in the above analysis for comparative purposes is, of course, identical to Wellsford or EQR. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Wellsford Comparable Companies and the EQR Comparable Companies, and other factors that could affect the public trading value of the Wellsford Comparable Companies and the EQR Comparable Companies, as well as that of Wellsford or EQR. In addition, the multiples of market value to estimated 1996 and projected 1997 FFO and AFFO for the Wellsford Comparable Companies and the EQR Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

  Comparable Transactions Analysis. Merrill Lynch also compared certain financial ratios of the Merger with those of selected other mergers and strategic transactions involving REITs which Merrill Lynch deemed to be reasonably comparable to the Merger. These transactions were Camden Property Trust's proposed merger with Paragon Group, Inc., Chateau Properties, Inc.'s merger with ROC Communities, Inc., United Dominion Realty, Inc.'s merger with South West Property Trust Inc., Highwoods Properties Inc.'s acquisition of Crocker Realty Trust, Inc., Simon Property Group, Inc.'s merger with DeBartolo Realty Corporation, Bradley Real Estate Inc.'s merger with Tucker Properties Corp., BRE Properties Inc.'s Merger with REIT of California, Horizon Outlet Center Inc.'s merger with McArthur Glen Realty Corp., Mid America Apartment Communities Inc.'s merger with America First REIT, Inc. and Wellsford's merger with Holly Residential Properties, Inc.

  Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer value per share for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the projected FFO per share for such company. This analysis yielded a range of premiums/(discounts) of (0.8%) to 38.0% with a mean of 12.2% and a range of transaction FFO multiples of 6.6x to 15.5x with a mean of 10.2x.

  Merrill Lynch observed that, based on the closing price of EQR Common on the NYSE of $42.88 per share as of January 14, 1997, the Exchange Ratio yielded an implied offer value in the Merger of $26.80 per share of Wellsford Common. Together with the per share valuation range for Newco Common of $2.43 to $2.82, the implied premium range of the aggregate consideration to be received in the Merger and the Distribution over the closing market price of Wellsford Common on January 14, 1997 was 18.7% to 20.3% and represented a range of implied offer values in the Merger and the Distribution for the Wellsford Common as a multiple of Wellsford's projected 1997 FFO of 12.2x to 12.4x.

  Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected levered cash flows for the periods and using the discount rates indicated) of Wellsford based upon projections provided by Wellsford's management of Wellsford's dividends, FFO and AFFO for the years 1997 through 2001, inclusive, using discount rates reflecting an equity cost of capital ranging from 15.0% to 17.0% and terminal value multiples of calendar year 2001 FFO ranging from 10.5x to 12.5x and terminal value multiples of calendar year 2001 AFFO ranging from 11.5x to 13.5x. Based upon Wellsford Management's projection of FFO per share of $2.39 in 1997 increasing gradually to $3.27 in 2001 (assuming a compound annual growth rate of 9.1%) and AFFO per share of $2.25 in 1997 increasing gradually to $3.10 in 2001 (assuming a compound annual growth rate of 9.2%), the range of present values per Wellsford share was $22.07 to $27.85 using the FFO and AFFO discounted dividend methods and $24.50 to $29.47 based upon the discounted AFFO method.

  Merrill Lynch also performed discounted cash flow analyses of EQR based upon projections and assumptions provided by EQR's management of EQR's dividends, FFO and AFFO for the years 1997 through 2001, inclusive, using discount rates reflecting an equity cost of capital ranging from 14.0% to 16.0% and terminal value multiples of calendar year 2001 FFO ranging from 12.5x to 14.5x and terminal value multiples of calendar year 2001 AFFO ranging from 14.0x to 16.0x. The range of present values per EQR share was $36.63 to $44.51 using the FFO and AFFO discounted dividend methods and $39.89 to $47.41 based upon the discounted AFFO method.

  Net Asset Valuation Analysis. Merrill Lynch performed a net asset valuation for Wellsford based on an asset-by-asset real estate valuation of Wellsford's properties, an estimation of the current value for Wellsford's other assets and liabilities, and an estimation of Wellsford's debt balances as of December 31, 1996. The real estate valuation utilized property specific projections prepared by Wellsford's management for the year 1997. For the operating portfolio of Wellsford, the valuation utilized the direct capitalization method on 1997 property net operating income after capital reserves and a range of capitalization rates of 8.50% to 9.25%. These calculations indicated a per share net asset valuation range for Wellsford of $25.58 to $28.27.

  Merrill Lynch also performed a net asset valuation for EQR based on an asset-by-asset real estate valuation of EQR's properties, an estimation of the current values for EQR's other assets and liabilities, and an estimation of EQR's debt balances as of December 31, 1996. The real estate valuation utilized property specific projections prepared by EQR's management for the year 1997. For the operating portfolio of EQR, the valuation utilized the direct capitalization method on 1997 property net operating income after capital reserves and a range of capitalization rates of 8.25% to 9.25%. These calculations indicated a per share net asset valuation range for EQR of $32.53 to $35.95.

  Merrill Lynch also performed a net asset valuation for WRP Newco based on an asset-by-asset valuation. Merrill Lynch arrived at a range of values by summing the following: (i) the implied value range for WRP Newco's interest in the Sonterra Assets, (ii) the implied value range for WRP Newco's interest in Palomino Park, net of associated liabilities, and (iii) cash and cash equivalents less total debt. These calculations indicated a net asset valuation range for WRP Newco Common allocable to each share of Wellsford Common in the Distribution of $2.43 to $2.82, of which amount $1.45 was attributable to cash and cash equivalents.

  Relative Discounted Cash Flow Analysis. Merrill Lynch utilized the results of the discounted cash flow analyses of Wellsford and EQR described above after adjusting the projections relating to Wellsford to give effect to the Distribution (as so adjusted, the "Post-Distribution Wellsford") to calculate a range of implied exchange ratios based on a comparison of the relative ranges of value for EQR and Post-Distribution Wellsford. When the low Post-Distribution Wellsford discounted cash flow value was compared to the high EQR discounted cash flow value and the high Post-Distribution Wellsford discounted cash flow value was compared to the low EQR discounted cash flow value, the analysis yielded an implied exchange ratio range of 0.442 to 0.660. The Exchange Ratio under the Merger Agreement is set at .625, subject to adjustment as set forth in the Merger Agreement.

  Contribution Analysis. Merrill Lynch observed that Wellsford Common Shareholders would own 15.3% of the common shares of the combined entity outstanding after the Merger and Distribution (assuming an Exchange Ratio of
 .625), after giving effect to the issuance of the Merger consideration. Merrill Lynch reviewed certain projected operating and financial information, including, among other things, FFO and AFFO for Post-Distribution Wellsford, EQR and the pro forma combined entity without giving effect to potential transaction synergies. Merrill Lynch observed that in 1997, 1998 and 1999 Post-Distribution Wellsford would contribute (without giving effect to potential transaction synergies) 16.0%, 14.1% and 13.2% to the combined entity's FFO, respectively, and 16.6%, 14.6% and 13.6% to the combined entity's AFFO, respectively. Merrill Lynch also reviewed the relative contributions to the pro forma combined net asset valuation. The analysis indicated that Post-Distribution Wellsford would contribute 17.1% of the combined net asset value based upon the midpoints of the net asset value ranges.

  Pro Forma Combination Analysis. Merrill Lynch analyzed the pro forma effects resulting from the Merger, including the potential impact on EQR's projected stand alone FFO per share and the anticipated accretion (i.e., the incremental increase) to EQR's FFO per share resulting from the Merger. Merrill Lynch observed that, after giving effect to Wellsford management's estimates of potential transaction synergies, the Merger would be accretive to EQR's projected FFO per share in each of the years 1997 through 1999, inclusive. Merrill Lynch also observed that the indicated annual dividend per Wellsford share pro forma for the Merger would be $1.56 per Wellsford share, or a 19.5% implied reduction in Wellsford's current indicated dividend rate.

  Capitalization. In addition, Merrill Lynch compared EQR's book capitalization as of December 31, 1996 to (i) its book capitalization as of December 31, 1996 pro forma for the Merger and (ii) based on projections of Wellsford and EQR managements, EQR's book capitalization as of December 31, 1997 pro forma for the Merger. The total debt to book equity ratio was 87.1%, 79.4% and 80.5% as of December 31, 1996, pro forma December 31, 1996 and pro forma December 31, 1997, respectively. The total debt to capitalization ratio was 46.6%, 44.2% and 44.6% as of such respective dates. EBITDA as a multiple of interest expense was 3.2x, 3.3x and 3.5x as of such respective dates, EBITDA as a multiple of fixed charges was 2.4x, 2.4x and 2.5x as of such respective dates, EBITDA less capital expenditures as a multiple of interest expense was 3.0x, 3.1x and 3.2x as of such respective dates and EBITDA less capital expenditures as a multiple of fixed charges was 2.2x, 2.3x and 2.3x as of such respective dates. Additionally, based on projections of Wellsford's management for WRP Newco, Merrill Lynch observed that the total debt to capitalization ratio of WRP Newco as of December 31, 1997 was 25.4%.

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

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its analyses set forth in its opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond EQR's, Wellsford's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

  The Wellsford Board of Trustees selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Wellsford and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to Wellsford and EQR for which it has received aggregate compensation in the amount of $6.7 million from EQR and $2.3 million from Wellsford, in each case since January 1, 1995. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with Mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

  Pursuant to a letter agreement dated January 14, 1997, Wellsford has agreed to pay Merrill Lynch fees as follows: (i) a cash fee of $500,000 payable upon the delivery of the Merrill Lynch Opinion, and (ii) an additional cash fee of $2 million (less the fees paid to Merrill Lynch pursuant to (i) above) to be paid contingent upon the Closing of the Merger. WRP Newco has agreed with Wellsford to be responsible for $250,000 of such fees. Wellsford also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

  In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Wellsford and EQR for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME OF THE MERGER

  If the Merger is approved by the requisite vote of shareholders of Wellsford and shareholders of EQR, and the other conditions to the Merger are satisfied or waived, the Merger will become effective at the time the Department accepts the Articles for record or at a different time established in the Articles, not to exceed 30 days after the Articles are accepted for record by the Department. It is presently anticipated that such filing and acceptance will be made on or about May 30, 1997, and that the Effective Time of the Merger will occur on such date unless a different date is specified in the Articles, as discussed above, although there can be no assurance as to whether or when the Merger will occur. The Articles are attached hereto as Appendix B. See "-- Representation and Warranties; Conditions to the Merger."

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER

  The Merger Agreement contains representations and warranties by EQR and Wellsford regarding, among other things, their organization and good standing, capitalization, ownership and capitalization of their subsidiaries, qualification to do business, authority to enter into the Merger Agreement and related agreements, filings with the Commission, reliability of financial statements, compliance with applicable laws and regulations, taxation and qualification as a REIT, properties, development rights (with respect to Wellsford only), environmental matters, contracts, debt instruments, employee benefit plans, undisclosed liabilities and the absence of certain legal proceedings and other events, including material adverse changes in the parties' businesses, financial condition or results of operations. These representations and warranties will not survive the Effective Time.

  The respective obligations of EQR and Wellsford to effect the Merger are subject to the following conditions: (i) approval of the Merger Agreement, and the transactions contemplated therein, by the shareholders of Wellsford and EQR, (ii) approval by the NYSE of the listing of the shares of Survivor Common to be issued in the Merger, (iii) the Registration Statement shall not be the subject of any stop order or proceeding by the Commission seeking a stop order, (iv) no injunctions or restraints shall have been issued by any court of competent jurisdiction preventing the consummation of the Merger, (v) all state securities laws shall have been complied with, (vi) execution of the Contribution and Distribution

Agreement, (vii) execution of the Common and Preferred Stock Purchase Agreement between ERP Operating Partnership and WRP Newco (the "Stock Purchase Agreement"), (viii) execution of the Palomino Credit Enhancement Agreement between ERP Operating Partnership and WRP Newco, (ix) execution of the Sonterra Right of First Offer Agreement between WRP Newco and ERP Operating Partnership, (x) execution of the Palomino Agreement between WRP Newco and ERP Operating Partnership, (xi) execution of the Transaction and Termination Costs Agreement among EQR, Wellsford and WRP Newco, (xii) execution of the Consulting Agreements of Jeffrey H. Lynford and Edward Lowenthal and (xiii) the receipt of the opinion of Ballard Spahr Andrews & Ingersoll to the effect that the Merger Agreement and Articles are enforceable under Maryland law.

  The obligations of Wellsford and EQR to effect the Merger are subject to the following additional conditions: (i) all representations and warranties made by the parties shall be true and correct as of the Closing Date, which shall be deemed the case unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a material adverse effect with respect to such parties, (ii) each party shall have performed its obligations under the Merger Agreement, (iii) as of the Closing Date, neither party, nor any of their subsidiaries, will have suffered a material adverse change in its business, financial condition or results of operations taken as a whole (a "Material Adverse Change"), (iv) each party shall have received an opinion of counsel from counsel to the other party stating that commencing with its taxable year ended December 31, 1993, its client was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (v) each party shall have received an opinion of counsel dated as of the closing date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, (vi) each party shall have received a "comfort letter" from the other party's accountants, (vii) each party shall have received an opinion from counsel to the other party addressing certain issues as set out in the Merger Agreement, and (viii) the receipt of all consents and waivers from third parties necessary in connection with the consummation of the transactions contemplated by the Merger Agreement.

  The obligation of EQR to effect the Merger is further subject to the following conditions: (i) unless Wellsford Holly Management, Inc. ("Wellsford Management Inc.") is dissolved before the Closing Date, the voting shares of Wellsford Management Inc. shall have been transferred to EQR's designees as provided for in the Merger Agreement, (ii) certain executives of Wellsford who have agreed to the conversion of their options to purchase Wellsford Common into options to purchase WRP Newco Common will have executed agreements releasing the Surviving Trust from any obligations of Wellsford to them under options to purchase Wellsford Common which are exchanged for or converted into options to purchase WRP Newco Common, (iii) the Articles of Incorporation of WPHC shall have been amended to modify its equity structure as provided in the Merger Agreement and (iv) Wellsford's ownership interest in WPHC immediately prior to the Distribution by Wellsford of WRP Newco Common shall consist solely of 80 voting shares of WPHC and 20 non-voting shares of WPHC.

APPRAISAL RIGHTS

  Shareholders of Wellsford and shareholders of EQR are not entitled to dissenting shareholders' appraisal rights under Maryland law. Maryland law does not provide appraisal rights to shareholders of a real estate investment trust in connection with a merger if their shares are listed on a national securities exchange, such as the NYSE, on the record date for determining shareholders entitled to vote on such merger. All of the shares of EQR and Wellsford outstanding on the record date for determining the shareholders entitled to vote on the Merger were listed on the NYSE.

REGULATORY MATTERS

  EQR and Wellsford believe that the Merger may be consummated without notification being given or certain information being furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and that no waiting period requirements under the HSR Act are applicable to the Merger. However, at any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger. EQR and Wellsford believe that consummation of the Merger would not violate any antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, what the result will be.

TERMINATION PROVISIONS

  The Merger Agreement provides that it may be terminated at any time prior to the filing of the Articles with the Department, whether before or after approval of the Merger by the shareholders of Wellsford and EQR, by mutual written consent, duly authorized by the Boards of Trustees of EQR and Wellsford. In addition, the Merger Agreement may be terminated by EQR or Wellsford (i) if the Merger has not been consummated by August 1, 1997 (provided the terminating party will not have breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of such failure), (ii) upon a breach of any representation, warranty, covenant, obligation or agreement, on the part of the non-terminating party set forth in the Merger Agreement, such that certain conditions set forth in the Merger Agreement would be incapable of being satisfied by August 1, 1997, (iii) if the requisite vote of the shareholders of EQR or Wellsford will not have been obtained at the meeting of such shareholders, or (iv) if an order, decree, ruling or other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement will have become final and non-appealable.

  The Merger Agreement may be terminated by Wellsford, if prior to the Wellsford Special Meeting, the Wellsford Board of Trustees withdraws or modifies its approval or recommendation of the Merger in connection with, or approves or recommends, a Superior Acquisition Proposal (as defined hereinafter). The Merger Agreement may be terminated by EQR if (i) prior to the Wellsford Special Meeting, the Wellsford Board of Trustees withdraws or modifies in any manner adverse to EQR its approval or recommendation of the Merger or the Merger Agreement in connection with, or approves or recommends, a Superior Acquisition Proposal, or (ii) Wellsford enters into a definitive agreement with respect to any Acquisition Proposal.

  The Merger Agreement defines an "Acquisition Proposal" as a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of, Wellsford or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. The Merger Agreement defines a "Superior Acquisition Proposal" as a bona fide acquisition proposal by a third party which a majority of the members of the Wellsford Board of Trustees determines in good faith to be more favorable to Wellsford's shareholders from a financial point of view than the Merger and which the Board of Trustees of Wellsford determines is reasonably capable of being consummated.

TERMINATION FEE AND EXPENSES

  The Merger Agreement provides for certain payments by Wellsford to EQR in connection with the termination of the Merger Agreement. These payments are
(i) a Break-Up Fee of $14 million, plus (ii) Break-Up Expenses equal to the out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereunder, up to a maximum of $2.5 million. If the Merger Agreement is terminated due to the Wellsford Board of Trustees having withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in connection with, or having approved or recommended a Superior Acquisition Proposal, or if Wellsford will have entered into a definitive agreement with respect to any Acquisition Proposal, Wellsford is obligated to pay EQR the Break-Up Fee. Additionally, if the Merger Agreement is terminated due to a breach of any representation, warranty, covenant, obligation or agreement by Wellsford or EQR, or failure by either Wellsford or EQR to obtain the required shareholder approval, then the breaching party, or the party which failed to obtain such shareholder approval, shall pay to the other party an amount equal to the Break-Up Expenses. If the Merger is not consummated, other than due to the termination of the Merger Agreement by (i) the mutual written consent of the respective Boards of Trustees of EQR and Wellsford, (ii) either party, upon the failure by EQR to obtain the required shareholder approval, or (iii) Wellsford, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of EQR resulting in a "material adverse effect" to EQR, and either prior to the termination of the Merger Agreement or within 12 months thereafter, Wellsford or any of its subsidiaries enters into any written Acquisition Proposal which is subsequently consummated, Wellsford is required to pay the Break-Up Fee to EQR, as compensation and liquidated damages for the loss suffered by EQR as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances. Neither party shall have any liability to the other after payment of the Break-Up Fee.

  Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (the "Transaction Costs") will be allocated between EQR and the Surviving Trust. If the portion of the Transaction Costs allocated to the Surviving Trust exceeds an amount specified in the Merger Agreement, WRP Newco will be obligated to reimburse the Surviving Trust for such excess amount. If WRP Newco becomes obligated to reimburse the Surviving Trust in the manner described above, the funds contributed to WRP Newco by Wellsford under the Contribution and Distribution Agreement will be decreased by an amount equal to the amount which WRP Newco is obligated to reimburse the Surviving Trust.

NO SOLICITATION OF OTHER TRANSACTIONS

  Wellsford has agreed that (i) it and its subsidiaries will not, and it will use its best efforts not to permit its officers, trustees, employees, agents or financial advisors to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transactions involving all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement and (ii) it will notify EQR immediately if Wellsford receives any such inquiries or proposals, or any requests for such information, or if any negotiations or discussions are sought to be initiated or continued with it with respect to any of the foregoing. The Merger Agreement does not, however, prohibit a party from entering into discussion with respect to an unsolicited proposal if the Board of Trustees of that party determines that such action is required by its duties to its shareholders imposed by law.

  EQR has agreed that if it enters into negotiations with another entity having a class of equity securities registered under the Exchange Act regarding the acquisition of such entity (whether effected through a merger, consolidation, share exchange, tender offer or other form), then at least three business days prior to executing any definitive agreement with such entity with respect to such acquisition or making a tender offer for the shares or other ownership interests of such entity, EQR shall notify Wellsford of such transaction and consult with Wellsford with respect thereto, it being understood, however, that Wellsford shall have no approval rights with respect thereto.

CONVERSION OF SHARES

  Each share of Wellsford Common outstanding immediately prior to the Effective Time will be converted into .625 of a share of Survivor Common. All such shares of Wellsford Common, when so converted, will cease to be outstanding and will automatically be cancelled and retired and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Survivor Common and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with the Merger Agreement, as well as dividends and distributions declared with a record date after the Effective Time.

  Each share of Wellsford Preferred, consisting of Wellsford Series A and Wellsford's Series B Cumulative Redeemable Preferred Shares of Beneficial Interest ("Wellsford Series B"), outstanding immediately prior to the Effective Time will continue as a preferred share of the Surviving Trust with its same preferences and other terms except that each share of Wellsford Series A will be redesignated as one share of Series D Convertible Preferred Share of Beneficial Interest in the Surviving Trust ("Survivor Series D") and each share of Wellsford Series B will be redesignated as one share of Series E Cumulative Redeemable Preferred Share of Beneficial Interest in the Surviving Trust ("Survivor Series E"); provided, however, that the conversion ratio for Survivor Series D shall be adjusted in accordance with its terms. At the Effective Time, each certificate representing outstanding shares of Wellsford Series A and Wellsford Series B will cease to have any rights with respect to such shares, except the right to receive a certificate of the Surviving Trust representing an equal number of Survivor Series D or Survivor Series E, as the case may be.

  Each share of EQR Common outstanding immediately prior to the Effective Time will be converted into and continue as one share of Survivor Common. At the Effective Time, each certificate representing shares of EQR Common will thereafter represent an equal number of shares of Survivor Common.

  Each share of EQR Preferred, consisting of 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series A Preferred Shares"), 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series B Preferred Shares"), and 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series C Preferred Shares"), outstanding immediately prior to the Effective Time will be converted into and continue with its same preferences as one share of the Surviving Trust's 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Survivor Series A"), the Surviving Trust's 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest ("Survivor Series B"), and the Surviving Trust's 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest ("Survivor Series C"), respectively. At the Effective Time, each certificate evidencing outstanding shares of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares will thereafter evidence an equal number of shares of Survivor Series A, Survivor Series B or Survivor Series C, respectively.

  The issuance, terms and conditions of the Survivor Common and the Survivor Preferred (collectively, the "Survivor Shares") will be governed by the Surviving Trust's Declaration. For a detailed description of the provisions of the Surviving Trust's Declaration, see "Proposal Regarding Additional Declaration of Trust Provisions" and "Comparison of Rights of Shareholders."

APPOINTMENT OF EXCHANGE AGENT

  In order to facilitate distribution of certificates representing shares of the Surviving Trust to Wellsford shareholders, the Surviving Trust will appoint Boston EquiServe LLP, an affiliate of First National Bank of Boston, to act as Exchange Agent in connection with the Merger. The Exchange Agent will enter into an agreement with EQR and Wellsford pursuant to which it will agree to act as agent for purposes of distributing the certificates representing shares of the Surviving Trust to Wellsford shareholders.

EXCHANGE OF CERTIFICATES

  Wellsford shareholders should not tender their certificates representing Wellsford shares with their proxy. Promptly after the Effective Time, the Exchange Agent will mail to all Wellsford shareholders transmittal materials, including a letter of transmittal (the "Letter of Transmittal") for use in exchanging certificates evidencing Wellsford Shares for certificates evidencing Survivor Shares. As soon as practicable after the Letter of Transmittal is properly completed and returned, along with the certificates evidencing Wellsford Shares, to the Exchange Agent, the person specified in the Letter of Transmittal will receive certificates for the number of whole shares of Survivor Shares and, to the extent applicable, any cash in lieu of fractional shares of Survivor Common, to which such person is entitled as a result of the Merger. The Letter of Transmittal is expected to provide instructions for shareholders who have lost or misplaced their certificates and wish to tender their shares.

  Each Survivor Share for which Wellsford Shares are exchanged in the Merger will be deemed to have been issued at the Effective Time. Accordingly, Wellsford shareholders who receive Survivor Shares in the Merger will be entitled to receive any dividends or other distributions which may be payable to all holders of record of Survivor Shares with respect to any record date after the Effective Time. No holder of Wellsford Shares will be entitled to receive Survivor Shares or cash in lieu of fractional Survivor Common, and no dividends or other distributions will be paid with respect to any Survivor Shares, until the certificate or certificates formerly representing such holder's Wellsford Shares have been surrendered in accordance with the procedures described above. At the time such surrender has been accomplished, a certificate representing the appropriate number of Survivor Shares will be issued and accrued dividends and other distributions on such Survivor Shares will be paid without interest. Existing shareholders of EQR are not required to tender their certificates representing EQR Shares. Certificates for EQR Shares will represent the same number and type of Survivor Shares.

CONDUCT OF BUSINESS PENDING THE MERGER

  Except as (i) contemplated by the Merger Agreement, (ii) necessary to accomplish the Distribution, (iii) as disclosed to EQR, or (iv) consented to in writing by EQR, Wellsford will, and will cause each of its subsidiaries to:
(a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as before the date of the Merger Agreement, (b) use reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees, (c) confer on a regular basis with one or more representatives of EQR to report operational matters of materiality and, subject to certain qualifications, any proposals to engage in material transactions, (d) promptly notify EQR of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), (e) promptly deliver to EQR true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement, (f) maintain its books and records in accordance with generally accepted accounting principles ("GAAP") consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the "Financial Statement Date" (as defined in the Merger Agreement), except as may be required by the Commission, applicable law or GAAP, (g) duly and timely file all reports, tax returns and other documents required to be filed with Federal, state, local and other authorities, subject to extensions permitted by law, provided Wellsford notifies EQR that it is availing itself of such extensions and provided such extensions do not adversely affect Wellsford's status as a qualified REIT under the Code, (h) not make or rescind any express or deemed election relative to taxes (unless required by law or necessary to preserve Wellsford's status as a REIT or the status of any Wellsford subsidiaries as a partnership for Federal income tax purposes), (i) not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving line(s) of credit, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate projects, except in the ordinary course of business, which shall include all activities necessary to proceed with the acquisition, ownership and construction of Phases I, II and III of Palomino Park in accordance with the agreements in existence on the date of the Merger Agreement and previously furnished to EQR, (j) not amend its Declaration of Trust, Bylaws, or the articles of incorporation, bylaws, partnership agreement, joint venture agreement or comparable charter or organization document of any subsidiary without EQR's prior written consent; provided that EQR will not unreasonably withhold or delay its consent to non-material amendments to organizational documents of such subsidiaries, (k) make no change in the number of shares of beneficial interest or capital stock, other than pursuant to (i) the exercise of options, rights or similar securities outstanding as of the date hereof and disclosed to EQR, (ii) the conversion ratio of Wellsford Series A pursuant to the terms of the Articles Supplementary for the Wellsford Series A, (iii) options to purchase Wellsford Common which are issued, and (iv) the Dividend Reinvestment and Share Purchase Plan of Wellsford, (l) grant no options or other right or commitment relating to its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors, (m) not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its beneficial interest or capital stock, except as provided in the Merger Agreement and in connection with the use of shares of beneficial interest to pay the exercise price or tax withholding in connection with equity-based employee benefit plans, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, membership interests or units of limited partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, membership interests, or units of limited partnership interest, (n) not sell, lease, mortgage, subject to lien or otherwise dispose of any material part of its assets, individually or in the aggregate, except in the ordinary course of business or as disclosed to EQR, (o) not make any loans, advances or capital contributions to, or investments in, any other person or entity, other than
(i) loans, advances and capital contributions to Wellsford subsidiaries in existence on the date of the Merger Agreement (other than WRP Newco) and (ii) loans to WRP Newco and WRP Newco subsidiaries bearing interest at a rate per annum equal to the rate of interest payable under the Second Amended and Restated Revolving Credit Agreement dated June 30, 1995 between Wellsford and First National Bank of Boston; (p) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to EQR or incurred in the ordinary course of business consistent with past practice, (q) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $1 million or aggregate Commitments in excess of $5 million, (r) not guarantee the indebtedness of another person or entity, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing, other than guarantees of indebtedness of WRP Newco and its subsidiaries provided, that on the Closing Date, the Surviving Trust is released from any obligations with respect to such guarantees, or the indebtedness so guaranteed is paid in full without payment by the Surviving Trust or its subsidiaries, (s) not enter into any Commitment with any officer, trustee, consultant or affiliate of Wellsford or any of the Wellsford's subsidiaries, except as contemplated by the Merger Agreement, (t) not increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees earning more than $50,000 per annum, other than waivers by employees of benefits under such agreements, (u) not adopt any new employee benefit plan or amend any existing plans or rights, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect, and (v) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement,
(w) not change the ownership of any of its subsidiaries except pursuant to the Contribution Agreement and (x) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Wellsford Common. Wellsford has agreed to cause WRP Newco and its subsidiaries to repay, on the Closing Date, all its loans made to any of them and to procure, on the Closing Date, the release of Wellsford and its subsidiaries from any guarantees of the obligations of WRP Newco and its subsidiaries other than the guarantees contemplated under the Credit Enhancement Agreement and Palomino Agreement by Wellsford. In the event WRP Newco is unable to repay such loans to Wellsford on the Closing Date, EQR may, at its option, and in lieu of terminating the Merger Agreement, require WRP Newco to execute and deliver to the Surviving Trust a promissory note in the amount of such indebtedness, payable in 12 equal consecutive monthly installments together with interest thereon.

  For purposes of this section, the Merger Agreement provides that any contract, transaction or other event will be deemed to be material if it would result or is expected to result in a net impact on Wellsford's consolidated income statement in excess of $1 million, or on Wellsford's consolidated balance sheet in excess of $1 million.

  Prior to the Effective Time, WRP Newco and its subsidiaries will not be bound by the restrictions which would otherwise be applicable under (a), (b),
(c), (d), (i), (j), (k), (l), (m)(ii), (n), (o), (p), (q), (r), (s), (t), (u),
or (w) above; provided, however, that in no event may WRP Newco: (i) issue any of its shares to any person or entity other than Wellsford prior to the Distribution for less than fair value; (ii) take any action or fail to take any action which would reasonably be expected to result in the termination of or a challenge to Wellsford's status as a REIT within the meaning of Section 856 of the Code, or result in a Material Adverse Effect to Wellsford; (iii) enter into any contract which creates or imposes any obligation on, or otherwise purports to bind, Wellsford or any of the other Wellsford subsidiaries; (iv) take any action or omit to take any action which causes a default under any loan agreement to which Wellsford is a party; (v) amend its Articles of Incorporation or By-laws in any manner which is inconsistent with the provisions of the WRP Newco Stock Purchase Agreement.

  Prior to the Effective Time, except as (i) contemplated by the Merger Agreement, or (ii) consented to in writing by Wellsford, EQR will, and will cause each of its subsidiaries to: (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees, (b) confer on a regular basis with one or more representatives of Wellsford to report operational matters of materiality which could have a EQR Material Adverse Effect (as defined in the Merger Agreement), (c) promptly notify Wellsford of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), (d) promptly deliver to Wellsford true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement, (e) maintain its books and records in accordance with GAAP consistently applied, and (f) duly and timely file all reports, tax returns and other documents required to be filed with Federal, state, local and other authorities.

  In addition, during the period beginning the day after the fifth (5th) trading day prior to the date of this Joint Proxy Statement/Prospectus/ Information Statement and ending on (but including) the Closing Date, EQR will not (a) issue any EQR Common or other securities convertible into EQR Common in any single transaction or series of transactions having an aggregate issuance price in excess of $250 million, or (b) announce any merger with or acquisition of all or substantially all the assets of another entity which has net assets in excess of $250 million.

WAIVER AND AMENDMENT

  The Merger Agreement provides that, at any time prior to the Effective Time, either party may, to the extent legally allowed and set forth in a written instrument signed on behalf of such party, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.

  The Merger Agreement provides that it may be amended by the parties by action taken by the Boards of Trustees of EQR and Wellsford, at any time before or after approval of the Merger Agreement by the shareholders of EQR or Wellsford and prior to the filing of the Articles of Merger with the Department. After any such approval by the shareholders of EQR or Wellsford, no amendment may be made which by law requires the further approval of shareholders or partners without obtaining such further approval.

STOCK EXCHANGE LISTING

  The Surviving Trust will apply to list the Survivor Shares issuable in connection with the Merger on the NYSE. Approval of the listing of such shares on the NYSE, subject to official notice of issuance, is a condition to the respective obligations of the parties to consummate the Merger.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16. Purchase accounting for a merger is the same as the accounting treatment used for the acquisition of any group of assets. The fair market value of the consideration given by the Surviving Trust in the Merger will be used as the valuation basis of the combination. The assets acquired and liabilities assumed of Wellsford will be recorded at their relative fair market values as of the Effective Date. The financial statements of the Surviving Trust will reflect the combined operations of EQR and Wellsford from the date of the Merger.

SHARES AVAILABLE FOR RESALE

  The issuance of Survivor Common upon consummation of the Merger will be registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Wellsford as that term is defined in the rules and regulations promulgated pursuant to the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with an issuer. This Joint Proxy Statement/Prospectus /Information Statement does not cover any resales of Survivor Common received by affiliates of Wellsford.

CONTRIBUTION OF ASSETS OF WELLSFORD TO ERP OPERATING PARTNERSHIP

  Immediately after the Effective Time, the assets of Wellsford at the Effective Time, subject to the liabilities of Wellsford, will be contributed by the Surviving Trust to ERP Operating Partnership, in exchange for general partner units of

ERP Operating Partnership equal in number to the number of shares of Survivor Common issued to the Wellsford Common Shareholders and preferred units of ERP Operating Partnership equal in number to the number of outstanding shares of Wellsford Preferred. In connection with the contribution of assets to ERP Operating Partnership by the Surviving Trust, all of Wellsford's senior unsecured indebtedness will become the obligation of ERP Operating Partnership. ERP Operating Partnership will assume the Surviving Trust's full and complete obligations with respect to Wellsford's senior unsecured debt which will become an unconditional obligation of ERP Operating Partnership. ERP Operating Partnership will execute and deliver a legally binding assumption agreement in connection with the assumption of such Wellsford unsecured debt.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the material United States Federal income tax consequences of the Merger to EQR, Wellsford and their respective shareholders. The following summary is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all United States Federal income tax consequences of the Distribution and the Merger that may be relevant to particular holders of Wellsford Shares and EQR Shares, including holders that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities, holders who do not hold their Wellsford Shares or EQR Shares as capital assets and holders that, for United States Federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

  The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Wellsford Shares or EQR Shares. Because of the particular tax attributes of holders of Wellsford Shares or EQR Shares, the Merger may have differing tax implications for such holders. Accordingly, holders of Wellsford Shares or EQR Shares are urged to consult with their own legal and tax advisers regarding the United States federal income tax consequences of the Merger and any other consequences to them of the Merger under state, local and foreign tax laws.

  Tax Consequences of Merger. Rudnick & Wolfe, counsel to EQR in connection with the Merger, has rendered an opinion to EQR that on the basis of the facts, representations and assumptions set forth in such opinion:

    (i) the Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code, and EQR and Wellsford will each be a party to such reorganization within the meaning of Section 368(b) of the code;

    (ii) no gain or loss will be recognized by EQR as a result of the Merger;

    (iii) no gain or loss will be recognized by the shareholders of EQR upon the exchange of their EQR Common solely for Survivor Common pursuant to the Merger;

    (iv) no gain or loss will be recognized by the shareholders of EQR upon the exchange of their EQR Preferred solely for Survivor Preferred pursuant to the Merger;

    (v) the tax basis of the Survivor Common received or deemed to be received by any holder of EQR Common in exchange for EQR Common pursuant to the Merger will be the same as the tax basis of such EQR Common exchanged therefor;

    (vi) the tax basis of the Survivor Preferred received or deemed to be received by any holder of EQR Preferred in exchange for EQR Preferred pursuant to the Merger will be the same as the tax basis of such EQR Preferred exchanged therefor;

    (vii) the holding period for Survivor Common and Survivor Preferred received in exchange for EQR Common and EQR Preferred, respectively, pursuant to the Merger will include the period that such EQR Common and EQR Preferred were held by the holder, provided that such EQR Common and EQR Preferred were held as capital assets by such holder at the Effective Time;

    (viii) subsequent to the Merger, the proposed method of operation described in this Joint Proxy Statement/ Prospectus/Information Statement and as represented by EQR should enable the Surviving Trust to satisfy the requirements under the Code to qualify as a REIT for federal income tax purposes; and

    (ix) ERP Operating Partnership will be classified as a partnership for federal income tax purposes.

  Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to Wellsford in connection with the Merger, has rendered an opinion to Wellsford that on the basis of the facts, representations and assumptions set forth in such opinion:

    (i) the Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code, and EQR and Wellsford will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

    (ii) no gain or loss for federal income tax purposes will be recognized by Wellsford as a result of the Merger;

    (iii) no gain or loss will be recognized by the shareholders of Wellsford upon the exchange of their Wellsford Common solely for Survivor Common pursuant to the Merger;

    (iv) no gain or loss will be recognized by the shareholders of Wellsford upon the exchange of their Wellsford Preferred solely for Survivor Preferred pursuant to the Merger;

    (v) the tax basis of the Survivor Common received or deemed to be received by any holder of Wellsford Common in exchange for Wellsford Common pursuant to the Merger will be the same as the tax basis of such Wellsford Common exchanged therefor;

    (vi) the tax basis of the Survivor Preferred received or deemed to be received by any holder of Wellsford Preferred in exchange for Wellsford Preferred pursuant to the Merger will be the same as the tax basis of such Wellsford Preferred exchanged therefor;

    (vii) the holding period for Survivor Common and Survivor Preferred received in exchange for Wellsford Common and Wellsford Preferred, respectively, pursuant to the Merger will include the period that such shares of Wellsford Common and Wellsford Preferred, respectively, were held by the holder, provided that such Wellsford Common and Wellsford Preferred were held as capital assets by such holder at the Effective Time; and

    (viii) a shareholder of Wellsford Common who receives cash in lieu of a fractional share of Wellsford Common pursuant to the Merger will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share and the amount of cash received.

  Shareholders of EQR and Wellsford should be aware that such opinions of counsel are not binding on the United States IRS, and no assurance is or will be given that the IRS would not adopt a contrary position or that the IRS position would not be sustained by a court.

QUALIFICATION OF SURVIVING TRUST AS A REIT

  General. Wellsford elected REIT status commencing with its taxable year ending December 31, 1992. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, which has acted as counsel to Wellsford, Wellsford was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1992 through December 31, 1996. Rudnick & Wolfe has opined that, (i) EQR was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1993 through December 31, 1996, and (ii) subsequent to the Merger, the Surviving Trust's proposed method of operation described in this Joint ProxyStatement/Prospectus/ Information Statement and as represented by EQR should enable it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of the Surviving Trust, ERP Operating Partnership, the Management Partnerships, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, Equity Residential Properties Management Corp. III and Wellsford Management Corp. (collectively, the "Management Corps."), the limited partnerships and limited liability companies (the "Financing Partnerships") that own the beneficial interest of certain properties encumbered by mortgage financing, and various qualified REIT subsidiaries wholly owned by the Surviving Trust (each a "QRS Corporation") (collectively, the Management Partnerships, the Management Corps., the Financing partnerships and the QRS Corporations may be referred to as the "Subsidiary Entities"), and is conditioned upon certain representations made by EQR and ERP Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of the Surviving Trust, ERP Operating Partnership and the Subsidiary Entities. The Surviving Trust's qualification and taxation as a REIT depend upon the Surviving Trust's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its dividends to shareholders, and the diversity of its share ownership. Neither Rudnick & Wolfe nor Robinson Silverman Pearce Aronsohn & Berman LLP will review the Surviving Trust's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Surviving Trust, ERP Operating Partnership, and the Subsidiary Entities, the sources of their income, the nature of their assets, the level of the Surviving Trust's dividends to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

  In any year in which the Surviving Trust qualifies as a REIT, generally it will not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. The Surviving Trust may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

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

  If the Surviving Trust should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which it fails the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability. The Surviving Trust will also be subject to a 100% tax on net income derived from any "prohibited transaction," as described below. In addition, if the Surviving Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Surviving Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Surviving Trust may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. The Surviving Trust will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

  In order to qualify as a REIT, the Surviving Trust must meet, among others, the following requirements:

    Share Ownership Test. Shares of beneficial interest of the Surviving Trust must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year of less than 12 months. In addition, no more than 50% in value of the shares of beneficial interest of the Surviving Trust may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals during the last half of each taxable year. EQR and Wellsford believe that they have each satisfied both of these tests, and EQR believes the Surviving Trust will continue to do so. In order to help comply with the second of these tests, the Surviving Trust has placed certain restrictions on the transfer of the Survivor Common and Survivor Preferred that are intended to prevent further concentration of share ownership.

    Asset Tests. At the close of each quarter of the Surviving Trust's taxable year, the Surviving Trust must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Surviving Trust's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and certain government securities. Second, although the remaining 25% of the Surviving Trust's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Surviving Trust's total assets as to any one issuer, or
  (ii) 10% of the outstanding voting securities of any one issuer. Where the Surviving Trust invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets. The Surviving Trust's investment in the properties of Wellsford through its interest in ERP Operating Partnership will constitute qualified assets for purposes of the 75% asset test.

    ERP Operating Partnership will own none of the voting stock of the Management Corps. except for Wellsford Management Inc., in which ERP Operating Partnership will own 10% of the voting stock. ERP Operating Partnership will own 100% of the non-voting stock of each of the Management Corps. ERP Operating Partnership will also own 100% of the Class A Common Stock of WRP Newco and 100% of the Series A 8% Convertible Redeemable Preferred Stock of WRP Newco. By virtue of its partnership interest in ERP Operating Partnership, the Surviving Trust will be deemed to own its pro rata share of the assets of ERP Operating Partnership, including the stock of the Management Corps. and WRP Newco as described above. ERP Operating Partnership has not and does not intend to own more than 10% of the voting securities of the Management Corps. or WRP Newco.

    In addition, based upon its analysis of the estimated value of the stock of the Management Corps. and WRP Newco owned by ERP Operating Partnership relative to the estimated value of the other assets owned by ERP Operating Partnership, EQR believes that its pro rata share of the stock of WRP Newco and each Management Corp. held by ERP Operating Partnership will not exceed 5% of the total value of the Surviving Trust's assets. No independent appraisals, however, have been obtained to support this conclusion. This 5% limitation must be satisfied not only on the date that the Surviving Trust first acquires stock of WRP Newco or a Management Corp., but also at the end of each quarter in which the Surviving Trust increases its interest in WRP Newco or any of the Management Corps. (including as a result of increasing its interest in ERP Operating Partnership as the holders of OP Units exercise their exchange rights). Although the Surviving Trust plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in ERP Operating Partnership's overall interest in the Management Corps.

    The Surviving Trust's indirect interests as a general partner in the Financing Partnerships are held through the QRS Corporations, each of which is organized and operated as a "qualified REIT subsidiary" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT. Instead, all assets, liabilities and items of income, deduction and credit of each QRS Corporation will be treated as assets, liabilities and items of the Surviving Trust. Each QRS Corporation therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, the Surviving Trust's ownership of the voting stock of each QRS Corporation will not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

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

    Gross Income Tests. There are three separate percentage tests relating to the sources of the Surviving Trust's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Surviving Trust invests in a partnership, the Surviving Trust will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Surviving Trust as it has in the hands of the partnership.

    1. The 75% Test. At least 75% of the Surviving Trust's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Surviving Trust's trade or business ("dealer property"); (iv) distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Surviving Trust in exchange for its shares (including the Securities offered hereby) during the one-year period following the receipt of such new capital.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Surviving Trust, or an owner of 10% or more of the Surviving Trust, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Finally, for rents received to qualify as rents from real property, the Surviving Trust generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Surviving Trust derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Surviving Trust are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

    The Surviving Trust, through the Management Partnerships, will provide certain services with respect to the properties of Wellsford and any newly acquired multifamily residential properties. The Surviving Trust believes that the services provided by the Management Partnerships are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services has not caused, and will not in the future cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

    2. The 95% Test. At least 95% of the Surviving Trust's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends (including the Surviving Trust's share of dividends paid by the Management Corps.) and interest on any obligations not collateralized by an interest in real property and any payments made on behalf of the Surviving Trust by a financial institution pursuant to a rate protection agreement will be included as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% test. For purposes of determining whether the Surviving Trust complies with the 75% and 95% income tests, qualifying income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain dealer property held by the Surviving Trust for at least four years and excluding foreclosure property.

    The Surviving Trust's investment in the Properties, through ERP Operating Partnership, in major part will give rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the Properties or of the Surviving Trust's interest in ERP Operating Partnership will generally qualify under the 75% and 95% gross income tests. EQR believes that the income on its other investments, including its indirect investment in WRP Newco and the Management Corps., will not cause the Surviving Trust to fail the 75% or 95% gross income test for any year, and the Surviving Trust anticipates that this will continue to be the case.

    Even if the Surviving Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Surviving Trust's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Surviving Trust reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, the Surviving Trust, however, will still be subject to a 100% tax

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

  based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year, less certain adjustments.

    3. The 30% Test. The Surviving Trust must derive less than 30% of its gross income for each taxable year from the sale or other disposition of
  (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. EQR does not anticipate that it will have any substantial difficulty in complying with this test.

    Annual Distribution Requirements. The Surviving Trust, in order to qualify as a REIT, is required to make dividend distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Surviving Trust's REIT taxable income (computed without regard to the dividends paid deduction and the Surviving Trust's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Surviving Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Surviving Trust does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    The Surviving Trust has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of ERP Operating Partnership authorizes the Surviving Trust, as general partner, to take such steps as may be necessary to cause ERP Operating Partnership to distribute to its partners an amount sufficient to permit the Surviving Trust to meet these distribution requirements. It is possible that the Surviving Trust may not have sufficient cash or other liquid assets to meet the 95% dividend requirement, due to the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Surviving Trust's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, the Surviving Trust will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause ERP Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

    Failure to Qualify. If the Surviving Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Surviving Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Surviving Trust fails to qualify will not be required and, if made, will not be deductible by the Surviving Trust. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Surviving Trust also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF THE SURVIVING TRUST'S INVESTMENTS IN PARTNERSHIPS

  General. The Surviving Trust will hold direct or indirect interests in ERP Operating Partnership, WRP Newco, the Management Partnerships and certain Financing Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The Surviving Trust believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Surviving Trust's assets and items of gross income would change, which would preclude the Surviving Trust from satisfying the asset tests and possibly the income tests (see "Certain Federal Income Tax Consequences--Taxation of the Surviving Trust--Asset Tests" and "--Gross Income Tests"), and in turn would prevent the Surviving Trust from qualifying as a REIT.

  Tax Termination of ERP Operating Partnership. Pursuant to Section 708(b)(1)(B) of the Code, if within a twelve-month period, there is a sale or exchange of 50 percent or more of the total interest in a partnership's capital and profits, the partnership terminates for federal income tax purposes. Treasury Regulations under Code Section 708(b)(1)(B) (the "Section 708 Regulations") provide that if a partnership is deemed terminated by a sale or exchange of an interest, the following is deemed to occur: (a) the partnership distributes all of its assets subject to all of its liabilities to the purchaser and the other remaining partners in proportion to their respective interests in the partnership assets; and, (b) immediately thereafter, the purchaser and the other remaining partners contribute the assets, subject to the liabilities encumbering such assets, to a new partnership. Under the Section 708 Regulations, the deemed termination of a partnership will result in the closing of the partnership's taxable year and recognition of gain under Code Section 731 if the amount of money deemed distributed to the partner (including any money deemed distributed upon a shift in the liabilities of the partnership under Code Section 752) exceeds such partner's adjusted basis in his partnership interest. Any built-in gain or loss attributable to the assets re-contributed to the partnership must be allocated among the partners of the new partnership under Code Section 704(c). See "Tax Aspects of Surviving Trusts Investment in Partnerships--Tax Allocations With Respect to the Properties." In addition, the deemed termination requires the partnership to depreciate its assets as if they were newly acquired by the partnership at the time of termination. As a result, such assets must be depreciated over each asset's depreciable life beginning as of the date of the deemed termination.

  In connection with the Merger, more than 50 percent of the total interest in ERP Operating Partnership's capital and profits will be exchanged. Therefore, the Merger will result in the termination of ERP Operating Partnership under Code Section 708(b)(1)(B). Accordingly, under the Section 708 Regulations, all of the assets of ERP Operating Partnership will be deemed to be distributed to the partners of ERP Operating Partnership (including the Surviving Trust) and re-contributed by such partners to a newly formed partnership. Such deemed distribution and re-contribution is not expected to cause gain recognition to the Surviving Trust under Code Section 731(a) because the amount of cash deemed distributed to the Surviving Trust as a result of the deemed liquidation (including any deemed distribution occurring under Code Section 752 as a result of a shifting of liabilities among the partners of the ERP Operating Partnership) is not expected to exceed the Surviving Trusts's adjusted basis in the ERP Operating Partnership. Moreover, because the taxable years of both the ERP Operating Partnership and the Surviving Trust end on the same date, the closing of the ERP Operating Partnership's taxable year should have no adverse tax consequences to the Surviving Trust. However, the termination of the ERP Operating Partnership will cause the assets of the ERP Operating Partnership to be depreciated as if they were newly acquired by the ERP Operating Partnership, possibly resulting in lower annual depreciation deductions to the Surviving Trust for federal income tax purposes. In addition, the deemed re-contribution of the assets to the ERP Operating Partnership could result in a reallocation of the built-in gain attributable to the properties owned by the ERP Operating Partnership. See "Tax Aspects of Surviving Trusts Investment in Partnerships--Tax Allocations With Respect to the Properties."

  Proposed Treasury Regulations recently promulgated by the Treasury Department (the "Proposed 708 Regulations") would alter the tax consequences of a termination under Code Section 708(b)(1)(B). Under the Proposed Section 708 Regulations, if a partnership is terminated by a sale or exchange of an interest, the following would be deemed to occur: (a) the partnership transfers all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and (b) immediately thereafter, the terminated partnership distributes all of the interests in the new partnership to the purchasing partner and the other remaining partners in liquidation of the terminated partnership. The effect of the Proposed Regulations would be to
(i) eliminate any possibility of gain recognition to the partners of the ERP Operating Partnership under Code Section 731, and (ii) eliminate any potential reallocation of ERP Operating Partnership's basis and any Section 704(c) built-in gain with respect to the properties currently held by the ERP Operating Partnership. However, under the Proposed 708 Regulations, the ERP Operating Partnership would still be required to depreciate its properties as newly acquired assets, possibly resulting in lower depreciation deductions to the Surviving Trust for federal income tax purposes. The Proposed Section 708 Regulation will apply to the deemed termination of ERP Operating Partnership if the Proposed Section 708 Regulations shall have been published as final regulations in the Federal Register as of the effective date of the Merger.

  Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Properties contributed to ERP Operating Partnership in connection with both the initial public offering of EQR and the Merger) (the "Contributed Properties") must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. ERP Operating Partnership Agreement (as well as the Financing Partnerships agreements) require such allocations to be made in a manner consistent with Section 704(c). As a result, certain limited partners of ERP Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets (including certain of the Contributed Properties). These allocations will tend to eliminate the Book-Tax Difference over the lives of the Partnerships. However, the special allocation rules of Section 704(c) as applied by the Surviving Trust will not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause the Surviving Trust to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of

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

such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Surviving Trust to recognize taxable income in excess of cash proceeds, which might adversely affect the Surviving Trust's ability to comply with the REIT distribution requirements. See "Qualification of the Surviving Trust as a REIT--Annual Distribution Requirements."

  Sale of the Properties. The Surviving Trust's share of any gain realized by ERP Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Qualification of the Surviving Trust as a REIT--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Partnerships have held and intend to continue to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and other multifamily residential properties and to make such occasional sales of the Properties as are consistent with the Surviving Trust's investment objectives. Based upon such investment objectives, the Surviving Trust believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

  Taxation of Taxable Domestic Shareholders.

  General. As long as the Surviving Trust qualifies as a REIT, distributions made to the Surviving Trust's taxable domestic shareholders, with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for shareholders that are corporations. For purposes of determining whether distributions on the Securities are out of current or accumulated earnings and profits, the earnings and profits of the Surviving Trust will be allocated first to the Survivor Preferred Shares and second to the Survivor Common Shares. There can be no assurance, however, that the Surviving Trust will have sufficient earnings and profits to cover distributions on the Survivor Preferred Shares. Dividends that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Surviving Trust's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Securities. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. For a discussion on the manner in which that portion of any dividends designated by the Surviving Trust as capital gains dividends will be allocated among the holders of Survivor Preferred Shares and Survivor Common Shares, see "Description of Shares of Beneficial Interest--Survivor Preferred Shares--Distributions." To the extent that the Surviving Trust makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Securities by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Securities are held as a capital asset). In addition, any dividend declared by the Surviving Trust in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by the Surviving Trust and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Surviving Trust during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Surviving Trust.

  In general, any loss upon a sale or exchange of securities by a shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Surviving Trust received by such shareholder are required to be treated by such shareholder as long-term capital gains.

  Taxation of Tax-Exempt Shareholders.

  Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Surviving Trust to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Code and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, for taxable years beginning on or after January 1, 1994, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. The Surviving Trust has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

  Taxation of Foreign Shareholders.

  The following is a discussion of certain anticipated U.S. Federal income tax consequences of the ownership and disposition of securities applicable to Non-U.S. Holders of such securities. A "Non-U.S. Holder" is any person other than

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

(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only.

  Distributions From the Surviving Trust.

  1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Surviving Trust's earnings and profits which are not attributable to capital gains of the Surviving Trust or of ERP Operating Partnership and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of securities. In cases where the dividend income from a Non-U.S. Holder's investment in securities is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

  2. Non-Dividend Distributions. Distributions by the Surviving Trust which are not dividends out of the earnings and profits of the Surviving Trust will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Surviving Trust's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Surviving Trust.

  3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Surviving Trust to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the Properties beneficially owned by the Surviving Trust will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Surviving Trust will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute gains from any USRPI. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

  Dispositions of Securities.

  Unless securities constitute a USRPI, a sale of securities by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The securities will not constitute a USRPI if the Surviving Trust is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its securities is held directly or indirectly by Non-U.S. Holders. The Surviving Trust believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of securities will not be subject to taxation under FIRPTA. Because the securities will be publicly traded, however, no assurance can be given the Surviving Trust will continue to be a domestically controlled REIT. If the Surviving Trust does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of securities generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the securities are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less of the Surviving Trust's outstanding securities at all times during a specified testing period.

  If gain on the sale of securities were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of securities could be required to withhold 10% of the purchase price and remit such amount to the Service. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in securities is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Other Tax Considerations.

  WRP Newco and the Management Corps. A portion of the cash to be used by ERP Operating Partnership to fund distributions to its partners, including the Surviving Trust, is expected to come from WRP Newco and the Management

Corps. through payments of dividends on the stock of WRP Newco and the Management Corps. held by ERP Operating Partnership. The Management Corps. will pay Federal and state income tax at the full applicable corporate rates on their taxable income. The Management Corps. will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that WRP Newco and/or the Management Corps. are required to pay Federal, state or local taxes, the cash available to WRP Newco for distribution by the Surviving Trust, among its shareholders will be reduced accordingly.

  State and Local Taxes. The Surviving Trust and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Surviving Trust and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of beneficial interest of the Surviving Trust.

          INTERESTS OF CERTAIN PERSONS IN THE MERGER AND DISTRIBUTION

  In considering whether to approve the Merger, shareholders should be aware that certain members of the management of Wellsford and the Wellsford Board of Trustees have certain interests that arise in connection with the Merger and the Distribution that are in addition to the interests of shareholders of Wellsford generally. These interests arise under existing agreements with, and previously approved annual compensation awards from, Wellsford and proposed agreements with WRP Newco and the Surviving Trust.

BENEFITS OF KEY EXECUTIVES

  Each key executive of Wellsford, consisting of Messrs. Lynford, Lowenthal, Kelley, MacKenzie, Hughes and Strong, has an existing employment agreement with Wellsford that entitles him to certain benefits as described below. In addition, in prior years each of the executives has earned and received additional compensation in the form of share loans, grants of restricted shares and share options. Members of the Board of Trustees of Wellsford have also been granted share options over the years. Set forth below is a discussion of the treatment of the various benefits and other compensation to be paid in connection with the Merger to the key executives and the Trustees by reason of these pre-existing agreements.

  A. Severance Payments. Certain executive officers (but not Messrs. Lynford and Lowenthal) will be entitled to receive severance payments under their employment agreements as follows: $1,149,000 for Mr. Kelley, $764,070 for Mr. MacKenzie, $692,440 for Mr. Hughes, and $585,000 for Mr. Strong.

  B. Share Loans. Under the existing agreements, Wellsford's key executives previously purchased Wellsford Common over the years at their then fair market value, the purchase price of which was borrowed from Wellsford and evidenced by a ten-year promissory note. Under the agreements, 5% of the principal balance of the promissory notes is forgiven each year provided the executive remains in the employ of Wellsford and the remaining 50% is due at the end of the ten year term of the promissory note. Upon a change of control, such as the Merger, the then remaining principal balance of the loans will be forgiven for Messrs. Lynford, Lowenthal, Kelley, MacKenzie, Hughes, and Strong in the amounts of approximately $1.5 million, $1.5 million, $281,000, $1.1 million, $1.1 million and $369,000, respectively.

  C. Change in Control Share Grants. In accordance with the terms of the existing agreements between Wellsford and Messrs. Lynford, Lowenthal and Kelley, immediately prior to the Merger and Distribution, Messrs. Lynford, Lowenthal and Kelley will each be issued 22,346 shares of Wellsford Common, which shares will participate in the Distribution and Merger on the same basis as all other shares of Wellsford Common.

  D. Restricted Share Grants. Restricted share grants have previously been made to Messrs. Lynford, Lowenthal, MacKenzie and Hughes, portions of which have vested and portions of which remain subject to forfeiture. All restricted shares, whether vested or not, will participate in the Distribution and Merger on the same basis as all other shares of Wellsford Common. Messrs. Lynford and Lowenthal each hold restricted share grants for 11,375 shares of Wellsford Common that will continue to remain subject to forfeiture restrictions. The shares of Survivor Common and the shares of WRP Newco Common to be received by Messrs. Lynford and Lowenthal on account of the 11,375 restricted shares of Wellsford Common held by each of them will be forfeited (as to 50% on January 1, 1998 and 50% on January 1, 1999) unless the Surviving Trust achieves on a consolidated basis a minimum 5% increase in funds from operations per share for the twelve-month period ending on the December 31 immediately preceding the applicable vesting date over FFO per share for the preceding twelve-month period. The portions of the restricted share grants issued to Messrs. MacKenzie and Hughes that remain subject to forfeiture will become fully vested at the Effective Time. Accordingly, 2,843 shares of Wellsford Common will vest upon the Merger for each of Messrs. MacKenzie and Hughes, which shares will participate in the Distribution and the Merger.

  E. Tax Payments. Pursuant to the existing employment agreements with the key executives of Wellsford, in connection with the Merger the Surviving Trust will pay on behalf of Messrs. Lynford, Lowenthal, Kelley, MacKenzie, Hughes and Strong approximately $2.6 million, $2.4 million, $420,000, $1.0 million, $1.1 million and $500,000, respectively, on account of the Federal, state and local income and excise tax liabilities to the Internal Revenue Service and the various state and local tax authorities. These payments are based on an estimated value of Wellsford Common at the Effective Time of $27.50 per share and will be adjusted based upon the actual value of Wellsford Common at the Effective Time.

  F. Wellsford Options. Over the years, the key executives of Wellsford have been granted share options in connection with services previously rendered by them. The treatment of both the vested options and the nonvested options are described below.

  (a) Vested Options.

  All vested options (both incentive share options and nonqualified options) held by Messrs. Lynford, Lowenthal, Kelley, Hughes and Strong were exercised prior to the Merger by tendering existing shares of Wellsford Common in payment of the exercise price. The tendered shares of Wellsford Common were valued at $27.50 per share for purposes of payment of the exercise price regardless of their actual value on the date of exercise, and will be accounted for as a cost of the Merger. Pursuant to existing agreements, each executive officer that exercised a vested option was granted a new option to purchase additional shares of Wellsford Common at $27.50 per share (a "Reload Option"). These Reload Options issued to Messrs. Lynford, Lowenthal, Kelley, Hughes and Strong will be assumed by WRP Newco and amended, thereby becoming options to purchase WRP Newco Common, as more fully described in (c) below.

  (b) Nonvested Options.

  The nonvested portion of each Wellsford option held by Messrs. Lynford, Lowenthal, Hughes and Strong will be assumed by WRP Newco and amended thereby becoming an option to purchase WRP Newco Common, as more fully described in
(c) below.

  (c) Assumed Options.

  For each of Messrs. Lynford, Lowenthal, Kelley, Hughes and Strong, WRP Newco will assume and amend their Wellsford nonvested options (other than Mr. Kelley) and Reload Options so that they become options to purchase WRP Newco Common. With respect to Wellsford nonvested nonqualified options and Reload Options, the number of WRP Newco nonqualified options will be calculated by dividing the value of such Wellsford options by the value of the option to purchase one share of WRP Newco Common. Reload Options will be valued using an exercise price of $27.50 per share. The exercise price of each WRP Newco nonqualified option will be the Issuance Price (as defined under "Certain Agreements between WRP Newco and ERP Operating Partnership--Common Stock and Preferred Stock Purchase Agreement") and the term of each such WRP Newco option will be for an initial term of six years with a four year extension if the optionee is employed by WRP Newco at the end of four years. These options will become exercisable as follows: 25% after two years, an additional 25% after three years, an additional 25% after four years and the remaining 25% after five years from the date of the Merger. All options will be valued using a mathematical option pricing formula that incorporates certain assumptions, including an estimated value of the underlying shares, share option exercise prices, the duration of the share options and the volatility of the underlying shares (the "Option Pricing Formula"). Based on the foregoing, the total number of shares of WRP Newco Common subject to options with respect to Wellsford nonvested options (other than Mr. Kelley) and Reload Options assumed by WRP Newco will be approximately as follows: 427,534, 427,534, 162,049, 78,410 and 24,159, for Messrs. Lynford, Lowenthal, Kelley, Hughes and Strong, respectively. These amounts will be adjusted based upon the actual value of Wellsford Common (and the actual value of the Wellsford options assumed by WRP Newco) at the Effective Time.

  The nonvested incentive share options held by Messrs. Lynford, Lowenthal, Hughes and Strong will also be assumed by WRP Newco and amended to become WRP Newco incentive stock options. These amended options will continue to be nonvested incentive stock options just as they were before the Merger and will maintain the same vesting schedule as the Wellsford incentive share options assumed. These WRP Newco nonvested incentive stock options will reflect the inherent value of, and have a term equal to the remaining term of, the Wellsford incentive share options assumed, as required by Treasury Regulation
Section 1.425-1(a). Based on the foregoing, the total number of shares of WRP Newco Common subject to options with respect to Wellsford nonvested incentive share options assumed by WRP Newco will be approximately as follows: 25,171, 25,171, 24,195, and 16,467 for Messrs. Lynford, Lowenthal, Hughes and Strong, respectively.

  G. Options Held by Trustees. Outstanding options of Wellsford held by persons whose benefits are not described above will vest at the Effective Time and each such optionee will have the right to continue their option subject to adjustment for the Exchange Rate or the right to relinquish all option rights in exchange for a cash payment of $27.50 per share for each option relinquished less the exercise price per share. All existing options to purchase Wellsford Common granted to the non-employee Trustees of Wellsford (other than Mr. Du Bois) will be assumed by WRP Newco and amended thereby becoming options to purchase WRP Newco Common. The number of options to purchase WRP Newco Common will be calculated by dividing the value of each Trustee's existing options to purchase Wellsford Common by the value of the option to purchase one share of WRP Newco Common. The options to purchase WRP Newco Common will be exercisable immediately, and will have an initial term of six years (regardless of whether or not the optionee remains a director of WRP Newco) with a four-year extension if the optionee is a trustee or director of WRP Newco at the end of four years. The exercise price of the options to purchase WRP Newco Common shall be the Issuance Price. All options will be valued using the Option Pricing Formula. Options to purchase 15,000 shares of Wellsford Common have been previously granted to each of Messrs. Germain, Hoenemeyer and Sixt, respectively. These options will be assumed by WRP Newco and amended to become options to purchase approximately 38,515, 38,515 and 38,515 shares of WRP Newco Common, respectively, at the Effective Time, assuming a fair market value of Wellsford Common of $29.75 per share at the Effective Time. Options to purchase 15,000 shares of Wellsford Common previously held by Mr. Du Bois have been exercised by paying the exercise price.

AGREEMENTS WITH THE SURVIVING TRUST AND ERP OPERATING PARTNERSHIP

  Consulting Agreements. Messrs. Lynford and Lowenthal will each execute a consulting agreement with ERP Operating Partnership. The consulting agreements will each be for a term of five years from the Effective Time. Pursuant to the consulting agreements each of Messrs. Lynford and Lowenthal will serve as a senior management consultant to ERP Operating Partnership and, in all events, will receive compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

  Appointment to Board of Trustees of Surviving Trust. At or shortly after the Effective Time, each of Messrs. Lynford and Lowenthal will be appointed to the Board of Trustees of the Surviving Trust for a term ending at the annual meeting of the Surviving Trust in the year 1997. EQR has agreed to cause Messrs. Lynford and Lowenthal to be nominated for election as trustees at the 1997 annual meeting of the Surviving Trust for a term ending at the annual meeting of the Surviving Trust in the year 2000.

  Indemnification. The Surviving Trust will indemnify each trustee and officer of Wellsford to the same extent after the Effective Time as such individuals were indemnified by Wellsford prior to the Effective Time.

  Severance and Retention Benefits. As of the Effective Time, the Surviving Trust will adopt a severance and retention program (the "Retention Program") for specified employees of Wellsford who are not officers. The aggregate obligations of the Surviving Trust under the Retention Program will not exceed $544,575. Pursuant to the Retention Program, any employee who stays for 6 months after the Effective Time or is terminated without cause by the Surviving Trust will be entitled to a bonus in a specified amount. The Retention Program will not require the Surviving Trust to continue the employment of any employee of Wellsford after the Effective Time.

  Senior Officer. Mr. MacKenzie will be a Senior Vice President of the Surviving Trust at an initial salary of $175,000 per annum. Under his proposed employment arrangement, on the Effective Date, Mr. MacKenzie intends to exchange all rights under all of his existing Wellsford options for an option to purchase 52,903 shares of Survivor Common . These options will be fully vested on the date of issuance and will have an exercise price equal to the fair market value of Survivor Common on the date of issuance. In addition, on the Effective Date Mr. MacKenzie will receive an option to purchase 35,000 shares of Survivor Common. These options will vest over a period of three years and will have an exercise price equal to the fair market value of Survivor Common on the date of the grant. Mr. MacKenzie will also receive on the Effective Date an option to purchase an additional number of shares of Survivor Common which will be calculated by multiplying (i) the difference in value, if any, between a share of EQR Common on the date of his initial agreement to work for EQR (February 7, 1997) and a share of Survivor Common on the date of the grant by (ii) 87,903, and then dividing the resulting number by eight. These additional options will vest over three years and will have an exercise price equal to the fair market value of Survivor Common on the date of the grant.

AGREEMENTS WITH WRP NEWCO

  Employment Agreements. WRP Newco will enter into employment agreements as of the Effective Time with Messrs. Lynford and Lowenthal, which will expire on December 31, 2002 and will provide for cash compensation to be paid to each of them of $275,000 per annum. WRP Newco will also enter into employment agreements as of the Effective Time with Messrs. Hughes and Strong, which will expire two years after the Effective Time, and will provide for annual cash compensation to be paid to each of them of $175,000 and $125,000, respectively. Each of Messrs. Lynford, Lowenthal, Hughes and Strong are also entitled to incentive compensation as determined by the Compensation Committee. In addition, Mr. Hughes is entitled to incentive compensation equal to at least 50% of his annual base salary. See "Management of WRP Newco-- Employment Agreements."

  Split Dollar Life Insurance. The existing split dollar life insurance arrangements between Wellsford and Messrs. Lynford and Lowenthal will be assumed by WRP Newco.

  Consultant. Upon completion of the Merger, William Cockrum, a consultant to Wellsford, will receive a consulting fee of $500,000, payable $250,000 in cash and $250,000 by the issuance of shares of WRP Newco Common.

  New Options. In addition to the stock options in WRP Newco Common referred to in "--Benefits to Key Executives," immediately following the Distribution and Merger, WRP Newco intends to grant new stock options to purchase shares of WRP Newco Common to WRP Newco's non-employee directors and certain executive officers. WRP Newco intends to grant options to purchase 42,750 shares of WRP Newco Common to each of Messrs. Du Bois, Germain, Hoenemeyer and Sixt, options to purchase 21,375 shares of WRP Newco Common to Mr. Crocker, and options to purchase 85,500 shares of WRP Newco Common to each of Messrs. Lynford, Lowenthal, Hughes and Strong.

                                SURVIVING TRUST

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth the selected unaudited pro forma combined financial data for the Surviving Trust as a combined entity, giving effect to the Merger as if it had occurred on the dates indicated herein, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma financial statements included elsewhere in the Joint Proxy Statement/Prospectus/Information Statement.

  The selected unaudited pro forma combined operating data are presented as if the Merger had been consummated at the beginning of the period presented.

  The selected unaudited pro forma combined balance sheet data is presented as if the Merger had occurred on December 31, 1996. The Merger has been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Merger have been made.

  The selected pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the respective historical audited financial statements and notes thereto of EQR and Wellsford incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement and the unaudited pro forma financial statements and notes thereto included elsewhere in the Joint Proxy Statement/Prospectus/Information Statement.

  The selected unaudited pro forma operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of EQR and Wellsford would have been for the period and dates presented. Nor does such data purport to represent the results of future periods.

                                SURVIVING TRUST

OPERATING DATA:

                                                          PRO FORMA YEAR ENDED
                                                           DECEMBER 31, 1996
                                                         ----------------------
                                                          (AMOUNT IN THOUSANDS
                                                         EXCEPT PER SHARE DATA)
REVENUES:
Rental income...........................................        $578,820
Fee and asset management................................           6,749
Interest income-investment in mortgage notes............          12,819
Interest and other income...............................          11,061
                                                                --------
    Total revenues......................................         609,449
                                                                --------
EXPENSES:
Property and maintenance................................         167,526
Real estate taxes and insurance.........................          54,010
Property management.....................................          21,506
Fee and asset management................................           3,837
Depreciation............................................         124,211
Interest:
  Expense incurred......................................         103,538
  Amortization of deferred financing costs..............           4,242
  General and administrative............................          10,353
                                                                --------
    Total Expenses......................................         489,223
                                                                --------
Income before gain on disposition of properties and
 (loss) on joint venture communities....................         120,226
Gain on disposition of properties.......................          22,336
(Loss) on joint venture communities.....................             (58)
                                                                --------
Income before extraordinary item and allocation to
 Minority Interests.....................................         142,504
Extraordinary Item:
Write-off of unamortized cost on refinanced debt........          (3,512)
                                                                --------
Income before allocation to Minority Interests..........         138,992
Income allocated to Minority Interests..................         (15,706)
                                                                --------
Net income..............................................         123,286
Preferred distributions.................................          41,563
                                                                --------
Net income available for Common Shares..................        $ 81,723
                                                                ========
Net income per weighted average Common Share
 outstanding............................................        $   1.53
                                                                ========
Weighted average Common Shares outstanding..............          53,317
                                                                ========

                                                                   PRO FORMA
                                                               DECEMBER 31, 1996
                                                               -----------------
BALANCE SHEET DATA:
(at end of period)
Real estate, after accumulated depreciation...................    $3,708,310
                                                                  ==========
Total assets..................................................    $3,968,482
                                                                  ==========
Total debt....................................................    $1,576,869
                                                                  ==========
Minority Interests............................................    $  190,793
                                                                  ==========
Shareholders' Equity..........................................    $2,048,133
                                                                  ==========

                      EQUITY RESIDENTIAL PROPERTIES TRUST

                SELECTED HISTORICAL AND COMBINED FINANCIAL DATA

  The following tables set forth selected historical and combined financial data for EQR. The selected historical combined financial data for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited financial statements of EQR as reported in its Annual Reports on Form 10-K. The selected historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical and combined financial statements and notes thereto of EQR incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement.

                      EQUITY RESIDENTIAL PROPERTIES TRUST

           CONSOLIDATED AND COMBINED HISTORICAL FINANCIAL INFORMATION
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                        YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------
                             1996        1995        1994       1993      1992
                          ----------  ----------  ----------  --------  ---------
OPERATING DATA:
REVENUES
  Rental income.........  $  454,412  $  373,919  $  220,727  $104,388  $  86,597
  Fee and asset
   management...........       6,749       7,030       4,739     4,651      4,215
  Interest income-
   investment in
   mortgage notes.......      12,819       4,862         --        --         --
  Interest and other
   income...............       4,405       4,573       5,568     3,031      2,161
                          ----------  ----------  ----------  --------  ---------
      Total revenues....     478,385     390,384     231,034   112,070     92,973
                          ----------  ----------  ----------  --------  ---------
EXPENSES
  Property and
   maintenance..........     127,172     112,186      66,534    35,324     30,680
  Real estate taxes and
   insurance............      44,128      37,002      23,028    11,403     10,274
  Property management...      17,512      15,213      10,249     4,938      2,912
  Property management--
   non-recurring........         --          --          879       --         --
  Fee and asset
   management...........       3,837       3,887       2,056     2,242      2,403
  Depreciation..........      93,253      72,410      37,273    15,384     13,442
  Interest:
    Expense incurred....      81,351      78,375      37,044    26,042     31,926
    Amortization of
     deferred financing
     costs..............       4,242       3,444       1,930     3,322      2,702
  Refinancing costs.....         --          --          --      3,284        --
  General and
   administrative.......       9,857       8,129       6,053     1,994      1,915
                          ----------  ----------  ----------  --------  ---------
      Total expenses....     381,352     330,646     185,046   103,933     96,254
                          ----------  ----------  ----------  --------  ---------
Income (loss) before
 gain on disposition of
 properties,
 extraordinary items and
 allocation to Minority
 Interests..............      97,033      59,738      45,988     8,137     (3,281)
Gain on disposition of
 properties.............      22,402      21,617         --        --         --
                          ----------  ----------  ----------  --------  ---------
Income (loss) before
 extraordinary items and
 allocation to Minority
 Interests..............     119,435      81,355      45,988     8,137     (3,281)
Extraordinary Items:
Write-off of unamortized
 costs on refinanced
 debt...................      (3,512)        --          --        --         --
Gain on early
 extinguishment of debt.         --        2,000         --        --         --
Gain on discharge of
 indebtedness...........         --          --          --      1,792     18,203
                          ----------  ----------  ----------  --------  ---------
Income before allocation
 to Minority Interests..     115,923      83,355      45,988     9,929     14,922
Income allocated to
 Minority Interests.....     (14,299)    (15,636)    (11,570)   (3,834)       --
                          ----------  ----------  ----------  --------  ---------
Net income..............     101,624      67,719      34,418     6,095     14,922
Preferred distributions.     (29,015)    (10,109)        --        --         --
                          ----------  ----------  ----------  --------  ---------
Net income available for
 Common Shares..........  $   72,609  $   57,610  $   34,418  $  6,095  $  14,922
                          ==========  ==========  ==========  ========  =========
Net income per weighted
 average Common Share
 outstanding............  $     1.70  $     1.68  $     1.34  $    .42        --
Weighted average Common
 Shares outstanding.....      42,586      34,358      25,621    14,601        --
BALANCE SHEET DATA (AT
 END OF PERIOD):
  Real estate, after
   accumulated
   depreciation.........  $2,983,510  $2,186,636  $1,963,476  $634,577  $ 358,212
  Real estate, after
   accumulated
   depreciation.........  $2,681,998  $1,969,453  $1,770,735  $478,210  $ 218,825
  Total assets..........  $2,986,127  $2,141,260  $1,847,685  $535,914  $ 238,878
  Total debt............  $1,254,274  $1,002,219  $  994,746  $278,642  $ 343,282
  Minority Interests....  $  150,637  $  168,963  $  177,438  $ 83,159  $     --
  Shareholders' Equity
   (Net Deficit)........  $1,458,830  $  884,517  $  609,936  $146,485  $(122,094)

                     WELLSFORD RESIDENTIAL PROPERTY TRUST

                      SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth selected historical financial data for Wellsford. The selected historical financial data for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited financial statements of Wellsford as reported in its Annual Reports on Form 10-K. The selected historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Wellsford incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement. Certain reclassifications have been made to Wellsford's historical financial data to conform to EQR's presentation.

                                        YEAR ENDED DECEMBER 31,
                                HISTORICAL (000S EXCEPT PER SHARE DATA)
                             --------------------------------------------------
                               1996       1995       1994      1993      1992
                             ---------  ---------  --------  --------  --------
Revenues...................  $ 131,821  $ 131,232  $ 82,794  $ 42,007  $ 26,229
Expenses...................   (109,035)  (113,712)  (73,299)  (34,816)  (26,991)
Gain (loss) on sale of
 investment communities....        (66)      (819)      --        882       --
Loss on joint venture
 communities...............        (58)      (279)      --        --        --
                             ---------  ---------  --------  --------  --------
Income (loss) before
 extraordinary item........  $  22,662  $  16,422  $  9,495  $  8,073  $   (762)
                             =========  =========  ========  ========  ========
Net income (loss)..........  $  22,662  $  10,869  $  9,495  $  8,073  $   (762)
Preferred dividends........    (12,548)    (8,973)   (7,000)     (972)      --
                             ---------  ---------  --------  --------  --------
Net income (loss) available
 for common shareholders...  $  10,114  $   1,896  $  2,495  $  7,101  $   (762)
                             =========  =========  ========  ========  ========
Net income (loss) per
 common share..............  $    0.59  $    0.11  $   0.25  $   0.91  $  (0.34)
                             =========  =========  ========  ========  ========
Weighted average number of
 common shares outstanding.     17,057     16,938    10,070     7,813     2,273
                             =========  =========  ========  ========  ========
Real Estate assets before
 accumulated depreciation..  $ 795,580  $ 736,399  $747,519  $301,389  $156,568
Real estate assets after
 accumulated depreciation..    711,614    677,908   712,742   282,224   143,787
Total Assets...............    756,289    729,638   745,754   322,400   165,963
Mortgages Payable..........     82,731     77,137   208,858    24,203    17,155
Convertible note payable...        --         --        --     46,070    55,358
Unsecured credit facility..     18,075        --    140,000       --        --
Senior unsecured notes.....    248,496    223,307       --        --        --
Shareholders' equity.......    376,686    398,359   371,655   239,775    89,986
Cash dividends declared per
 Series A preferred share..  $    1.75  $    1.75  $   1.75  $   0.24  $    --
                             =========  =========  ========  ========  ========
Cash dividends declared per
 Series B preferred share..  $    2.41  $    0.86  $    --   $    --   $    --
                             =========  =========  ========  ========  ========
Cash dividends declared per
 common share..............  $    1.94  $    1.92  $   1.80  $   1.68  $   0.16
                             =========  =========  ========  ========  ========

                                SURVIVING TRUST

                 BASIS OF PRESENTATION TO UNAUDITED PRO FORMA
                            COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1996

  The Unaudited Pro Forma Combined Balance Sheet gives effect to the proposed Merger of Equity Residential Properties Trust ("EQR") and Wellsford Residential Property Trust ("Wellsford") as if the Merger had occurred on December 31, 1996. The Unaudited Pro Forma Combined Balance Sheet gives effect to the Merger under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Merger have been made.

  The Unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position of EQR and Wellsford would have been at December 31, 1996, nor does it purport to represent the future combined financial position of EQR and Wellsford. This Unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of EQR and Wellsford incorporated by reference into the Joint Proxy Statement/Prospectus/Information Statement.

                                SURVIVING TRUST

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PRO FORMA     SURVIVING TRUST
                            EQR           WRP          MERGER         PRO FORMA
                         HISTORICAL  HISTORICAL(A) ADJUSTMENTS(B)     COMBINED
                         ----------  ------------- --------------  ---------------
ASSETS
Rental property, net.... $2,681,998    $689,403       $336,909 (C)   $3,708,310
Construction in
 progress...............        --       22,211        (21,306)(D)          905
Investment in mortgage
 notes, net.............     86,596      17,800        (17,800)(E)       86,596
Cash and cash
 equivalents............    147,271      10,811        (67,112)(F)       90,970
Rents receivables.......      1,450         --             --             1,450
Deposits-restricted.....     20,637       7,667         (5,520)(G)       22,784
Escrows deposits-
 mortgage...............     15,434         --             --            15,434
Deferred financing
 costs, net.............     14,555       5,401         (5,401)(H)       14,555
Other assets............     18,186       2,996          6,296 (I)       27,478
                         ----------    --------       --------       ----------
  Total assets.......... $2,986,127    $756,289       $226,066       $3,968,482
                         ==========    ========       ========       ==========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Liabilities:
Mortgage notes payable.. $  755,434    $ 82,731       $ (8,632)(J)   $  829,533
Line of credit..........        --       18,075        (18,075)(K)          --
Notes, net..............    498,840     248,496            --           747,336
Accounts payable and
 accrued expenses.......     33,117      15,617            --            48,734
Accrued interest
 payable................     12,737         --             --            12,737
Due to affiliates.......        628         --             --               628
Rents received in
 advance and other
 liabilities............     15,838         --             --            15,838
Security deposits.......     14,128       3,250            --            17,378
Distributions payable...     45,938      11,434            --            57,372
                         ----------    --------       --------       ----------
  Total liabilities.....  1,376,660     379,603        (26,707)       1,729,556
                         ----------    --------       --------       ----------
Commitments and
 contingencies                                                                  (L)
Minority Interests......    150,637         --          40,156 (M)      190,793 (M)
                         ----------    --------       --------       ----------
Shareholders' equity:
  Common shares.........        512         171            (64)(N)          619
  Preferred shares......    393,000          63            (63)(O)      393,000
  Series D Convertible
   Preferred Shares.....        --          --          99,995 (O)       99,995
  Series E Preferred
   Shares...............        --          --          57,500 (O)       57,500
  Employee notes........     (5,255)     (6,553)         6,553 (P)       (5,255)
  Paid in capital.......  1,146,989     461,290        (29,589)(Q)    1,578,690
  Distributions in
   excess of accumulated
   earnings.............    (76,416)    (78,285)        78,285 (R)      (76,416)
                         ----------    --------       --------       ----------
    Total Shareholders'
     Equity.............  1,458,830     376,686        212,617        2,048,133
                         ----------    --------       --------       ----------
    Total liabilities
     and shareholders'
     equity............. $2,986,127    $756,289       $226,066       $3,968,482
                         ==========    ========       ========       ==========

                                SURVIVING TRUST

                 BASIS OF PRESENTATION TO UNAUDITED PRO FORMA
                       COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

  The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996 is presented as if the Merger had occurred on January 1, 1996. The Unaudited Pro Forma Combined Statement of Operations gives effect to the Merger under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, and the combined entity qualifying as a REIT, distributing at least 95% of its taxable income, and therefore, incurring no federal income tax liability for the year. In the opinion of management, all significant adjustments necessary to reflect the effects of these transactions have been made.

  The Unaudited Pro Forma Combined Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual combined results of EQR and Wellsford would have been for the year ended December 31, 1996, nor does it purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Combined Statement of Operations should be read in conjunction with, and are qualified in their entirety by, the respective historical financial statements and notes thereto of EQR and Wellsford incorporated by reference into this Joint Proxy Statement/Prospectus/Information Statement.

                                SURVIVING TRUST

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                       SURVIVING
                                                                         TRUST
                                  EQR       WELLSFORD     MERGER       PRO FORMA
                               HISTORICAL HISTORICAL(S) ADJUSTMENTS    COMBINED
                               ---------- ------------- -----------    ---------
REVENUES
Rental Income................   $454,412    $124,408      $  (757)(T)  $578,820
Fee and asset management.....      6,749         --                       6,749
Interest income-investment in
 mortgage notes..............     12,819         757                     12,819
Interest and other income....      4,405       6,656                     11,061
                                --------    --------      -------      --------
  Total revenues.............    478,385     131,821         (757)      609,449
                                --------    --------      -------      --------
EXPENSES
Property and maintenance.....    127,172      40,354                    167,526
Real estate taxes and
 insurance...................     44,128       9,882                     54,010
Property management..........     17,512       4,770         (776)(U)    21,506
Fee and asset management.....      3,837         --                       3,837
Depreciation.................     93,253      25,179        5,779 (V)   124,211
Interest:
  Expense incurred...........     81,351      23,599       (1,412)(W)   103,538
  Amortization of deferred
   financing costs...........      4,242       1,386       (1,386)(X)     4,242
General and administrative...      9,857       3,865       (3,369)(Y)    10,353
                                --------    --------      -------      --------
  Total expenses.............    381,352     109,035       (1,164)      489,223
                                --------    --------      -------      --------
Income before gain on
 disposition of properties,
 (loss) on joint venture
 communities, extraordinary
 items and allocation to
 Minority Interests..........     97,033      22,786          407       120,226
  Gain (loss) on disposition
   of properties.............     22,402         (66)         --         22,336
  (Loss) on joint venture
   communities...............        --          (58)         --            (58)
                                --------    --------      -------      --------
Income before extraordinary
 items.......................    119,435      22,662          407       142,504
Extraordinary item:
  Write-off of unamortized
   costs on refinanced debt..     (3,512)        --           --         (3,512)
                                --------    --------      -------      --------
Income before allocation to
 Minority Interests..........    115,923      22,662          407       138,992
  (Income) allocated to
   Minority Interests........    (14,299)        --        (1,407)(Z)   (15,706)
                                --------    --------      -------      --------
Net income...................    101,624      22,662       (1,000)      123,286
Preferred distributions......    (29,015)    (12,548)                   (41,563)
                                --------    --------      -------      --------
Net income available to
 common shares...............   $ 72,609    $ 10,114      $(1,000)     $ 81,723
                                ========    ========      =======      ========
Net income per weighted
 average Common Shares
 outstanding.................   $   1.70    $   0.59      $  0.16      $   1.53
                                ========    ========      =======      ========
Weighted average Common
 Shares Outstanding..........     42,586      17,057       (6,326)(AA)   53,317
                                ========    ========      =======      ========

                                SURVIVING TRUST

  NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 1996
               (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(A) Certain reclassifications have been made to Wellsford's historical balance sheet to conform to EQR's balance sheet presentation.

(B) Represents adjustments to record the Merger in accordance with the purchase method of accounting, based upon the assumed purchase price of $1,032,226 assuming a market value of $44.00 per share of EQR's common shares, as follows:

     Issuance of 10,731 common shares of beneficial interest of
      EQR, based on the .625 exchange rate, in exchange for 17,169 common shares of Wellsford, which includes 67 common shares of Wellsford issued immediately prior to the merger.......... $  472,164
     Issuance of EQR Series D Preferred Shares of Beneficial
      Interest.....................................................     99,995
     Issuance of EQR Series E Preferred Shares of Beneficial
      Interest.....................................................     57,500
     Assumption of Wellsford's liabilities, net of spin-off to WRP
      Newco of $6,786..............................................    372,817
     Adjustment to increase the assumed Wellsford debt to its fair
      value (see Note J)...........................................      6,123
     Merger costs (see calculation below)..........................     23,627
                                                                    ----------
                                                                    $1,032,226
                                                                    ==========

  The value of the issuance of the EQR Series D Preferred Shares of Beneficial Interest and the EQR Series E Preferred Shares of Beneficial Interest is based upon Wellsford's outstanding shares of 3,999.8 Series A Convertible Preferred Shares with a liquidation preference at $25 per share and Wellsford's outstanding shares of 2,300 Series B Preferred Shares with a liquidation preference at $25 per share, respectively.

  The following is a calculation of the estimated fees and other expenses related to the Merger:

     Employee termination costs......................................... $10,063
     Buyout of stock options............................................   4,227
     Advisory fees......................................................   2,350
     Legal and accounting fees..........................................   2,225
     Consulting contracts...............................................   2,000
     Other, including printing, filing, transfer and spin-off costs.....   2,762
                                                                         -------
       Total............................................................ $23,627
                                                                         =======

(C) Represents the estimated increase in Wellsford's rental property, net based upon EQR's purchase price and the adjustment to eliminate the basis of Wellsford's net assets acquired:

     Purchase Price (see Note B).................................... $1,032,226
     Less: Historical basis of Wellsford's net assets acquired
     Rental property, net...........................................    689,403
     Construction in progress, net of spin-off to WRP Newco of
      $21,306.......................................................        905
     Restricted deposits, net of spin-off to WRP Newco of $5,520....      2,147
     Other assets, net of spin-off to WRP Newco of $134.............      2,862
                                                                     ----------
     Step-up to record fair value of Wellsford rental property...... $  336,909
                                                                     ==========

(D) Decrease reflects the spin-off of costs related to the Palomino Park project to WRP Newco.

(E) Decrease results from the spin-off of the Sonterra mortgage notes receivable to WRP Newco.

(F) Decrease to Cash and Cash Equivalents reflects the following:

     Spin-off of WRP Newco, including an investment of $2,930 for EQR's
      20% interest in the Palomino Park project (see Note I)...........  $21,710
     The expected payment for Merger (see Note B) and registration
      costs (see Note Q)...............................................   23,827
     Repayment of Wellsford's line of credit...........................   18,075
     EQR's purchase of WRP Newco common stock..........................    3,500
                                                                         -------
                                                                         $67,112
                                                                         =======

                                SURVIVING TRUST

  NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 1996
               (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(G) Decrease results from the spin-off of restricted cash to WRP Newco for the Palomino Park project.

(H) Decrease due to elimination of Wellsford deferred loan costs in connection with the Merger.

(I) Increase to Other Assets reflects the following:

     EQR purchase of WRP Newco common stock............................ $3,500
     EQR's 20% investment in the Palomino Park project.................  2,930
     Spin-off to WRP Newco of interest receivable related to the
      Sonterra mortgage notes receivable...............................   (134)
                                                                        ------
                                                                        $6,296
                                                                        ======

(J) Decrease to Mortgage Notes Payable reflects the following:

     Spin-off of bonds on the Palomino Park project to WRP Newco......  $14,755
     Premium required to adjust Wellsford's debt to its estimated fair
      value...........................................................   (6,123)
                                                                        -------
                                                                        $ 8,632
                                                                        =======

(K) Reflects the repayment of Wellsford's line of credit from EQR's cash balances. It is assumed that additional Wellsford borrowings of $7,969 that would be incurred in connection with the spin-off of WRP Newco are repaid from EQR's cash balances.

(L) ERP Operating Partnership has committed to acquire up to 1,000 shares of WRP Newco Series A 8% Convertible Redeemable Preferred Stock; has provided stand-by obligations with respect to a $36,800 agreement with respect to the construction financing of Phase I of Palomino Park and $30,000 pursuant to an agreement expected to be entered into with respect to the construction financing for Phase II of Palomino Park; and a $14,800 credit enhancement with respect to bonds issued to finance certain public improvements at Palomino Park.

(M) The pro forma allocation to the Minority Interests is based upon the percentage owned by such Minority Interests as follows:

     Total Shareholders' Equity and Minority Interests............. $2,238,926
     Less: Preferred Shares, Series D Convertible and Series E
      Preferred shares.............................................   (550,495)
                                                                    ----------
                                                                     1,688,431
     Minority Interests percentage ownership in ERP Operating
      Partnership (see Note Q).....................................       11.3%
                                                                    ----------
     Pro Forma Combined Minority Interests ownership in ERP
      Operating Partnerships.......................................    190,793
     EQR historical Minority Interests ownership in ERP Operating
      Partnership..................................................    150,637
                                                                    ----------
     Adjustment to Minority Interests ownership in ERP Operating
      Partnership.................................................. $   40,156
                                                                    ==========

(N) Decrease results from elimination of Wellsford common shares at $.01 par value ($171) net of the issuance of EQR common shares at $.01 par value $107 (see Note C).

(O) Elimination of $63 of Wellsford Preferred Shares and the issuance of $99,995 of EQR Series D Convertible Preferred Shares and of $57,500 of EQR Series E Preferred Shares (see Note C).

(P) Reflects the elimination of restricted stock and the forgiveness of all of Wellsford's employee notes as a result of the Merger.

                                SURVIVING TRUST

  NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 1996
               (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
(Q) Decrease to paid in capital to reflect the following:

     Issuance of
      10,731 EQR
      common shares
      at $44.00 per
      share......... $ 472,164
     Par value of
      common shares
      issued........      (107)
     Registration
      costs incurred
      in connection
      with the
      Merger........      (200)
     Wellsford's
      historical
      shareholders'
      equity........  (461,290)
     Adjustment to
      Minority
      Interests
      ownership in
      ERP Operating
      Partnership
      (see Note M)..   (40,156)
                     ---------
                     $ (29,589)
                     =========

  The 11.3% Minority Interests ownership in EQR, is calculated as follows:

                                                                 SHARES  UNITS
                                                                 ------  ------
     Wellsford's historical Shares outstanding.................. 17,169     --
                                                                 ======  ======
     EQR's Shares/Units to be issued based on the .625 Merger
      exchange ratio............................................ 10,731  10,731
     EQR's historical Shares/Units outstanding.................. 51,155  59,013
                                                                 ------  ------
     EQR's proforma Shares/Units outstanding.................... 61,886  69,744
                                                                 ======  ======
     EQR ownership percentage of ERP Operating Partnership......   88.7%
                                                                 ======
     Minority Interests ownership percentage of ERP Operating
      Partnership...............................................   11.3%
                                                                 ======

(R) Reflects the elimination of Wellsford's distribution in excess of accumulated earnings to paid in capital, as a result of the Merger.

                                SURVIVING TRUST

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(S) Certain reclassifications have been made to Wellsford's Historical Statement of Operations to conform to EQR's Statement of Operations presentation.

(T) Decrease results from the loss of interest income related to the spin-off of the $17,800 Sonterra mortgage notes receivable to WRP Newco.

(U) Decrease results from operating efficiencies expected to occur as a result of the Merger.

(V) Represents the net increase in depreciation of real estate owned as a result of recording the Wellsford real estate assets at fair value versus historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which have a useful life of approximately 30 years.

The calculation of the fair value of depreciable real estate assets at December 31, 1996 is as follows:

      Historical basis of Wellsford's rental property..............  $  689,403
      Plus: Step up to Wellsford's rental property, net (see Note
       C)..........................................................     336,909
                                                                     ----------
      Pro forma basis of Wellsford's rental property at fair value.   1,026,312
      Less: Fair value allocated to land...........................    (102,631)
                                                                     ----------
      Pro forma basis of Wellsford's depreciable rental property at fair value..................................................  $  923,681
                                                                     ==========

Calculation of depreciation of rental property for the year ended December 31, 1996 is as follows:

      Depreciation expense based upon an estimated useful life of approximately 30 years....................................... $ 30,789
      Less: historic Wellsford depreciation of rental property......  (25,010)
                                                                     --------
      Pro forma adjustment.......................................... $  5,779
                                                                     ========

(W) Decrease results from the amortization of the premium required to record Wellsford's debt at it's estimated fair value.

(X) Decrease results from the elimination of amortization of Wellsford's deferred financing costs, which costs would be eliminated in connection with the Merger.

(Y) Decrease results from identified historic costs of certain items which are anticipated to be eliminated or reduced as a result of the Merger as follows:

      Duplication of public company expenses............................ $  626
      Net reduction in salary, benefits and occupancy...................  1,732
      Other.............................................................  1,011
                                                                         ------
        Total........................................................... $3,369
                                                                         ======

(Z) A portion of income was allocated to Minority Interests representing interests in ERP Operating Partnership not owned by EQR. The pro forma allocation to Minority Interests (represented by OP Units) is based upon the percentage estimated to be owned by such Minority Interests as a result of the pro forma transactions.

(AA) Decrease of Weighted Average Common Shares Outstanding based on the conversion of Wellsford common shares to EQR common shares at a conversion ratio of .625 Wellsford shares per EQR share and a par value of $.01.

      POLICIES OF THE SURVIVING TRUST WITH RESPECT TO CERTAIN ACTIVITIES

  The following section sets forth the policies expected to be implemented by the Surviving Trust upon the effectiveness of the Merger with respect to certain matters. These policies may be amended or revised from time to time at the discretion of the Board of Trustees of the Surviving Trust without a vote of the shareholders of the Surviving Trust.

BUSINESS OBJECTIVES AND OPERATING STRATEGIES

  The Surviving Trust will seek to maximize both current income and long-term growth in income. The Surviving Trust will focus on acquiring multifamily properties that have strong cash flow potential with the intent to hold such properties for long-term investment and capital appreciation.

  The Surviving Trust's primary business objectives are to increase distributions on a per share of Survivor Common basis, to increase the value of its properties and to increase shareholders' value.

  The Surviving Trust's strategies for accomplishing these objectives will be:

  .maintaining and increasing property occupancy while increasing rental rates;

  . controlling expenses, providing regular preventive maintenance, making periodic renovations and enhancing amenities;

  .maintaining a Debt to Total Market Capitalization Ratio of less than 50%;
  and

  . pursuing acquisitions that: (i) are available at prices below estimated replacement costs; (ii) have potential for rental rate and/or occupancy increases; (iii) have attractive locations in their respective markets; and (iv) provide anticipated total returns that will increase the Surviving Trust's distributions per share of Survivor Common and the Surviving Trust's overall market value.

  The Surviving Trust will be committed to tenant satisfaction by striving to anticipate industry trends and implementing strategies and policies consistent with providing quality tenant services. In addition, the Surviving Trust will continuously survey rental rates of competing properties and conduct satisfaction surveys of residents to determine the factors they consider most important in choosing a particular apartment unit.

ACQUISITION STRATEGIES

  The Surviving Trust anticipates that future property acquisitions will be located in the continental United States. Management will use market information to evaluate acquisition opportunities. The Surviving Trust's market data base will allow it to review the primary economic indicators of the markets where the Surviving Trust currently manages properties and where it expects to expand its operations. Acquisitions may be financed from various sources of capital, which may include undistributed funds from operations, issuance of additional equity securities, sales of properties and collateralized and uncollateralized borrowings. In addition, the Surviving Trust may acquire additional multifamily properties in transactions that include the issuance of OP Units as consideration for the acquired properties. Such transactions may, in certain circumstances, partially defer the sellers' tax consequences.

  When evaluating potential acquisitions, the Surviving Trust will consider:
(i) the geographic area and type of community; (ii) the location, construction quality, condition and design of the property; (iii) the current and projected cash flow of the property and the ability to increase cash flow; (iv) the potential for capital appreciation of the property, (v) the terms of resident leases, including the potential for rent increases; (vi) the potential for economic growth and the tax and regulatory environment of the community in which the property is located; (vii) the occupancy and demand by residents for properties of a similar type in the vicinity (the overall market and submarket); (viii) the prospects for liquidity through sale, financing or refinancing of the property; and (ix) competition from existing multifamily properties and the potential for the construction of new multifamily properties in the area. The Surviving Trust expects to purchase multifamily properties with physical and market characteristics similar to the properties.

DISPOSITION STRATEGIES

  Management will use market information to evaluate dispositions. The Surviving Trust intends to dispose of its properties in cities or markets where the level of new construction is increasing or the economy is expected to decline substantially. The Surviving Trust will also dispose of properties in markets where it does not intend to establish long-term concentrations. The Surviving Trust will reinvest the proceeds received from property dispositions to fund property acquisitions. In addition, when feasible the Surviving Trust will structure these transactions as tax deferred exchanges.

INVESTMENT POLICIES

  Investments in Real Estate or Interests in Real Estate. The Surviving Trust's investment objectives will be to increase cash flow and the value of the properties, and to acquire established income-producing multifamily properties with cash flow growth potential. Additionally, where prudent and possible, the Surviving Trust will seek to upgrade its existing properties and any newly acquired multifamily properties. The Surviving Trust's business is focused on multifamily properties, although such properties may include retail and recreational facilities. The Surviving Trust's policy will be to acquire assets primarily for current income generation and long-term value appreciation; however, where appropriate, the Surviving Trust will sell certain of its properties.

  The Surviving Trust expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. The Surviving Trust will focus on properties in those markets where the Surviving Trust currently has operations and in new markets targeted by management. Future investments, including the activities described below, will not be limited to any geographic area or to a specified percentage of the Surviving Trust's assets. The Surviving Trust also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Surviving Trust's equity interest in such property.

  Investments in Real Estate Mortgages. While the Surviving Trust will emphasize equity real estate investments in multifamily properties, it may, in its discretion, invest in mortgages and other interests related to multifamily properties. The Surviving Trust does not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring a property, subject to the investment restrictions applicable to REITs. The mortgages in which the Surviving Trust may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. The Surviving Trust may also invest in mortgage-related securities. Furthermore, the Surviving Trust may seek to issue securities representing interest in such mortgage-related securities as a method of raising additional funds.

  Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the gross income and asset tests for REIT qualification, the Surviving Trust also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. The Surviving Trust may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Surviving Trust's investment policies. In any event, the Surviving Trust does not intend that its investments in securities will require it to register as an "investment company" under the Investment Surviving Trust Act of 1940, and the Surviving Trust would intend to divest securities before any such registration would be required.

FINANCING POLICIES

  The Surviving Trust intends to maintain a Debt to Total Market Capitalization Ratio of 50% or less. The Surviving Trust, however, may from time to time re-evaluate this policy and decrease or increase such ratio in light of then current economic conditions, relative costs to the Surviving Trust of debt and equity capital, market values of the properties, growth and acquisition opportunities and other factors. There will be no limit on the Surviving Trust's Debt to Total Market Capitalization Ratio imposed by the Surviving Trust's Declaration of Trust or Bylaws. To the extent that the Board of Trustees of the Surviving Trust determines to obtain additional capital, the Surviving Trust may issue debt or equity securities, or cause ERP Operating Partnership to issue additional OP Units, or retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT status), or a combination of these methods. As long as ERP Operating Partnership is in existence, the proceeds of all equity capital raised by the Surviving Trust will be contributed to ERP Operating Partnership in exchange for additional interests in ERP Operating Partnership, which will dilute the ownership interest of holders of OP Units. It is the Surviving Trust's policy that it shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the ERP Operating Partnership to the extent necessary to fund the business activities conducted by the ERP Operating Partnership.

  The Surviving Trust owns several properties that are subject to restrictive covenants or deed restrictions relating to current or previous tax-exempt bond financings and owns the bonds collateralized by several additional properties. The Surviving Trust has retained an independent outside consultant to monitor compliance with the restrictive covenants and deed restrictions that affect these properties. The bond compliance requirements may have the effect of limiting the Surviving Trust's income from these properties if the Surviving Trust is required to lower its rental rates to attract low or moderate income tenants, or eligible/qualified tenants.

  To the extent that the Board of Trustees determines to obtain debt financing the Surviving Trust intends to do so generally through mortgages on its properties and through lines of credit; however, the Surviving Trust may also issue additional debt securities in the future. Such indebtedness may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. The Surviving Trust will not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. In the future, the Surviving Trust may seek to extend, expand, reduce or renew its lines of credit, or obtain new credit facilities or lines of credit, subject to its general policy on debt capitalization, for the purpose of making acquisitions or capital improvements or providing working capital to the Surviving Trust or meeting the taxable income distribution requirements for REITs under the Code if the Surviving Trust has taxable income without receipt of cash sufficient to enable the Surviving Trust to meet such distribution requirements.

LENDING POLICIES

  Although it is not presently contemplated, the Surviving Trust may consider offering purchase money financing in connection with the sale of multifamily properties where the provision of such financing will increase the value received by the Surviving Trust for the property sold.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  Although it is not presently contemplated, the Surviving Trust may make investments other than as previously described. All investments will be related to the multifamily residential business. The Surviving Trust will have authority to offer Survivor Common or other equity or debt securities in exchange for property or other REITS and to repurchase or otherwise reacquire Survivor Common or any other securities and may engage in such activities in the future. Similarly, the Surviving Trust may offer additional OP Units or other equity interests in ERP Operating Partnership that are exchangeable into Survivor Common in exchange for property. The Surviving Trust may also make loans to joint ventures in which it may participate in the future. The Surviving Trust will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, the Surviving Trust intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances or changes in the Code (or the regulations promulgated thereunder), the Board of Trustees determines that it is no longer in the best interests of the Surviving Trust to continue to have the Surviving Trust qualify as a REIT. The Surviving Trust's policies with respect to such activities may be reviewed and modified from time to time by the Surviving Trust's trustees without notice to or the vote of the shareholders.

       MANAGEMENT AND OPERATION OF THE SURVIVING TRUST AFTER THE MERGER

TRUSTEES AND EXECUTIVE OFFICERS

  The following table sets forth as of the consummation of the Merger the names, positions and ages of the executive officers and trustees of the Surviving Trust.

 NAME                                         POSITION                      AGE
 ----                                         --------                      ---
                          Chairman of the Board of Trustees (term expires
 Samuel Zell............. in 1999)                                           55
                          President, Chief Executive Officer and Trustee
 Douglas Crocker II...... (term expires in 1998)                             56
                          Executive Vice President and Chief Financial
 David J. Neithercut..... Officer                                            41
 Gregory H. Smith........ Executive Vice President--Asset Management         46
                          Executive Vice President, Chief Operating
 Gerald A. Spector....... Officer and Trustee (term expires in 1998)         50
 Bruce C. Strohm......... Executive Vice President, General Counsel and
                          Secretary                                          42
 Frederick C. Tuomi...... Executive Vice President--Property Management      42
 Alan W. George.......... Executive Vice President--Acquisitions             39
 Michael J. McHugh....... Senior Vice President, Chief Accounting Officer
                          and Treasurer                                      41
 John W. Alexander....... Trustee (term expires in 1999)                     50
 Henry H. Goldberg....... Trustee (term expires in 1999)                     58
 Errol R. Halperin....... Trustee (term expires in 1999)                     56
 James D. Harper, Jr..... Trustee (term expires in 1998)                     63
 Sheli Z. Rosenberg...... Trustee (term expires in 1998)                     55
 Barry S. Sternlicht..... Trustee (term expires in 1997)                     36
 B. Joseph White......... Trustee (term expires in 1997)                     49
 Jeffrey H. Lynford...... Trustee (term expires in 1997)*                    49
 Edward Lowenthal........ Trustee (term expires in 1997)*                    52

-------
* After the Effective Time, each of Messrs. Lynford and Lowenthal will be appointed to the Board of Trustees of the Surviving Trust for a term ending at the annual meeting of the Surviving Trust in the year 1997. EQR has agreed to cause Messrs. Lynford and Lowenthal to be nominated for election as trustees at the Surviving Trust's 1997 annual meeting for a term ending at the annual meeting of the Surviving Trust in the year 2000.

  The following is a biographical summary as of March 1, 1997 of the experience of the executive officers and trustees of the Surviving Trust.

  Samuel Zell has been Chairman of the Board of EQR since March 1993. Mr. Zell is chairman of the board of directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"), American Classic Voyages Co., an owner and operator of cruise lines ("American Classic"), and Anixter International Inc., a provider of integrated network and cabling systems ("Anixter"). Mr. Zell is chairman of the board and chief executive officer of both Capsure Holdings Corp., a holding company whose principal subsidiaries are specialty property and casualty insurers ("Capsure"), and Manufactured Home Communities, Inc., a REIT specializing in the ownership and management of manufactured home communities ("MHC"). He is co-chairman of the board of directors of Revco D.S., Inc., a drugstore chain ("Revco"), and is a director of Quality Food Centers, Inc., an owner and operator of supermarkets, Sealy Corporation, a bedding manufacturer ("Sealy"), Ramco Energy PLC, an independent oil company based in the United Kingdom, and TeleTech Holdings, Inc., a provider of telephone and computer based customer care solutions.

  Douglas Crocker II has been President, Chief Executive Officer and a Trustee of EQR since March 1993. Mr. Crocker is a director of Horizon Group, Inc., an owner, developer and operator of outlet retail properties. Mr. Crocker has been president and chief executive officer of First Capital Financial Corporation, a sponsor of public limited real estate partnerships ("First Capital"), since December 1992 and a director since January 1993. He has been an executive vice president of Equity Financial and Management Company ("EF&M"), a subsidiary of EGI, providing strategic direction and services for EGI's real estate and corporate activities since November 1992. From September 1992 until November 1992, Mr. Crocker was a managing director of investment banking with Prudential Securities, an investment banking firm. He was a director and president of Republic Savings Bank, a national chartered savings and loan association ("Republic"), from December 1988 to June 1992, at which time the Resolution Trust Corporation took control of Republic.

  David J. Neithercut has been Executive Vice President and Chief Financial Officer of EQR since February 1995. Mr. Neithercut had been Vice President-- Financing of EQR from September 1993 until February 1995. Mr. Neithercut was a senior vice president--finance of EGI from January 1995 until February 1995. He was a vice president--finance of Equity Assets Management, Inc., a subsidiary of EGI providing real estate ownership services ("EAM"), from October 1990 until December 1994.

  Gregory H. Smith has been Executive Vice President--Asset Management of EQR since December 1994. Mr. Smith was a senior vice president of Strategic Realty Advisors, Inc., a real estate and advisory company, from January 1994 until December 1994. Mr. Smith had been employed at VMS Realty Partners, a sponsor of public and private real estate limited partnerships, from June 1989 until December 1993, most recently serving as first vice president.

  Gerald A. Spector has been a Trustee and Executive Vice President of EQR since March 1993 and Chief Operating Officer of EQR since February 1995. Mr. Spector was the Treasurer of EQR from March 1993 through February 1995.
Mr. Spector had been an officer of EF&M since January 1973, most recently serving as vice president from November 1994 through January 1996. Mr. Spector was executive vice president and chief operating officer of EF&M from September 1990 through November 1994. Mr. Spector had been an officer of EGI since January 1998, most recently serving as vice president from November 1994 through January 1996. Mr. Spector was executive vice president and chief operating officer of EGI from January 1991 through January 1994.

  Bruce C. Strohm has been Executive Vice President and General Counsel of EQR since March 1995 and Secretary since November 1995. Mr. Strohm was an Assistant Secretary since March 1995 and Vice President of EQR since its formation. Mr. Strohm was a vice president of Rosenberg & Liebentritt, P.C., a law firm ("R&L"), most recently serving as a member of the firm's management committee.

  Frederick C. Tuomi has been Executive Vice President--Property Management of EQR since January 1994. Mr. Tuomi had been president of RAM Partners, Inc., a subsidiary of Post Properties, Inc., a REIT, from March 1991 to January 1994. Mr. Tuomi was president of Pilot Property Company, a property management company, from July 1988 until March 1991.

  Alan W. George has been Executive Vice President--Acquisitions of EQR since February 1997, Senior Vice President--Acquisitions of EQR from December 1995 until February 1997 and Vice President--Acquisitions and asset manager of EQR from December 1993 to December 1995. Mr. George was vice president-asset management of EAM from June 1992 until August 1993. He was vice president-asset management for American Real Estate Group, a real estate investment company, from 1990 to 1992.

  Michael J. McHugh has been Senior Vice President of EQR since November 1994 and Chief Accounting Officer and Treasurer of EQR since February 1995. From May 1990 until January 1995, Mr. McHugh was senior vice president and chief financial officer of First Capital.

  John W. Alexander has been a Trustee of EQR since May 1993. Mr. Alexander has been the president of Mallard Creek Capital Partners, Inc., primarily an investment company with interests in real estate and development entities, since February 1994. He is a partner of Meringoff Equities, a real estate investment and development company, and is a director of Jacor Communications, Inc., an owner and operator of radio stations ("Jacor").

  Henry H. Goldberg has been a Trustee of EQR since January 1995. Mr. Goldberg is chairman of the board, chief executive officer and founder of Artery Properties, Inc. Founded in 1959, Artery Properties, Inc. is a diversified real estate company. Mr. Goldberg was the direct or indirect general partner (or an executive thereof) of seven partnerships owning residential apartment communities and one commercial office building, each of which filed petitions under the Federal bankruptcy laws during 1992 and 1993. Each of the partnerships is now out of bankruptcy through a reorganization plan agreed to by the project lender.

  Errol R. Halperin became a Trustee of EQR in May 1993. Mr. Halperin has been an attorney at Rudnick & Wolfe, a law firm, since 1979, serving as a senior partner and a member of such firm's policy committee since 1981, specializing in Federal income tax counseling and real estate and corporate transactions.

  James D. Harper, Jr. became a Trustee of EQR in May 1993. Since 1982, Mr. Harper has been president of JDH Realty Co., a real estate development and investment company. Since 1988, he has been a co-managing partner in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico.

  Sheli Z. Rosenberg has been a Trustee of EQR since March 1993. She is a principal of the law firm of R&L. Ms. Rosenberg is chief executive officer, president and a director of EGI. Ms. Rosenberg has been a director of Jacor since 1994 and has been the chairman of its board of directors since February 1996. Ms. Rosenberg is a director of Capsure, Falcon Building Products, Inc., a manufacturer and supplier of building products ("Falcon"), American Classic, MHC, Anixter, Sealy, and Revco.

  Barry S. Sternlicht became a Trustee of EQR in May 1993. Mr. Sternlicht has been chief executive officer and president of Starwood Capital Group, L.P. since 1993 and president of Starwood Capital Partners, L.P., a privately owned real estate investment firm, since its formation in 1991. Mr. Sternlicht is chairman of the board and chief executive officer of Starwood Lodging Trust, a REIT specializing in the ownership of hotels, and co-chairman of the board of Westin Hotels & Resorts Company, an owner and operator of hotels. Mr. Sternlicht is a director of Angeles Participating Mortgage Trust, a mortgage REIT, U.S. Franchise Systems, a hotel franchise company, and Starwood Lodging Corporation, which manages hotels owned by Starwood Lodging Trust.

  B. Joseph White became a Trustee of EQR since May 1993. Mr. White has been a professor at the University of Michigan Business School since 1987 and has served as Dean since 1991. Mr. White is a director of Falcon, Union Pump Company, a manufacturer of pumps, and Kelly Services, Inc., an employment agency.

  For biographical descriptions of Jeffrey H. Lynford and Edward Lowenthal see "Management of WRP Newco-- Directors and Executive Officers."

COMMITTEES OF THE BOARD OF TRUSTEES

  There will be three standing committees of the Board of Trustees of the Surviving Trust: the Executive Committee, the Compensation Committee and the Audit Committee, which are described further below.

  Executive Committee: The Executive Committee will be comprised of Messrs. Alexander, Crocker and Zell. The Executive Committee will have the authority within certain parameters to acquire, dispose of and finance investments for the Surviving Trust and execute contracts and agreements, including those related to the borrowing of money by the Surviving Trust, and generally exercise all other powers of the Board, except as prohibited by law.

  Compensation Committee: The Compensation Committee will be comprised of Messrs. Halperin and Harper and Ms. Rosenberg. Mr. Harper will be the chairman. The Compensation Committee will review and make recommendations concerning proposals by management with respect to compensation, bonuses, employment agreements and other benefits and policies respecting such matters for the executive officers of the Surviving Trust.

  Audit Committee: The Audit Committee will be comprised of Messrs. White, Alexander, Halperin, Sternlicht and Goldberg. Mr. White will be the chairman. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review the plans and results of the audit engagement with the independent public accountants, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Surviving Trust's internal accounting controls.

COMPENSATION OF TRUSTEES

  Trustees who are not employees of the Surviving Trust receive an annual fee of $20,000 for serving as trustees. In addition, trustees who serve on the Audit Committee, the Executive Committee or the Compensation Committee will receive an additional $1,000 per annum for each committee on which they serve. Committee chairs receive an additional $500 per annum. The Surviving Trust will also reimburse the trustees of each committee for travel expenses incurred in connection with their activities on behalf of the Surviving Trust. Each trustee will also be granted options to purchase 5,000 shares of Survivor Common at the fair market value of such shares at the close of business on the date of the first trustees' meeting following each annual meeting of shareholders.

CONSULTING AGREEMENTS

  Messrs. Lynford and Lowenthal will each execute a consulting agreement with ERP Operating Partnership. The consulting agreements will each be for a term of five years from the Effective Time. Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal will serve as a senior management consultant to ERP Operating Partnership and, in all events, will receive compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

                     COMPARISON OF RIGHTS OF SHAREHOLDERS

  At the Effective Time, the shareholders of Wellsford and EQR will become shareholders of the Surviving Trust. The rights of Wellsford's shareholders are presently governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), the Wellsford Declaration, and the Wellsford Bylaws. The rights of EQR's shareholders are presently governed by Title 8, the EQR Declaration and EQR Bylaws. The rights of the shareholders of the Surviving Trust will be governed by Title 8, the Surviving Trust's Declaration and the Surviving Trust's Bylaws. Upon approval of the Merger by the Wellsford Common Shareholders and at the Effective Time, the Wellsford Declaration will be amended and restated to substantially conform the Wellsford Declaration to the terms of the EQR Declaration (except for the Additional Provisions that require approval by a two-thirds vote of the Wellsford Common Shareholders, which are being voted upon separately). The Wellsford Declaration, as amended and restated (including, if so approved, the Additional Provisions) will serve as the Surviving Trust's Declaration.

  The following discussion summarizes certain significant differences between the rights of shareholders of EQR, Wellsford and the Surviving Trust as a result of certain of these amendments. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the EQR Declaration and Bylaws, the Wellsford Declaration and Bylaws and the Surviving Trust's Declaration and Bylaws. In addition, upon the separate approval by an affirmative vote of the holders of not less than two-thirds of the outstanding shares of Wellsford Common, the Declaration of the Surviving Trust will be modified to include the Additional Provisions. See "Proposal Regarding Additional Declaration of Trust Provisions." This summary does not take into account the modifications contemplated by the Additional Provisions, which are discussed in "Proposal Regarding Additional Declaration of Trust Provisions." Rights of the shareholders of EQR and Wellsford which are and will remain the same after the Merger are not discussed.

AUTHORIZED AND ISSUED SHARES

  The Wellsford Declaration authorizes the issuance of 100,000,000 shares of beneficial interest, which consists of shares of Wellsford Common and such other types or classes as the Wellsford Board of Trustees may create and authorize from time to time and designate as representing a beneficial interest in Wellsford. The designation and number of outstanding shares of beneficial interest of Wellsford as of April 21, 1997, was as follows: (i) 17,261,897 of Wellsford Common; (ii) 3,999,800 shares of Wellsford Series A; and (iii) 2,300,000 shares of Wellsford Series B.

  The EQR Declaration authorizes the issuance of 110,000,000 shares of beneficial interest, of which 100,000,000 are EQR Common and 10,000,000 are Preferred Shares which may be issued from time to time, in one or more series. The designation and number of outstanding shares of beneficial interest in EQR as of April 1, 1997, was as follows: (i) 53,713,158 of EQR Common; (ii) 6,120,000 shares of EQR Series A; (iii) 500,000 shares of EQR Series B represented by 5,000,000 depository shares; (iv) 460,000 shares of EQR Series C represented by 4,600,000 depository shares; and (v) no excess shares of beneficial interest.

  The Declaration of the Surviving Trust will authorize the issuance of 300,000,000 shares of beneficial interest, of which 200,000,000 will be shares of Survivor Common and 100,000,000 will be preferred shares of beneficial interest of the Surviving Trust, of which (a) 6,900,000 shares have been designated as 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, (b) 575,000 shares have been designated as 9 1/8% Series B Cumulative Redeemable Shares of Beneficial Interest, (c) 460,000 shares have been designated as 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, (d) 4,600,000 shares have been designated as Series D Cumulative Convertible Preferred Shares of Beneficial Interest and (e) 2,300,000 shares have been designated as Series E Cumulative Redeemable Preferred Shares of Beneficial Interest. Shares of beneficial interest may be issued from time to time, as authorized by the Board of Trustees of the Surviving Trust. As of the Effective Date, the designation and number of the outstanding shares of beneficial interest in the Surviving Trust, based upon the shares outstanding as of April 1, 1997, will be as follows: (i) 64,483,878 of Survivor Common; (ii) 6,120,000 of Survivor Series A; (iii) 500,000 of Survivor Series B represented by 5,000,000 depository shares; (iv) 460,000 of Survivor Series C represented by 4,600,000 depository shares; (v) 3,999,800 of Survivor Series D; and (vi) 2,300,000 of Survivor Series E.

AMENDMENT TO DECLARATION AND BYLAWS

  As permitted by Title 8, the Wellsford Declaration provides that the Wellsford Board of Trustees may, by a two-thirds vote, amend the Wellsford Declaration from time to time in order to enable Wellsford to qualify and remain qualified as a REIT under the Code and Title 8. Except as set forth in the preceding sentence and in the Articles Supplementary that set forth the rights and preferences of the holders of Wellsford Preferred, the Wellsford Declaration may be amended only by the affirmative vote of the holders of not less than a majority of the shares of beneficial interest then outstanding and entitled to vote thereon, and in certain cases may be amended only by the affirmative vote of the holders of not less than two-thirds of such shares. Amendments to the provisions of the Wellsford Declaration relating to the removal of trustees, the restrictions on ownership of its shares of beneficial interest, the reorganization of Wellsford and mergers, consolidations and sales of all or substantially all of Wellsford's property must be approved by the affirmative vote of holders of not less than two-thirds of the shares of beneficial interest then outstanding and entitled to vote on the matter.

  As permitted by Title 8, the EQR Declaration provides that the EQR Board of Trustees may, by a two-thirds vote, amend the EQR Declaration from time to time in order to enable EQR to qualify and remain qualified as REIT under the Code and under Title 8. Except as set forth in the previous sentence and in the terms of preferred shares of beneficial interest, the EQR Declaration may be amended only by the affirmative vote of the holders of not less than two-thirds of the shares of beneficial interest then outstanding and entitled to vote thereon.

  The Declaration of the Surviving Trust will provide for its amendment in the same manner as the Wellsford Declaration. The amendment provisions of the Declaration of the Surviving Trust will also be affected by the Additional Provisions, if approved. See "Proposal Regarding Additional Declaration of Trust Provisions."

SPECIAL MEETINGS

  The Wellsford Bylaws provide that the chairman, the president or one-third of the trustees of Wellsford may call a special meeting of Wellsford's shareholders. A special meeting shall also be called by the secretary of Wellsford upon the written request of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

  The EQR Bylaws provide that the chairman, the president or one-third of the trustees of EQR may call a special meeting of EQR's shareholders. A special meeting shall be called by the secretary of EQR upon the written request of EQR Shareholders entitled to cast not less than 25% of all the votes entitled to be cast at such meeting.

  The Bylaws of the Surviving Trust will provide for special meetings in the same manner as the EQR Bylaws.

BOARDS OF TRUSTEES

  The Wellsford Declaration states that the trustees of Wellsford shall be divided into three classes as nearly equal in number as possible, with the term of each class of trustees expiring at the annual meeting of shareholders in the third year following the year of their election. This classified Board of Trustees could have the effect of making the removal of incumbents more time consuming and difficult, which could delay, defer or prevent a third party from making a timely offer or otherwise attempting to obtain control, even though such an attempt might be beneficial to the company and its shareholders. Thus, the classified board could increase the likelihood that incumbents will retain their positions.

  The Wellsford Declaration provides that a trustee may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares of beneficial interest then outstanding and entitled to vote in the election of trustees. Amendments to this section of the Wellsford Declaration must be approved by the holders of not less than two-thirds of the shares of beneficial interest outstanding and entitled to vote on the matter.

  The EQR Declaration contains substantially similar provisions regarding the classification of trustees as the Wellsford Declaration; however, the EQR Declaration provides that a trustee may be removed only with cause, by the vote of the holders of not less than two-thirds of the shares of beneficial interest then outstanding and entitled to vote in the election of trustees. The EQR Declaration defines cause as (i) material theft, fraud or embezzlement or active and deliberate dishonesty by a trustee, (ii) habitual neglect of duty by a trustee having a material and adverse significance to the trust, or
(iii) the conviction of a trustee for a felony or of any crime involving moral turpitude.

  The Declaration of the Surviving Trust will contain provisions paralleling those of the Wellsford Declaration relating to the classification and removal of trustees. The method of removing trustees under the Declaration of the Surviving Trust will also be affected by the Additional Provisions, if approved. See "Proposal Regarding Additional Declaration of Trust Provisions."

MERGERS, CONSOLIDATIONS, AND SALE OF SUBSTANTIALLY ALL ASSETS

  Declaration Provisions. Under the Wellsford Declaration, any merger or consolidation involving Wellsford or any sale or other disposition of all or substantially all of Wellsford's property must be approved by its trustees and submitted to its shareholders for approval, such approval to be obtained by the affirmative vote of (i) holders of not less than two-thirds of all the shares of beneficial interest then outstanding and entitled to vote thereon, if Wellsford is not the surviving entity in

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any merger or consolidation or in the event of a proposed sale or disposition of all or substantially all of Wellsford's property, or (ii) holders of not less than a majority of all the shares of beneficial interest then outstanding and entitled to vote thereon, in all other cases. Amending this section of the Wellsford Declaration requires the affirmative vote of the holders of two-thirds of the shares of beneficial interest outstanding and entitled to vote on the matter.

  The EQR Declaration does not address the vote required for a merger or consolidation involving EQR or EQR's property. Under Title 8, a merger must be approved by the affirmative vote of two-thirds of all the shareholders entitled to vote on the matter unless otherwise provided in the declaration of trust.

  The Declaration of the Surviving Trust will contain provisions paralleling those of the Wellsford Declaration relating to shareholder approval of mergers, consolidations and sales of assets. The Declaration of the Surviving Trust will provide that the Surviving Trust may sell or otherwise dispose of all or substantially all of its property only upon the affirmative vote of the holders of not less than two-thirds of all the shares then outstanding and entitled to vote on the matter. These shareholder approval requirements for mergers, consolidations and sales of assets under the Declaration of the Surviving Trust will also be affected by the Additional Provisions, if approved. See "Proposal Regarding Additional Declaration of Trust Provisions."

  Statutory Restrictions. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and (i) any person who beneficially owns 10% or more of the voting power of the REIT's shares or an affiliate of the REIT who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the REIT (an "Interested Shareholder") or (ii) an affiliate of an Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees of such REIT and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of the REIT and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the REIT other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the REIT's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the REIT prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Surviving Trust will exempt any business combination involving Mr. Zell, the Zell Holders, EPMC and their respective affiliates and associates, present or future, or any other person acting in concert or as a group with any of the foregoing persons and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to a business combination between any of them and the Surviving Trust.

  In addition to the restrictions on certain business combinations, the MGCL also provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the REIT. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. Despite these restrictions on Control Share acquisitions, the MGCL provides that a REIT may effectively exempt itself from such restrictions by a provision contained in its Declaration or Bylaws. The Wellsford Bylaws and EQR Bylaws both contain provisions stating that the restrictions regarding Control Shares will not apply to any acquisition of its shares by any person, and the Bylaws of the Surviving Trust will contain a similar provision.

RESTRICTIONS ON THE OWNERSHIP, TRANSFER OR ISSUANCE OF SHARES

  The Wellsford Declaration, subject to certain exceptions, provides that no holder (other than (i) Edward Lowenthal and Jeffrey H. Lynford, and (ii) any other person approved by the trustees) may own more than 9.8% (the "WRP Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the trustees) of the total outstanding shares of beneficial interest. The Wellsford Declaration provides that the trustees may waive the WRP Ownership Limit if evidence satisfactory to the trustees and to Wellsford's tax counsel is presented that such ownership will not then or in the future jeopardize Wellsford's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to Wellsford of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the WRP Ownership Limit. The

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foregoing restrictions on transferability and ownership will not apply if the
Wellsford Board of Trustees determines that it is no longer in the best interests of Wellsford to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of shares of beneficial interest that would (i) create a direct or indirect ownership of shares of beneficial interest in excess of the WRP Ownership Limit, (ii) result in the shares of beneficial interest being owned by fewer than 100 persons, or (iii) result in Wellsford being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such shares of beneficial interest. The Wellsford Declaration provides that Wellsford, by notice to the holder thereof, may purchase any or all shares of beneficial interest of Wellsford (the "Excess Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning shares of beneficial ownership in excess of the WRP Ownership Limit or would otherwise jeopardize Wellsford's REIT status. The purchase price of any Excess Shares will be equal to the fair market value of such excess Shares as reflected in the closing sales price for the shares of beneficial interest, if then listed on a national securities exchange. From and after the date fixed for purchase by the trustees, the holder of such shares of beneficial interest to be purchased by Wellsford will cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by Wellsford that such shares of beneficial interest have been transferred in violation of the provisions of the Wellsford Declaration shall be repaid to Wellsford upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at Wellsford's option, to have acted as an agent on behalf of Wellsford in acquiring such Excess Shares and to hold such Excess Shares on behalf of Wellsford.

  The Wellsford Declaration requires that all persons who own, directly or indirectly, more than 5% in number or value of the total outstanding shares of beneficial interest of Wellsford must give a written notice to Wellsford containing the information specified in the Wellsford Declaration by January 31 of each year. In addition, each shareholder irrespective of such shareholder's ownership shall upon demand be required to disclose to Wellsford in writing such information with respect to the direct, indirect and constructive ownership of beneficial interests as the trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The EQR Declaration, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% (the "EQR Ownership Limit") of the lesser of the number of shares or value of the issued and outstanding shares of beneficial interest of EQR. The EQR Board of Trustees, upon receipt of a ruling from the Service, an opinion of counsel or other evidence satisfactory to the EQR Board of Trustees and upon such other conditions as the EQR Board of Trustees may direct, may also exempt a proposed transferee from the EQR Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to EQR of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the EQR Ownership Limit. Any transfer of EQR Common or EQR Preferred that would (i) create a direct or indirect ownership of shares of beneficial interest in excess of the EQR Ownership Limit, (ii) result in the shares of beneficial interest being owned by fewer than 100 persons, or (iii) result in EQR being "closely held" within the meaning of Section 856(h) of the Code, will be void ab initio, and the intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions on transferability and ownership will not apply if the EQR Board of Trustees determines that it is no longer in the best interests of EQR to attempt to qualify, or to continue to qualify, as a REIT.

  EQR's Declaration exempts from the Ownership Limit certain persons and entities who would exceed the Ownership Limit as a result of the exchange of the OP Units for EQR Common, which OP Units were received by them at the time of the formation of EQR. These persons may also acquire additional EQR Shares through EQR's Second Amended and Restated 1993 Share Option and Share Award Plan (the "Option and Award Plan"), but in no event will such persons be entitled to acquire additional shares of beneficial interest such that the five largest beneficial owners of EQR's shares of beneficial interest hold more than 50% in number or value of the total outstanding EQR Shares.

  Any EQR Shares the transfer of which would result in a person owning shares of beneficial interest in excess of the Ownership Limit or cause EQR to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred by operation of law to EQR as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the intended transferee retransfers the Excess Shares. While these Excess Shares are held in trust, they will not be entitled to vote or to share in any distributions (except upon liquidation). Subject to the Ownership Limit, the Excess Shares may be retransferred by the intended transferee to any person (if the Excess Shares would not be Excess Shares in the hands of such person) at a price not to exceed the price paid by the intended transferee or, if the intended transferee did not give value for such Excess Shares (e.g., a transfer by gift or devise), the fair market value (as described below) at the time of the purported transfer that resulted in the Excess Shares, at which point the Excess Shares will automatically be exchanged for

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

the shares of beneficial interest to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by EQR at a purchase price equal to the lesser of the price paid for the Excess Shares in the transaction that created such Excess Shares (or, in the case of a devise or gift, the fair market value at the time of such devise or gift) and the fair market value of the EQR Preferred or EQR Common to which such Excess Shares relate on the date EQR exercises its right to purchase. Fair market value will be the last sales price of such shares of beneficial interest reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of such shares of beneficial interest on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares of beneficial interest may be traded, or if not then traded over any exchange or quotation system, then the fair market value of such shares of beneficial interest on the relevant date as determined in good faith by the EQR Board of Trustees. EQR's right to purchase shall be for a period of 90 days after the later of the date of the purported transfer which resulted in the Excess Shares and the date the EQR Board of Trustees determines in good faith that such a transfer has occurred. From and after the intended transfer to the intended transferee of the Excess Shares, the intended transferee will cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares or the retransfer of shares as provided above. Any distribution paid to a proposed transferee on Excess Shares prior to the discovery by EQR that such shares of beneficial interest have been transferred in violation of the provisions of EQR's Declaration will be repaid to EQR upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of EQR, to have acted as an agent on behalf of EQR in acquiring such Excess Shares and to hold such Excess Shares on behalf of EQR.

  All certificates representing shares of beneficial interest of EQR shall bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of EQR must give a written notice to EQR by January 31 of each year. In addition, each shareholder will upon demand be required to disclose to EQR in writing such information with respect to the direct, indirect and constructive ownership of EQR Shares as the EQR Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The Declaration of the Surviving Trust will contain restrictions on the ownership, transfer and issuance of Survivor Shares generally similar to those restrictions contained in the EQR Declaration. The provisions relating to restrictions on the ownership, transfer or issuance of shares contained in the Surviving Trust will also be affected by the Additional Provisions, if approved. See "Proposal Regarding Additional Declaration of Trust Provisions."

         PROPOSAL REGARDING ADDITIONAL DECLARATION OF TRUST PROVISIONS

  The Wellsford Common Shareholders are being asked to separately approve the Additional Provisions to the Surviving Trust Declaration (defined herein) to further conform the Surviving Trust Declaration to the terms of the EQR Declaration and to update the Surviving Trust Declaration to reflect the current approaches in the REIT industry regarding share ownership restrictions necessary to maintain REIT status. The Wellsford Declaration, as amended and restated to include or exclude the Additional Provisions depending on the requisite approval of the Wellsford Common Shareholders ("Surviving Trust Declaration"), will constitute the declaration of the Surviving Trust. As described in the following summary of the Additional Provisions, the Board of Trustees of each of Wellsford and EQR believe that the Additional Provisions would be in the best interests of the shareholders of the Surviving Trust. The Wellsford Common Shareholders are therefore being asked to separately approve modifications to certain sections, including Sections 2.3, 6.6, 9.1, 9.2 and
9.3 of, and the addition of Article VII to, the Surviving Trust Declaration.

  The following is a summary of the Additional Provisions as to which the approval of the Wellsford Common Shareholders is being requested.

  Removal of Trustees. Section 2.3 of the Wellsford Declaration currently provides for the removal of trustees, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares of Wellsford Common then outstanding and entitled to vote on the election of trustees. Upon approval of the Additional Provisions, the Surviving Trust Declaration will provide for the removal of trustees only with cause by the same vote previously required. "Cause" will be defined as (a) material theft, fraud or embezzlement or active and deliberate dishonesty by a trustee; (b) habitual neglect of

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duty by a trustee having a material and adverse significance to the Surviving
Trust; or (c) the conviction of a trustee for a felony or for any crime involving mortal turpitude. The Board of Trustees of each of Wellsford and EQR believe that the increased stability of management that would result from this amendment is in the best interest of the shareholders of the Surviving Trust.

  Restrictions on Transfer and Ownership of Shares. In order to maintain its status as a REIT under the Code and Title 8, Section 6.6 of the Wellsford Declaration currently imposes a number of restrictions on the transfer and ownership of Wellsford Shares. See "Comparison of Rights of Shareholders-- Restrictions on the Ownership, Transfer or Issuance of Shares." Since the adoption of the Wellsford Declaration in 1992, the comparable section of the declarations of other REITs has evolved into a more detailed provision relating to the applicable ownership limits and compliance with the Code. Upon approval of the Additional Provisions, these provisions will be modified to reflect the effects of the Merger and the Surviving Trust's relationship with ERP Operating Partnership. Among the specific amendments to be made will be the inclusion of provisions exempting the exchange of OP Units into Survivor Shares from the definition of "transfer." In addition, certain persons and entities who would otherwise exceed the ownership limits placed on Survivor Shares will be exempted from such ownership restrictions in order to avoid their forced divestment of such shares or OP Units. Upon approval of the Additional Provisions, any transfer of shares resulting in a person owning shares in excess of the ownership limits placed on the Survivor Shares shall be automatically transferred to a charitable trust for the benefit of a charitable beneficiary. For the reasons stated above, the Board of Trustees of each of Wellsford and EQR believe that the Additional Provisions affecting the ownership and transfer of Survivor Shares are in the best interest of the shareholders of the Surviving Trust.

  Amendment to Declaration. Section 9.1 of the Wellsford Declaration currently provides for its amendment by the affirmative vote of the holders of not less than a majority of the Wellsford Shares outstanding and entitled to vote thereon, except that amendments related to the removal of trustees, the restrictions on the ownership of Wellsford Shares, the reorganization of Wellsford and the merger, consolidation or sale of all or substantially of Wellsford's property must be approved by the affirmative vote of the holders of two-thirds of the Wellsford's Shares then outstanding and entitled to vote on the matter. In addition, the Wellsford Board of Trustees may, by a two-thirds vote, amend the Wellsford Declaration in order to enable Wellsford to qualify and remain qualified as a REIT under the Code and Title 8.

  Upon approval of the Additional Provisions, Section 9.2 of the Surviving Trust Declaration will provide that it may be amended by the Board of Trustees of the Surviving Trust, by a two-thirds vote, to enable the Surviving Trust to qualify as a REIT. The Surviving Trust Declaration as modified will also provide for amendment of all its provisions by the affirmative vote of the holders of not less than two-thirds of the Survivor Shares then outstanding and entitled to vote thereon. The Board of Trustees of each of Wellsford and EQR believe that this consistent requirement of approval by not less than two-thirds of the Survivor Shares to amend all provisions of the Surviving Trust Declaration is in the best interest of the shareholders of the Surviving Trust.

  Mergers, Consolidation, or Sale of Trust Property. Section 9.2 of the Wellsford Declaration currently states that, upon the affirmative vote of the holders of not less than two-thirds of the Wellsford Shares then outstanding and entitled to vote thereon, the trustees of Wellsford may reorganize Wellsford by creating a separate entity into which Wellsford will merge or sell its assets. In addition, Section 9.3 of the Wellsford Declaration currently provides that if Wellsford is not the surviving entity in a merger or consolidation, or in the event of a sale of all or substantially all of Wellsford's property, that transaction must be approved by two-thirds of the Wellsford Shares then outstanding and entitled to vote thereon. In all other cases, such a merger or consolidation need only be approved by a majority of the Wellsford Shares then outstanding and entitled to vote thereon. Upon approval of the Additional Provisions, any merger, consolidation, or sale of all or substantially all of the Surviving Trust's property will be required to be approved by the holders of a majority of the Survivor Shares then outstanding and entitled to vote thereon. The Board of Trustees of each of Wellsford and EQR believe that this threshold of shareholder approval, which would facilitate the merger, consolidation or sale of all or substantially all of the Surviving Trust's property, would be in the best interest of the shareholders of the Surviving Trust.

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                       THE CONTRIBUTION AND DISTRIBUTION

  The following describes certain aspects of the Contribution and the Distribution. To the extent that they relate to the Contribution and Distribution Agreement, the following descriptions do not purport to be complete and are qualified in their entirety by reference to the Contribution and Distribution Agreement, which is filed as an exhibit to the registration statement of which this Joint Proxy Statement/Prospectus/Information Statement is a part.

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

  EQR is in the business of acquiring, owning and operating multifamily properties. It does not currently engage in any development activities and generally does not hold debt instruments for investment. In the course of discussions with respect to the Merger it became clear that EQR did not wish to acquire all of Wellsford's interest in its development project near Denver, Colorado, known as Palomino Park or its interests in the Sonterra Assets. If EQR were to acquire such assets, Wellsford would not be able to receive what it considered to be adequate value for such assets. Wellsford's management believes that it can maximize the value of those assets for its shareholders by not conveying them in the Merger or pursuant to an asset sale to a third party and by retaining such assets and their long-term value for Wellsford Common Shareholders by contributing them to WRP Newco and distributing all of the shares of WRP Newco owned by Wellsford to the Wellsford Common Shareholders pro rata. It has also been agreed that to provide initial working capital for WRP Newco, Wellsford would contribute approximately $18 million in cash to WRP Newco. Pursuant to the Merger, EQR will acquire the remaining assets of Wellsford, subject to certain liabilities. See "--Contribution and Distribution Agreement."

  Although the Contribution and Distribution will not be effected unless the Merger is approved and all conditions thereto have been satisfied or waived, Wellsford Common Shareholders are not being asked to approve the Contribution and Distribution, which are not subject to shareholder approval under Maryland law because they do not constitute a sale of all or substantially all of the assets of Wellsford.

MANNER OF EFFECTING THE CONTRIBUTION AND DISTRIBUTION

  The Contribution was approved and the Distribution was declared by the Board of Trustees of Wellsford on January 16, 1997, the date on which it also approved the Merger. The Contribution will be made immediately prior to the Distribution, and both the Contribution and the Distribution will occur on the same date as the Effective Date (the "Distribution Date") and immediately prior to the Merger. The Distribution will be made to Wellsford Common Shareholders of record as of the close of business on the Distribution Date. On or prior to the Distribution Date, a share certificate evidencing all the shares of WRP Newco Common owned by Wellsford will be delivered to the United States Trust Company of New York, as Distribution Agent. Commencing on the Distribution Date, the Distribution Agent will begin mailing to Wellsford Common Shareholders as of the close of business on the Distribution Date one share of WRP Newco Common for every four shares of Wellsford Common held on the Distribution Date. See "Description of Capital Stock of WRP Newco--Common Stock." Wellsford Common Shareholders who would be entitled to receive fractional shares of WRP Newco Common will receive cash in the Distribution in lieu of such fractional shares. To accomplish this, the Distribution Agent will determine the number of whole and fractional shares of WRP Newco Common to which each Wellsford Common Shareholder as of the Distribution Date is entitled. Next, the Distribution Agent will aggregate these fractional share interests and sell them on the open market at then-prevailing prices. The Distribution Agent will distribute to each Wellsford Common Shareholder its ratable share of such proceeds after deducting appropriate amounts for federal income tax withholding purposes and any applicable transfer taxes.

  No holder of Wellsford Common Shareholder will be required to pay any cash or other consideration for the shares of WRP Newco Common to be received in the Distribution or to surrender or exchange shares of Wellsford Common or to take any other action in order to receive WRP Newco Common.

LISTING AND TRADING OF WRP NEWCO COMMON

  WRP Newco has applied for listing of the WRP Newco Common on the ASE. Initially, WRP Newco will have approximately 629 stockholders of record and the outstanding shares of WRP Newco Common will be held on behalf of approximately 13,500 beneficial owners, based on the number of record holders and beneficial owners of Wellsford Common as of April 18, 1997.

  There is currently no trading market for the WRP Newco Common. Prices at which WRP Newco Common may trade after the Distribution cannot be predicted. Until the WRP Newco Common is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which WRP Newco Common trades will be determined by the marketplace and may be influenced by many factors, including, among others, the

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depth and liquidity of the market for WRP Newco Common, investor perception of
WRP Newco and its businesses, WRP Newco's dividend policy, interest rates and general economic and market conditions.

  Shares of WRP Newco Common distributed to Wellsford Common Shareholders in the Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of WRP Newco under the Securities Act. Persons who may be deemed to be affiliates of WRP Newco after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, WRP Newco, and may include certain officers and directors of WRP Newco as well as certain principal stockholders of WRP Newco, if any. Persons who are affiliates of WRP Newco will be permitted to sell their shares of WRP Newco Common only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

CONDITIONS; TERMINATION

  The Contribution and Distribution are subject to certain conditions as set forth in the Contribution and Distribution Agreement including, but not limited to, each condition to the closing of the Merger set forth in the Merger Agreement shall have been satisfied or waived. The Contribution and Distribution may be abandoned at any time prior to their occurrence by and in the sole discretion of the Board of Trustees of Wellsford without the approval of WRP Newco or the Wellsford Common Shareholders.

CONTRIBUTION AND DISTRIBUTION AGREEMENT

  Wellsford and WRP Newco have entered into a Contribution and Distribution Agreement providing for, among other things, the principal corporate transactions required to effect the contribution by Wellsford of certain of its assets to WRP Newco.

  Wellsford will transfer, without representation or warranty, all of its right, title and interest in and to the following assets, among others (the "Contributed Assets"):

  (a) the Sonterra Assets. See "WRP Newco's Business and Properties";

  (b) 80% of the outstanding shares of Wellsford Park Highlands Corp. ("WPHC"), which represents an approximate 80% interest in Palomino Park, together with certain additional ownership and financing agreements relating to Palomino Park. See "WRP Newco's Business and Properties";

  (c) cash in the amount of approximately $18 million, subject to adjustment as described in the Merger Agreement and the Transaction and Termination Costs Agreement attached as an exhibit thereto;

  (d) the lease of the premises currently occupied by Wellsford in New York City, together with the furniture, fixtures, equipment and personalty located at such premises; and

  (e) the name "Wellsford."

  Simultaneously with the Contribution, WRP Newco will assume, among others, the following liabilities:

    (i) All liabilities of Wellsford with respect to the Contributed Assets;

    (ii) the obligations to executive officers and trustees of Wellsford arising under certain Wellsford share option certificates, which will be satisfied by (A) amending the option certificates, as described in "Interests of Certain Persons in the Merger and Distribution--Benefits of Key Executives--Wellsford Options" (as amended, the "Amended WRP Newco Options") and (B) issuing shares of WRP Newco Common pursuant to the Amended WRP Newco Options; and

    (iii) any other obligation of Wellsford under any agreement relating to the Sonterra Assets, the bonds relating to Palomino Park, or Palomino Park except the obligations of ERP Operating Partnership under the Credit Enhancement Agreement and the Palomino Agreement, each between ERP Operating Partnership and WRP Newco.

  Mutual Indemnities. Pursuant to the Contribution and Distribution Agreement, Wellsford and WRP Newco will each be responsible for all claims and liabilities relating to its own business (whether or not such claims and liabilities arise from activities occurring prior to the Distribution) and will each indemnify the other against such claims and liabilities, subject to certain limited exceptions relating to the Credit Enhancement Agreement, Palomino Agreement and Transaction and Termination Costs Agreement.

TAX CONSEQUENCES OF THE DISTRIBUTION

  The following discussion concerns the material United States Federal income tax consequences of the receipt of shares of WRP Newco Common by Wellsford Common Shareholders in the Distribution. The discussion is based on current law, which is subject to change retroactively or prospectively, and is for general information only. Robinson Silverman Pearce Aronsohn & Berman LLP has reviewed the discussion set forth herein under the caption "Tax Consequences of the Distribution" and believes that such discussion, as it pertains to matters of law, is correct in all material respects. The discussion does not address all aspects of Federal income taxation and does not address any aspects of state, local or non-U.S. tax laws, except as set forth below. The discussion does not consider any specific facts or circumstances that may apply to a particular Wellsford shareholder. Accordingly, Wellsford Common Shareholders are urged to consult their tax advisors regarding the United States Federal, state, local and non-U.S. income and other tax consequences of the Distribution and of holding and disposing of shares of WRP Newco Common.

  General. To the extent the fair market value of the shares of WRP Newco Common distributed in the Distribution to Wellsford Common Shareholders exceeds Wellsford's tax basis in such shares, gain will be recognized by Wellsford. Assuming Wellsford qualifies as a REIT and has a dividends paid deduction for distributions to its shareholders at least equal to its REIT taxable income (as computed before taking into account the dividends paid deduction), no REIT level tax will be incurred on account of the Distribution.

  The distribution of WRP Newco Common will, however, be taxable to Wellsford Common Shareholders to the same extent as any other distribution made by Wellsford to its shareholders. Thus, so long as Wellsford qualifies for taxation as a REIT, distributions with respect to its shares, including the Distribution, made out of current earnings and profits (computed as of the close of its taxable year without taking into account any distributions made during such year) or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of Wellsford will be allocated first to distributions with respect to shares of Wellsford Preferred and then to distributions with respect to Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Wellsford's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his share. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

  Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares. Shareholders will be required to reduce the tax basis of their shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the shares of Wellsford Common (or shares of Survivor Common received in exchange therefor in the Merger). Any loss upon a sale or exchange of shares of Wellsford Common (or shares of Survivor Common received in exchange therefor in the Merger) by a shareholder who held such shares of Wellsford Common (or shares of Survivor Common received in exchange therefor in the Merger) for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such shares of Wellsford Common (or shares of Survivor Common received in exchange therefor in the Merger).

  The current earnings and profits of the Surviving Trust will include all pre-Merger earnings and profits of Wellsford, all pre-Merger undistributed earnings and profits of EQR and all post-Merger earnings and profits of the Surviving Trust. The total earnings and profits at the close of the Surviving Trust's taxable year will be allocated among pre-Merger Wellsford distributions, including the Distribution, and all post-Merger distributions of the Surviving Trust. Management estimates that approximately 50% of the value of the shares of WRP Newco Common received in the Distribution will be taxable as ordinary income. Because this estimate is based, in part, on future events, there can be no assurance as to the portion of the value of the Distribution that will be taxable as ordinary income. The remainder of the value of the shares of WRP Newco Common received in the Distribution will either constitute a return of capital (reducing basis in the shares of Wellsford Common that converted in the Merger into Survivor Common) or capital gain. A Wellsford shareholder's tax basis in the WRP Newco Common received in the Distribution will equal their fair market value on the date of Distribution. The holding period of the WRP Newco Common received in the Distribution will begin on the day following the date of the Distribution.

  Upon the sale or exchange of WRP Newco Common to or with a person other than WRP Newco, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as long-term capital gain or loss if the holder held such shares for more than one year.

 Backup Withholding and Information Reporting

  A noncorporate holder of WRP Newco Common who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to distributions paid on, or the proceeds of a sale, exchange or redemption of, the WRP Newco Common. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the United States Internal Revenue Service ("IRS") that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's Federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders of WRP Newco Common should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

 State, Local and Foreign Taxation

  WRP Newco and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective holders of WRP Newco Common should consult their own tax advisors regarding the effect of state, local and foreign tax laws on the ownership of WRP Newco Common.

                        WELLSFORD REAL PROPERTIES, INC.

GENERAL

  WRP Newco was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt or equity securities of entities engaged in such real estate businesses. Management will concentrate its efforts on defining and building focused operating businesses with recurring sources of income. WRP Newco intends to maximize shareholder value over time through growth in cash flow and net asset value per share.

  WRP Newco believes that while liquidity has returned to many real estate markets and that the supply and demand of many real estate asset classes are in relative equilibrium, there are specific opportunities which are expected to continue to exist because of market inefficiencies and impediments to investment, such as transactional complexity, time-consuming regulatory approvals, the prospect of no or limited immediate cash flow and a lack of available property information and market information analysis. In this regard, WRP Newco will initially focus its investments on three distinct aspects of the real estate business which management believes currently offer such opportunities. They are (i) acquiring underperforming office and other commercial properties below replacement cost, renovating and/or repositioning them, and owning, operating and/or reselling such properties, (ii) investing in real estate-related debt instruments with the potential for high-yields or returns more characteristic of equity ownership and (iii) engaging in selective property development when justified by expected returns. As opportunities emerge, WRP Newco may in the future expand its real estate-related businesses and activities.

  WRP Newco currently does not intend to qualify as a REIT under the Code. Consequently, WRP Newco will have the flexibility to respond quickly to opportunities without the structural limitations inherent in REITs and to operate, when deemed advantageous by management, on a more highly leveraged basis than most REITs. By not qualifying as a REIT under the Code (which would require WRP Newco to distribute each year at least 95% of its net taxable income, excluding capital gains), WRP Newco will have the ability and currently intends to retain for reinvestment its cash flow generated from operations and to sell properties without the substantial income tax penalties which may be imposed on REITs in such transactions. In addition, WRP Newco will differ from opportunity funds that are typically structured as private partnerships. In that regard, the business of WRP Newco will be conducted without the payment of acquisition, disposition or advisory fees to general partners which should result in additional cash flow being available for reinvestment as well as mitigate the potential for conflicts of interest. In addition, unlike investors in opportunity funds, WRP Newco's shareholders are expected to have enhanced liquidity through their ability to sell or margin their stock. WRP Newco also hopes to attract a broader range of investors because there will be no stipulated investment minimum. However, unlike REITs and opportunity funds, WRP Newco will be subject to corporate level taxation.

  WRP Newco's management will include Jeffrey H. Lynford, Chairman, and Edward Lowenthal, President and Chief Executive Officer, who were co-founders of, and served in the same capacities at, Wellsford supported by a management team with experience in real estate acquisitions, development, asset management and financing. WRP Newco believes that the over 50 years of combined experience of management in real estate, capital markets and public company operations, their knowledge, credibility, and business relationships, and their demonstrated track record of recognizing and profiting from emerging real estate trends should help WRP Newco accomplish its business objectives. Since the Wellsford IPO in November 1992, Messrs. Lynford and Lowenthal, through Wellsford, acquired 69 multifamily properties containing 16,332 units. From calendar year 1992 through calendar year 1996, Wellsford's revenues increased from $26 million to $131.8 million, representing a compounded annual growth rate of approximately 49%, and Wellsford EBITDA increased from $13.8 million to $72.8 million, representing a compounded annual growth rate of approximately 52%. In analyzing potential investments and market trends and inefficiencies, management has reviewed, and will continue to review, current economic and market information.

  WRP Newco is a Maryland corporation which was incorporated in January 1997. WRP Newco's executive offices are located at 610 Fifth Avenue, New York, New York 10020 and its telephone number is (212) 333-2300.

BUSINESS STRATEGY

  In furtherance of its business strategy, WRP Newco will initially focus on investments in three distinct aspects of the real estate business. As opportunities emerge and in response to changes in market, real estate and general economic conditions, WRP Newco may in the future expand, retract from or discontinue its real estate related business and activities.

  Commercial Properties. WRP Newco will seek to acquire office and other commercial properties below replacement cost and operate and/or resell such properties after renovation, redevelopment and/or repositioning. WRP Newco believes that appropriate well-located commercial properties which are currently underperforming can be acquired on advantageous terms and repositioned with the expectation of achieving enhanced returns which are greater than returns which could be achieved by acquiring a stabilized property. WRP Newco also believes that there are opportunities available to acquire properties that are not attractive to REITs and institutional investors because the properties have no or limited cash flow as a result of required rehabilitation and their not being substantially leased. WRP Newco's acquisitions to date demonstrate that WRP Newco is able to take advantage of existing opportunities in this area. WRP Newco has hired Richard R. Previdi, a former partner at Trammell Crow Co. with significant leasing and redevelopment experience in major metropolitan areas from Washington, D.C. to New York, to seek out such opportunities. Initially, WRP Newco will seek to apply its business strategy to suburban office properties. In this regard, WRP Newco has acquired five suburban office properties, consisting of six buildings, all of which are located in Northern New Jersey. As opportunities arise, WRP Newco may seek to acquire other types of commercial properties, including industrial properties. See "Business and Properties".

  High Yield Debt Investments. WRP Newco will make loans that constitute, or will invest in real estate-related senior, junior or otherwise subordinated debt instruments, which may be unsecured or secured by liens on real estate or the economic benefits thereof. WRP Newco will focus on investments of this type which have the potential for high yields or returns more characteristic of equity ownership. These investments may contain options to acquire, or be convertible into the right to acquire, all or a portion of the underlying real estate, or contain the right to participate in the cash flow and economic return which may be derived from the real estate. These investments may include debt that is acquired at a discount, mezzanine financing, commercial mortgage-backed securities, secured and unsecured lines of credit, distressed loans, and loans previously made by foreign and other financial institutions. In some cases WRP Newco may only acquire a participating interest in the debt instrument. WRP Newco believes that there are opportunities to acquire real estate debt, especially in the low or below investment grade tranches, at significant returns as a result of inefficiencies in pricing. WRP Newco will initially focus on opportunities arising in the following areas, among others. First, where traditional CMBS buyers cannot or will not invest, such as the purchase of subordinated real estate debt secured not by a mortgage but by other indicia of ownership of an asset. Second, where WRP Newco believes that the market has mispriced an outstanding tranche of debt because of insufficient asset specific information. WRP Newco's investment in the Sonterra Loan and its expected investment in the 277 Park Loan in April 1997 demonstrate its ability to take advantage of opportunities in this area. See "Business and Properties".

  Property Development. WRP Newco will engage in selective development activities as opportunities arise and when justified by expected returns. WRP Newco believes that by pursuing selective development activities it can achieve returns which are greater than returns which could be achieved by acquiring a stabilized property. Initially, WRP Newco will continue the development of Palomino Park, its five-phase residential community begun by Wellsford, taking advantage of the fixed-price purchase options for the land underlying such residential community obtained by Wellsford two years ago. This development may be retained for investment and operated by WRP Newco, sold, or converted to condominium ownership. WRP Newco may also acquire land for speculation, future development or subdivision. Certain development activities may be conducted in joint ventures with local developers who may bear the substantial portion of the economic risks associated with the construction, development and initial rent-up of properties. As part of its strategy, WRP Newco may seek to obtain bond financing from local governmental authorities which generally bear interest at rates substantially below rates with respect to conventional financing. See "Business and Properties".

  WRP Newco may in the future make equity investments in entities owned by third parties and which engage in real estate-related businesses and activities or businesses that service the real estate business. Some of the entities in which WRP Newco may invest may be start-up companies or companies in need of additional capital. WRP Newco may also in the future invest in retail, residential, hotel and other types of properties and may also manage and lease properties owned by it or in which it has an equity or debt investment.

  In analyzing potential investments and market trends and inefficiencies, management has reviewed, and will continue to review, current economic and market information. Much of this information has been, and will continue to be, provided by REIS Reports, Inc., a nationally recognized real estate market database firm.

INITIAL CAPITAL AND FINANCING

  Upon completion of the Distribution and consummation of the Merger and certain of the other transactions described in this Joint Proxy
Statement/Prospectus/Information Statement, WRP Newco expects to have available the following sources of capital, financing and credit support:

  . $3.5 million of proceeds from the sale to ERP Operating Partnership of shares of the WRP Newco Class A Common at a price equal to the Issuance Price.

  . $25 million pursuant to the ERP Preferred Commitment to acquire up to 1,000,000 shares of the WRP Newco Series A Preferred at the request of WRP Newco and subject to certain limited conditions. Each share of WRP Newco Series A Preferred is convertible into shares of WRP Newco Common Stock at a premium equal to 8% of the Issuance Price. The ERP Preferred Commitment will be pledged as security for the WRP Newco Line of Credit.

  . $50 million under a two-year WRP Newco Line of Credit as to which Bank of Boston and Morgan Guaranty have issued a commitment. The WRP Newco Line of Credit will bear interest at an annual rate equal to LIBOR plus 175 basis points and will be extendible for an additional one-year period.

  . $36.8 million, pursuant to an agreement with respect to the construction financing for Phase I of Palomino Park, and approximately $30 million, pursuant to an agreement expected to be entered into with respect to the construction financing for Phase II of Palomino Park, in each case guaranteed by a third-party developer and supported by the credit of ERP Operating Partnership pursuant to its stand-by obligations.

  . Approximately $14.8 million of credit enhancement from ERP Operating Partnership with respect to the bonds issued to finance certain public facilities at Palomino Park.

  See "Description of Capital Stock of WRP Newco" and "Certain Agreements Between WRP Newco and ERP Operating Partnership".

  In addition to the foregoing, WRP Newco will receive from Wellsford at the time of the Contribution approximately $18 million of cash (subject to adjustment as provided in the Merger Agreement), substantially all of which will be applied to the repayment of loans made by Wellsford to WRP Newco to acquire certain office properties and make its expected investment in the 277 Park Loan.

  WRP Newco's other sources of capital to finance its acquisition, investment, development and other activities, may include retained earnings, funds derived from the issuance of debt and equity securities, sales of investments and bank borrowings. See "Policies with Respect to Certain Activities of WRP Newco".

WRP NEWCO LINE OF CREDIT

  WRP Newco has received a commitment for a revolving line of credit in the amount of up to $50 million from Bank of Boston and Morgan Guaranty as to which each has agreed to lend up to $25 million. The WRP Newco Line of Credit will be secured inter alia by WRP Newco's interest in the Sonterra Loan, the 277 Park Loan and the ERP Preferred Commitment. Under the WRP Newco Line of Credit, WRP Newco will pay interest only, monthly, at an annual rate equal to, at WRP Newco's option, either (i) LIBOR plus 175 basis points or (ii) the base rate of Bank of Boston. The WRP Newco Line of Credit will be for a term of two years and be extendible by WRP Newco with the consent of Bank of Boston and Morgan Guaranty for one additional year. It will include customary covenants, including, among others, (i) maintaining a ratio of liabilities to assets of not in excess of .60 to 1.0, (ii) maintaining a debt service coverage ratio of not less than 1.3 to 1.0, until the earlier to occur of (A) 12 months from consummation of the line of credit, (B) WRP Newco raises at least $50 million of equity, or (C) certain lease up tests are met with respect to certain of WRP Newco's properties, at which time the required ratio will be not less that
1.5 to 1, (iii) a prohibition on the payment of dividends during the first year of the WRP Newco Line of Credit and (iv) a prohibition of ground-up development (other than Palomino Park).

MANAGEMENT

  The management of WRP Newco will be led by substantially all of the current senior management of Wellsford, including Jeffrey H. Lynford, Chairman, and Edward Lowenthal, President and Chief Executive Officer, of WRP Newco, who held the same offices at Wellsford. Joining them are Gregory F. Hughes and David Strong, who are Chief Financial Officer and Vice President-Development, respectively, of Wellsford, and Richard R. Previdi, who was previously a managing director of Emmes & Company, a real estate investment company and a managing director of Trammell Crow N.E., Inc. and Chief Executive Officer of that company's Northern Virginia Commercial Division.

  At the time of the Wellsford IPO in November 1992, Wellsford was the only REIT dedicated exclusively to the ownership of multifamily properties. Wellsford has sought to maximize long term profitability for its shareholders by acquiring, developing, and operating multifamily properties in target markets, applying sophisticated management and operating techniques, and maintaining a conservative capital structure.

 Wellsford Acquisitions

  Messrs. Lynford and Lowenthal formed Wellsford Group, Inc. ("WGI") with an initial capitalization of $1 million provided primarily by William E. Simon, Raymond Chambers and Frank Walsh, former principals of Wesray, a private leveraged buy-out firm, and by principals of Eastdil Realty, Inc., a private real estate investment banking firm. During the period from 1986 through November 1992, WGI and its affiliates acquired 19 multifamily properties consisting of 5,255 units. After WGI and its affiliates transferred their properties to Wellsford in 1992, Wellsford commenced an aggressive acquisition strategy by purchasing 69 properties containing 16,332 multifamily units which increased the historical cost of its total assets from $147 million at the time of the Wellsford IPO, to $756 million at December 31, 1996. These acquisitions included 14 properties containing 5,100 units in Oklahoma purchased for $133 million in May 1994, and the $250 million acquisition by merger in December 1994 of Holly Residential Properties, Inc., a real estate investment trust publicly traded on the New York Stock Exchange which developed, owned and operated 34 properties containing over 5,000 multifamily units in the Seattle/Tacoma area.

 Wellsford Management and Development of Properties

  During 1995 and 1996 Wellsford focused its efforts on its core portfolio and the development of new properties. Property management, which had previously been contracted to third parties, was substantially internalized. Wellsford currently provides direct management for 84% of its properties. In addition, Wellsford developed three new properties consisting of 548 multifamily units during this period, helping to reduce the average age of its portfolio. Wellsford also commenced development of Palomino Park, a 182-acre master planned class A multifamily residential community in Highlands Ranch, a suburb of Denver, Colorado. See "WRP Newco's Business and Properties--Palomino Park".

 Wellsford Equity and Debt Financings

  Wellsford funded its acquisition and development activities with various sources of capital including public and private debt and equity. In November 1992, Wellsford raised $100 million in the Wellsford IPO. Wellsford was one of the first REITs to obtain a corporate credit rating, when it received an implied senior rating of BBB- from S&P and Duff & Phelps in September 1993. This rating facilitated the issuance by Wellsford in November 1993 of $100 million of convertible preferred shares. In January 1995 Wellsford became one of the first REITs to access the unsecured debt markets with a $100 million issuance. In August 1995 Wellsford's senior credit rating was upgraded to BBB by S&P and Duff & Phelps, which helped facilitate the issuance of $125 million of unsecured notes and $57.5 million of perpetual preferred shares. Wellsford's commitment to a conservative corporate capital structure, including a 35% debt to total market capitalization ratio, resulted in the investment grade rating and a gradual reduction of its costs of capital, as reflected by the borrowing costs on its line of credit. At the time of the Wellsford IPO, Wellsford's line of credit was secured and bore an annual interest rate of LIBOR plus 3.75%. Wellsford's line of credit in the amount of $150 million is now unsecured with an annual interest rate of LIBOR plus 1.50%. Most recently, Wellsford issued 3-year medium term notes at an annual interest rate of LIBOR plus .32%.

 Wellsford Return to Shareholders

  As a result of the above accomplishments, Wellsford has raised its dividend 15% since the Wellsford IPO. Assuming the consummation of the Merger investors who bought their shares of Wellsford Common in the Wellsford IPO would have received an average annual return of approximately 22.8% on their initial investment, based upon the April 1, 1997 closing market price of a common share of beneficial interest of EQR on the New York Stock Exchange, and assuming (i) all distributions received on such shares of Wellsford Common were immediately reinvested in Wellsford Common and (ii) a value for each share of WRP Newco Common Stock distributed in the Distribution equal to the book value (which is currently estimated to be $10.43 per share).

  There can be no assurance that WRP Newco's future performance or average rate of return achieved by its investors will be similar to Wellsford's past accomplishments or the average rate of return achieved by its shareholders. WRP Newco's business strategy differs substantially from that of Wellsford's, which operated as a REIT and invested only in multifamily properties.

                      WRP NEWCO PRO FORMA CAPITALIZATION

  The following table sets forth the pro forma capitalization of WRP Newco as of December 31, 1996 on an historical basis and as adjusted to give effect to the Merger and Distribution, the sale of shares of WRP Newco Class A Common to ERP Partnership for an aggregate purchase price of $3.5 million and the application of the net proceeds therefrom, and the funding of a portion of WRP Newco's $50 million credit facility with Bank of Boston and Morgan Guaranty for the purchase of five commercial office properties and the origination of a loan. The information set forth in the table should be read in conjunction with the WRP Newco financial statements and notes thereto, the WRP Newco pro forma financial information and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" of WRP Newco included elsewhere in this Joint Proxy Statement/Prospectus/ Information Statement.

                                                             DECEMBER 31, 1996
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                              (IN THOUSANDS)
   DEBT:
   Tax exempt mortgage note payable........................ $14,755  $ 14,755
   Credit facility.........................................            45,000
                                                            -------  --------
       Total debt.......................................... $14,755  $ 59,755
                                                            =======  ========
   STOCKHOLDERS' EQUITY:
   Common Stock, $.01 par value per share; 200,000,000
    shares
    authorized--4,899,965 shares issued and outstanding, as
    adjusted............................................... $   --   $     49
   Capital in excess of par value..........................            51,060
                                                            -------  --------
       Total stockholders' equity..........................  30,005    51,109
                                                            -------  --------
       Total capitalization................................ $44,760  $110,864
                                                            =======  ========

                           WRP NEWCO DIVIDEND POLICY

  WRP Newco does not currently contemplate paying dividends on WRP Newco Common. Earnings from the investments of WRP Newco are currently expected to be used by WRP Newco to finance future acquisitions and investments. The Board of Directors of WRP Newco may determine in its discretion to pay dividends on WRP Newco Common in the future, and any such determination will be dependent upon WRP Newco's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the WRP Newco Board of Directors.

                      WRP NEWCO'S BUSINESS AND PROPERTIES

  WRP Newco's initial assets will consist primarily of five office properties consisting of six buildings; the 277 Park Loan; the Sonterra Loan and the Sonterra Option; and an approximately 80% interest in Phases I and II of, and in options to acquire and develop Phases III, IV and V of, Palomino Park. Set forth below is a brief description of these assets and WRP Newco's plans with respect thereto.

  In the opinion of WRP Newco's management, all of the properties described below are adequately covered by insurance.

WELLSFORD COMMERCIAL PROPERTIES

  WRP Newco recently completed the acquisition of four commercial properties and expects to acquire a fifth commercial property in April 1997 pursuant to an existing contract. All the properties are located in suburban areas of Northern New Jersey. These properties contain in the aggregate six office buildings with approximately 940,400 gross square feet (or approximately 913,000 net rentable square feet) located on approximately 260 acres. The aggregate purchase price for these properties is approximately $47.6 million or approximately $50 per gross square foot of building area. None of the properties is encumbered by mortgage liens. It is currently anticipated that WRP Newco will invest approximately $13.7 million (approximately $15 per gross square foot of building) for renovation and repositioning of the properties, and will pay approximately $18.5 million (approximately $20 per gross square foot of building) for tenant improvements and leasing costs, for a total cost to WRP Newco of approximately $80 million. These acquisitions represent opportunities which WRP Newco believes are impractical for REITs because they provide little or no immediate cash return.

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 Point View Office Complex

  WRP Newco acquired the Point View office complex ("Point View") located in Wayne, N.J. in February 1997. Point View, formerly the international headquarters for American Cyanamid Company, consists of (i) a main campus consisting primarily of two office buildings (the "Main Campus"); and (ii) two smaller office buildings, located at 1700 and 1800 Valley Road. All the buildings are currently vacant. It is expected that renovations to each of these buildings will be completed by the end of 1997.

 The Main Campus

  The Main Campus consists of two parcels: (i) one parcel of approximately 194 acres on which two buildings consisting of an aggregate of approximately 560,000 gross square feet (approximately 530,000 net rentable square feet) are situated and (ii) an approximately 10 acre site directly across from the entrance to the two buildings which is zoned for approximately 7-8 single family houses and has no existing structures. The 194-acre parcel is zoned for the development of an additional 1 million square feet of office or research space. The larger of the two buildings on the Main Campus (the "Serpentine Building") was constructed in 1962, is of class B+ quality, four stories high and contains approximately 400,000 gross square feet. The Serpentine Building contains a fully functional cafeteria area seating 800, separate executive officer tower, separate executive dining area and overlooks a large reservoir and the heliport for the complex. The smaller building (the "West Building") was constructed in 1976, is of class A quality, six stories high and contains approximately 160,000 gross square feet. The West Building is connected to the Serpentine Building by an underground passageway and has a (primarily) moveable wall interior partitioning system, a fitness center and an auditorium. There are 1,720 parking spaces currently serving both buildings.

  On a pro forma basis, the Main Campus had a federal tax basis equal to its purchase price of $15.8 million at December 31, 1996, and will be depreciated straight-line over a 40-year estimated life. The current annual real estate taxes on the Main Campus are $1.2 million, subject to pending negotiations with the municipality of Wayne to reduce such taxes.

  WRP Newco currently contemplates a number of renovations to the Serpentine Building and the West Building to, among other things, refurbish the exterior, add new elevators, and renovate the lobby and other common areas. Other renovations will (i) enable the buildings to comply with current life safety and ADA requirements and become more energy efficient; and (ii) eliminate potentially hazardous materials (such as spray-on asbestos fireproofing in the Serpentine Building's structure). Removal of the spray-on asbestos fire proofing will cost approximately $3.5 million, and the estimated total cost of all planned renovations will be approximately $9.1 million. WRP Newco will finance the renovations from its working capital and its WRP Newco Line of Credit.

  The purchase price for the Main Campus was $15.8 million, or $28.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be $44.00 per gross square foot.

 1700 Valley Road

  The 1700 Valley Road building consists of 70,600 gross square feet (approximately 67,000 net rentable square feet), is of class B+ quality, is two stories high and is situated on a wooded nine acre site. The building was constructed in two stages, during 1972 and 1979, and the interior was completely refurbished in 1993. The building contains a full service dining area and 294 parking spaces. WRP Newco contemplates renovation of the building's facade, upgrading of the HVAC system and various cosmetic improvements. The estimated cost of planned renovations is $200,000, and WRP Newco will finance such renovations from its working capital and its WRP Newco Line of Credit. The property is zoned for the development of an additional 50,000 square feet of office space.

  The purchase price for 1700 Valley Road was $1.0 million, or $14.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be $17.00 per gross square foot.

 1800 Valley Road

  The 1800 Valley Road building consists of 54,800 gross square feet (approximately 53,000 net rentable square feet), is of class B+ quality, is two stories high and is situated on a wooded 14 acre site. The building was constructed in 1980, contains a full service dining area and has 260 parking spaces. WRP Newco contemplates replacing the roof and upgrading the HVAC system, and other renovations to comply with existing life safety and ADA codes. The estimated cost of planned renovations is $800,000, and WRP Newco will finance such renovations from its working capital and its WRP Newco Line of Credit. WRP Newco currently contemplates marketing this building primarily for sale.

  The purchase price for 1800 Valley Road was $2.0 million, or $36.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be $51.00 per gross square foot.

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 Greenbrook Corporate Center

  WRP Newco acquired The Greenbrook Corporate Center ("Greenbrook") in Fairfield, N.J. in April 1997. Greenbrook consists of (i) a class A suburban three-story office building with approximately 190,000 gross square feet situated on approximately 20 acres and (ii) a contiguous undeveloped approximately seven acre parcel zoned for development of an additional 50,000 square feet of office and light industrial use. The entrance to the building is a 35-foot atrium lobby and the second and third floors have terraces overlooking a park and country club which border the rear of the site. WRP Newco intends to spend approximately $500,000 to renovate the building, and WRP Newco will finance such renovations from its working capital and its WRP Newco Line of Credit. The renovations are expected to be completed by October 1997.

  Greenbrook, as WRP Newco's only occupied commercial property, accounted for 50% of WRP Newco's pro forma revenues during the year ended December 31, 1996. The occupancy rate for Greenbrook as of April 1, 1997 was approximately 85.7%, and the average annual gross rent per square foot as of such date was approximately $20. The current asking gross rental rate per square foot is approximately $23. On a pro forma basis, Greenbrook had a federal tax basis equal to its purchase price of $23.7 million at December 31, 1996, and will be depreciated straight-line over a 40-year estimated life. The current annual real estate taxes on Greenbrook are approximately $428,000.

  Greenbrook's two largest tenants are Information Resources, Inc. ("IRI"), a market research firm, and S.B. Thomas Division of CPC International, whose principal business is producing baked foods. IRI occupies 64,676 rentable square feet, with an annual rent of approximately $1.3 million (or approximately $20 per rentable square foot), under a lease that expires December 2003. The annual rent to be paid by IRI increases over the term of the lease to approximately $1.5 million (or approximately $23.5 per rentable square foot) by its expiration in December 2003. S.B. Thomas occupies 49,384 rentable square feet with an annual rent of approximately $.9 million (or $19 per rentable square foot), under a lease that expires in 2005. S.B. Thomas has the right to renew for two successive periods of five years each, at 95% of the fair market value rent as of October 1st of the last lease year prior to commencement of each renewal term. Greenbrook has nine additional tenants, with aggregate annual rents of approximately $1.2 million.

  The purchase price for this property was $23.7 million payable in cash, or $125.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be $127.00 per gross square foot.

 Chatham, New Jersey

  In January 1997, WRP Newco acquired a class A three-story suburban office building consisting of approximately 65,000 gross square feet (approximately 63,300 net rentable square feet) located on approximately five acres in Chatham, New Jersey.

  WRP Newco currently intends to spend approximately $3.1 million to make various renovations to upgrade the building's status including, among other things, to add a first class lobby and improve other common areas, renovate the facade and replace the HVAC system and provide landscaping. WRP Newco will finance such renovations from its working capital and the WRP Newco Line of Credit, and the renovations are expected to be completed by the end of the third quarter of 1997. WRP Newco is currently marketing the building for rental.

  WRP Newco has entered into a lease with Quadrant HealthCom Inc., a publisher of medical specialty magazines, for approximately 22,000 gross square feet in the building which is approximately 33% of the gross leasable area of the building. The lease is for a term of ten years (terminable after seven years upon payment of six months' rent) at $26.00 per gross square foot for years 1-5 and at approximately $28.00 per gross square foot for years 6-10.

  The purchase price for the property was $5.1 million, or $78.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be $126.00 per gross square foot.

WELLSFORD HIGH YIELD INVESTMENT PORTFOLIO

 277 Park Loan

  WRP Newco and Bank of Boston are expected to enter into an $80 million loan transaction (the "277 Park Loan") in April 1997 with entities which own substantially all of the equity interests (the "Equity Interests") in the entity which owns a 52-story, approximately 1.75 million square foot gross leasable area, class A office building located in New York City in mid-town Manhattan at 277 Park Avenue (the "277 Park Property"). WRP Newco and Bank of Boston will lend $20 million and $60 million, respectively, pursuant to the 277 Park Loan. The 277 Park Loan will be secured primarily by a pledge of the Equity Interests owned by the borrowers. There will also be a limited guarantee from the individual who indirectly owns all the Equity Interests. The 277 Park Loan will be subordinated to a 10-year $345 million first mortgage loan (the "REMIC

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

Loan") on the 277 Park Property, the proceeds for which will be obtained by the sale of investment grade rated commercial mortgage pass-through certificates in a real estate mortgage investment conduit. The notes representing the REMIC Loan will bear interest at different rates which are expected to equate to a weighted average interest rate of approximately 7 3/4% per annum. The 277 Park Loan will bear interest at the rate of approximately 12% per annum for the first nine years of its term and at a floating annual rate during the tenth year equal to LIBOR plus 5.15% or Bank of Boston base rate plus 5.15%, as elected by the borrowers. Interest on the 277 Park Loan will be payable monthly to the extent of available cash after payment of interest on the REMIC Loan and the funding of various reserve accounts under the REMIC Loan and provided there is no event of default under the REMIC Loan. To the extent funds are not available to pay interest at a rate in excess of 10% per annum, such excess interest will accrue and be added to the principal amount of the 277 Park Loan. The principal amount of the 277 Park Loan and all accrued interest will be payable on May 1, 2007 which is also the due date of the REMIC Loan. The 277 Park Loan will be prepayable only in full and then only after the fifth year of the loan and must be repaid if the REMIC Loan is repaid or the 277 Park Property is sold. Any prepayment during the sixth through ninth years of the loan must be accompanied by a yield maintenance payment.

  The 277 Park Property is currently 100% leased to 33 tenants, including Donaldson, Lufkin & Jenrette, Inc. which has leased approximately 47% of the gross leasable area pursuant to a lease expiring in 2016. The 277 Park Property was appraised for $555 million as of July 1, 1996 by an independent nationally recognized appraiser. The appraisal was not prepared on behalf of WRP Newco. An appraisal is an opinion of value made by experts, subject to the assumptions and limiting conditions contained therein (including assumptions relating to the discounted cash flow analysis contained therein).

 Sonterra Assets

  Sonterra Loan

  WRP Newco will hold a $17.8 million mortgage loan made to the owner of Sonterra, a 344-unit class A multifamily apartment complex located in Tucson, Arizona, construction of which was completed in June, 1996. The Sonterra Loan was originated in July, 1996 and the principal amount thereof is due on July 1, 1999. Until the maturity date, the borrower is to pay interest only, monthly, at the rate of 9% percent per annum. The loan is non-recourse and repayment of the loan is secured by a first mortgage on Sonterra and by a personal guaranty of an individual affiliated with the owner. Under certain circumstances, prepayment of the loan is subject to a prepayment premium equal to 5% percent of the principal amount of the loan.

  Sonterra Option Agreement

  WRP Newco will also own an option to acquire Sonterra free and clear of all mortgages and other material liens for approximately $20.5 million through December 31, 1997 and for approximately $21 million if the sale is consummated during 1998. ERP Operating Partnership will have a right of first offer to acquire the Sonterra Option and a right to acquire the option if WRP Newco does not exercise it. If WRP Newco acquires Sonterra, then WRP Newco and ERP Operating Partnership will enter into a "Right of First/Last Offer Agreement" in substantially the same form as the Right of First/Last Offer Agreement entered into pursuant to the Agreement Regarding Palomino Park. See "Certain Agreements Between WRP Newco and ERP Operating Partnership--Agreement Regarding Palomino Park".

WELLSFORD PROPERTY DEVELOPMENT

 Palomino Park

  Palomino Park is a master planned five-phase multifamily development project comprising approximately 182 acres, of which 65 acres have been developed, in suburban South East Denver, Colorado, about 14 miles from Denver's central business district. It is situated within Highlands Ranch, a 22,000 acre master planned community. Palomino Park is intended to be developed as an integrated project comprising an 1,880-unit, class A multifamily apartment community constructed around a centrally located 24 acre park which will feature tennis courts, athletic fields, a putting green and an amphitheater. There is also a 29,000 square foot recreation center which has been completed and which includes a full-size gymnasium, fitness center, indoor golf range, racquet ball courts, and a baby-sitting facility and has an adjacent swimming pool. Palomino Park will also have a perimeter wall with a guard at the entry gate.

  Wellsford Park Highlands Corp. ("WPHC"), a wholly-owned subsidiary of Wellsford, acquired fixed-price options in 1995 to purchase the land underlying each of the phases (hereinafter referred to collectively as "Phases" or individually as a "Phase" or specifically as "Phase I," "Phase II," "Phase III," "Phase IV" or "Phase V") of Palomino Park. The land underlying Phases I and II has been acquired, and WRP Newco intends to acquire the land underlying Phase III, which is subject to an option which expires in May, 1997. The land underlying Phases IV and V is subject to options which expire in May, 1998 and May, 1999, respectively. There can be no assurance that Phase III, Phase IV or Phase V will be commenced

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

or if commenced, that it will be completed. See "WRP Newco Risk Factors--Risks of Acquisition, Development, Construction and Renovation Activities". The purchase price for land acquired with respect to any Phase is $73,500 per acre, subject to an increase of the purchase price by 6% per annum from and after November 30, 1994. The land options should reduce WRP Newco's exposure to market cycles in Denver while enabling WRP Newco to develop a signature residential community in one of the fastest growing counties in the country.

  Upon completion of any or all of the Phases, WRP Newco will either operate and rent apartment units or convert all or a portion of them to condominium ownership which a REIT also could not do because of the adverse tax consequences thereof.

  The development of Palomino Park calls for construction of the 1,880 units over a period of five years at a total estimated cost of $194 million. WRP Newco currently has invested $21.3 million in the development of Palomino Park.

  Phase I, referred to as Blue Ridge, will consist of 456 units of which 192 are constructed, 175 are leased and 143 are occupied. Rents range from $760 per month for a one bedroom, one bathroom to $1,375 per month for a three bedroom, two bathroom unit. Garages are available and washer and dryer hook-ups exist in all the apartments. Completion of construction of this Phase is expected in late 1997. The total estimated cost of Blue Ridge is approximately $42.5 million.

  Phase II, referred to as Red Canyon, is expected to consist of 304 units. The total estimated cost of Red Canyon is approximately $33.6 million. Site preparation for construction of Phase II has recently begun and construction of Phase II is expected to be completed in late 1998.

  Blue Ridge is owned by Park at Highlands LLC ("Phase I LLC"), a limited liability company, the members of which are WPHC (99%) and Al Feld ("Feld") (1%). Red Canyon is owned by Red Canyon at Palomino Park LLC ("Phase II LLC"), a limited liability company, the members of which are WPHC (99%) and Feld (1%). Al Feld is a Denver-based developer specializing in the construction of luxury residential properties. He has constructed over 3,000 units since 1984.

  Various development, construction and property management and guarantee fees, as well as certain other fees designed to provide cost savings incentives in connection with property construction and stabilization, are paid to Feld and his affiliates. These amounts are included in the cost estimates for Phase I and Phase II described above. Feld has unconditionally guaranteed completion of Phase I within 30 months and Phase II within 24 months, in each case after closing of the construction loan, and has agreed to a one-year guarantee of such Phases against construction defects. In addition, in the case of both Blue Ridge and Red Canyon, Feld has agreed, subject to certain conditions, to fund deficits in development and operating costs. To secure his obligations to make deficit payments and perform all of his other obligations under the operating agreements, Feld has pledged his interests in Phase I LLC and Phase II LLC to WPHC.

  The operating agreements provide that neither member may transfer, pledge or assign its interest in the Phase I LLC or Phase II LLC without the consent of the other member, except that (i) WPHC may transfer a portion of its interest provided it retains at least a 21% interest in Phase I LLC or Phase II LLC, as the case may be, and (ii) WPHC has an option to acquire Feld's 1% interest for fair market value at any time after completion of the Phase, and Feld has an option to compel WPHC to buy his 1% interest for fair market value upon completion of the Phase.

  The construction loan on Blue Ridge is for approximately $36.8 million, matures on December 31, 1998, and bears interest at the prime rate, except that the Phase I LLC may elect to cause a portion of the previously advanced principal to bear interest at LIBOR plus 175 basis points. Feld has guaranteed repayment of this loan. Phase II LLC expects to obtain a construction loan for approximately $30 million to finance construction of Red Canyon.

  Wellsford has agreed with the Phase I construction lender (the "Tri-Party Agreement") to purchase the loan when due, assuming completion of construction, if it is not paid off by the Phase I LLC or by Feld pursuant to his guaranty, for the lesser of the loan balance or the final agreed upon budget. Concurrently with the Merger, ERP Operating Partnership has agreed to substitute itself for Wellsford under the Tri-Party Agreement, with the consent of the Phase I construction lender. ERP Operating Partnership has agreed to provide substantially similar credit support for the Phase II construction loan as it has agreed to provide for the Phase I construction loan. See "Certain Agreements Between WRP Newco and ERP Operating Partnership--Agreement Regarding Palomino Park".

  Palomino Park Public Improvements Corporation ("PPPIC"), a Colorado non-profit corporation, has issued $14.8 million of tax exempt bonds due on December 1, 2035 (the "Bonds") to finance the development of the park and certain parts of the infrastructure within Palomino Park, which have a total cost of approximately $18.3 million. The Bonds bear interest at a floating rate, which is currently approximately 4% per annum, but may be converted to a term rate or a fixed rate. Subject to certain restrictions, revenue assessment liens are imposed against the Phases to secure the obligation of the Phase owners to repay the portion of the Bonds' debt service attributed by PPPIC to their respective Phases.

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  If it is determined to proceed with Phases III, IV and/or V, the ownership and transaction structure of each such Phase is expected to be similar to that of Phases I and II, although neither Wellsford nor Feld has any obligation to continue the relationship for future Phases.

CASH

  Approximately $18 million of cash will be contributed by Wellsford to WRP Newco, a substantial portion of which will be applied to repay indebtedness incurred to acquire WRP Newco's commercial properties.

LEGAL PROCEEDINGS

  Neither WRP Newco nor the Properties are presently subject to any material litigation nor, to WRP Newco's knowledge, is any material litigation threatened against WRP Newco or the Properties, other than routine litigation arising in the ordinary course of business and which is expected to be covered by liability insurance.

                          CERTAIN AGREEMENTS BETWEEN
                    WRP NEWCO AND ERP OPERATING PARTNERSHIP

  The following describes certain aspects of the agreements to be entered into by WRP Newco and ERP Operating Partnership on the Effective Date. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which are filed as exhibits to the registration statement on Form 10 filed by WRP Newco.

COMMON STOCK AND PREFERRED STOCK PURCHASE AGREEMENT

  Following the Distribution and upon consummation of the Merger, WRP Newco will enter into the Stock Purchase Agreement with ERP Operating Partnership, providing for the sale of WRP Newco Class A Common and WRP Newco Series A Preferred to ERP Operating Partnership on the terms described below.

 WRP Newco Class A Common Stock

  Pursuant to the terms of the Stock Purchase Agreement, ERP Operating Partnership will purchase from WRP Newco upon the Closing Date shares of WRP Newco Class A Common for an aggregate purchase price of $3.5 million at a price per share equal to the Issuance Price. The "Issuance Price" is defined in the Stock Purchase Agreement as (a) the average gross purchase price of WRP Newco Common Stock sold to institutional purchasers on or prior to the Closing Date or subject to written commitments to purchase WRP Newco Common Stock from institutional purchasers received on or prior to the Closing Date (collectively "Institutional Sales") or (b) if there are no Institutional Sales, the net book value per share of WRP Newco Common Stock on the Closing Date.

  For a description of the WRP Newco Class A Common, see "Description of Capital Stock of WRP Newco--Class A Common Stock".

 WRP Newco Series A Preferred Stock.

  Pursuant to the terms of the Stock Purchase Agreement, ERP Operating Partnership will agree to purchase from WRP Newco up to 1,000,000 shares of WRP Newco Series A Preferred at $25.00 per share as requested by WRP Newco over the three-year period (the "Commitment Period") commencing on the Closing Date. Purchases of Class A Preferred are to be in minimum aggregate amounts of $1 million and in multiples of $500,000 in excess thereof. The obligations of ERP Operating Partnership to acquire WRP Newco Series A Preferred are subject to, among other matters, certain representations and warranties being true and correct in all material respects and there being no event of default existing under the Stock Purchase Agreement.

  For a description of the WRP Newco Series A Preferred, see "Description of Capital Stock of WRP Newco--Series A 8% Convertible Redeemable Preferred Stock".

 WRP Newco Board Member Elected by ERP Operating Partnership.

  On the Closing Date, ERP Operating Partnership, as the holder of WRP Newco Class A Common, is entitled to elect Douglas Crocker II, President of EQR, to the WRP Newco Board of Directors. In the event Mr. Crocker (or other person subsequently elected by ERP Operating Partnership to the WRP Newco Board of Directors) is unable or unwilling to serve

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

as a director or is no longer employed by ERP Operating Partnership, ERP Operating Partnership and WRP Newco will agree to the election of another member of senior management of ERP Operating Partnership to the WRP Newco Board of Directors (Crocker or such other individual elected by WRP Newco Class A Common shareholders, called the "Purchaser Director").

 Voting of WRP Newco Class A Common and WRP Newco Series A Preferred.

  For ten years after the Closing Date, WRP Newco has the right to direct the voting of all shares of WRP Newco Series A Preferred, WRP Newco Class A Common and WRP Newco Common owned by ERP Operating Partnership or any of its affiliates, except as to the election of the Purchaser Director or any matter relating to the rights, preferences and privileges of the WRP Newco Series A Preferred or the WRP Newco Class A Common.

 Sale of Stock.

  For ten years after the Closing Date, ERP Operating Partnership shall first offer, in writing (a "Notice of Proposed Sale"), to sell any shares of WRP Newco Common, WRP Newco Class A Common, WRP Newco Series A Preferred or warrants to purchase WRP Newco Common owned by it to WRP Newco prior to selling such shares to any other entity. If WRP Newco has not agreed to purchase such shares within 20 days of receipt of such notice, ERP Operating Partnership shall have the right to sell such shares to any other entity for a period of 90 days provided any sale is made on terms and conditions no more favorable to such entity than specified in the Notice of Proposed Sale.

 Events of Default.

  An event of default occurs under the Stock Purchase Agreement upon the occurrence of any of the following events, among others: (i) a judgment for the payment of money in an aggregate amount in excess of $250,000 is rendered against WRP Newco and such judgement remains undischarged for 30 days; (ii) a change in control of WRP Newco (as defined in the Stock Purchase Agreement);
(iii) WRP Newco fails to pay the dividend on the WRP Newco Series A Preferred on three separate instances; or (iv) a change resulting in or that could reasonably be expected to result in a material adverse effect on WRP Newco.

 Remedies.

  Upon the occurrence of an event of default, all obligations of ERP Operating Partnership to purchase shares of WRP Newco Series A Preferred automatically terminate unless WRP Newco delivers a notice to ERP Operating Partnership requesting the purchase by ERP Operating Partnership of WRP Newco Series A Preferred, and the proceeds of such sale would cure such event of default. In addition, in the event of the bankruptcy of WRP Newco or if WRP Newco fails to pay the dividend on the WRP Newco Series A Preferred on three separate instances, ERP Operating Partnership has the right to cause WRP Newco to purchase the WRP Newco Series A Preferred then held by ERP Operating Partnership.

REGISTRATION RIGHTS AGREEMENT

  Upon issuance of the WRP Newco Class A Common, WRP Newco and ERP Operating Partnership will enter into a Registration Rights Agreement providing for registration rights at WRP Newco's expense with respect to shares of WRP Newco Class A Common, WRP Newco Series A Preferred and WRP Newco Common.

 Demand Registration.

  After the Effective Date, upon request (a "Demand Notice") of ERP Operating Partnership, WRP Newco has agreed to file a registration statement providing for the resale by ERP Operating Partnership of Registrable Securities and will use its best efforts to cause any such registration statement to be declared effective by the Commission. "Registrable Securities" means any of: (i) WRP Newco Series A Preferred issuable or issued; (ii) WRP Newco Common issuable or issued upon conversion of shares of WRP Newco Series A Preferred or WRP Newco Class A Common, or (iii) WRP Newco Common issuable or issued upon the exercise of warrants issued pursuant to the Articles Supplementary. WRP Newco is entitled to postpone for a reasonable period of time (but not in excess of 60 days) the filing of any registration statement, if the Board of Directors of WRP Newco determines that such registration and offering would materially interfere with any proposed material transaction involving WRP Newco.

  ERP Operating Partnership has the right to deliver one Demand Notice during any calendar year, but not more than four Demand Notices during the period ending five years from the Effective Date.

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

 Incidental Registration.

  If WRP Newco proposes to register any WRP Newco Common for public sale pursuant to an underwritten offering it will give prompt written notice (a "Registration Notice") to ERP Operating Partnership and upon request from ERP Operating Partnership, WRP Newco will include Registrable Securities in the registration statement. WRP Newco will not be required to effect any registration if WRP Newco is advised by a nationally recognized independent investment banking firm selected by WRP Newco to act as lead underwriter, that a registration at that time of additional securities would materially and adversely affect the offering.

  ERP Operating Partnership has the right to deliver one Registration Notice during any calendar year, but not more than four Registration Notices during the period ending five years from the Effective Date.

 Limit in Aggregate Amount.

  WRP Newco need not register Registrable Securities pursuant to a Demand Notice or Registration Notice unless the Registrable Securities being registered have an aggregate fair market value of (i) $5,000,000 during the period ending three years from the Effective Date ("Initial Period"), or (ii) $7,500,000 at any time after the Initial Period.

 Lockup.

  In the event WRP Newco proposes to effect the distribution of its securities through an underwritten public offering, beginning seven days prior to the pricing of such offering and ending thirty days after such pricing, ERP Operating Partnership, in the event it beneficially owns in excess of 100,000 shares, will cease any sale or other disposition of any of the Registrable Securities, if requested by WRP Newco; provided, however, that ERP Operating Partnership will not be subject to more than one lockup period during any 12 month period.

AGREEMENT REGARDING PALOMINO PARK

 General.

  Upon consummation of the Merger, WRP Newco and ERP Operating Partnership will become the shareholders in WPHC. Pursuant to the Contribution and Distribution Agreement, Wellsford will contribute to WRP Newco 80% of its shares of WPHC, consisting of voting Class A Shares (the "Class A Shares"). The remaining 20% of Wellsford's shares in WPHC, consisting of non-voting Class B Shares (the "Class B Shares"), will be retained by Wellsford and, following the Merger, will be owned by ERP Operating Partnership. WPHC, together with Feld, are the two members of the limited liability companies-- Park at Highlands LLC and Red Canyon at Palomino Park LLC--which own Phase I and Phase II, respectively. WRP Newco and ERP Operating Partnership will enter into an agreement (the "Palomino Agreement") regarding their rights and obligations as shareholders of WPHC and certain aspects of the development of Palomino Park, including Phases I (Blue Ridge) and II (Red Canyon). Certain of the terms are summarized below.

 Capital Contributions.

  WPHC is obligated to make capital contributions to the Phase I LLC and Phase II LLC for certain acquisition costs, and to fund the deficit between construction costs and construction loan proceeds, respectively. These subsequent capital contribution obligations ("Phase Contributions") are limited to the deficits as projected in the budgets originally adopted for each Phase. Wellsford has guaranteed the Phase Contributions, which guarantees, following the Merger and with the consent of Feld, will be assumed by WRP Newco.

  ERP Operating Partnership has no obligation to contribute capital to WPHC.

 Issuance of Additional WPHC Shares to WRP Newco; Anti-Dilution Provisions.

  If additional shares of WPHC are issued to WRP Newco or to one of its subsidiaries, ERP Operating Partnership will have the right to purchase a sufficient number of such shares to retain a 20% interest in WPHC. Any Class A Shares acquired by ERP Operating Partnership will be converted into Class B Shares.

 Offers to Purchase Class A Shares or Class B Shares; Rights of First Refusal; WRP Newco's Drag Along Right.

  ERP Operating Partnership may transfer all, but not part, of its Class B Shares, except in a Tag Along transaction (described below).

  WRP Newco may transfer all or part of its Class A Shares after the expiration of the lock-up period (i.e., the period during which ERP Operating Partnership is liable to the construction lender under a Tri-Party Agreement, as described below).

  If WRP Newco receives an offer to purchase all of the Class A Shares, WRP Newco has the right ("Drag Along Right") to compel ERP Operating Partnership to sell all of its Class B Shares as part of that transaction to enable WRP Newco to effectuate a total sale of WPHC to a third party.

  If ERP Operating Partnership or WRP Newco shall receive an offer from a bona fide third party to purchase all (or in the case of WRP Newco any part) of their shares in WPHC, then the selling shareholder shall be obligated to offer to sell its shares to the other shareholder (i.e. the non-selling shareholder) who shall have a preemptive right ("Right of First Refusal") to purchase the offered shares on the same terms.

  ERP Operating Partnership may exercise its Right of First Refusal as to the Class A Shares, notwithstanding that WRP Newco may have exercised its Drag Along Right. In such event and for such purpose, WRP Newco's Class A Shares shall be valued as if all of the shares of WPHC had been sold, and not only the Class A Shares alone.

 ERP Operating Partnership's Tag Along Right.

  ERP Operating Partnership has a right ("Tag Along Right") to compel WRP Newco to include ERP Operating Partnership's Class B Shares in a sale of the Class A Shares, in such amount as will preserve the 80%-20% ratio between the Class A Shares held by WRP Newco and Class B Shares held by ERP Operating Partnership.

 The Put/Call Feature of One-Half of the Class B Shares.

  One-half of ERP Operating Partnership's Class B Shares (the "Put/Call Shares") are subject to a Put/Call agreement in favor of either ERP Operating Partnership (the Put feature) or WRP Newco (the Call feature) at the Put/Call Price.

  Pursuant to its Put right, ERP Operating Partnership may compel WRP Newco to purchase from ERP Operating Partnership the Put/Call Shares at any time after the fifth year for the Put/Call Price.

  Pursuant to its Call right, WRP Newco may compel ERP Operating Partnership to sell to WRP Newco the Put/Call Shares at any time for the Put/Call Price.

  The Put/Call Price equals $1.9 million (adjusted, in the case of the Call, for inflation after the fifth year), less any amounts previously received by ERP Operating Partnership from sale and refinancing proceeds.

  Consistent with the foregoing, one-half of the Class B Shares in any sale transaction effected by means of either the Drag Along Right or the Tag Along Right is deemed Put/Call Stock and entitled to receive the greater of the purchase price in such transaction or a pro-rated portion of the Put/Call Price.

 Future Acquisitions of the Remaining Overall Property.

  Any future Phase acquired by WPHC will be acquired in a Colorado limited liability company substantially similar to the Phase II LLC.

 ERP Operating Partnership's Right of First Offer if WPHC Elects to Assign its Interest in the Land Contract.

  If WRP Newco, through WPHC, decides not to acquire a future Phase and instead to assign the land contract to a third party for such future Phase, then ERP Operating Partnership, subject to the similar interests of Feld, has a preemptive right of first offer with respect to such proposed assignment.

 ERP Operating Partnership's Right of First/Last Offer for Sale of Blue Ridge and Red Canyon.

  With the exception of sales pursuant to a condominium or townhome plan, ERP Operating Partnership is accorded certain rights of first and last offer with respect to a sale of either WPHC's interest in the Phase I LLC or the Phase II LLC, or the sale of fee title to Phase I or Phase II by either of said entities.

 WRP Newco and WHPC Loss of Control.

  WRP Newco has agreed not to lose its controlling interest in WPHC nor to permit WPHC to lose its controlling interest in Phase I LLC, Phase II LLC or any future entity formed with respect to another phase of Palomino Park without first releasing ERP Operating Partnership from its obligations with respect to the Credit Enhancement Agreement and ERP Guaranty (as defined below).

 Tri-Party Agreements and Standby Agreements.

  Phase I Tri-Party Agreement. With respect to the development of Phase I, NationsBank, N.A. ("NationsBank") has provided a construction loan of approximately $36.7 million. Wellsford, PPPIC and NationsBank have entered into an agreement ("Phase I Tri-Party Agreement") under which Wellsford has agreed, assuming completion of construction, if the loan is not paid when due, to pay NationsBank the lesser of the loan balance or the final agreed upon budget. Upon consummation of the Merger, ERP Operating Partnership will, with the consent of NationsBank, assume Wellsford's obligations under the Phase I Tri-Party Agreement.

  Phase II Tri-Party Agreement. With respect to the development of Phase II, a construction loan has not yet been obtained. ERP Operating Partnership has agreed to provide substantially similar credit support for the Phase II construction loan ("Phase II Tri-Party Agreement") as it has agreed to provide pursuant to the Phase I Tri-Party Agreement. ERP Operating Partnership will receive a fee of (i) 1% of the committed construction loan amount for each of the first two years and (ii) 1 1/2% of such amount for the third year. The parties anticipate a construction loan of approximately $30 million.

  The Standby Agreements. If ERP Operating Partnership does, in fact, pay off the construction loan pursuant to its obligations under the Phase I Tri-Party Agreement or Phase II Tri-Party Agreement, ERP Operating Partnership shall be entitled to acquire fee title to the corresponding Phase for $100.

  Events of Default. Upon an event of default (as described below), ERP Operating Partnership may exercise all remedies available to it and shall have no obligation to enter into the Phase II Tri-Party Agreement; provided, however, ERP Operating Partnership may not disaffirm its obligations under the Phase I Tri-Party Agreement or, if entered into prior to the event of default, the Phase II Tri-Party Agreement. An event of default includes, among other things, a material misrepresentation by WRP Newco, failure to make payments after a material default by WRP Newco under the Palomino Agreement or any document entered into pursuant to the Palomino Agreement, an undischarged judgment against WRP Newco in excess of $250,000 and a change in control of WRP Newco.

CREDIT ENHANCEMENT AGREEMENT

  At the time of the Contribution and Distribution, with the consent of Dresdner Bank, AG, NY Branch ("Dresdner"), WRP Newco will assume Wellsford's obligations under a certain agreement (the "Bank Reimbursement Agreement") entered into between PPPIC, Wellsford and Dresdner pursuant to which (i) Dresdner has issued its letter of credit ("Dresdner Letter of Credit") to insure the repayment of the Bonds and (ii) Wellsford has undertaken to reimburse Dresdner if the Dresdner Letter of Credit is drawn upon.

  ERP Operating Partnership has agreed to enter into a Credit Enhancement Agreement with WRP Newco (the "Credit Enhancement Agreement") under which, assuming the satisfaction of certain conditions, ERP Operating Partnership will make its own credit available to Dresdner in the form of a guaranty to Dresdner of WRP Newco's obligations under the Bank Reimbursement Agreement for a period of eight years from the consummation of the Merger (the "ERP Guaranty").

  The ERP Guaranty will be revised and made available with respect to any similar letter of credit or credit facility issued in lieu or replacement of the Dresdner Letter of Credit.

  WRP Newco has agreed to pay ERP Operating Partnership for the ERP Guaranty an annual credit enhancement fee, payable quarterly, equal to .5% of the face amount of the Dresdner Letter of Credit (or the face amount of any alternate credit arrangement). Following an event of default by WRP Newco, ERP Operating Partnership will have the right, among other remedies, to select an alternate interest rate on the Bonds and to direct the actions of PPPIC under the Credit Enhancement Agreement. In addition, pursuant to the Credit Enhancement Agreement there are certain restrictions on the ability to convert the rate mode of the Bonds. WRP Newco has agreed to reimburse ERP Operating Partnership for any amounts it pays under the ERP Guaranty or any revision thereof, together with interest on such amount.

           POLICIES WITH RESPECT TO CERTAIN ACTIVITIES OF WRP NEWCO

  The following is a discussion of WRP Newco's investment policies, financing policies and policies with respect to certain other activities. WRP Newco's policies with respect to these activities have been determined by the directors of WRP Newco and may be amended or revised from time to time at the discretion of the directors without a vote of the stockholders of WRP Newco.

INVESTMENT POLICIES

  WRP Newco intends to invest in real estate directly or indirectly through entities that engage in real estate-related activities. These investments may be in the form of debt or equity.

  Debt investments may include the purchasing of mortgage loans, other financial instruments collateralized by real estate or real estate interests, or participations therein, real property tax liens or tax-exempt bonds collateralized by real estate or tax-increment finance districts. These debt instruments may be senior, junior or otherwise subordinated to the interests of others. Further, WRP Newco may provide credit enhancement or guarantees of the obligations of others involved in real estate-related activities. WRP Newco may also invest in participating or convertible mortgages if WRP Newco concludes that it may benefit from the cash flow and/or any appreciation in the value of the property. Such mortgages may be similar to equity participations. WRP Newco may also make mortgage loans or participate in such loans and contemporaneously or otherwise obtain related property purchase options.

  Equity investments may include development projects directly or through joint ventures, as well as the purchase of general or limited partnership interests in limited partnerships, shares in publicly-traded or privately-held corporations or interests in other entities that own real estate, make real estate-related loans or invest in real estate-related debt instruments or provide services or products to the real estate industry. WRP Newco intends to engage in active real estate businesses, which may include land subdivisions, condominium conversions, property sales, and other businesses considered ineligible or impractical investments for REITs. WRP Newco may also hold real estate or interests therein for investment. WRP Newco may purchase substantially leased, mostly unleased or vacant properties of any type or geographic location. WRP Newco intends to renovate and re-lease the mostly unleased or vacant properties.

  The activities described above often do not generate immediate cash flow, and cash flow generated may be non-recurring. These investments may be subject to existing debt financing and any such financing will have a priority over the equity interests of WRP Newco.

  WRP Newco may offer to exchange its securities for properties and securities of other entities. Further, it may, from time to time, repurchase its shares. WRP Newco will seek investments generally with a duration of one to five years.

FINANCING POLICIES

  WRP Newco will seek to finance its investments through both public and private secured and unsecured debt financings, as well as public and private placements of its equity securities. The equity securities will include both common and preferred equity issuances. WRP Newco does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. There are currently no restrictions on the amount of debt that WRP Newco may incur.

  Also, WRP Newco does not plan to distribute dividends for the foreseeable future, which will permit it to accumulate for reinvestment cash flow from investments, disposition of investments and other business activities.

  WRP Newco has obtained a written commitment from Bank of Boston and Morgan Guaranty for a $50 million two-year line of credit. This facility is subject to certain financial and other covenants. In the future, WRP Newco may seek to extend, expand, reduce or renew such facility, or obtain an additional or a replacement facility. See "Wellsford Real Properties, Inc.--Initial Capital and Financing".

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  WRP Newco does not intend to qualify as a REIT, but it may, from time to time, invest in REITs, sell properties or entities to REITs for cash and/or securities. Further, it may spin-off to its common stockholders, shares of its subsidiaries or shares of other entities it has acquired through the sale of its properties, investments or otherwise. These spin-offs may be taxable or non-taxable, depending upon the facts and circumstances. WRP Newco's policies with respect to its activities may be reviewed and modified from time to time by WRP Newco's directors without notice to or vote of its stockholders.

                            MANAGEMENT OF WRP NEWCO

DIRECTORS AND EXECUTIVE OFFICERS

  The executive officers and directors of WRP Newco, their ages and their positions are as follows:

   NAME                               AGE                POSITION HELD
   ----                               ---                -------------
   Jeffrey H. Lynford................ 49  Chairman of the Board, Secretary
                                          and Director**
                                          President, Chief Executive Officer and
   Edward Lowenthal.................. 52  Director*
   Gregory F. Hughes................. 33  Chief Financial Officer
   David Strong...................... 38  Vice President for Development
   Rodney F. Du Bois................. 60  Director*
   Mark S. Germain................... 46  Director**
   Frank J. Hoenemeyer............... 77  Director***
   Frank J. Sixt..................... 45  Director***
   Douglas J. Crocker II(1).......... 56  Proposed Director**

-------
*Term expires 1998
**Term expires 1999
***Term expires 2000
(1) Mr. Crocker will become a director upon consummation of the Distribution and Merger and the purchase by ERP Operating Partnership of WRP Newco Class A Common. Mr. Crocker will remain a director for a minimum of two years, and thereafter so long as certain conditions are met. See "Description of Capital Stock of WRP Newco--Class A Common Stock".

  Jeffrey H. Lynford has been the Chairman of the Board, Secretary and Director of WRP Newco since its formation in January 1997 and has been the Chairman of the Board and Secretary of Wellsford since its formation in July 1992 and was the Chief Financial Officer of Wellsford from July 1992 until December 1994. Mr. Lynford was the Chairman of the Board of WGI since its formation in 1986. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation and as a director of four mutual funds: Cohen & Steers Total Return Realty Fund, Inc., Cohen & Steers Realty Shares, Inc., Cohen & Steers Realty Income Fund, Inc. and Cohen & Steers Special Equity Fund, Inc. He is also a member of the New York bar. Prior to founding WGI, Mr. Lynford gained real estate and investment banking experience as a partner of Bear Stearns & Co. and a managing director of A.G. Becker Paribas, Inc.

  Edward Lowenthal has been the President, Chief Executive Officer and Director of WRP Newco since its formation in January 1997 and has been the President and Chief Executive Officer and a trustee of Wellsford since its formation in July 1992 and was President of WGI since its formation in 1986. Mr. Lowenthal currently serves as a director of United American Energy Corporation, a developer, owner and operator of hydroelectric and other alternative energy facilities, a director of Corporate Renaissance Group, Inc., a mutual fund, a director of Omega Healthcare, Inc., a REIT, a director of Great Lakes REIT, Inc., a REIT that owns and operates office buildings, and a trustee of Corporate Realty Income Trust, a REIT. He is also a member of the executive committee and The Board of Governors of the NAREIT. Prior to founding WGI, Mr. Lowenthal gained real estate and investment banking experience as a partner of Bear Stearns & Co., a managing director of A.G. Becker Paribas, Inc., and a partner in the law firm of Robinson Silverman Pearce Aronsohn & Berman.

  Gregory F. Hughes has been the Chief Financial Officer of WRP Newco since its formation in January 1997 and has been a Vice President--Chief Financial Officer of Wellsford since December 1994. From March 1993 until December 1994 he was a Vice President and Chief Accounting Officer of Wellsford. During 1992, Mr. Hughes was a controller with Jones Lang Wootton Realty Advisors, a firm that provides real estate asset management and investment consultation services. From 1985 to 1991, Mr. Hughes was a manager with Kenneth Leventhal & Company, a public accounting firm specializing in real estate and financial services. Mr. Hughes is a certified public accountant.

  David M. Strong has been a Vice President for Development of WRP Newco since its formation in January 1997 and has been a Vice President of Wellsford since July 1995. From July 1994 until July 1995 he was Acquisitions and Development Associate of Wellsford. From 1991 to 1994, Mr. Strong was President and owner of LPI Management, Inc., a commercial real estate company providing management and consulting services. From 1984 to 1991, he was a senior executive with the London Pacific Investment Group, a real estate development, investment and management firm active in Southern California and Western Canada. From 1979 to 1984, Mr. Strong was a manager with Arthur Young, a public accounting firm. Mr. Strong is a member of the Canadian Institute of Chartered Accountants.

  Rodney F. Du Bois will become a director of WRP Newco upon consummation of the Distribution and has been a trustee of Wellsford since November 1992. Mr. Du Bois also has been President and co-owner of Goshawk Corporation, which provides finance and general corporate services, since 1982. Mr. Du Bois was a founder of Mountain Cable Company, a cable TV multiple system operator, and its Chairman from 1985 until the company's sale in 1988. Previously Mr. Du Bois served as Executive Vice President and a director of C. Brewer and Co., Chairman of Alexander and Baldwin Agribusiness, Inc., a managing director of Warburg, Paribas, Becker, Inc. and a Professor of Real Estate at the Amos Tuck School of Business Administration at Dartmouth College.

  Mark S. Germain will become a director of WRP Newco upon consummation of the Distribution and has been a trustee of Wellsford since November 1992. Currently he is employed by Olmstead Group L.L.C., which is a consultant to biotechnology and other high technology companies. Mr. Germain also serves as a board member of several privately held biotechnology companies. Previously, from 1990 to 1994, Mr. Germain was employed by D. Blech & Company, Incorporated, a merchant bank. From 1986 to 1989, he was President and Chief Operating Officer of The Vista Organization, Ltd., and from 1989 to 1990, its President and Chief Executive Officer. Mr. Germain was a partner in a New York law firm prior to 1986.


  Frank J. Hoenemeyer will become a director of WRP Newco upon consummation of the Distribution and has been a trustee of Wellsford since November 1992. Mr. Hoenemeyer also currently serves as a director of American International Group, Inc., Mitsui Trust Bank (U.S.A.), W.P. Carey Advisors, Inc. and Carey Fiduciary Advisors, Inc. (subsidiaries of W.P. Carey & Co., Inc.) and ARIAD Pharmaceuticals, Inc. and as Vice Chairman of the Investment Committee of W.P. Carey & Co., Inc. From 1947 to 1984, he was employed by The Prudential Insurance Company of America where he served as Vice Chairman and Chief Investment Officer prior to his retirement.

  Frank J. Sixt will become a director of WRP Newco upon consummation of the Distribution and has been a trustee of Wellsford since November 1992. Mr. Sixt also currently serves as an executive director of Cheung Kong (Holdings) Limited, Cheung Kong Infrastructure Holdings Limited and Hutchinson Whampoa Limited Group of Companies. He also serves as a director of Husky Oil Limited, Concord Property and Financial Company Limited and World Financial Properties Limited. He is also a director of and Chairman of the Executive Committee of the Board of Directors of Gordon Capital Corporation. Previously, from 1987 to 1990, Mr. Sixt was a partner in the law firm of Stikeman Elliot.

  For a biographical description of Douglas J. Crocker II, see "Management and Operation of the Surviving Trust After the Merger--Trustees and Executive Officers."

KEY EMPLOYEE

  Richard R. Previdi has been active in seeking to acquire commercial properties on behalf of WRP Newco and its predecessor since September, 1996. From May 1994 until June 1996, he was a managing director of Emmes & Company, a real estate investment company. From April 1990 until May 1994, Mr. Previdi was a managing director of Trammell Crow N.E., Inc., and Chief Executive Officer of that company's Northern Virginia Commercial Division. Previously, from October 1985 until April 1990, he was first a marketing principal, and later a partner, of Trammell Crow Company. From October 1982 until October 1985, Mr. Previdi was a manager with Arthur Young and Company, a public accounting firm.

COMPENSATION OF DIRECTORS

  WRP Newco will pay to each of its directors who are not employees of WRP Newco (i) an annual fee of $16,000, payable quarterly in shares of WRP Newco Common, and (ii) a fee of $2,250 payable in cash for each regular quarterly Board of Directors meeting at which such director is present in person or by telephone. Messrs. Du Bois, Germain, Hoenemeyer and Sixt will also each receive options to purchase 42,750 shares of WRP Newco Common and Mr. Crocker will receive options to purchase 21,375 shares of WRP Newco Common, all under WRP Newco's 1997 Management Incentive Plan and each will be eligible along with other present and future directors to receive additional share options. Directors who are employees of WRP Newco will not be paid any directors' fees. In addition, WRP Newco will reimburse the directors for travel expenses incurred in connection with their activities on behalf of WRP Newco.

  WRP Newco also intends to grant options to purchase 85,500 shares of WRP Newco Common under the 1997 Management Investment Plan to each of Messrs. Lynford, Lowenthal, Hughes and Strong.

BOARD COMMITTEES

  The Board of Directors of WRP Newco will establish, following consummation of the Distribution, an Audit Committee, a Compensation Committee and an Executive Committee. The Board will not have a nominating committee or a committee performing the functions of a nominating committee; the entire Board will perform the usual functions of such committee.

  Executive Committee. The Executive Committee will consist of Messrs. Lynford, Lowenthal and Hoenemeyer. The Executive Committee has the authority to acquire, dispose of and finance investments for WRP Newco and execute contracts and agreements, including those related to the borrowing of money by WRP Newco, and generally to exercise all other powers of the directors except for those which require action by all directors or the independent directors under the Articles of Incorporation or Bylaws of WRP Newco or under applicable law.

  Compensation Committee. The Compensation Committee will consist of Messrs. Du Bois, Germain, Hoenemeyer and Sixt, none of whom are employees of WRP Newco. The Compensation Committee will review WRP Newco's compensation and employee benefit plans, programs and policies, approve employment agreements and monitor the performance and compensation of the Executive Officers and other employees.

  Audit Committee. The Audit Committee will consist of Messrs. Du Bois, Germain, Hoenemeyer and Sixt and will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve the professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, review the adequacy of WRP Newco's internal accounting controls and review related party transactions.

EXECUTIVE COMPENSATION

  WRP Newco was organized as a Maryland corporation in January, 1997. Its executive officers will not be entitled to receive any separate salary or other cash compensation from WRP Newco for any period prior to the Distribution. Prior to the Distribution, WRP Newco's executive officers will only receive compensation from Wellsford for services rendered by them to Wellsford.

  The following table sets forth certain information with respect to the Chief Executive Officer and each of the other executive officers of WRP Newco (collectively, the "Executive Officers") whose cash compensation from WRP Newco is expected to exceed $100,000 on an annualized basis during the fiscal year ending December 31, 1997, and all executive officers as a group.

                                                                                             CASH
       NAME OF INDIVIDUAL OR NUMBER IN GROUP             CAPACITIES IN WHICH SERVE       COMPENSATION
       -------------------------------------             -------------------------       ------------
   Jeffrey H. Lynford............................  Chairman of the Board and Secretary     $275,000
   Edward Lowenthal..............................  President and Chief Executive Officer   $275,000
   Gregory F. Hughes.............................  Chief Financial Officer                 $175,000
   David M. Strong...............................  Vice President for Development          $125,000
   All executive officers as a group (consisting
    of the four persons named above).............                                          $850,000

  For information regarding options to purchase shares of WRP Newco Common to be granted to executive officers and directors, see "--Compensation of Directors".

EMPLOYMENT AGREEMENTS

  WRP Newco will enter into employment agreements with Messrs. Lynford and Lowenthal (the "Senior Executives"), pursuant to which Mr. Lynford will serve as the Chairman of the Board of WRP Newco and Mr. Lowenthal will serve as its President and Chief Executive Officer. WRP Newco will also enter into employment agreements with Messrs. Hughes and Strong. The employment agreements with Messrs. Lynford and Lowenthal will expire on December 31, 2002, and the employment agreements with Messrs. Hughes and Strong will expire two years from the Effective Time.

  Each of the employment agreements is automatically extended for additional one-year periods unless either the Executive Officer or WRP Newco gives prior notice not to extend the employment agreement, as specified in the agreement.

  Pursuant to the employment agreements, each of the Executive Officers is also entitled to incentive compensation to be determined by the Compensation Committee. Mr. Hughes is entitled to incentive compensation equal to at least 50% of his annual base salary.

  In the event that either of the Senior Executives dies during the term of his employment agreement, or if WRP Newco elects to terminate his employment agreement as a result of the Senior Executive's total disability, WRP Newco is required to pay additional compensation for the longer of 36 months after such termination or for the remaining term of his agreement at the rate of his then annual base salary.

  Following a "change in control of the Company" (as defined in the agreements), if a Senior Executive's employment agreement is terminated (a) by WRP Newco, other than for "proper cause" (as defined in the agreements) or death or disability or (b) by the Senior Executive, then in either case the Senior Executive shall be entitled to receive a lump sum cash payment generally equal to the sum of (i) the amount of compensation that he would have been entitled to had the agreement not been so terminated and (ii) 299% of his average annual compensation of every type and form includible in gross income received during the three year period preceding the calendar year in which employment is terminated. The Senior Executives are also entitled to reimbursement of income taxes on certain non-cash taxable income resulting from a change in control of WRP Newco, including taxable income resulting from accelerated loan forgiveness or vesting of restricted shares or options. In addition, each Senior Executive is entitled to receive an additional sum to cover certain resulting income and excise tax liabilities that may be incurred on all of the foregoing.

  The employment agreements with the Senior Executives will indemnify and hold harmless the Senior Executives for any income and excise tax liabilities that arise from any benefits described in this Joint Proxy Statement/Prospectus/Information Statement and are not otherwise provided for in the payments to be made to them by the Surviving Trust on the date of the Merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee will consist of five independent directors of WRP
Newco: Rodney F. Du Bois, Mark S. Germain, Frank J. Hoenemeyer and Frank J. Sixt, none of whom is, or has been, an officer or employee of WRP Newco.

                      PRINCIPAL STOCKHOLDERS OF WRP NEWCO

  The following table sets forth information regarding the beneficial ownership of WRP Newco Common by each person anticipated by WRP Newco to be the beneficial owner of more than 5% of WRP Newco Common, by each director or proposed director of WRP Newco, by certain executive officers of WRP Newco and by all directors, proposed directors and executive officers of WRP Newco as a group after giving effect to the Distribution, the Merger and certain other transactions described herein (excluding the Additional Share Offering). Each person named in the table has sole voting and investment power with respect to all WRP Newco Common shown as beneficially owned by such person.

   NAME AND ADDRESS OF BENEFICIAL         AMOUNT AND NATURE OF
   OWNER(1)                               BENEFICIAL OWNERSHIP PERCENT OF CLASS
   ------------------------------         -------------------- ----------------
   Jeffrey H. Lynford(2).................        622,529            11.50%
   Edward Lowenthal(2)...................        626,605            11.58%
   Gregory F. Hughes(3)..................        202,074             3.99%
   David Strong(4).......................        130,487             2.61%
   Rodney F. Du Bois(5)..................         44,500               *
    32 Rip Road
    Hanover, New Hampshire 03755
   Mark S. Germain(6)....................        110,858             2.24%
    Olmsted Road
    Scarsdale, New York 10583
   Frank J. Hoenemeyer(5)................         43,683               *
    7 Harwood Drive
    Madison, New Jersey 07940
   Frank J. Sixt(6)......................         81,265             1.64%
    c/o Cheung Kung (Holdings), Ltd.
    Ching Building, 18-22 Floors
    29 Queen's Road Central
    Hong Kong
   Douglas J. Crocker II(7)..............         21,375               *
    c/o Equity Residential Properties
     Trust
    Two North Riverside Plaza
    Chicago, Illinois 60606
   ERP Operating Limited Partnership.....        334,062(8)          7.22%
    Two North Riverside Plaza
    Chicago, Illinois 60606
   All directors, proposed directors
    and executive officers as a group (9
    persons).............................      1,883,376            28.82%

-------
 * Less than 1.0%

(1) Unless otherwise indicated, the address of each person is c/o Wellsford Real Properties, Inc., 610 Fifth Avenue, New York, New York 10020.

(2) Includes 538,205 shares of WRP Newco Common issuable upon the exercise of options, all of which will be either issued or amended as of the Effective Time, and none of which will be exercisable as of the Effective Time. Options to purchase 452,705 of these shares represent replacement options for Wellsford share options having exercise prices ranging from $18.94 to $26.375.

(3) Includes 188,105 shares of WRP Newco Common issuable upon the exercise of options, all of which will either be issued or amended as of the Effective Time, and none of which will be exercisable as of the Effective Time. Options to purchase 102,605 of these shares represent replacement options for Wellsford share options having exercise prices ranging from $18.94 to $29.375.

(4) Includes 126,126 shares of WRP Newco Common issuable upon the exercise of options, all of which will either be issued or amended as of the Effective Time, and none of which will be exercisable as of the Effective Time. Options to purchase 40,626 of these shares represent replacement options for Wellsford share options having exercise prices ranging from $18.94 to $22.50.

(5) Includes 42,750 shares of WRP Newco Common issuable upon the exercise of options, all of which will either be issued or amended as of the Effective Time and will then be immediately exercisable.

(6) Includes 81,265 shares of WRP Newco Common issuable upon the exercise of options, all of which will either be issued or amended as of the Effective Time and will then be immediately exercisable.

(7) Includes 21,375 shares of WRP Newco Common issuable upon exercise of options, all of which will be issued as of the Effective Time and will then be immediately exercisable. Excludes 334,062 shares of WRP Newco Common (estimated) to be issued to ERP Operating Partnership pursuant to the Stock Purchase Agreement. Mr. Crocker is President and Chief Executive Officer of EQR, the general partner of ERP Operating Partnership, and disclaims beneficial ownership of such shares.

(8) Estimated number of shares of WRP Newco Common to be issued to ERP Operating Partnership pursuant to the Stock Purchase Agreement.

                       WRP NEWCO'S CERTAIN TRANSACTIONS

  The contracts to purchase Chatham, the Point View office complex and Greenbrook were transferred to WRP Newco by an entity ("Wellsford Commercial") of which Messrs. Lynford and Lowenthal, the wife of Mark Germain who will be a director of WRP Newco, and three unaffiliated parties are owners, for shares of WRP Newco Common having an aggregate value of approximately $2.25 million and WRP Newco's agreement to repay a $1.0 million advance used for the down payment on the Point View office complex. The number of shares of WRP Newco Common issued to Wellsford Commercial was approximately 225,000, subject to adjustment based upon the Issuance Price. Upon liquidation of Wellsford Commercial, Mr. Lynford, Mr. Lowenthal and the wife of Mark Germain will each receive approximately 16.4%, 16.4% and 13.8%, respectively, of the shares of WRP Newco Common to be issued to Wellsford Commercial, and the other three unaffiliated owners will receive the remainder of the shares. The aggregate purchase price for these commercial properties paid by WRP Newco is approximately $47.6 million, including the approximately $2.25 million referred to above. The above transfers to WRP Newco, along with the Contribution and the purchase of stock by ERP Operating Partnership under the Stock Purchase Agreement, are being made as part of a single plan intended to qualify as a tax-free transaction.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

OVERVIEW

  The following discussion should be read in conjunction with the Wellsford Real Properties Inc. (Predecessor) (the "Company") financial statements contained herein.

RESULTS OF OPERATIONS

  The Company's operations during the year ended December 31, 1996 consisted of owning a mortgage note receivable, upon which the Company earned $757,000 of interest income, and developing two multifamily communities located in a suburb of Denver, Colorado with a total of 760 units under development.

LIQUIDITY AND CAPITAL RESOURCES

  The Company expects to meet its short-term liquidity requirements generally through its working capital and cash flow provided by operations. The Company considers its ability to generate cash to be adequate and expects it to continue to be adequate to meet operating requirements both in the short and long terms.

  The Company expects to meet its long-term liquidity requirements such as refinancing mortgages, financing acquisitions and development, and financing capital improvements and debt and equity investments in real estate companies by long-term borrowings, through the issuance of debt and the offering of additional debt and equity securities.

  The Company has received a commitment from the Bank of Boston and Morgan Guaranty that they will provide a $50 million credit facility, subject to customary conditions, which would be available to fund acquisitions, debt and equity investments, development, capital expenditures, repayment of indebtedness and related expenditures. The Company expects to obtain this credit facility concurrently with the closing of the Merger and Distribution. The commitment received is subject to customary conditions and documentation.

  In December 1995, the Company marketed and sold $14.8 million of tax-exempt bonds to fund construction at Palomino Park. The bonds have a variable rate of interest and a term of 40 years. At December 31, 1996, $5.5 million of the bond proceeds were being held in escrow pending their use for the funding of development.

  In July 1996, the Company originated the Sonterra Loan. The Sonterra Loan bears interest at 9% per annum and matures in July 1999. The Company also has the exclusive option to purchase the community for $20.5 million through December 1997 and for $21 million during 1998.

                        REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees of Wellsford Residential Property Trust and Subsidiaries

  We have audited the accompanying combined balance sheets of the Predecessor to Wellsford Real Properties, Inc. (the "Company") as of December 31, 1996 and 1995, and the related combined statements of income and equity for the year ended December 31, 1996, and cash flows for the year ended December 31, 1996 and for the period from March 22, 1995 (the date the assets were acquired and liabilities incurred) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As described in Note 1, no operating revenues or expenses were incurred in the period from March 22, 1995 through December 31, 1995. Accordingly, the statement of income for the period ended December 31, 1995 has been omitted.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 1996 and 1995, and the combined results of its operations for the year ended December 31, 1996 and its cash flows for the year ended December 31, 1996 and for the period from March 22, 1995 to December 31, 1995, in conformity with generally accepted accounting principles.

                                      /s/ Ernst & Young LLP
                                      -----------------------------------------
                                       Ernst & Young LLP

New York, New York
February 28, 1997

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
ASSETS
Construction in process...............................   $21,306      $ 7,955
Restricted cash.......................................     5,520       10,414
Mortgage note and interest receivable.................    17,934            0
                                                         -------      -------
  Total Assets........................................   $44,760      $18,369
                                                         =======      =======
LIABILITIES AND EQUITY
Tax exempt mortgage note payable......................   $14,755      $14,755
                                                         -------      -------
  Total Liabilities...................................    14,755       14,755
                                                         -------      -------
Commitments and contingencies.........................       --           --
Equity................................................    30,005        3,614
                                                         -------      -------
  Total Equity........................................    30,005        3,614
                                                         -------      -------
  Total Liabilities and Equity........................   $44,760      $18,369
                                                         =======      =======



                            See accompanying notes.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                    COMBINED STATEMENT OF INCOME AND EQUITY
                                 (IN THOUSANDS)

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
Interest income....................................................   $   757
                                                                      -------
Net income.........................................................       757
                                                                      -------
Equity, January 1, 1996............................................     3,614
Contributions......................................................    25,634
                                                                      -------
Equity, December 31, 1996..........................................   $30,005
                                                                      =======



                            See accompanying notes.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  PERIOD FROM
                                                      YEAR ENDED  MARCH 22 TO
                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1995
                                                     ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..........................................   $    757     $      0
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Decrease (increase) in assets:
    Debt service reserve............................      4,894        4,341
    Interest receivable.............................       (134)           0
                                                       --------     --------
  Net cash provided by operating activities.........      5,517        4,341
                                                       --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in real estate assets...................    (13,351)      (7,955)
Investment in mortgage note receivable..............    (17,800)           0
                                                       --------     --------
  Net cash (used) in investing activities...........    (31,151)      (7,955)
                                                       --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from tax exempt mortgage note payable......          0       14,755
Funding of restricted cash accounts.................          0      (14,755)
Equity contributions................................     25,634        3,614
                                                       --------     --------
  Net cash provided by financing activities.........     25,634        3,614
                                                       --------     --------
Net increase (decrease) in cash and cash
 equivalents........................................          0            0
Cash and cash equivalents, beginning of period......          0            0
                                                       --------     --------
Cash and cash equivalents, end of period............   $      0     $      0
                                                       ========     ========
Cash paid during the period for interest............   $    663     $    335


                            See accompanying notes.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                    NOTES TO COMBINED FINANCIAL STATEMENTS


(1) ORGANIZATION AND BASIS OF PRESENTATION

  Wellsford Real Properties, Inc. ("WRP Newco"), a C corporation formed on January 8, 1997, is a wholly owned subsidiary of Wellsford Residential Property Trust ("Wellsford"). On January 16, 1997 Wellsford announced its intention to merge with Equity Residential Properties Trust ("EQR"). Immediately prior to the Merger, Wellsford intends to contribute certain of its assets to WRP Newco and have WRP Newco assume certain liabilities of Wellsford. Immediately after the contribution of assets to WRP Newco and immediately prior to the Merger, Wellsford intends to distribute to its common shareholders all the outstanding shares of WRP Newco owned by Wellsford. The common shareholders of Wellsford will receive one common share of WRP Newco for each four common shares of Wellsford owned.

  The accompanying combined financial statements of the predecessor to WRP Newco (the "Company") include the assets and liabilities to be contributed and assumed by WRP Newco from the time the assets and liabilities were acquired or incurred, respectively, by Wellsford or the majority owned or controlled subsidiary of Wellsford. Such financial statements have been prepared using the historical basis of the assets and liabilities and historical results of operations related to the Company's assets.

  For the purpose of the Company, the assets were acquired and liabilities incurred beginning on March 22, 1995. During the period from March 22, 1995 through December 31, 1996 the Company was principally involved in the initial phase of construction development activities with no operating revenues or expenses incurred. Accordingly, the income statement for the period ended December 31, 1995 has been omitted. The Company has earned interest income on the Sonterra Mortgage (see Note 4) during the year ended December 31, 1996.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination. All significant intercompany transactions between Wellsford and the majority owned or controlled subsidiaries relating to the assets and liabilities that are to be contributed or assumed by WRP Newco have been eliminated in combination.

  Income Recognition. Residential communities are leased under operating leases with terms generally one year or less; rental revenue is recognized monthly as it is earned.

  Commercial properties are leased under operating leases; rental revenue is recognized on a straight-line basis over the terms of the leases.

  Cash and Cash Equivalents. The Company considers all demand and money market accounts and short term investments in government funds with an original maturity of three months or less to be cash and cash equivalents.

  Real Estate and Depreciation. Costs directly related to the acquisition and improvement of real estate are capitalized, including interest expense incurred during and related to construction and including all improvements identified during the underwriting of a property acquisition.

  Depreciation is computed over the expected useful lives of depreciable property on a straight line basis, principally 40 years for buildings and improvements and 5 to 12 years for furnishings and equipment.

  The Company has adopted Statement of Financial Accounting Standard ("SFAS") 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and that long-lived assets to be disposed of be measured at the lower of carrying amount or net realizable value. The adoption of SFAS 121 has not had an impact on the Company's combined financial position or results of operations.

  Mortgage Note Receivable Impairment. The Company considers a note impaired if, based on current information and events, it is probable that all amounts due under the note agreement are not collectable. Impairment is measured based upon the fair value of the underlying collateral. No impairment has been recorded through December 31, 1996.

  Financing Costs. Financing and refinancing costs are capitalized and amortized over the term of the related loan under the interest method. Credit facility fees are capitalized and amortized over the term of the commitment on a straight-line basis.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

  Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) RESTRICTED CASH

  Restricted cash primarily consists of the remaining proceeds from the Palomino Park tax-exempt mortgage note (Note 5) which are restricted in their use to construction costs and capitalized interest related to the Palomino Park development project (Note 4).

(4) MULTIFAMILY COMMUNITIES AND MORTGAGE NOTE RECEIVABLE

  The Company holds a $17.8 million mortgage on a 344 unit, newly constructed community in Tucson, Arizona known as Sonterra at Williams Centre (the "Sonterra Mortgage"). The Sonterra Mortgage was originated in July 1996, bears interest at 9% per annum and matures in July 1999. The Company also has the exclusive option to purchase the community for $20.5 million through December 1997 and $21 million during 1998. Interest receivable of $0.1 million is included in the December 31, 1996 balance. The fair market value of the Company's mortgage note receivable, estimated by using a discounted cash flow analysis, approximates the carrying amount. In connection with the Sonterra Mortgage, a $0.2 million origination fee was paid to Wellsford by the borrower.

  The Company currently has two multifamily projects under development in a suburb of Denver, Colorado, totaling 760 apartment units (collectively, the "Development Communities"). The Development Communities are the first of five communities at Palomino Park, a 1,880 unit master-planned, security controlled apartment/townhome community. The Company has the option to develop phases three through five, but is not obligated to do so. The 181.8 acre master site surrounds an amenity-filled, 24 acre park and an approximately 29,000 square foot recreational center to be shared by all phases. The Development Communities are being constructed pursuant to fixed-price contracts, with a local developer, and are estimated to cost approximately $76.1 million in total, including certain development and incentive fees payable to the developer. The Company is committed to purchase 100% of the Development Communities upon completion and the achievement of certain occupancy levels. At December 31, 1996 the Company had invested $21 million related to the land for the Development Communities, the recreation center and general infrastructure work. A portion of such infrastructure will become the property of certain local governmental entities at the date of completion and retirement of the tax-exempt mortgage note payable described in Note 5. In addition, approximately $21.8 million was outstanding at December 31, 1996 on a construction loan to the developer, which the Company would repay upon purchase assuming completion and achievement of certain occupancy levels. During the periods ended December 31, 1996, and December 31, 1995, respectively, the Company capitalized $0.7 million and $0.3 million of interest to the Development Communities. The Company expects to fund the construction of its Development Communities from its working capital and with proceeds from a credit facility and a $14.8 million tax-exempt mortgage note (Note 5).

  Subsequent to December 31, 1996, the Company entered into contracts on five commercial office properties for $47.6 million in aggregate, and has closed on four of the properties. The purchase prices for these commercial properties include approximately $2.25 million in value of shares of WRP Newco Common to be issued to an entity in consideration for the assignment of the purchase contracts entered into by such entity. Upon liquidation of such entity, each of the Chairman of the Board and President of Wellsford, Messrs. Lynford and Lowenthal, will receive approximately 16.4% of such shares, and the wife of Mark Germain, a trustee of Wellsford, will receive approximately 13.8% of such shares. Each are owners of such entity.

  Greenbrook Corporate Center ($23.7 million) is a Class A, three-story office building with a 35 foot atrium, located in Fairfield, NJ, and comprising approximately 190,000 rentable square feet. It is situated on a 20 acre developed site with 7 acres of additional, contiguous undeveloped land.

  Point View ($15.8 million) consists of 194 acres containing two office buildings, totaling approximately 560,000 square feet, an adjacent 10-acre undeveloped site, and a central utility plant located in Wayne, NJ. The site is currently undergoing a major renovation. The purchase of this building was closed in February 1997.

  1700 Valley Road ($1.0 million) is a Class B+, two-story vacant office building located in Wayne, NJ and comprising approximately 70,600 square feet. It is situated on a nine acre site. The purchase price of this building was closed in February 1997.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

  1800 Valley Road ($2.0 million) is a Class B+, two-story vacant office building located in Wayne, NJ and comprising approximately 54,800 square feet. It is situated on a 14 acre site. The purchase of this building was closed in February 1997.

  The Chatham Building ($5.1 million) is a three-story office building located in Chatham, NJ and comprising approximately 65,000 square feet. The site is currently undergoing a major renovation. The purchase of this building was closed in January 1997.

(5) TAX EXEMPT MORTGAGE NOTES PAYABLE

  At December 31, 1996 and 1995, the Company had $14.8 million of tax exempt mortgage notes payable outstanding. The Company's tax exempt mortgage note payable is secured by certain infrastructure at the Company's Palomino Park development and bears interest-only payments at a variable rate (which approximates the Standard & Poor's/J.J. Kenney index for short-term high grade tax-exempt bonds, currently 3.65%) until it matures in December 2035.

  The tax-exempt mortgage note payable is security for tax-exempt bonds which are backed by a letter of credit from a AAA rated financial institution. Wellsford has guaranteed the reimbursement of the financial institution in the event that the letter of credit is drawn upon. It is anticipated that as a result of the Merger, this guaranty will be replaced by the guarantees of WRP Newco and EQR. These bonds require the Company to obtain the approval of both the trustee, as defined in the bond documents, and the above mentioned financial institution for transactions such as those anticipated in connection with the Merger and Distribution. The Company expects to receive such approvals.

  The fair market value of the variable rate tax exempt mortgage note is considered to be the carrying amount.

(6) COMMITMENTS AND CONTINGENCIES

  WRP Newco will enter into employment agreements with certain of its officers. Such agreements will be for terms which expire between 1999 and 2002, and will provide for aggregate annual base salaries of $0.8 million, $0.8 million and $0.6 million in 1997, 1998 and 1999 through 2002, respectively. The Company is obligated under an operating lease covering its corporate headquarters for $0.2 million in 1997, $0.2 million in 1998, and $0.2 million in 1999, plus certain operating expense escalations.

  As a commercial real estate owner, the Company is subject to potential environmental costs. The Company's Point View site contains asbestos containing materials ("ACMs"); upon acquisition of the property, the Company intends to proceed with the removal of all ACMs in such property which is anticipated to cost $3.5 million. At this point in time, management of the Company is not aware of any environmental concerns that would have a material adverse effect on the Company's financial position or future results of operations except as just described.

  In 1997 WRP Newco will adopt a defined contribution savings plan pursuant to
Section 401 of the Internal Revenue Code. Under such a plan there are no prior service costs. All employees will be eligible to participate in the plan after one year of service. Employer contributions will be made based on a discretionary amount determined by WRP Newco's management. Employer contributions, if any, will be based upon the amount contributed by an employee.

  The Company will lend $20 million of an $80 million subordinated mezzanine loan to entities which own the equity interests (the "Equity Interests") in the owner of a 52-story approximately 1.74 million sq. ft. Class A office building located at 277 Park Avenue, New York City (the "277 Park Loan"). The loan will be secured primarily by the pledge of the Equity Interests. The 277 Park Loan will be due in April 2007 and will bear interest at the rate of approximately 11.75% per annum.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                      PRO FORMA COMBINED INCOME STATEMENT

                     FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

  During the period from January 1, 1996 to March 31, 1997, Wellsford Real Properties, Inc. (Predecessor) (the "Company") acquired a mortgage note receivable, committed to originate a mortgage receivable, purchased four commercial office properties, and contracted to purchase one additional commercial office property. One of the commercial office properties, the Greenbrook Corporate Center, is currently occupied.

  This unaudited Pro Forma Combined Income Statement is presented as if the Company's transactions, each as referred to above, and the Merger and Distribution had been consummated on January 1, 1996, as if the mortgage receivable upon which the Company has committed to originate had been originated on January 1, 1996, and as if the commercial office properties under contract were actually purchased as of January 1, 1996. All of the pro forma adjustments shown are solely attributed to the transactions described. In the opinion of the Company's management, all adjustments necessary to reflect the effects of these transactions have been made.

  This unaudited Pro Forma Combined Income Statement is presented for comparative purposes only, and is not necessarily indicative of what the actual results of operations of the Company would have been for the period presented; nor does it purport to represent the results for future periods. This unaudited Pro Forma Combined Income Statement should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Wellsford and the Company, incorporated by reference into, and included in, this Joint Proxy Statement/Prospectus/ Information Statement, respectively.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                      PRO FORMA COMBINED INCOME STATEMENT

                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                          PRO FORMA
                                              HISTORICAL ADJUSTMENTS  PRO FORMA
                                              ---------- -----------  ---------
REVENUE
  Rental income..............................              $3,632(A)   $3,632
  Other income...............................                 250(A)      250
  Interest income............................    $757       3,195(B)    3,952
                                                 ----      ------      ------
    Total Revenue............................     757       7,077       7,834
                                                 ----      ------      ------
EXPENSES
  Property operating and maintenance.........                 852(A)      852
  Real estate taxes..........................                 428(A)      428
  Interest...................................               1,550(C)    1,550
  General and administrative.................               1,750(D)    1,750
  Depreciation...............................                 510(E)      510
  Property management........................                 181(A)      181
                                                 ----      ------      ------
    Total Expenses...........................       0       5,271       5,271
                                                 ----      ------      ------
Income before income taxes...................    $757      $1,806       2,563
                                                 ====      ======
Provision for income taxes...................                           1,047(F)
                                                                       ------
Net income...................................                          $1,516
                                                                       ======
Net income per common share..................                          $ 0.31(G)
                                                                       ======
Weighted average common shares outstanding...                           4,900(G)
                                                                       ======

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

            NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                               DECEMBER 31, 1996

(A) Represents historical operating revenues and expenses of Greenbrook Corporate Center, which was acquired in January 1997, for the year ended December 31, 1996. The Company's other four commercial properties are currently vacant.

(B) Represents interest income from the Sonterra Loan for the period from January 1, 1996 to the date of origination (July 10, 1996), plus interest on the 277 Park Loan for one year ($20 million at approximately 11.75%).

(C) Represents interest expense on the $20 million credit facility draw used to fund the 277 Park Loan, at 7.75%.

(D) Represents the estimated general and administrative costs of WRP Newco for one year.

(E) Represents depreciation on Greenbrook Corporate Center for the year ended December 31, 1996 utilizing a 40 year estimated useful life.

(F) Represents provision for federal and state income taxes at rates of 35% and 9%, respectively.

(G) Represents the aggregate of the shares of WRP Newco Common issued in connection with the Distribution (one share for every four shares of Wellsford Common), the 225,000 shares to be issued in connection with the acquisition of the commercial properties, and 350,000 shares (estimated) of WRP Newco Class A Common to be purchased by ERP Operating Partnership for $3.5 million.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                       PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1996
                                (IN THOUSANDS)
                                  (UNAUDITED)

  This unaudited Pro Forma Combined Balance Sheet is presented as if the Merger, Contribution and Distribution and the proposed credit facility agreement with Bank of Boston and Morgan Guaranty had been consummated on December 31, 1996, the mortgage receivable to be originated had been originated on December 31, 1996 and the commercial office properties purchased by, or under contract with, Wellsford Real Properties, Inc. (Predecessor) (the "Company") had been purchased on December 31, 1996, utilizing proceeds from the Merger and Contribution and a draw from the credit facility. All of the assets and liabilities of the Company which are being transferred to the Company in connection with the Merger, Contribution and Distribution are recorded at their respective historical costs.

  This unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only, and is not necessarily indicative of what the actual financial position of the Company would have been at December 31, 1996; nor does it purport to represent the future financial position of the Company. This unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Wellsford and the Company, incorporated by reference into, and included in, this Joint Proxy Statement/Prospectus/ Information Statement, respectively.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

                        PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                          PRO FORMA
                                              HISTORICAL ADJUSTMENTS   PRO FORMA
                                              ---------- -----------   ---------
ASSETS
Real estate assets, at cost:
  Land.......................................  $     0    $  6,720     $  6,720
  Buildings and improvements.................               38,080       38,080
                                               -------    --------     --------
                                                     0      44,800       44,800
  Construction in process....................   21,306                   21,306
                                               -------    --------     --------
                                                21,306      44,800       66,106
  Property held for sale.....................                2,800        2,800
                                               -------    --------     --------
                                                21,306      47,600(A)    68,906
Cash and cash equivalents....................                  832(B)       832
Restricted cash..............................    5,520                    5,520
Mortgage notes and interest receivable.......   17,934      20,000(C)    37,934
                                               -------    --------     --------
  Total Assets...............................  $44,760    $ 68,432     $113,192
                                               =======    ========     ========
LIABILITIES AND EQUITY
Liabilities:
  Tax exempt mortgage note payable...........  $14,755                 $ 14,755
  Credit facility............................             $ 45,000(D)    45,000
                                               -------    --------     --------
  Total Liabilities..........................   14,755      45,000       59,755
                                               -------    --------     --------
Commitments and contingencies................      --          --           --
Minority Interest............................                2,328(E)     2,328
Equity:
  Equity.....................................   30,005     (30,005)           0
  Common stock, $.01 par value per share,
   4,899,965 shares issued and outstanding as
   adjusted..................................       49                       49
  Paid in capital in excess of par value.....               51,060       51,060
                                               -------    --------     --------
  Total Equity...............................   30,005      21,104(F)    51,109
                                               -------    --------     --------
  Total Liabilities and Equity...............  $44,760    $ 68,432     $113,192
                                               =======    ========     ========

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1996

(A) Reflects the acquisition of five commercial office properties, previously acquired or currently under contract for $47.6 million summarized as follows:

                                                                                          PURCHASE
                                                                  PURCHASE                 PRICE &
                                                                   PRICE                   PLANNED
                                            SQUARE    PURCHASE      PER       PLANNED       IMPR.    ACTUAL/SCHEDULED
               NAME             LOCATION    FOOTAGE     PRICE     SQ. FT.  IMPROVEMENTS  PER SQ. FT.   CLOSING DATE
               ----             --------    -------   --------    -------- ------------- ----------- ----------------
     Point View.............. Wayne, NJ     560,000 $15.8 million   $ 28   $ 9.1 million    $ 44      February 1997
     Chatham Building........ Chatham, NJ    65,000   5.1 million     78     3.1 million     126      January 1997
     Greenbrook Corp. Ctr.... Fairfield, NJ 190,000  23.7 million    125     0.5 million     127      April 1997
     1700 Valley Road........ Wayne, NJ      70,600   1.0 million     14     0.2 million      17      February 1997
     1800 Valley Road........ Wayne, NJ      54,800   2.0 million     36     0.8 million      51      February 1997
                                            ------- -------------          -------------
                                            940,400  47.6 million          $13.7 million

  Greenbrook Corporate Center is currently in operation. The Company's other four commercial properties are currently vacant. The purchase price of $47.6 million is being funded with $20.4 million of cash-on-hand, $25.0 million of proceeds from the credit facility, and the balance from the issuance of approximately 225,000 shares of WRP Newco Common, each of which is described below.

(B) Reflects the net cash effect of the following transactions (in thousands):

   .Cash contribution to WRP Newco at Contribution.................... $ 17,732
   .ERP Operating Partnership's purchase of WRP Newco Common..........    3,500
   .Acquisition of properties.........................................  (20,400)
                                                                       --------
                                                                       $    832
                                                                       ========

(C) Represents the 277 Park Loan, a $20 million portion of an $80 million subordinated mezzanine loan bearing interest at approximately 11.75% per annum.

(D) Represents draws on the credit facility to fund acquisitions and the 277 Park Loan.

(E) Represents ERP Operating Partnership's 20% minority interest in Palomino Park, which has been combined in the Company's Pro Forma Combined Balance Sheet.

(F) Represents the aggregate of the shares of WRP Newco Common issued in connection with the Distribution (one share for every four shares of Wellsford Common), the approximately 225,000 shares to be issued in connection with the acquisition of the commercial properties, and the 350,000 shares (estimated) of WRP Newco Class A Common to be purchased by ERP Operating Partnership for $3.5 million.

                   DESCRIPTION OF CAPITAL STOCK OF WRP NEWCO

  The following summary of the terms of WRP Newco's stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, WRP Newco's Charter and Bylaws, copies of which are exhibits to the registration statement on Form 10 filed by WRP Newco. See "Additional Information."

GENERAL

  The Charter of WRP Newco (the "Newco Charter") authorizes up to 200,000,000 shares of Common Stock, par value $.01 per share. The Board of Directors may reclassify any unissued shares of stock in one or more classes or series of stock. Upon completion of the Distribution and the other transactions to be entered into upon consummation of the Merger, there will be 4,899,965 shares of WRP Newco Common issued and outstanding (excluding the Additional Share Offering) and 350,000 shares (estimated) of WRP Newco Class A Common issued and outstanding. The Board of Directors has also authorized the issuance of up to 2,000,000 shares of WRP Newco Series A Preferred of which 1,000,000 shares are subject to issuance pursuant to the Stock Purchase Agreement and 1,000,000 shares are subject to issuance pursuant to WRP Newco's right to pay dividends on the WRP Newco Series A Preferred by the issuance of additional shares of WRP Newco Series A Preferred. In addition, up to 1,750,000 shares of WRP Newco Common have been reserved for issuance under WRP Newco's 1997 Management Incentive Plan, subject to approval of the Wellsford Common Shareholders. See "Approval of WRP Newco's 1997 Management Incentive Plan."

  WRP Newco also intends to issue up to approximately 10,000,000 shares of WRP Newco Common, excluding any over-allotment option, if any, in connection with WRP Newco's Additional Share Offering upon which the shareholders of Wellsford are being asked to vote. See "Approval of WRP Newco Additional Share Offering."

  At present, there is no established trading market for the WRP Newco Common. WRP Newco has applied for listing of the WRP Newco Common on the ASE under the symbol "WRP." The United States Trust Company of New York will act as transfer agent and registrar of the WRP Newco Common.

  Under Maryland law, stockholders generally are not liable for the corporation's debts and obligations.

  WRP Newco intends to furnish to its stockholders an annual report containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

COMMON STOCK

  All shares of WRP Newco Common to be issued in connection with the Distribution and the other transactions to be entered into upon consummation of the Merger have been duly authorized, and will be fully paid, validly issued and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of shares of WRP Newco Common are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of WRP Newco out of assets legally available therefor and to share ratably in the assets of WRP Newco legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of WRP Newco and payment of liquidation preferences to holders of preferred stock.

  Each outstanding share of WRP Newco Common entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that, except with respect to the director elected by the holders of the WRP Newco Class A Common, the holders of a majority of the outstanding shares of WRP Newco Common can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. See "--Class A Common Stock."

  Holders of shares of WRP Newco Common have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of WRP Newco. Except for the rights of WRP Newco Class A Common described below, shares of WRP Newco Common will have equal dividend, liquidation and other rights.

  Under the MGCL, a Maryland corporation generally may not dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Newco Charter provides for approval of consolidations, share exchanges, mergers in which WRP

Newco is the successor, and amendments to the charter (except amendments to the provisions relating to the classification and removal of directors or any amendment reducing supermajority voting requirements) by the affirmative vote of holders of shares entitled to cast a majority of the votes entitled to be cast on the matter.

PREFERRED STOCK

  The Newco Charter authorizes the Board of Directors to issue preferred stock in one or more series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of WRP Newco that might involve a premium price for holders of WRP Newco Common or otherwise be in their best interest.

CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

  The Newco Charter authorizes the Board of Directors to classify or reclassify any unissued stock by setting or changing the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any of such shares.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

  WRP Newco believes that the power of the Board of Directors to issue additional authorized but unissued shares of WRP Newco Common and to reclassify any unissued shares of WRP Newco Common and thereafter to cause WRP Newco to issue such reclassified shares of stock will provide WRP Newco with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the WRP Newco Common, will be available for issuance without further action by WRP Newco's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which WRP Newco's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize WRP Newco to issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control of WRP Newco that might involve a premium price for holders of common stock or otherwise be in their best interest.

CLASS A COMMON STOCK

 Rights Generally.

  Each share of WRP Newco Class A Common entitles its holder to all the rights of a share of WRP Newco Common in addition to the rights described below. Holders of WRP Newco Class A Common will not have any preemptive rights to acquire other securities of WRP Newco.

 Voting Rights.

  Holders of WRP Newco Class A Common, as a class, may elect one director to the WRP Newco Board of Directors (the "Class A Director") until the longer of two years from the Closing Date or so long as (i) ERP Operating Partnership is obligated to purchase preferred stock in WRP Newco pursuant to the Stock Purchase Agreement; (ii) ERP Operating Partnership has obligations pursuant to the Agreement Regarding Palomino Park or pursuant to the Credit Enhancement Agreement; or (iii) the aggregate liquidation value of the shares of WRP Newco Series A Preferred owned by ERP Operating Partnership is greater than $10 million. The WRP Newco Class A Director may be removed without cause, only by the affirmative vote of a majority of the WRP Newco Class A Common electing such director.

  For ten years after the Effective Time, WRP Newco has the right to direct the voting of all shares of WRP Newco Class A Common owned by ERP Operating Partnership or any of its affiliates, except as to the election of the Class A Director or any matter relating to the rights, preferences and privileges of the WRP Newco Class A Common.

 Optional and Automatic Conversion.

  Holders of WRP Newco Class A Common have the right, exercisable at any time and from time to time, to convert all or any of such WRP Newco Class A Common into WRP Newco Common at a conversion rate of one share of WRP Newco Common for each share of WRP Newco Class A Common so converted, subject to adjustment. Any outstanding shares of WRP Newco Class A Common will automatically convert, at the conversion rate, into shares of WRP Newco Common upon the sale, transfer, pledge or other disposition ("Transfer") of such shares of WRP Newco Class A Common to any entity other than an affiliate of EQR or ERP Operating Partnership.

 Adjustment of Conversion Rate.

  The conversion rate in effect at any time for the WRP Newco Class A Common is subject to adjustment from time to time as follows:

  In case WRP Newco (a) reclassifies the outstanding WRP Newco Common into shares of some other class or series of shares, (b) subdivides the outstanding WRP Newco Common into a greater number of shares of WRP Newco Common or (c) combines the outstanding WRP Newco Common into a smaller number of shares of WRP Newco Common, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of WRP Newco Class A Common thereafter surrendered for conversion shall be entitled to receive the number of shares of WRP Newco Common which he would have owned immediately following such action had such WRP Newco Class A Common been converted immediately prior thereto.

 Purchase of Shares of Voting Stock in Excess of REIT Ownership Limit.

  If, an event which is undertaken or caused by WRP Newco occurs resulting in ERP Operating Partnership, EQR or any of their affiliates owning shares of WRP Newco Class A Common in excess of the REIT ownership limits (initially 9.9% of the value of the voting stock of WRP Newco), then WRP Newco will purchase such shares of WRP Newco Class A Common in excess of the REIT ownership limit at the market price thereof.

SERIES A 8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

 General.

  The Board of Directors of WRP Newco has established a series of preferred stock designated Series A 8% Convertible Redeemable Preferred Stock, par value $25.00 per share. The maximum number of authorized shares of WRP Newco
Series A Preferred is 2,000,000.

 Seniority.

  With respect to the right to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of WRP Newco, the WRP Newco Series A Preferred will rank on a parity with any other preferred stock of WRP Newco, and will rank senior to the WRP Newco Common and any other class or series of shares of stock of WRP Newco ranking, as to dividends and upon liquidation, junior to the WRP Newco Series A Preferred (collectively the "Junior Shares"). Notwithstanding the foregoing, WRP Newco may make distributions or pay dividends in WRP Newco Common or in any other shares of WRP Newco ranking junior to the WRP Newco Series A Preferred as to distribution rights and liquidation preference at any time.

 Dividends.

  The holders of WRP Newco Series A Preferred are entitled to receive, when and as declared by the WRP Newco Board of Directors out of any funds legally available therefor, dividends at the rate of $2.00 per share per year, payable in cash, except as provided below, in equal amounts quarterly on the fifteenth (or, if not a business day, the next succeeding business day) of January, April, July and October each year (each such day being called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being called a "Dividend Period"). The amount of any dividend payable for the initial Dividend Period and for any Dividend Period, shorter than a full Dividend Period shall be prorated.

  Notwithstanding the foregoing, for any 12 Dividend Periods, WRP Newco has the right to pay the dividend in additional shares of WRP Newco Series A Preferred determined by dividing the total amount of the dividend to be paid in shares by $25.00.

  In the event WRP Newco fails to pay any dividend on the WRP Newco Series A Preferred on any Quarterly Dividend Date, WRP Newco shall not pay any dividends on any other class of stock of WRP Newco other than (i) pro rata with other securities of WRP Newco ranking pari passu with the WRP Newco Series A Preferred or (ii) with Junior Shares, until such dividend on the WRP Newco Series A Preferred has been paid.

 Distributions Upon Liquidation, Dissolution or Winding Up.

  Upon the voluntary or involuntary dissolution, liquidation or winding up of WRP Newco, the holders of the WRP Newco Series A Preferred will be entitled to receive and to be paid out of the assets of WRP Newco available for distribution to its shareholders, before any payment or distribution is made on any Junior Shares, the amount of $25.00 per share of

WRP Newco Series A Preferred ("Liquidation Value"), plus any accrued and unpaid dividends thereon. If, upon any dissolution, liquidation, or winding up of WRP Newco, the amounts payable with respect to the preference value of the WRP Newco Series A Preferred and any other shares of stock of WRP Newco ranking as to any such distribution on a parity with the WRP Newco Series A Preferred are not paid in full, the holders of the WRP Newco Series A Preferred and of such other shares will share ratably in such distribution of assets of WRP Newco in proportion to the full respective preference amounts to which they are entitled.

 Redemption

  Optional Redemption. On and after the fifth anniversary of the Closing Date, WRP Newco may, at its option, redeem at any time all or any part of the outstanding WRP Newco Series A Preferred at a price per share (the "Redemption Price") equal to $25.00 per share of WRP Newco Series A Preferred, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"); provided, however, that no partial redemption of the WRP Newco Series A Preferred may be effected if after giving effect thereto the aggregate Liquidation Value of the WRP Newco Series A Preferred outstanding is less than $10,000,000. The Redemption Price and all accrued and unpaid dividends will be paid in cash; provided, however, that if
(a) a holder of WRP Newco Series A Preferred desires to convert any of its WRP Newco Series A Preferred called for redemption but such conversion would cause any direct or indirect holder which is classified as a REIT under Section 856 of the Code, to own, directly or indirectly, more than 9.9% of the outstanding voting stock of WRP Newco or would otherwise cause any direct or indirect holder of such outstanding voting stock to lose its status as a REIT under the Code, and (b) such holder has so notified WRP Newco in writing prior to the Redemption Date, stating the number of shares of WRP Newco Series A Preferred which have been called for redemption which such holder is unable to convert for such reason (such shares being referred to as the "Unconvertible Shares"), then WRP Newco shall pay, in cash, the Redemption Price plus all accrued and unpaid dividends for each Unconvertible Share and shall issue to such holder a warrant to purchase the number of shares of WRP Newco Common equal to (i) the fair market value of a share of WRP Newco Common on the Redemption Date (calculated pursuant to the terms of the Articles Supplementary) over the Redemption Price, multiplied by (ii) the number of shares of WRP Newco Common into which the Unconvertible Shares redeemed from such holder were convertible immediately prior to such redemption, and divided by (iii) the fair market value of a share of WRP Newco Common on the Redemption Date. Such warrant shall be exercisable without cost to the holder thereof at any time and from time to time for a period of 10 years from the date of issuance of such warrant. The warrant shall be on such terms and conditions as are customarily contained in like warrants, including provisions to protect the holder of the warrant from dilution. WRP Newco shall have the right, at any time, to redeem such warrant at a price equal to the fair market value of such warrant on the date of any such redemption.

  Required Redemption. Upon the (A) (i) non-payment by WRP Newco of any dividend on the Quarterly Dividend Date applicable to such dividend for three Dividend Periods which need not be consecutive or (ii) failure by WRP Newco to comply with any term or obligations under the Articles Supplementary (the occurrences in (i) and (ii) each called an "Event of Default") or (B) on and after the fifteenth anniversary of the Closing Date, whichever comes first, the holder of any shares of WRP Newco Series A Preferred may, at its option, cause WRP Newco to redeem at any time all of the WRP Newco Series A Preferred held by such holder at $25.00 per share, payable in cash, together with all accrued and unpaid dividends to and including the Redemption Date. Notwithstanding the provisions of the previous sentence, provided an Event of Default has not occurred, WRP Newco has the right to extend the date during which a required redemption is not permitted for three separate additional five year periods if the dividend rate on the WRP Newco Series A Preferred is changed to the then market rate of comparable preferred stock (the "Market Rate") on the first day of each such additional five year period; provided, however, in no event shall the dividend be reduced to less than $2.00 per share of WRP Newco Series A Preferred. The Market Rate shall be determined by mutual agreement of the holders of WRP Newco Series A Preferred Stock and WRP Newco or, if they cannot agree, by an investment banking firm under the procedure set forth in the Articles Supplementary.

 Voting Rights

  The holders of WRP Newco Series A Preferred are not entitled to vote on any matter except as provided below; provided, however, the holders of WRP Newco Series A Preferred are not to have any voting rights to the extent such rights will cause any holder of WRP Newco Series A Preferred to own more than 9.9% of the outstanding voting stock of WRP Newco or otherwise cause any holder of WRP Newco Series A Preferred that is classified as a REIT under Section 856 of the Code to lose its status as a REIT under the Code.

  So long as any shares of WRP Newco Series A Preferred remain outstanding, WRP Newco will not, without the affirmative vote of the holders of at least two-thirds of the shares of WRP Newco Series A Preferred outstanding at the time, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the WRP Newco Series A Preferred with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of stock of WRP Newco into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the WRP Newco Charter or the Articles Supplementary classifying the WRP Newco Series A Preferred, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the WRP Newco Series A Preferred or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the shares of WRP Newco Series A Preferred remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, WRP Newco may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of WRP Newco Series A Preferred and provided further that (x) any increase in the amount of the authorized or issued shares of preferred stock of WRP Newco or the creation or issuance of any other preferred stock of WRP Newco, or (y) any increase in the amount of authorized or issued shares of WRP Newco Series A Preferred or any other preferred stock of WRP Newco, in each case ranking on a parity with or junior to the WRP Newco Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

 Rights of Conversion.

  Holders of WRP Newco Series A Preferred shall have the right, exercisable at any time and from time to time, except in the case of WRP Newco Series A Preferred called for redemption, to convert all or any of such WRP Newco Series A Preferred into WRP Newco Common at a conversion price per share of WRP Newco Common equal to (a) (i) the net book value per share of WRP Newco Common on the Closing Date or (ii) in the event any sales of WRP Newco Common to any institutional purchasers have taken place on or prior to the Closing Date or are subject to a commitment to purchase from an institutional purchaser made on or prior to the Closing Date, the average per share sale price of WRP Newco Common sold to institutional purchasers on or prior to the Closing Date and subject to written commitments to purchase from institutional purchasers received on or prior to the Closing Date, multiplied by (b) 1.08 (the "Conversion Price"). In the case of WRP Newco Series A Preferred called for redemption, conversion rights will expire at the close of business on the last business day preceding the Redemption Date.

 Adjustments of Conversion Rate.

  The conversion rate in effect at any time for the WRP Newco Series A Preferred is subject to adjustment from time to time to protect against certain dilutive events.

  In case WRP Newco (1) pays or makes a distribution in shares of WRP Newco Common to holders of the WRP Newco Common, (2) reclassifies the outstanding WRP Newco Common into shares of some other class or series of shares,
(3) subdivides the outstanding WRP Newco Common into a greater number of shares of WRP Newco Common or (4) combines the outstanding WRP Newco Common into a smaller number of shares of WRP Newco Common, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of WRP Newco Series A Preferred thereafter surrendered for conversion will be entitled to receive the number of shares of WRP Newco Common which he would have owned immediately following such action had such WRP Newco Series A Preferred been converted immediately prior to such event.

  In case WRP Newco issues rights, options or warrants to all holders of the WRP Newco Common entitling them to subscribe for or purchase WRP Newco Common (or securities convertible into WRP Newco Common) at a price per share less than the current market price (as determined pursuant to the Articles Supplementary) of the WRP Newco Common on such record date, the number of shares of WRP Newco Common into which each share of WRP Newco Series A Preferred is convertible will be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of WRP Newco Common into which such share of WRP Newco Series A Preferred was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of WRP Newco Common outstanding on such record date plus the number of additional shares of WRP Newco Common offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of WRP Newco Common outstanding on such record date, plus the number of shares of WRP Newco Common which the aggregate offering price of the additional shares of WRP Newco Common offered (or into which the convertible securities so offered are convertible) would purchase at such current market price.

  In case WRP Newco distributes to all holders of WRP Newco Common any class of shares of capital stock other than WRP Newco Common, evidences of indebtedness or assets of WRP Newco (other than cash distributions out of current or

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retained earnings), or distributes to all holders of WRP Newco Common rights or warrants to subscribe for securities other than those referred to in the immediately preceding paragraph, then in each case the number of shares of WRP Newco Common into which each share of WRP Newco Series A Preferred will be convertible will be adjusted so that the same shall equal the number determined by multiplying the number of shares of WRP Newco Common into which such share of WRP Newco Series A Preferred was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price of the WRP Newco Common on the record date mentioned below, and of which the denominator shall be such current market price of the WRP Newco Common, less the then fair market value (as determined by the Board of Directors) of the portion of the securities or assets so distributed or of such subscription rights or warrants applicable to one share of WRP Newco Common. Notwithstanding the foregoing, in the event that WRP Newco distributes rights or warrants (other than those referred to in the immediately preceding paragraph) ("Rights") pro rata to holders of the WRP Newco Common, WRP Newco may, in lieu of making any adjustment pursuant to this paragraph make proper provision so that each holder of a share of WRP Newco Series A Preferred who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the WRP Newco Common issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (1) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of WRP Newco Common equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (2) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of WRP Newco Common into which a share of WRP Newco Series A Preferred so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

 Options.

  So long as any WRP Newco Series A Preferred is outstanding, WRP Newco may not issue any options to purchase shares of WRP Newco ("Employee Stock Options") to officers, directors or employees of or consultants to, WRP Newco, whether pursuant to employee stock option or purchase plans of WRP Newco or employment or consulting agreements or otherwise for an exercise price which is less than the fair market value of such shares on the date of grant. In the event the number of shares of WRP Newco Common subject to Employee Stock Options (excluding any Employee Stock Options granted in exchange for Wellsford share options existing at the Effective Time) at any time exceeds, in the aggregate, 10% of the WRP Newco Common outstanding at such time, all Employee Stock Options outstanding at such time in excess of such 10%, shall be deemed for certain anti-dilution purposes to have an exercise price per share equal to 20% of the average fair market value of a share of WRP Newco Common on the date of grant of those shares subject to Employee Stock Options most recently granted in excess of such 10%.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                        WRP NEWCO'S CHARTER AND BYLAWS

  The following is a summary of certain provisions of Maryland law and WRP Newco's Charter and Bylaws and is qualified in its entirety by reference to the Newco Charter and Bylaws, copies of which are attached as exhibits to the registration statement on Form 10 filed by WRP Newco. See "Additional Information."

CLASSIFICATION OF THE BOARD OF DIRECTORS

  The Bylaws provide that the number of directors of WRP Newco may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law, which is three, nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. A vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

  Pursuant to the Newco Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire at the annual meetings of stockholders to be held in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The members of each such class will hold office until their successors are duly elected and qualified. WRP Newco believes that classification of the Board of Directors will help to assure the continuity and stability of WRP Newco's business strategies and policies as determined by the Board of Directors. Holders of shares of WRP Newco Common have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of WRP Newco Common are able to elect all of the successors of the class of directors whose terms expire at that meeting.

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

  Classification of the Board of Directors could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of WRP Newco, even though such an attempt might be beneficial to WRP Newco and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL OF DIRECTORS

  The Newco Charter provides that, except as provided in the next sentence, a director may be removed only for cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast for the election of directors (i.e., the votes attributable to all outstanding shares of WRP Newco Common). The Class A Director may be removed, without cause, only by the affirmative vote of at least a majority of the WRP Newco Class A Common electing such Class A Director.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and (i) any person who beneficially owns 10% or more of the voting power of the corporation's shares or (ii) an Interested Stockholder or (iii) an affiliate of an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The directors of WRP Newco have exempted from the Maryland statute any business combinations with Jeffrey H. Lynford or Edward Lowenthal or any of their affiliates or any other person acting in concert or as a group with any of such persons.

AMENDMENT TO THE CHARTER AND BYLAWS

  The Newco Charter may be amended only by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, except that any amendment to the sections of the charter that address the number, classification or removal of directors, or any amendment providing that the stockholders may approve an action by a lesser percentage of votes than that required by law will be valid only if approved by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. The Board of Directors of WRP Newco has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

MERGER, CONSOLIDATION, SALE OF ASSETS

  A sale of all or substantially all of the assets of WRP Newco or a merger in which WRP Newco is not the successor must be approved by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. A consolidation or share exchange or a merger in which WRP Newco is the successor need be approved only by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter.

DISSOLUTION OF WRP NEWCO

  The dissolution of WRP Newco must be approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws of WRP Newco provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(i) pursuant to WRP Newco's notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in WRP Newco's notice of

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

meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to WRP Newco's notice of the meeting, (ii) by or at the direction of the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

MEETINGS OF STOCKHOLDERS

  WRP Newco's Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1998). Special meetings of the stockholders may be called by (i) the Chairman of the Board of WRP Newco, (ii) the President of WRP Newco, (iii) the Chief Executive Officer of WRP Newco or
(iv) the Board of Directors. As permitted by the MGCL, the Bylaws provide that special meetings must be called by the Secretary of WRP Newco upon the written request of the holders of shares entitled also to cast not less than a majority of all of the votes entitled to be cast at the meeting.

  WRP Newco's Bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting (except for stockholder proposals included in WRP Newco proxy materials pursuant to Rule 14a-8 under the securities Exchange Act of 1934, as amended) must provide written notice and certain supporting documentation to WRP Newco relating to the nomination or proposal not later than 60 days nor earlier than 90 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is advanced by more than 30 calendar days before or delayed more than 60 days from the Anniversary Date, stockholders generally must provide written notice no earlier than 90 days prior to such annual meeting nor later than the later of 60 days prior to such annual meeting or 10 days following the date on which notice of the meeting is mailed to stockholders.

  The purpose of requiring stockholders to give WRP Newco advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although WRP Newco's Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to WRP Newco and its stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Newco Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Newco Charter authorizes WRP Newco, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of WRP Newco, and at the request of WRP Newco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise. The Bylaws of WRP Newco obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of WRP Newco and at the request of WRP Newco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Newco Charter and Bylaws also permit WRP Newco to indemnify and advance expenses to any person who served a predecessor of WRP Newco in any of the capacities described above and to any employee or agent of WRP Newco or a predecessor of WRP Newco.

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

  The MGCL requires a corporation (unless its charter provides otherwise, which the Newco Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires WRP Newco, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by WRP Newco as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by WRP Newco if it shall ultimately be determined that the standard of conduct was not met.

                                  PROPOSAL TO
                  APPROVE WRP NEWCO ADDITIONAL SHARE OFFERING

  The Board of Trustees of Wellsford and the Board of Directors of WRP Newco have approved the issuance by WRP Newco of up to 12,000,000 shares of WRP Newco Common (the "Additional Shares"), subject to further approval by the Wellsford Common Shareholders solely to satisfy the requirements of the ASE. Such approval would not constitute approval of any other related transactions by Wellsford, WRP Newco or any of their affiliates. The purchase price for the Additional Shares will be determined by the Board of Directors of WRP Newco based upon prevailing market conditions. WRP Newco anticipates that the offering of the Additional Shares will be made to a limited number of investors in a private placement or in a registered offering to be filed with the Commission under the Securities Act.

  The Board of Trustees of Wellsford and the Board of Directors of WRP Newco believe that the WRP Newco Additional Share Offering will provide more capital available for investment, enhance WRP Newco's capital structure and increase the liquidity of WRP Newco Common. However, the equity of existing stockholders would be diluted if the purchase price for the Additional Shares is less than the book value of WRP Newco Common on the date of the Distribution.

  In addition, if all of the Additional Shares are issued and no other shares have been issued after the Distribution and prior to the WRP Newco Additional Share Offering, the owners of the Additional Shares will own approximately 70% of the then outstanding shares of WRP Newco Common. The nature and concentration of ownership of such Additional Shares could result in a change of control of the Company.

  The proceeds of this offering, after payment of underwriters' commissions and other offering expenses, will be used to repay loans of up to $50 million to be made to WRP Newco, and interest thereon, and for investments, other business activities and working capital. The loans are expected to be made under the WRP Newco Line of Credit. As of the date hereof, WRP Newco does not have any agreements, understandings or commitments to make any specific investments with such proceeds. In the normal course of business, however, WRP Newco is continually evaluating a number of potential investments and entering into non-binding letters of intent. In accordance with the Newco Charter, WRP Newco may make additional investments without the consent of its stockholders.

  WRP Newco anticipates that purchasers of Additional Shares will be able to sell such shares in the public market immediately or shortly after purchase. The existence of the Additional Shares in the public market could adversely affect the market price for shares of WRP Newco Common.

  The Additional Shares will have the same terms as all other shares of WRP Newco Common with respect to dividends, voting, ownership and any other right(s) and limitation(s) pertaining to shares of WRP Newco Common generally. However, as would be the case with respect to any issuance of equity voting securities, the Additional Shares, if issued, will dilute the relative voting power of the issued and outstanding shares of WRP Newco Common.

  THE BOARD OF TRUSTEES OF WELLSFORD AND THE BOARD OF DIRECTORS OF WRP NEWCO RECOMMEND THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE WRP NEWCO ADDITIONAL SHARE OFFERING.

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

                                  PROPOSAL TO
              APPROVE WRP NEWCO'S 1997 MANAGEMENT INCENTIVE PLAN

  General. The Board of Directors of WRP Newco has approved, subject to the approval of the shareholders, the 1997 Management Incentive Plan (the "Management Incentive Plan"). The purpose of the Management Incentive Plan is to align the interests of WRP Newco's directors, executive officers and employees with those of the stockholders and to enable WRP Newco to attract, compensate and retain directors, executive officers and employees and provide them with appropriate incentives and rewards for their performance. The existence of the Management Incentive Plan should enable the Company to compete more effectively for the services of such individuals. The officers, directors and employees of WRP Newco who receive awards under the Management Incentive Plan may receive a greater economic benefit to the extent the fair market value of WRP Newco Common increases. However, the equity of existing stockholders would be diluted if shares of WRP Newco Common were issued pursuant to the Management Incentive Plan at prices less than their then current fair market value. In addition, the issuance of a substantial number of shares of WRP Newco Common under the Management Incentive Plan or their sale in the public market might adversely affect prevailing market prices for such shares.

  Awards to directors, executive officers and other employees under the Management Incentive Plan may take the form of share options ("Options"), including corresponding share appreciation rights ("SARs") and reload options, restricted share awards and share purchase awards. The maximum number of shares of WRP Newco Common that may be the subject of awards under the Management Incentive Plan is 1,750,000 shares.

  Share Authorization. Shares of WRP Newco Common covered by any unexercised portions of terminated Options, shares of WRP Newco Common forfeited by participants and shares of WRP Newco Common subject to any awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the Management Incentive Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of shares of WRP Newco Common, the number of shares of WRP Newco Common issuable in connection with the exercise of the Option shall not again be available for the grant of awards under the Management Incentive Plan. Shares of WRP Newco Common subject to Options, or portions thereof, with respect to which SARs are exercised, are not again available for the grant of awards under the Management Incentive Plan. The shares of WRP Newco Common to be issued or delivered under the Management Incentive Plan are authorized and unissued shares, or issued shares of WRP Newco Common that have been reacquired by WRP Newco.

  Management Incentive Plan Administration. The Management Incentive Plan will be administered by a committee of two or more non-employee directors (the "Committee"), which will initially consist of Messrs. Du Bois and Germain. The Committee will determine the directors, executive officers and other employees who will be eligible for and granted awards, determine the amount and type of awards, establish rules and guidelines relating to the Management Incentive Plan, establish, modify and terminate the terms and conditions of awards and take such other action as may be necessary for the proper administration of the Management Incentive Plan. All employees and non-employee directors are currently eligible to participate in the Management Incentive Plan.

  Options. "Incentive Options" meeting the requirements of Section 422 of the Code, and "Nonqualified Options" that do not meet such requirements are both available for grant under the Management Incentive Plan. The term of each Option will be determined by the Committee, but no Incentive Option will be exercisable more than ten years after the date of grant. Options may also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Committee. The exercise price for Incentive Options must be at least equal to 100% of the fair market value of the shares of WRP Newco Common on the date of grant and the exercise price for Nonqualified Options will be determined by the Committee at the time of grant. The exercise price can be paid in cash, or if approved by the Committee, by tendering shares (actually or constructively) of WRP Newco Common owned by a participant.

  Incentive Options are not transferable except by will or the laws of descent and distribution and may be exercised only by the participant (or his guardian or legal representative) during his or her lifetime, except as provided below. Nonqualified Options may be transferable to family members and entities for the benefit of the participant or his family members. If a participant's employment with WRP Newco or service as a director terminates for any reason (other than death or disability), any unexercised or unexpired Options held by the participant (or its permitted transferee) will be deemed cancelled and terminated on the date of such termination, unless the Committee decides to extend the term of such Options for a period not exceeding three months. In the case of a non-employee director, however, if such participant's service as a director terminates by reason of death, disability, or under mutually satisfactory conditions, any unexercised or unexpired Nonqualified Options held by the participant (or its permitted transferee) will be exercisable for a period of five years from the date of such termination or until the expiration of the Option, whichever is shorter. If a participant dies while employed by WRP Newco, including an employee who is also a director, any unexercised or unexpired Options will, to the extent

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

exercisable on the date of death, be exercisable by the holder or by the participant's estate or by any person who acquired such Options by bequest or inheritance, at any time generally within one year after such death. If a participant becomes totally disabled and his employment terminates as a result of such disability, including an employee who is also a director, the holder or the participant (or his guardian or legal representative) will have the unqualified right to exercise any unexercised and unexpired Options held by the participant (or its permitted transferee) generally for one year after such termination.

  Share Appreciation Rights. The Management Incentive Plan provides that SARs may be granted in connection with a grant of Options. Each SAR must be associated with a specific Option and must be granted at the time of grant of such Option. A SAR is exercisable only to the extent the related Option is exercisable. Upon the exercise of a SAR, the recipient is entitled to receive from WRP Newco, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or shares of WRP Newco Common equal to the excess of (A) the fair market value of one Common Share on the date of such exercise over (B) the exercise price of any related Option, times the number of shares of WRP Newco Common in respect of which such SAR shall have been exercised. Upon the exercise of a SAR, the related share Option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an Option granted in tandem with a SAR, such tandem SAR will terminate.

  Reload Options. The Committee may grant, concurrently with the award of any Option (each an "Underlying Option") to such participants, one or more reload options (each a "Reload Option") to purchase for cash or, if permissible under the Underlying Option, shares of WRP Newco Common, a number of shares of WRP Newco Common equal to the number of shares of WRP Newco Common delivered (or deemed delivered) by the participant to WRP Newco to exercise the Underlying Option. Although an Underlying Option may be an Incentive Option, a Reload Option is not intended to qualify as an Incentive Option. A Reload Option may be granted in connection with the exercise of an Option that is itself a Reload Option. Each Reload Option will have the same expiration date as the Underlying Option and an exercise price equal to the fair market value of the shares of WRP Newco Common on the date of grant of the Reload Option. A Reload Option is exercisable immediately.

  Reload Options permit a participant to retain, through the term of the original Option, his or her economic interest in the sum of the shares of WRP Newco Common covered by such Options as well as the already-owned shares of WRP Newco Common that could be used to exercise such Option, by granting options on the number of shares of WRP Newco Common used to pay the exercise price of the original Option and subsequent Reload Options. In this way, Reload Options provide a participant with the opportunity to build up ownership of shares of WRP Newco Common covered by an original Option earlier during the Option term rather than through a single exercise at or near the end of the Option term.

  Restricted Shares. WRP Newco may award restricted shares of WRP Newco Common to a participant. Such a grant gives a participant the right to receive shares of WRP Newco Common subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the shares of WRP Newco Common may be based upon performance standards, length of service or other criteria as the Committee may determine. Until all restrictions are satisfied, lapsed or waived, WRP Newco will maintain custody over the restricted shares of WRP Newco Common but the participant will be able to vote the shares of WRP Newco Common and will be entitled to an amount equal to all distributions, if any, paid with respect to the shares of WRP Newco Common, as provided by the Committee. During such restrictive period, the restricted shares of WRP Newco Common may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon termination of employment, the participant generally forfeits the right to the shares of WRP Newco Common to the extent the applicable performance standards, length of service requirements, or other measurement criteria have not been met.

  Share Purchase Awards. The Management Incentive Plan also permits the grant of share purchase awards to participants. Participants who are granted a share purchase award are provided with a share purchase loan to enable them to pay the purchase price for the shares of WRP Newco Common acquired pursuant to the award. The terms of each share purchase loan will be determined by the Committee. The purchase price of shares of WRP Newco Common acquired with a share purchase loan is the fair market value on the date of the award. The Management Incentive Plan provides that some or all of a share purchase loan can be forgiven under terms determined by the Committee. At the end of the loan term, the remainder of the share purchase loan will be due and payable. The interest rate, if any, on a share purchase loan will be determined by the Committee. Share purchase loans may be recourse or nonrecourse under terms determined by the Committee.

  If a participant's employment with WRP Newco is terminated for any reason other than death, disability or termination without "cause," the balance of the share purchase loans to such participant will be immediately due and payable. If a participant's employment terminates by reason of death, disability or termination without "cause," the balance of such participant's share purchase loans may be forgiven in full at the discretion of the Committee.

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  Antidilution Provisions. The number of shares of WRP Newco Common authorized to be issued under the Management Incentive Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of WRP Newco Common or other securities, or other similar capitalization change.

  Certain Federal Income Tax Consequences of the Management Incentive
Plan. The following is a brief summary of the principal federal income tax consequences of awards under the Management Incentive Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

  In general, a participant is not subject to federal income tax either at the time of grant or at the time of exercise of an Incentive Option. However, upon exercise, the difference between the fair market value of the shares of WRP Newco Common and the exercise price is a tax preference item subject to the possible application of the alternative minimum tax. If a participant does not dispose of shares of WRP Newco Common acquired through the exercise of an Incentive Option in a "disqualifying disposition" (i.e., no disposition occurs within two years from the date of grant of the share option nor within one year of the transfer of the shares of WRP Newco Common to the participant), then the participant will be taxed only upon the gain, if any, from the sale of such shares of WRP Newco Common, and such gain will be taxable as gain from the sale of a capital asset.

  WRP Newco will not receive any tax deduction on the exercise of an Incentive Option or, if the above holding period requirements are met, on the sale of the underlying shares of WRP Newco Common. If there is a disqualifying disposition (i.e., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and WRP Newco will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the shares of WRP Newco Common at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by WRP Newco.

  If Nonqualified Options are granted to a participant, there are no federal income tax consequences at the time of grant. Upon exercise of the Option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the shares of WRP Newco Common on the date of exercise. WRP Newco will receive a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by WRP Newco.

  No income will be realized by a participant in connection with the grant of any SAR. The participant must include in ordinary income the amount of cash received and the fair market value on the exercise date of any shares of WRP Newco Common received upon the exercise of a SAR. WRP Newco will be entitled to a deduction equal to the amount included in such participant's income by reason of the exercise of any SAR.

  The receipt of a Reload Option by a holder of an Incentive Option or a Nonqualified Option (including a Reload Option) who pays the exercise price in full or in part with previously acquired shares of WRP Newco Common should not affect the tax treatment of the exercise of such Incentive or Nonqualified Option (including the amount of ordinary income, if any, recognized upon exercise). A participant will not be subject to tax at the time a Reload Option is granted (except for any income recognized upon the exercise of a Nonqualified Option at the time of grant of the Reload Option). A Reload Option will constitute a Nonqualified Option for federal income tax purposes and will be taxed as such in the manner set forth above.

  A grant of restricted shares of WRP Newco Common does not constitute a taxable event for either a participant or WRP Newco. However, the participant will be subject to tax, at ordinary income rates, when the shares of WRP Newco Common are no longer subject to a substantial risk of forfeiture or they become transferable. WRP Newco will be entitled to take a commensurate deduction at that time.

  A participant may elect to recognize taxable ordinary income at the time restricted shares of WRP Newco Common are awarded in an amount equal to the fair market value of the shares of WRP Newco Common at the time of grant, determined without regard to any forfeiture restrictions. If such an election is made, WRP Newco will be entitled to a deduction at that time in the same amount. Future appreciation on the shares of WRP Newco Common will be taxed at the capital gains rate when the shares of WRP Newco Common are sold. However, if, after making such an election, the shares of WRP Newco Common are forfeited, the participant will be unable to claim a deduction.

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

  In general, a participant who receives a share purchase award incurs no tax liability and WRP Newco does not receive any deduction at the time shares of WRP Newco Common are acquired through a share purchase award. However, as the share purchase loan is forgiven, the participant will be required to recognize income in an amount equal to the forgiven portion of the loan. WRP Newco will be entitled to take a commensurate deduction at such time.

  Applicable withholding taxes may be withheld in connection with any award under the Management Incentive Plan. In that regard, the Committee has the discretion to allow a participant to satisfy its withholding tax obligations with shares of WRP Newco Common.

  Change in Control. Depending on the terms of a particular award as determined by the Committee, upon the occurrence of a change in control of WRP Newco, all options and related SARs may become immediately exercisable, the restricted shares of WRP Newco Common may fully vest and share purchase loans may be forgiven in full.

  Termination, Amendment and ERISA Status. The Management Incentive Plan will terminate by its terms and without any action by the Board on the tenth anniversary of the date of its effectiveness. No awards may be made after that date. Awards outstanding on such date will remain valid in accordance with their terms.

  The Committee may amend or alter the terms of awards under the Management Incentive Plan, including to provide for the forgiveness in whole or in part of share purchase loans, the release of the shares of WRP Newco Common securing such loans or the termination or modification of the vesting or performance provisions of the grants of restricted shares of WRP Newco Common but no such action shall in any way impair the rights of a participant under any award without such participant's consent.

  The Committee may amend or terminate the Management Incentive Plan. No such amendments or termination of the Management Incentive Plan shall in any way impair the rights of a participant under any award previously granted without such participant's consent. In addition, any amendment or termination will be subject to shareholder approval if approval is required by Federal or state law or regulation or rule of any stock exchange or quotation system on which the shares of WRP Newco Common are listed or quoted.

  The Management Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1976, as amended.

  THE BOARD OF TRUSTEES OF WELLSFORD AND THE BOARD OF DIRECTORS OF WRP NEWCO RECOMMEND THAT YOU VOTE FOR THE PROPOSAL TO APPROVE WRP NEWCO'S 1997 MANAGEMENT INCENTIVE PLAN.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Merger will be passed upon for EQR by Rudnick & Wolfe, Chicago, Illinois and Rosenberg & Liebentritt, P.C., Chicago, Illinois. Errol R. Halperin, a partner of Rudnick & Wolfe, is a trustee of EQR. Attorneys of Rudnick & Wolfe beneficially own less than 1% of the outstanding EQR Common, either directly or upon the exercise of options. Sheli Z. Rosenberg, a principal of Rosenberg & Liebentritt, P.C., is a trustee of EQR. Attorneys of Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding EQR Common, either directly or upon the exercise of options. Certain legal matters in connection with the Merger will be passed upon for Wellsford by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, will pass upon certain matters of Maryland law relating to the Merger Agreement and Articles under Maryland law.


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                             SHAREHOLDER PROPOSALS

  Any proposal which a shareholder of EQR intends to present at the 1997 Annual Meeting of Shareholders of EQR, if the Merger has not been consummated prior to the date such meeting is to be held, must have been received by the Secretary of EQR no later than November 29, 1996 to have been eligible for inclusion in EQR's proxy statement and proxy form relating to such meeting.

  Any proposal which a shareholder of Wellsford intends to present at the 1997 Annual Meeting of Shareholders of Wellsford, if the Merger has not been consummated prior to the date such meeting is to be held, must have been received by Wellsford at its principal executive offices on or before November 29, 1996 to have been eligible for inclusion in Wellsford's proxy statement and proxy form relating to such meeting.


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